As filed with the Securities and Exchange Commission on January 25, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________

HANRYU HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

____________________

Delaware	7370	88-1368281
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231
+82-2-564-8588
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Chang-Hyuk Kang
Chief Executive Officer
Hanryu Holdings, Inc.
160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231
+82-2-564-8588
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Matthew Ogurick, Esq. Darina Koleva, Esq. Jake Annunziata, Esq. K&L Gates LLP 599 Lexington Avenue New York, New York 10022 (212) 536-3900	Anthony W. Basch, Esq. Yan (Natalie) Wang, Esq. Alexander W. Powell, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary St. Richmond, Virginia 23219 (804) 771-5700

____________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 25, 2023

[•] Shares of Common Stock

HANRYU HOLDINGS, INC.

We are offering [•] shares of our common stock, par value $0.001 per share (“common stock”). This is our initial public offering and no public market currently exists for our common stock. The initial public offering price of our common stock is expected to be between $__ and $__ per share. We intend to list our common stock on the Nasdaq Capital Market under the symbol “HRYU”.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risks beginning on page 17 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

____________

(1)      In addition, we have agreed to issue a warrant to purchase up to [•] shares of our common stock to the underwriter, which equates to 5% of the number of shares of our common stock to be issued and sold in the offering, and to pay the underwriter for certain expenses. See “Underwriting” for additional information regarding this warrant and underwriting compensation generally.

We have granted the underwriter an option to buy up to an additional [•] shares of our common stock to cover over-allotments, if any. The underwriter may exercise this option at any time during the 45-day period from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about [•], 2023, subject to customary closing conditions.

Aegis Capital Corp.

The date of this prospectus is             , 2023

FANTOO
“We believe the world is
composed of all kinds of fandoms”.

전국민덕질프로젝트
FANTOO

FANTOO

FANTOO
SOCIAL
CONTENT
SHOP
CHATS
REVIEW EVENT
STORIES
MORE
Webtoon
0. Prologue
Maybe it was because of the pain she had to go...
Novel
Newbies
MEDIA
RealTime LIVE

FANTOO

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any free writing prospectus we or the underwriter may authorize to be delivered or made available to you. Neither we nor the underwriter have authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, operating results and prospects may have changed since that date.

For investors outside of the United States: No action is being taken in any jurisdiction outside of the United States that would permit a public offering of the shares of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

In this prospectus, unless the context indicates otherwise, references to “Hanryu Holdings,” “Hanryu,” “we,” the “Company,” “our” and “us” refer to Hanryu Holdings, Inc., a Delaware corporation, and its subsidiaries, and references to the “Board” or the “Board of Directors” means the Board of Directors of the Company. References to “Korea” or “ROK” refer to the Republic of Korea, all references to “Korean Won” or “KRW” are to the legal currency of Korea, and all references to “U.S. dollars”, “USD”, and “$” are to the legal currency of the United States.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We use various trademarks, trade names and service marks in our business, including “FANTOO” and associated marks. For convenience, we may not include the SM, ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

This prospectus includes market and industry data that we have obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus. While we believe that all such information contained in this prospectus is accurate and complete, nonetheless such data involve uncertainties and risks, including risks from errors, and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the information presented under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes related thereto included elsewhere in this prospectus before making an investment decision. Unless the context requires otherwise, references to the “Company”, “we”, “us”, or “our”, refer to Hanryu Holdings, Inc., a Delaware corporation, and its wholly owned subsidiaries Hanryu Bank Co., LTD., FNS Co., Ltd., Hanryu Times Co., Ltd., Marine Island Co., Ltd., FANTOO Entertainment Co., Ltd., and our majority owned subsidiary, K-Commerce Co., Ltd., all of which were incorporated under the laws of the Republic of Korea.

Our Mission

We aim to provide an all-inclusive online global playground for fans, where they can consume, create, and get rewarded for all things related to their fandom within our FANTOO platform, an engaging and innovative social media platform that connects users around the world that share similar interests.

Our Company

We created FANTOO to provide distinctive service offerings, technology, applications and websites, through a multi-media global platform for our users to interact with other like-minded users, and share their appreciation as fans of various types of entertainment and cultures, create their own content, enjoy other user’s content, engage in e-commerce, and experience a community we believe is unlike any other.

Our current users are enthusiasts of South Korean culture (“K-Culture”), also known as the “Korean Wave,” or “Hanryu”. Though we anticipate expanding into additional entertainment genres, the Korean Wave is the current basis of FANTOO. The growing popularity of the Korean Wave has historically been driven by social networking services and online video sharing platforms. Through these channels, the dispersion and export of South Korean arts, music and entertainment has grown rapidly from a regional influence into a global appreciation of K-Culture. The expansion of the Korean Wave into a global phenomenon provides a significant opportunity to unite fans across the globe within the FANTOO platform.

FANTOO leverages the growing groups of fans with similar interests, known as “fandoms,” in order to tap into the “Fandom Economy” and monetize the growing fandom community. Through fandoms, fans have expanded the scope of their spending in a variety of ways, including paying for advertisements, production of products that promote or express their adulation for their favorite entertainers, and purchasing merchandise, as well as supporting the activities related to their interests by enthusiastically promoting them online through social media. With the rise of social media platforms, fans are no longer passive consumers of content, but are actively sharing ideas and acting as producers and content creators. Fans’ connectivity to fandoms is extremely high due to the ease of access allowed by mobile devices and applications. FANTOO allows fans to be proactive in their fandoms, and rewards users for their activity.

We believe an opportunity exists for FANTOO to become an industry leader in fandom platforms and content creation by exploiting the current market sentiment that we believe treats fandoms and fans only as a group of passive consumers, despite the fans’ contributions. Other existing platforms and social networks often fail to meet the needs of their users, as such platforms offer limited products and services, causing their users to look elsewhere for the products and services that reflect their interests. In addition, most other platforms and applications either do not provide rewards for user contributions, or do not reward users simply for daily activity within the application or platform. FANTOO is an all-in-one platform that fills this void. Through its well-designed ecosystem, FANTOO not only supports fans’ interests in entertainment and entertainers, but also provides in-platform economic rewards in return for users’ contributions. These in-platform rewards, formerly called “Kingdom Gold” or “KDG”, now called “Fantoo Point” or “FP” (“FP”), can then be accumulated in the user’s account and used to pay other users for goods and services within the FANTOO platform. We believe the services and offerings within the FANTOO platform will result in a growing “Fandom Economy,” that benefits both our Company and fans across the globe.

FINANCIAL

As of September 30, 2022, we had generated $904,041 of revenue in aggregate from marketing service sales, product sales and content sales from certain Company subsidiaries; however, as of September 30, 2022, we had not yet generated revenue from the FANTOO platform, which we expect to be a primary source of revenue going forward, have had recurring losses since inception, have not achieved profitable operations, and we intend to continue to invest in our business, all which raises substantial doubt about our ability to continue as a going concern.

FANTOO Offerings

Reward System

The FANTOO application includes a user-reward system, which is the basis of the FANTOO ecosystem. Users earn FP based on: (i) the level of each user’s activity within the FANTOO platform; and (ii) the revenue we derive from FANTOO’s advertising sales. At midnight of each day, all advertising revenue for that day is accumulated, and 50% of that day’s total net advertising profits are distributed as FP to users, based upon their level of contribution within the FANTOO platform. From the 50% of profits that are distributed to users as FP, approximately 30% of the distribution of rewards will go to users who are content creators, and the remaining 20% will be issued to general users who participate on the platform. For the purposes of calculating advertising profits allocated for user rewards, the amount of FP issued will be exchanged at a ratio of one FP for every 100 Korean Won. For the avoidance of doubt, the issuance of FP from advertising revenue is limited to advertising revenue generated within the FANTOO platform, and the Company may earn advertising revenue outside of the FANTOO platform that would not result in the issuance of FP. Although the Company has generated revenue from marketing services, product sales and content sales, because there has been no advertising revenue generated from the FANTOO platform, no FP has been issued as of the date of the prospectus. The Company does not intend to repurchase FP from users now or in the future. FP does not expire, and FP that is not redeemed by a user will accumulate in such user’s account unless and until such user deactivates their account, at which time such FP will be forfeited and moved to the Company’s reserve account for redistribution.

Socialization on FANTOO

Our objective is to facilitate numerous ways for our users to socialize within the FANTOO platform. Socialization is built into all aspects of the FANTOO platform, including: (i) “Messenger/Chat” which supports automatic and secure live translation in 17 languages; (ii) “Clubs” which are private groups managed by users with similar interests; and (iii) “Community” which provides a public forum for users to freely express themselves and discuss any number of topics.

Content

Users can enjoy FANTOO original content, user-generated content, and concert feeds of concerts of all sizes, from stadiums to small stages, in all genres such as K-pop to Indie. Users can create, sell, and/or purchase fan art, web novels, webtoons, and other forms of user-generated content.

Shop

Users can purchase Kpop CDs, and K-culture fandom items such as photo books, DVDs, dolls, stationaries, clothing etc.

FP and Divestiture of Kingdom Coin (“KDC”)

FP earned by users can only be exchanged within the FANTOO platform for content, goods and services offered on the platform. Due to this closed network nature of the platform, we initially created KDC, a public digital cryptocurrency separate and apart from the FANTOO platform, as a method of onboarding and offboarding FP to and from the FANTOO platform through a separate application previously known as the FANTOO Wallet Application, now known as the Kingdom Wallet (“Kingdom Wallet”).

However, on June 22, 2022, the Company divested itself of all KDC assets and operations to an unaffiliated purchaser pursuant to an agreement made at arms-length in all respects. The Company no longer mines, issues or maintains any KDC. This shift in our business plan was undertaken both to protect our users from potential risks associated with speculators betting on the value of KDC, and because of the recent market and regulatory conditions surrounding cryptocurrency in general. As such, the Company no longer supports or operates Kingdom Wallet, and no longer allows the conversion of FP into KDC (and vice-versa). FP instead operates solely as a reward point that circulates solely within the FANTOO platform. Neither Hanryu Holdings nor its subsidiaries have any affiliation with KDC Foundation, the acquirer of the KDC assets and operations. Additionally, and for the avoidance of doubt, the control person of Plus Meta PTE Ltd., KDC Foundation’s management company, is not an affiliate, and is not in any way related to, any officer, director, or shareholder of the Company. The KDC Foundation does not, has not, and will not coordinate any of its activities with the Company or the Company’s operation of FANTOO. Further, KDC will not be marketed to FANTOO users. KDC Foundation may issue or mine additional KDC beyond the nearly 300,000,000,000 KDC already possesses or possessed. However, Hanryu Holdings, and its subsidiaries, have no control over any such issuances or mining.

Due to current cryptocurrency-related market conditions, the Company does not expect to receive any payments from KDC Foundation through December 31, 2024 in accordance with the terms of the Business Transfer Agreement.

Our Opportunity

Our primary opportunity comes from the growing global interest in the Korean Wave and expanding influence of K-Culture. According to a study undertaken by the Korea Institute, K-Culture influence was ranked No.7 worldwide in 2021 among country cultures with the most worldwide influence, and the number of Korean Wave fans increased from approximately 35.0 million in 2015 to approximately 156.6 million in 2021 across 116 countries. The countries with a significant number of K-Culture fans include China with 86.32 million fans, the United States with 16.69 million fans, Thailand with 14.8 million fans, Russia with 5.69 million fans, Vietnam with 4.12 million fans, Argentina with 2.9 million fans, Canada with 1.96 million fans, India with 1.35 million fans, Chile with 1.12 million fans, Turkey with 0.98 million fans, Jordan with 0.98 million fans, Australia with 0.93 million fans, Italy with 0.75 million fans, France with 0.57 million fans, Egypt with 0.55 million fans, Japan with 0.34 million fans, Saudi Arabia with 0.30 million fans, and remaining 16.2 million fans spread across the remaining 99 countries. Due to regulatory concerns regarding data protection and privacy within China, the Company will not expand its business into China in order to protect the privacy of the Company’s users. For the avoidance of any doubt, the Company does not have customers in, does not otherwise provide products or services in, and restricts user access to individuals in China (including Hong Kong and Macau). See “Risk Factors — Our decision not to provide products and services and to restrict user access in China (including Hong Kong and Macau) will limit our total addressable market and may limit our ability to grow our business” for additional information.

Along with the growth of the Korean Wave, online and mobile platforms were the most common channels for fans to access content representing K-Culture. This places the FANTOO platform in an ideal position as a mobile application for fans to access Korean Wave content. Due to global conditions arising from COVID-19, FANTOO is well positioned to take advantage of the growth in the Korean Wave due to FANTOO’s ability to provide services such as virtual events and online concerts, within the FANTOO platform.

Currently, our user base is: (A) geographically located in the following areas, 12.68% in the Philippines, 12.18% in Indonesia, 10.13% in South Korea, 11.35% in South America, 14.26% in Thailand, 9.93% in United States of America, 8.02% in Japan, 7.46% in Europe, 4.73% in Malaysia, and 9.26% in various regions (each of which constitutes less than 1% of our user base); and (B) is spread among the following age demographics, 14.68% are 12 to 19 years old, 54.28% are 20 to 29 years old, 26.59% are 30 to 39 years old, and 4.45% are 40 to 49 years old. The age demographic between 20 to 39 years, which makes up over 80% of the FANTOO platform’s users, generally has the highest purchasing power among commercial and entertainment industries, creating an opportunity for the FANTOO platform to capture revenue from this demographic. As such, the Company intends to use funds received from the offering to expand the reach of the platform primarily across the Americas and Europe within the age bracket of 20 to 39 years old.

Our Value

We focus on providing user-centric services to provide a single platform that can address and satisfy the needs of fans within that platform. FANTOO will enrich users’ fandom experience by providing an all-in-one platform for fandom content, including news, popular culture, discussions, live shows, and fan creativity. FANTOO is currently available in 17 languages, with real-time translation services. These real time translation services enable our users to communicate with each other across the globe without language barriers. For languages that are not available for real-time translation, the FANTOO platform provides a solution through the use of translation matching services among users. Through the translation matching services, the FANTOO platform ensures that content is available to a greater number of global fans in their own languages. In addition, the FANTOO platform allows users to freely create and monetize their own content, and enables fast and secure user-to-user sales on the FANTOO platform. Within FANTOO, fans are rewarded with FP, a reward token issued within the platform intended to keep current users active, as well as attract new users. The more FP a user earns, the more purchasing power the user has within the FANTOO platform to purchase goods and/or services within the FANTOO platform, either directly from us, or from other users utilizing FP.

Integrated Technology and Infrastructure

Technology

FANTOO is built to connect people across the globe. With that in mind, FANTOO was designed to specifically address the numerous challenges that accompany providing a global service through its technology offerings within the FANTOO platform, including: (i) content delivery curation using artificial intelligence (“AI”); (ii) AI speech synthesis; (iii) AI-powered nudity detection and blocking; and (iv) AI deepfake detection and blocking.

Infrastructure

Our current headquarters and production facilities are located at the Seoul Marina, the largest Korean Wave culture center in Korea. With large outdoor stages, sculpture gardens, and broadcast studios, the Seoul Marina is used for hosting FANTOO’s concerts and other user events.

Our Strengths

Multiple Potential Revenue Streams

One of our strengths will be our ability to derive revenue from multiple sources, including (1) direct sales revenue, driven by advertisement, content, and e-commerce sales; and (2) revenue derived from collecting a percentage of user-to-user sales of emojis, online stickers, web novels, webtoons, translation matching, and other user-to-user transactions.

Direct Advertising Platform

We operate our own direct advertising platform on FANTOO, which connects us directly with advertisers, as opposed to utilizing third party advertising services, which is common on other social media platforms. This allows us to better understand and customize advertising products, resulting in higher engagement and advertising efficiency, as well as increasing advertising revenue.

Secure and Safe Platform

The FANTOO platform’s security and compliance protocols utilize AI technology, allowing for a secure user interface.

High User Engagement

FANTOO’s one-stop fandom platform, paired with its in-platform reward system utilizing FP, is intended to keep users highly engaged, active, and brand-loyal. This brand loyalty is intended to facilitate promotion of FANTOO, resulting in lower costs to promote the platform.

Our Growth Strategy

Our core strategy is to pursue initiatives that promote the viral growth of our fandom base, and in doing so drive user-growth, content creation, user-to-user transactions, advertising sales, and other new revenue streams utilizing the following levers:

•        attracting fans to FANTOO on a global basis;

•        advertising branded content;

•        broadening our offerings within the FANTOO platform;

•        continuous investment in research and development in our technologies;

•        development of our intellectual property portfolio; and

•        expanding FANTOO beyond Korean Wave fandoms to other global fandoms.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects, that you should consider before making an investment decision. Some of the more significant risks and uncertainties relating to an investment in our Company follow. These risks are more fully described in “Risk Factors” below immediately following this prospectus summary:

Risks Related to Our Business

•        We have incurred significant losses since our inception, and we intend to continue to invest in our business. As a result, we may continue to experience losses in the future;

•        We are a development stage company, and we may not be able to sustain our rapid growth, effectively manage our anticipated future growth or implement our business strategies;

•        Hanryu Holdings is a holding company with no business operations of its own and manages a network of South Korean subsidiaries, subject to South Korean regulation. Further, as we have no business operations of our own, we will depend on the cash flow and business of our subsidiaries to make payments to us and meet our obligations;

•        We are subject to risks associated with operating in a rapidly developing industry and a relatively new market;

•        Our success depends on our ability to develop products and services to address the rapidly evolving market for the content creation and social media platform industry, and, if we are not able to implement successful enhancements and new features for our products and services, our business could be materially and adversely affected;

•        As a creator and a distributor of digital media content, we face liability and expenses for legal claims based on the nature and content of the materials that we create or distribute, including materials provided by third parties. If we are required to pay damages or expenses in connection with these legal claims, our business and results of operations may be harmed;

•        Our dependence on third-party relationships with content producers and distribution channels to develop and distribute entertainment content is critical to the success of the FANTOO Platform;

•        Our decision not to provide products and services and to restrict user access in China (including Hong Kong and Macau) will limit our total addressable market and may limit our ability to grow our business;

•        If our content streaming initiatives are unsuccessful, our business, financial condition or results of operations could be adversely affected;

•        We are dependent on the continued services and on the performance of key third party content contributors, the loss of which could adversely affect our business;

•        Substantial and increasingly intense competition in the social media platform and content creation industry may harm our business;

•        Systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could harm our business and our brand, and subject us to substantial liability;

•        Our success depends largely on the continued service and availability of key personnel;

•        From time to time, we may become involved in legal proceedings;

•        The preparation of our financial statements involves the use of good faith estimates, judgments and assumptions, and our financial statements may be materially affected if such good faith estimates, judgments or good faith assumptions prove to be inaccurate; and

•        While we believe we currently have effective internal control over financial reporting, we currently rely on two separate accounting firms to prepare our financial statements which may cause us to identify a material weakness in our internal controls over financial reporting that could cause investors to lose confidence in the reliability of our financial statements and result in a decrease in the value of our common stock.

Risks Related to Government Regulation

•        Our business is subject to regulation, and changes in applicable regulations may negatively impact our business;

•        Actions by governments that restrict access to FANTOO in their countries, or that otherwise impair our ability to sell advertising in their countries, could substantially harm our business and financial results;

•        Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data use and data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business;

•        Payment transactions may subject us to additional regulatory requirements and other risks that could be costly and difficult to comply with or that could harm our business;

•        Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations; and

•        Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.

Risks Related to Doing Business in Korea

•        Fluctuations in exchange rates could result in foreign currency exchange losses to us;

•        Tensions with North Korea could have an adverse effect on our business, financial condition, and results of operations, and the price per share of our common stock;

•        There are special risks involved with investing in Korean companies, including the possibility of restrictions being imposed by the Korean government in emergency circumstances, accounting and corporate disclosure standards that differ from those in other jurisdictions, and the risk of direct or vicarious criminal liability for executive officers of our Korean affiliates;

•        HBC’s transactions with its subsidiaries and affiliates may be restricted under Korean fair trade regulations;

•        Our Korean subsidiary, HBC, and a group of companies affiliated with it may be designated an affiliated group under Korean law, which would require that group of companies to make certain disclosures and implement additional corporate governance requirements;

•        HBC is subject to certain requirements and restrictions under Korean law that may, in certain circumstances, require it to act in a manner that may not be in our or our stockholders’ best interest;

•        HBC’s transactions with related parties are subject to close scrutiny by the Korean tax authorities, which may result in adverse tax consequences;

•        If we are deemed to have a “place of effective management” in Korea, we will be treated as a Korean company for the purpose of Korean corporate income tax with regards to our worldwide income;

•        If we are deemed to have a “permanent establishment” in Korea, we will be subject to Korean corporate income tax with regards to any Korean source income attributable to or effectively connected with such permanent establishment;

•        A focus on regulating copyright and patent infringement by the Korean government subjects us to extra scrutiny in our operations and could subject us to sanctions, fines, or other penalties, which could adversely affect our business and operations in Korea;

•        Our business may be adversely affected by developments that negatively impact the Korean economy and uncertainties in economic conditions that impact spending patterns of our customers in Korea;

•        New legislative proposals may expose our business to additional risks from litigation, regulation, and government investigations; and

•        As HBC is incorporated in Korea, it may be more difficult to enforce judgments obtained in courts outside Korea.

Risks Related to Our Technology

•        Technology changes rapidly in our business and if we fail to anticipate or successfully implement new technologies or adopt new business strategies, technologies or methods, the quality and competitiveness of our service offerings may suffer;

•        There may be losses or unauthorized access to or releases of confidential information, including personally identifiable information (“PII”), that could subject the Company to significant reputational, financial, legal and operational consequences;

•        We use third-party services and technologies in connection with our business, and any disruption to the provision of these services and technologies to us could result in negative publicity and a slowdown in the growth of our users, which could materially and adversely affect our business, financial condition and results of operations;

•        Growth of our client base depends upon effective interoperability with mobile operating systems, networks, mobile devices and standards that we do not control;

•        Security breaches, improper access to or disclosure of our data or user data, other hacking and phishing attacks on our systems, or other cyber incidents could harm our reputation and adversely affect our business;

•        We anticipate that our ongoing efforts related to privacy, safety, security, and content review will identify instances of misuse of user data or other undesirable activity by third parties on our platform; and

•        Our products and internal systems rely on software and hardware that is highly technical, and any errors, bugs, or vulnerabilities in these systems, or failures to address or mitigate technical limitations in our systems, could adversely affect our business.

Risks Related to our Digital Assets

•        Regulatory changes or actions may restrict the use of digital assets in a manner that adversely affects our business, prospects or operations;

•        Users of FANTOO are issued FP for engaging and transacting within the Company’s ecosystem. FP may be subject to various regulations in South Korea that restrict or limit the use of FP on FANTOO; and

•        We may have security laws exposure relating to the previous issuances of Kingdom Coin.

Risks Related to Intellectual Property

•        We may be subject to claims of infringement of third-party intellectual property rights;

•        Our technology, content and brands are subject to the threat of piracy, unauthorized copying and other forms of intellectual property infringement; and

•        We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

Governance Risks and Risks Related to Our Common Stock

•        There is currently no trading market for our common stock and we cannot ensure that one will ever develop or be sustained;

•        If we successfully list on Nasdaq Capital Market, our shares are likely to be thinly traded for some time and an active market may never develop;

•        Our stock price may be volatile, and you could lose all or part of your investment;

•        If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected;

•        You will experience dilution as a result of future equity offerings;

•        We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment will likely be limited to the value of our common stock;

•        Since we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, stock price appreciation, if any, will be your sole source of gain;

•        Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock;

•        We may need to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements;

•        We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors;

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”;

•        Because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future;

•        If our shares become subject to the penny stock rules, it would become more difficult to trade our shares;

•        FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock;

•        We will incur increased costs as a result of operating as a listed public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices;

•        We may be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors;

•        If we fail to maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected;

•        We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all. Furthermore, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends;

•        Our existing stockholders have substantial influence over our company and their interests may not be aligned with the interests of our other stockholders, which may discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their securities;

•        Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our common stock for return on your investment;

•        Substantial future sales or perceived potential sales of our common stock in the public market could cause the price of our common stock to decline; and

•        Our certificate of incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        a requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        an exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        an extended transition period for complying with new or revised accounting standards;

•        reduced disclosure about our executive compensation arrangements; and

•        no non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions from the JOBS Act until the end of the fiscal year in which the fifth anniversary of the offering occurs, or such earlier time when we no longer qualify as an emerging growth company. We would cease to be an emerging growth company on the earlier of (i) the last day of the fiscal year (a) in which we have more than $1.235 billion in annual revenue or (b) in which we have more than $700 million in market value of our capital stock held by non-affiliates as of the prior June 30, or (ii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens under the JOBS Act. To the extent we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

Corporate History

Since the inception of Hanryu Bank Co., Ltd. in 2018, we have accomplished a number of key objectives, as follows:

Date	Event/Milestone
October 18, 2018	HBC is incorporated under the laws of the ROK with the idea of creating an all-in-one product to capture the growing global momentum and popularity of K-Culture.
October 29, 2020	HBC establishes FNS, and begins the initial stages of designing and implementing a platform that can create a fandom networking system.
March 11, 2021

HBC establishes Hanryu Times. Hanryu Times begins operations as HBC’s media outlet, reporting on and providing up-to-date K-Culture news within the FANTOO platform, across a number of languages, including English, Japanese, Chinese (simplified/traditional), Indonesian, Spanish, Russian, and Portuguese.

March 31, 2021

HBC consummates an agreement and plan of merger (the “Merger Agreement”) with RnDeep, Co. Ltd, a Korean corporation (“RnDeep”), pursuant to which RnDeep merged with and into HBC, with HBC continuing as the surviving corporation (the “RnDeep Acquisition”). As consideration for the RnDeep Acquisition, HBC ratably issued a total 4,150,000 HBC common shares, par value $0.45 per share (“Common Shares”), to the former shareholders of RnDeep.

As a result of the RnDeep Acquisition, HBC acquired the underlying technologies that the Company plans on utilizing in the future development of new functions and integrations within the FANTOO platform. Once the FANTOO platform is ready to integrate the technology acquired, this technology will support new functions and integrations including, without limitation, the Company’s enterprise resource planning solution, and its artificial intelligence (“AI”), which the Company plans on using to power many of FANTOO’s upcoming features such as speech synthesis, curated content delivery, deepfake detection and blocking, and nudity detection and blocking.

May 17, 2021	The FANTOO platform is launched and made available to the public.
June 30, 2021

HBC enters into an agreement to acquire all the issued and outstanding common shares of Marine Island (the “Marine Island Acquisition”), which owns the right to use and occupy 19,200 square-feet of office space within the iconic Seoul Marina, located at 160 Yeouiseo-ro, Yeungdeungpo-gu, Seoul, Korea (the “Seoul Marina”) from Sewang Co., Ltd. (“Sewang”), for the purchase price of 3,500,000,000 Korean Won (also referred to herein as “KRW”), along with the assumption of all Marine Island’s liabilities.

August 30, 2021

HBC establishes FANTOO Entertainment. FANTOO Entertainment provides a variety of content to the Company’s FANTOO platform, which contributes to the spread of the Korean Wave by promoting new entertainers and artists.

October 3, 2021	HBC consummates the Marine Island Acquisition, making it the owner of 100% of the issued and outstanding common shares of Marine Island.

Date	Event/Milestone
October 3, 2021

HBC consummates a strategic acquisition of 50.8% of the outstanding common shares of K-Commerce. In consideration for the shares of K-Commerce, HBC forgave a short-term loan of $270,530 (KRW 309,600,000) owed to HBC by K-Commerce.

HBC’s investment into K-Commerce was a strategic acquisition in order to integrate K-Commerce’s retail platform, “SelloveLive” into the FANTOO ecosystem as the FANTOO Fanshop. When launched as the FANTOO Fanshop, K-Commerce’s platform will offer combined services of shopping and live broadcasting, allowing users to easily live-stream travel and share local attractions, local festivals, cultures, and news from around the world.

Prior to HBC’s acquisition of its shares in K-Commerce, K-Commerce was 100% owned by Changhyuk Kang, the Company’s Chief Executive Officer and Donghoon Park, the Company’s Chief Marketing Officer.

October 20, 2021	Hanryu Holdings is incorporated in the State of Delaware.
February 25, 2022 through May 10, 2022

Hanryu Holdings, HBC, and the shareholders of HBC (the “HBC Shareholders”) enter into a share exchange agreement (the “Share Exchange Agreement”), pursuant to which the HBC Shareholders agreed to assign, transfer, and deliver, free and clear of all liens, 100% of the issued and outstanding Common Shares, representing 100% of the voting securities in HBC, to the Company in exchange for the Company issuing 42,565,786 restricted shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) to the HBC Shareholders (the “Share Exchange”).

Concurrently with entering into the Share Exchange Agreement, the Company, HBC, and the holders (the “HBC Warrantholders”) of all outstanding warrants to purchase Common Shares (“HBC Warrants”) enter into a warrant exchange agreement, pursuant to which the HBC Warrantholders agreed to assign, transfer, and delivery, free and clear of any liens, 100% of the outstanding HBC Warrants to the Company in exchange for the Company issuing to the HBC Warrantholders 10,046,666 warrants to purchase restricted shares of Common Stock (the “Warrant Exchange”).

The Warrants and Common Shares of HBC transferred to the Company in the Share Exchange and the Warrant Exchange constituted 100% of the outstanding equity securities of HBC.

June 16, 2022

Hanryu Holdings, HBC, the HBC Shareholders, and the HBC Warrantholders consummate the Share Exchange and Warrant Exchange concurrently, pursuant to which HBC became a wholly owned subsidiary of the Company, and the HBC Stockholders and HBC Warrantholders, collectively, acquired a controlling interest in the Company.

June 22, 2022

The Company divests itself of all Kingdom Coin (“KDC”) holdings and terminates all crypto-currency-related activity, including, without limitation, the operation of the MainNet (FandomChain) and the Kingdom Wallet, pursuant to a Business Transfer Agreement (the “Divestiture Agreement”) between HBC and an unaffiliated and unrelated third party, Kingdom Coin Holdings, a Cayman Islands Foundation Company (the “KDC Foundation”) (the “KDC Divestiture”), to substantially reduce its involvement with blockchain technologies. Pursuant to the Divestiture Agreement, as of June 22, 2022, the Company no longer owns any KDC, and no longer conducts or controls the operations, issuances, or sales of KDC. In connection with the KDC Divestiture, the Company revised its procedures regarding FP and no longer allows, nor has the technology to allow, for the transfer of FP outside of the FANTOO platform or the exchange of FP and KDC.

Corporate Information

Our principal executive offices are located at 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea, and our telephone number is +82-2-564-8588. Our corporate website address is www.hanryuholdings.com/en. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock offered by us	[•] shares of common stock (or [•] shares if the underwriter’s over-allotment option is exercised in full)
Over-allotment option Underwriter’s Warrants

The underwriter has an option for a period of 45 days from the date of this prospectus to purchase up to [•] additional shares of our common stock to cover over-allotments, if any.

We will issue to the underwriter, or its permitted designee, warrants to purchase up to [•] shares of our common stock (equal to 5% of the shares sold in the offering). The underwriter’s warrants will have an exercise price of $[•], or 125% of the per share offering price, and will be exercisable during the four-year sixth-month period beginning on a date which is six months from the commencement of sales under the registration statement of which this prospectus forms a part, and will expire five years from such commencement of sales. For additional information regarding our arrangement with the underwriter, please see “Underwriting.”

Common stock outstanding immediately before the offering	[•] shares
Common stock to be outstanding after the offering	[•] shares, or [•] shares if the underwriter exercises its option to purchase additional shares in full.
Use of proceeds

We estimate that the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $[•] million, or approximately $[•] million if the underwriter exercises its option to purchase additional shares from us in full, assuming an initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover page of this prospectus. We intend to use the net proceeds of the offering for working capital and general corporate purposes, including engineering and technology, sales and marketing, and capital expenditures. See “Use of Proceeds” for a more complete description of the intended use of proceeds from the offering.

Risk factors

You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Lock-ups

We, our directors, executive officers, and certain shareholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days after the closing date of this offering. See “Underwriting” on page 124 for more information.

Proposed listing	We intend to list our common stock listed on the Nasdaq Capital Market in connection with the offering. No assurance can be given that such listing will be approved.
Proposed Nasdaq Capital Market symbol	HRYU

The number of shares of our common stock to be outstanding after the offering is based on [•] shares of our common stock outstanding as of January [•], 2023, and excludes:

•        [•] shares of common stock issuable upon exercise of warrants to purchase our common stock;

•        [•] shares of common stock reserved for issuance pursuant to the Plan (as defined herein); and

•        [•] shares of common stock issuable upon the exercise of the warrant to be issued to the underwriter, which equates to [•] % of the number of shares of our common stock to be issued and sold in the offering.

Except as otherwise indicated, all information in this prospectus assumes the following:

•        issuance of [•] share of common stock assuming exercise of all issued and outstanding warrants; and

•        no exercise by the underwriter of its option to purchase up to [•] additional shares of common stock from us in the offering to cover over-allotments, if any.

SUMMARY FINANCIAL DATA

The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. We have derived the statements of operations data for the years ended December 31, 2021 and 2020 from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2022 and 2021 and the balance sheet data as of September 30, 2022 have been derived from our unaudited financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited financial statements. In the opinion of our management, the unaudited data reflects all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of results as of and for these periods. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the sections in this prospectus entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not indicative of our future results, and our results for the nine months ended September 30, 2022 may not be indicative of our results for the year ending December 31, 2022.

	Nine Months Ended September 30, (unaudited)		Year Ended December 31,
	2022	2021	2021	2020
Statements of Operations Data:
Revenue	$904,041	$—	$480,224	$—
Cost of revenue	463,585	—	559,419	—
Gross profit (loss)	440,456	—	(79,195)	—
Operating expense:
Goodwill impairment loss	—	12,028,192	12,293,276	—
Impairment of Right-of-Use-Asset		160,155	158,278
Marketing and Advertising expense	302,688	381,907	542,671	678
Research and Development	231,697	480,225	561,218	—
General and Administrative expense	5,183,728	3,308,111	6,819,335	636,829
Total operating expenses	5,718,113	16,358,590	20,374,778	637,507
Total other Income (Expense)	238,839	5,845,550	7,689,311	(8,990,012)

Profit attributable to:
Owners of the Company	(4,899,143)	(10,513,040)	(12,656,620)	(9,627,519)
Non-controlling interests	(139,675)		(108,042)
Net loss	$(5,038,818)	$(10,513,040)	$(12,764,662)	$(9,627,519)

Net income (loss) per share attributable to common stockholders(1)
Basic and Diluted	$(0.12)	$(2.23)	$(1.33)	(11.83)
Weighted average shares outstanding used in computing net income (loss) per share attributable to common stockholders(1)
Basic and Diluted	42,306,771	4,720,147	9,605,025	813,934

____________

(1)      See Note 1 to our audited financial statements included elsewhere in this prospectus for an explanation of the methods used to calculate the historical net income (loss) per share, basic and diluted, and the number of shares used in the computation of the per share amounts.

	As of September 30, 2022
	Actual	Pro Forma(1)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$8,172
Working capital	(805,377)
Total assets	5,070,233
Additional paid-in capital	26,244,523
Accumulated deficit	(28,266,748)
Total stockholders’ deficit	(1,091,823)

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

SUMMARY RISK FACTORS

Investing in our common stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as further described below. The occurrence of any such risks could adversely affect our business, financial condition, results of operations, and prospects. The principal factors and uncertainties that make investing in our common stock speculative or risky include, among others:

Risks Related to Our Business

•        We have incurred significant losses since our inception, and we intend to continue to invest in our business. As a result, we may continue to experience losses in the future;

•        We are a development stage company, and we may not be able to sustain our rapid growth, effectively manage our anticipated future growth or implement our business strategies;

•        Hanryu Holdings is a holding company with no business operations of its own and manages a network of South Korean subsidiaries, subject to South Korean regulation. Further, as we have no business operations of our own, we will depend on the cash flow and business of our subsidiaries to make payments to us and meet our obligations;

•        We are subject to risks associated with operating in a rapidly developing industry and a relatively new market;

•        Our success depends on our ability to develop products and services to address the rapidly evolving market for the content creation and social media platform industry, and, if we are not able to implement successful enhancements and new features for our products and services, our business could be materially and adversely affected;

•        As a creator and a distributor of digital media content, we face liability and expenses for legal claims based on the nature and content of the materials that we create or distribute, including materials provided by third parties. If we are required to pay damages or expenses in connection with these legal claims, our business and results of operations may be harmed;

•        Our dependence on third-party relationships with content producers and distribution channels to develop and distribute entertainment content is critical to the success of the FANTOO Platform;

•        Our decision not to provide products and services and to restrict user access in China (including Hong Kong and Macau) will limit our total addressable market and may limit our ability to grow our business;

•        If our content streaming initiatives are unsuccessful, our business, financial condition or results of operations could be adversely affected;

•        We are dependent on the continued services and on the performance of key third party content contributors, the loss of which could adversely affect our business;

•        Substantial and increasingly intense competition in the social media platform and content creation industry may harm our business;

•        Systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could harm our business and our brand, and subject us to substantial liability;

•        Our success depends largely on the continued service and availability of key personnel;

•        From time to time, we may become involved in legal proceedings;

•        The preparation of our financial statements involves the use of good faith estimates, judgments and assumptions, and our financial statements may be materially affected if such good faith estimates, judgments or good faith assumptions prove to be inaccurate; and

•        While we believe we currently have effective internal control over financial reporting, we currently rely on two separate accounting firms to prepare our financial statements which may cause us to identify a material weakness in our internal controls over financial reporting that could cause investors to lose confidence in the reliability of our financial statements and result in a decrease in the value of our common stock.

Risks Related to Government Regulation

•        Our business is subject to regulation, and changes in applicable regulations may negatively impact our business;

•        Actions by governments that restrict access to FANTOO in their countries, or that otherwise impair our ability to sell advertising in their countries, could substantially harm our business and financial results;

•        Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data use and data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business;

•        Payment transactions may subject us to additional regulatory requirements and other risks that could be costly and difficult to comply with or that could harm our business;

•        Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations; and

•        Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.

Risks Related to Doing Business in Korea

•        Fluctuations in exchange rates could result in foreign currency exchange losses to us;

•        Tensions with North Korea could have an adverse effect on our business, financial condition, and results of operations, and the price per share of our common stock;

•        There are special risks involved with investing in Korean companies, including the possibility of restrictions being imposed by the Korean government in emergency circumstances, accounting and corporate disclosure standards that differ from those in other jurisdictions, and the risk of direct or vicarious criminal liability for executive officers of our Korean affiliates;

•        HBC’s transactions with its subsidiaries and affiliates may be restricted under Korean fair trade regulations;

•        Our Korean subsidiary, HBC, and a group of companies affiliated with it may be designated an affiliated group under Korean law, which would require that group of companies to make certain disclosures and implement additional corporate governance requirements;

•        HBC is subject to certain requirements and restrictions under Korean law that may, in certain circumstances, require it to act in a manner that may not be in our or our stockholders’ best interest;

•        HBC’s transactions with related parties are subject to close scrutiny by the Korean tax authorities, which may result in adverse tax consequences;

•        If we are deemed to have a “place of effective management” in Korea, we will be treated as a Korean company for the purpose of Korean corporate income tax with regards to our worldwide income;

•        If we are deemed to have a “permanent establishment” in Korea, we will be subject to Korean corporate income tax with regards to any Korean source income attributable to or effectively connected with such permanent establishment;

•        A focus on regulating copyright and patent infringement by the Korean government subjects us to extra scrutiny in our operations and could subject us to sanctions, fines, or other penalties, which could adversely affect our business and operations in Korea;

•        Our business may be adversely affected by developments that negatively impact the Korean economy and uncertainties in economic conditions that impact spending patterns of our customers in Korea;

•        New legislative proposals may expose our business to additional risks from litigation, regulation, and government investigations; and

•        As HBC is incorporated in Korea, it may be more difficult to enforce judgments obtained in courts outside Korea.

Risks Related to Our Technology

•        Technology changes rapidly in our business and if we fail to anticipate or successfully implement new technologies or adopt new business strategies, technologies or methods, the quality and competitiveness of our service offerings may suffer;

•        There may be losses or unauthorized access to or releases of confidential information, including personally identifiable information (“PII”), that could subject the Company to significant reputational, financial, legal and operational consequences;

•        We use third-party services and technologies in connection with our business, and any disruption to the provision of these services and technologies to us could result in negative publicity and a slowdown in the growth of our users, which could materially and adversely affect our business, financial condition and results of operations;

•        Growth of our client base depends upon effective interoperability with mobile operating systems, networks, mobile devices and standards that we do not control;

•        Security breaches, improper access to or disclosure of our data or user data, other hacking and phishing attacks on our systems, or other cyber incidents could harm our reputation and adversely affect our business;

•        We anticipate that our ongoing efforts related to privacy, safety, security, and content review will identify instances of misuse of user data or other undesirable activity by third parties on our platform; and

•        Our products and internal systems rely on software and hardware that is highly technical, and any errors, bugs, or vulnerabilities in these systems, or failures to address or mitigate technical limitations in our systems, could adversely affect our business.

Risks Related to our Digital Assets

•        Regulatory changes or actions may restrict the use of digital assets in a manner that adversely affects our business, prospects or operations;

•        Users of FANTOO are issued FP for engaging and transacting within the Company’s ecosystem. FP may be subject to various regulations in South Korea that restrict or limit the use of FP on FANTOO; and

•        We may have security laws exposure relating to the previous issuances of Kingdom Coin.

Risks Related to Intellectual Property

•        We may be subject to claims of infringement of third-party intellectual property rights;

•        Our technology, content and brands are subject to the threat of piracy, unauthorized copying and other forms of intellectual property infringement; and

•        We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

Governance Risks and Risks Related to Our Common Stock

•        There is currently no trading market for our common stock and we cannot ensure that one will ever develop or be sustained;

•        If we successfully list on Nasdaq Capital Market, our shares are likely to be thinly traded for some time and an active market may never develop;

•        Our stock price may be volatile, and you could lose all or part of your investment;

•        If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected;

•        You will experience dilution as a result of future equity offerings;

•        We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment will likely be limited to the value of our common stock;

•        Since we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, stock price appreciation, if any, will be your sole source of gain;

•        Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock;

•        We may need to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements;

•        We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors;

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”;

•        Because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future;

•        If our shares become subject to the penny stock rules, it would become more difficult to trade our shares;

•        FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock;

•        We will incur increased costs as a result of operating as a listed public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices;

•        We may be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors;

•        If we fail to maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected;

•        We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all. Furthermore, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends;

•        Our existing stockholders have substantial influence over our company and their interests may not be aligned with the interests of our other stockholders, which may discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their securities;

•        Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our common stock for return on your investment;

•        Substantial future sales or perceived potential sales of our common stock in the public market could cause the price of our common stock to decline; and

•        Our certificate of incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

RISKS RELATED TO OUR BUSINESS

We have incurred significant losses since our inception, and we intend to continue to invest in our business. As a result, we may continue to experience losses in the future.

We incurred a net loss of approximately $(5.0) million and $(10.5) million during the nine months ended September 30, 2022 and 2021, respectively, and $(12.7) million and $(9.6) million during the years ended December 31, 2021 and 2020, respectively. As of September 30, 2022, we had an accumulated deficit of approximately $(28.3) million, and $(23.3) million as of December 31, 2021. The unaudited report of our independent registered public accounting firm to the financial statements for our nine months ended September 30, 2022 and 2021, and audited report of our independent registered public accounting firm to the financial statements for the years ended December 31, 2021, and 2020, included elsewhere in the prospectus, contains an explanatory paragraph stating that our recurring losses from operations, accumulated deficit and negative working capital raise substantial doubt about our ability to continue as a going concern.

We expect to continue to invest heavily in our product development and operations, to focus on our FANTOO platform to increase our user base to support future growth, and to meet our expanded reporting and compliance obligations as a public company. We may not generate sufficient revenue to offset such costs to achieve or sustain profitability in the future.

We believe our current cash, net proceeds from debt issuances and the amount available from future issuances of common stock will be sufficient to fund our working capital requirements beyond the next 12 months. This belief assumes, among other things, that we will be able to raise additional equity financing, will continue to be successful in implementing our business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements. If one or more of these factors do not occur as expected, it could have a material adverse impact on our activities, including (i) reduction or delay of our business activities, (ii) forced sales of material assets, (iii) defaults on our obligations, or (iv) insolvency. Our planned investments may not result in increased revenue or growth of our business. We cannot assure you that we will be able to generate revenue sufficient to offset our expected cost increases and planned investments in our business and platform. As a result, we may incur significant losses for the foreseeable future, and may not be able to achieve and/or sustain profitability. If we fail to achieve and sustain profitability, then we may not be able to achieve our business plan, fund our business or continue as a going concern. The financial statements included in this prospectus do not contain any adjustments which might be necessary if we were unable to continue as a going concern.

We are a development stage company, and we may not be able to sustain our rapid growth, effectively manage our anticipated future growth or implement our business strategies.

We have a limited operating history. Although we have experienced significant growth since FANTOO was launched, our historical growth rate may not be indicative of our future performance due to our limited operating history and the rapid evolution of our business model, including a focus on the FANTOO application. We may not be able to achieve similar results or accelerate growth at the same rate as we have historically. As our application offerings continue to develop, we may adjust our strategy and business model to adapt. These adjustments may not achieve expected results and may have a material and adverse impact on our financial condition and results of operations.

In addition, our rapid growth and expansion have placed, and continue to place, significant strain on our management and resources. This level of significant growth may not be sustainable or achievable at all in the future. We believe that our continued growth will depend on many factors, including our ability to develop new sources of revenues, diversify monetization methods including advertising revenue, attract and retain users, increase engagement on our FANTOO platform, continue developing innovative technologies and application uses in response to shifting demand in the market, increase brand awareness, and expand into new markets. We cannot assure you that we will achieve any of the above, and our failure to do so may materially and adversely affect our business and results of operations.

Hanryu Holdings is a holding company with no business operations of its own and manages a network of South Korean subsidiaries, subject to South Korean regulation. Further, as we have no business operations of our own, we will depend on the cash flow and business of our subsidiaries to make payments to us and meet our obligations.

Hanryu Holdings is a holding company with no independent operations of our own. Our South Korean subsidiaries, including HBC, conduct substantially all of Hanryu Holdings’ business operations. Managing the regulatory compliance activities for each of these subsidiaries is a complicated task, and we may expend significant resources doing so. However, we cannot guarantee that we will be able to keep abreast of the changing legal and regulatory landscapes for each of the jurisdictions in which our subsidiaries exist. If any of the regulatory environments applicable to our subsidiaries change materially, and we fail to adapt to such change, our business and financial results may be harmed. Applicable tax laws may also subject such payments to us by our subsidiaries to further taxation.

Additionally, as a holding company, we may rely on our operating subsidiaries for distributions or payments for cash flow. Therefore, our ability to fund and conduct our business, service any debt, and pay dividends, if any, in the future may depend on the ability of our South Korean subsidiaries to make upstream cash distributions or payments to us, which may be impacted, for example, by their ability to generate sufficient cash flow or limitations on the ability to repatriate funds, whether as a result of currency liquidity restrictions, monetary or exchange controls, regulatory restrictions, or otherwise. Further, our subsidiaries’ ability to make payments to us will depend on:

•        their earnings;

•        covenants contained in any debt agreements to which we may then be subject, including any debt agreements of our subsidiaries;

•        covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•        business and tax considerations; and

•        applicable law, including any restrictions under South Korean law that may be imposed on our subsidiaries, including HBC or its subsidiaries and affiliates, that would restrict its ability to make payments to Hanryu Holdings.

We cannot assure that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us.

We are subject to risks associated with operating in a rapidly developing industry and a relatively new market.

Many elements of our business are unique, evolving and relatively unproven. Our business and prospects depend on the continuing development of the social media market, which is relatively new, rapidly developing and subject to significant challenges. Our business relies upon our ability to cultivate and grow an active online community, and our ability to successfully monetize such community through methods that include, without limitation, advertising revenue. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the industry, including rapid technological evolution, continued shifts in user trends. Developing and integrating new content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve at all. We cannot assure you that we will succeed in any of these aspects or that the industry will continue to grow as rapidly as it has in the past.

Our success depends on our ability to develop products and services to address the rapidly evolving market for the content creation and social media platform industry, and, if we are not able to implement successful enhancements and new features for our products and services, our business could be materially and adversely affected.

We expect that new services and technologies applicable to the content creation and social media platform industry in which we operate will continue to emerge and evolve. Rapid and significant technological changes continue to confront the industries in which we operate, including developments in the social media platform and content creation industry. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these development efforts in a timely manner or at all. There can be no assurance that any new products or services we develop and offer to our customers will achieve significant commercial acceptance. Our ability to develop new products and services may be inhibited by industry-wide standards, laws and regulations, resistance to change from buyers or sellers, or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and to adapt to technological changes and evolving industry standards. If we are unable to provide enhancements and new features for our products and services or to develop new products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business would be materially and adversely affected.

The success of enhancements, new features, and products and services depends on several factors, including the timely completion, introduction, and market acceptance of the enhancements or new features or services. We often rely not only on our own initiatives and innovations, but also on third parties, including some of our competitors, for the development of and access to new technologies.

In addition, because our products and services are designed to operate with a variety of systems, infrastructures, and devices, we need to continuously modify and enhance our products and services to keep pace with changes in mobile, software, communication, and database technologies. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely and cost-effective manner. Any failure of our products and services to continue to operate effectively with third-party infrastructures and technologies could reduce the demand for our products and services, result in dissatisfaction of our sellers or their customers, and materially and adversely affect our business.

As a creator and a distributor of digital media content, we face liability and expenses for legal claims based on the nature and content of the materials that we create or distribute, including materials provided by third parties. If we are required to pay damages or expenses in connection with these legal claims, our business and results of operations may be harmed.

We display original content and third-party content on our websites and in our marketing messages. As a result, we have faced and will continue to face potential liability based on a variety of theories, including deceptive advertising and copyright or trademark infringement. We generally rely on the “fair use” exception for our use of third-party brand names and marks, but these third parties may disagree, and the laws governing the fair use of these third-party materials are imprecise and adjudicated on a case-by-case basis. We also create content we believe to be original for our websites. While we do not believe that this content infringes on any third-party copyrights or other intellectual property rights, owners of competitive websites that present similar content have taken and may take the position that our content infringes on their intellectual property rights. We are also exposed to risk that content provided by third parties is inaccurate or misleading, and for material posted to our websites by users and other third parties. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merit of these claims. The general liability insurance we maintain may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance, or is in excess of insurance coverage, could materially adversely affect our business, financial condition and results of operations.

Our dependence on third-party relationships with content producers and distribution channels to develop and distribute entertainment content is critical to the success of the FANTOO Platform.

We rely on third party relationships with content producers and distribution channels to develop and distribute entertainment content. Our financial performance may be adversely affected by our relationships with content producers and distribution channels. Some of our content producers may have their own or other distribution capabilities in the markets in which we operate. These third-party content producers and distribution channels may decide, or be required by their respective parent companies, to use their intracompany distribution or content production capabilities rather than posting such content with us. Our business may be harmed if the content producers and distribution channels with which we work stop or reduce the amount of content they produce for us, or otherwise demand less favorable terms to us.

Our decision not to provide products and services and to restrict user access in China (including Hong Kong and Macau) will limit our total addressable market and may limit our ability to grow our business.

China and Hong Kong could represent a large market opportunity for our business. However, and although we believe that such a decision may benefit the Company in the long run, by choosing not to provide products and services, and restricting user access in China (including Hong Kong and Macau), we are sacrificing potential business opportunities that may negatively impact the Company. As a result, the Company’s total addressable market and potential growth may be limited and, as a result, the market price of our Common Stock may significantly decrease or become worthless.

If our content streaming initiatives are unsuccessful, our business, financial condition or results of operations could be adversely affected.

Content streaming is intensely competitive and cash intensive and there can be no assurance that our content creation initiatives will be profitable or otherwise successful. Our ability to attract, engage and retain users within the FANTOO platform, as well as the corresponding advertising revenues they generate, will depend on our ability to consistently provide appealing and differentiated content globally, effectively market our content and services and provide a quality experience for selecting and viewing that content. Our success will require significant investments to produce original content and acquire the rights to third-party content, as well as the establishment and maintenance of key content and distribution partnerships.

We must continually add new users and meaningfully engage with existing users to manage turnover, or “churn,” to grow our business. If we are unable to successfully compete with competitors in attracting, engaging with and retaining users as well as creative talent, our business, financial condition or results of operations could be adversely affected. The relative service levels, content offerings, promotions and pricing and related features of our competitors’ services may adversely impact our ability to attract, engage and retain users. If consumers do not consider our platform to be of value compared to our competitors’ platforms, including because we fail to introduce attractive new content and features, do not maintain competitive pricing, terminate or modify promotional or trial period offerings, experience technical issues, or change the mix of content in a manner that is unfavorably received, we may not be able to attract, engage and retain users. If we are not able to attract new users, or our existing users decide to not continue using our services for any reason, including a perception that they do not use our platform sufficiently, the need to cut household expenses, unsatisfactory content, promotions or offers expire or are modified, competitive platforms provide a better value or experience or customer service or technical issues are not satisfactorily resolved, our business, financial condition or results of operations could be adversely affected.

We are dependent on the continued services and on the performance of key third party content contributors, the loss of which could adversely affect our business.

We rely on content contributed by third party providers, which has in turn attracted users that drive advertising revenue. The loss of the services of any of such key contributors could have a material adverse effect on our business, operating results, and financial condition. We also depend on our ability to identify, attract, and retain other highly skilled third-party content contributors. Competition for such contributors is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain them. The loss or limitation of the services of any of our key third party contributors, or the inability to attract and retain additional qualified key contributors, could have a material adverse effect on our business, financial condition or results of operations.

Substantial and increasingly intense competition in the social media platform and content creation industry may harm our business.

We compete in markets characterized by vigorous competition, changing technology, evolving industry standards, and frequent introductions of new products and services. We expect competition to intensify in the future as existing and new competitors introduce new services or enhance existing services. We compete against many companies to attract customers, and some of these companies have greater financial resources and substantially larger bases of customers than we do, which may provide them with significant competitive advantages. These companies may devote greater resources to the development, promotion, and sale of products and services, and they may introduce their own innovative products and services that adversely impact our growth. Mergers and acquisitions by these companies may lead to even larger competitors with more resources. We also expect new entrants to offer competitive products and services. If we are unable to differentiate ourselves from and successfully compete with our competitors, our business will be materially and adversely affected.

We may also face pressures from competitors for user engagement and, in the future, advertising revenues. Some potential competitors are able to offer greater returns on content sales to content creators for similar services by cross-subsidizing their payments services through other services they offer. Such competition may result in the need for us to alter the amount we charge creators in content-sales transactions, and could reduce our gross profit. In addition, as we grow, influential creators may demand more customized and favorable pricing from us, and competitive pressures may require us to agree to such pricing, further reducing our gross profit.

Systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could harm our business and our brand, and subject us to substantial liability.

Our systems and those of our third-party data center facilities may experience service interruptions, denial-of-service and other cyber-attacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, or other events. Our systems are also subject to break-ins, sabotage, and acts of vandalism. Some of our systems are not fully redundant, and our disaster-recovery planning is not sufficient for all eventualities. In addition, as a provider of payments solutions, we are subject to increased scrutiny by regulators that may require specific business continuity and disaster recovery plans and more rigorous testing of such plans. This increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities.

We may, and are likely to, experience denial-of-service attacks, system failures, and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. These events, should they occur, would likely result in loss of revenue. In addition, they could result in significant expense to repair or replace damaged equipment and remedy resultant data loss or corruption. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause users to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business. Moreover, to the extent that any system failure or similar event results in damages to customers or their businesses, these customers could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

Our success depends largely on the continued service and availability of key personnel.

Much of the Company’s future success depends on the continued availability and service of key personnel, including its Chief Executive Officer, executive team and other highly skilled employees. Since the technology industry is characterized by high demand and intense competition for talents, we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. In addition, as the Company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business which may materially and adversely affect our ability to grow our business and hence our results of operations.

From time to time, we may become involved in legal proceedings.

From time to time, we may become subject to legal proceedings, claims, litigation and government investigations or inquiries, which could be expensive, lengthy, disruptive to normal business operations and occupy a significant amount of our employees’ time and attention. In addition, the outcome of any legal proceedings, claims, litigation, investigations, or inquiries may be difficult to predict and could have a material adverse effect on our business, operating results, or financial condition.

The preparation of our financial statements involves the use of good faith estimates, judgments and assumptions, and our financial statements may be materially affected if such good faith estimates, judgments or good faith assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of good faith estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets, share-based compensation and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes would require a restatement of our financial statements and could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and our business.

While we believe we currently have effective internal control over financial reporting, we currently rely on two separate accounting firms to prepare our financial statements which may cause us to identify a material weakness in our internal controls over financial reporting that could cause investors to lose confidence in the reliability of our financial statements and result in a decrease in the value of our common stock.

We currently rely on two separate accounting firms to prepare our financial statements; however, our management is responsible for maintaining, implementing and testing our internal controls over financial reporting. These efforts are intended to maintain an effective control environment but may not prevent significant deficiencies from occurring. If we are unable to maintain such internal controls, we may not be able to produce timely and accurate financial statements, and our independent registered public accounting firm could conclude that our internal control over financial reporting is not effective, which could adversely impact investor confidence and our stock price.

RISKS RELATED TO GOVERNMENT REGULATION

Our business is subject to regulation, and changes in applicable regulations may negatively impact our business.

We are subject to a number of foreign and domestic laws and regulations relating to user privacy, data collection, retention, electronic commerce, virtual items and currency, consumer protection, content, advertising, localization, and information security which have been adopted or are being considered for adoption by many jurisdictions and countries throughout the world. These laws could harm our business by limiting the products and services we can offer consumers or the manner in which we offer them. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws or the application of these laws in an unanticipated manner may harm our business and result in penalties or significant legal liability.

Actions by governments that restrict access to FANTOO in their countries, or that otherwise impair our ability to sell advertising in their countries, could substantially harm our business and financial results.

Governments from time to time seek to censor content available on social media platforms, or restrict access to social media platforms from their country entirely, or impose other restrictions that may affect the accessibility of our products in their country for an extended period of time or indefinitely. For example, user access to certain other company social media platforms has been or is currently restricted in whole or in part in China, Iran, and North Korea.

In addition, government authorities in other countries may seek to restrict user access to our products if they consider us to be in violation of their laws or a threat to public safety or for other reasons, and certain of our products have been restricted by governments in other countries from time to time. It is also possible that government authorities could take action that impairs our ability to sell advertising, including in countries where access to our consumer-facing products may be blocked or restricted. In the event that content shown on FANTOO is subject to censorship, access to our products is restricted, in whole or in part, in one or more countries, we are required to or elect to make changes to our operations, or other restrictions are imposed on our products, or our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face other restrictions, our ability to retain or increase our user base, user engagement, or the level of advertising by marketers may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data use and data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are subject to a variety of laws and regulations that involve matters central to our business, including privacy, data use, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, data localization and storage, data disclosure, artificial intelligence, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, product liability, e-commerce, taxation, economic or other trade prohibitions or sanctions, anti-corruption and political law compliance, securities law compliance, and online payment services. The introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

Since our operations are based in Korea, where most of our users are domiciled, we are subject to, among others, the Personal Information Protection Act and related legislation, regulations and orders (the “PIPA”), the Act on the Promotion of Information and Communications Network Utilization and Protection of Information Act (Korea), and the Credit Information Act in Korea that specifically regulates certain sensitive personal information. PIPA requires consent by the consumer with respect to the use of his or her data and requires the persons responsible for management of personal data to take the necessary technological and managerial measures to prevent data breaches and, among other duties, to notify the Personal Information Protection Commission of any data breach incidents within 24 hours. Failure to comply with PIPA in any manner may subject these persons responsible to personal liability for not obtaining such consent in an appropriate manner or for such breaches, including even negligent breaches, and violators face varying penalties ranging from monetary penalties to imprisonment. We strive to take the necessary technological and managerial measures to comply with PIPA, including the implementation of privacy policies concerning the collection, use, and disclosure of subscriber data on our apps and websites, and we regularly review and update our policies and practices. Despite these efforts to comply with PIPA, these rules are complex and evolving, subject to interpretation by government regulators which may change over time and therefore we are subject to the risk of claims by regulators of failure to comply with PIPA. Any failure, or perceived failure, by us to comply with such policies, laws, regulations, and other legal obligations and regulatory guidance could adversely affect our reputation, brand, and business, and may result in claims, proceedings, or actions, including criminal proceedings, against us and certain of our executive officers by governmental entities or others or other liabilities. Any such claim, proceeding, or action, could hurt our reputation, brand, and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and merchants, and could have an adverse effect on our business, financial condition, and results of operations.

These U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. For example, regulatory or legislative actions affecting the manner in which we display content to our users or obtain consent to various practices could adversely affect user growth and engagement. Such actions could affect the manner in which we provide our services or adversely affect our financial results.

We are also subject to evolving laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive certain data that is critical to our operations, including data shared between countries or regions in which we operate and data shared among our products and services. If we are unable to transfer data between and among countries and regions in which we operate, or if we are restricted from sharing data among our products and services, it could affect our ability to provide our services, the manner in which we provide our services or our ability to target ads, which could adversely affect our financial results.

Proposed or new legislation and regulations could also significantly affect our business. Laws and regulations are evolving and subject to interpretation, and resulting limitations on our advertising services, or reductions of advertising by marketers, have to some extent adversely affected, and will continue to adversely affect, our advertising business. Changes to our products or business practices as a result of these developments may adversely affect our advertising business. Similarly, there are a number of legislative proposals in the European Union, the United States, at both the federal and state level, as well as other jurisdictions that could impose new obligations or limitations in areas affecting our business. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

For example, the European Union traditionally has imposed stricter obligations under its laws and regulations relating to privacy, data protection and consumer protection than the United States. In May 2018, the European Union’s new regulation governing data practices and privacy called the General Data Protection Regulation, or GDPR, became effective and substantially replaced the data protection laws of the individual European Union member states. The law requires companies to meet more stringent requirements regarding the handling of personal data of individuals in the EU than were required under predecessor EU requirements. In the United Kingdom, a Data Protection Bill that substantially implements the GDPR also became law in May 2018. The law also increases the penalties for non-compliance, which may result in monetary penalties of up to €20.0 million or 4% of a company’s worldwide turnover, whichever is higher. The GDPR and other similar regulations require companies to give specific types of notice and in some cases seek consent from consumers and other data subjects before collecting or using their data for certain purposes, including some marketing activities. Outside of the European Union, many countries have laws, regulations, or other requirements relating to privacy, data protection, information security, and consumer protection, and new countries are adopting such legislation or other obligations with increasing frequency. Many of these laws may require consent from consumers for the use of data for various purposes, including marketing, which may reduce our ability to market our products. There is no harmonized approach to these laws and regulations globally. Consequently, we increase our risk of non-compliance with applicable foreign data protection laws by operating internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, information security and consumer protection. For example, California recently adopted the California Consumer Privacy Act of 2018 (“CCPA”), which provides new data privacy rights for consumers and new operational requirements for businesses. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. The CCPA went into effect in January 2020. The effects of the CCPA potentially are significant, however, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. As a general matter, compliance with laws, regulations, and any applicable rules or guidance from self- regulatory organizations relating to privacy, data protection, information security and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to acquire customers, and otherwise adversely affect our business, financial condition and operating results.

These laws and regulations, as well as any associated claims, inquiries, or investigations or any other government actions, have in the past led to, and may in the future lead to, unfavorable outcomes including increased compliance costs, delays or impediments in the development of new products, negative publicity and reputational harm, increased operating costs, diversion of management time and attention, and remedies that harm our business, including fines or demands or orders that we modify or cease existing business practices.

Payment transactions may subject us to additional regulatory requirements and other risks that could be costly and difficult to comply with or that could harm our business.

Our users can purchase virtual and digital goods from creators and developers within our platform and infrastructure on FANTOO. In addition, certain of our users can use our FANTOO infrastructure, including within Clubs and communities, for other activities, such as sending money to other users or purchasing goods and/or services from other users. We are subject to a variety of laws and regulations in the United States, Europe, and elsewhere, including those governing anti-money laundering and counter-terrorist financing, money transmission, gift cards and other prepaid access instruments, electronic funds transfer, charitable fundraising, and import and export restrictions. Depending on how our payments product evolves, we may also be subject to other laws and regulations including those governing gambling, banking, and lending. In some jurisdictions, the application or interpretation of these laws and regulations is not clear. Our efforts to comply with these laws and regulations could be costly and result in diversion of management time and effort and may still not guarantee compliance. In the event that we are found to be in violation of any such legal or regulatory requirements, we may be subject to monetary fines or other penalties such as a cease and desist order, or we may be required to make product changes, any of which could have an adverse effect on our business and financial results.

In addition, we are subject to a variety of additional risks as a result of payments transactions, including: increased costs and diversion of management time and effort and other resources to deal with bad transactions or customer disputes; potential fraudulent or otherwise illegal activity by users, developers, employees, or third parties; restrictions on the investment of consumer funds used to transact payments; and additional disclosure and reporting requirements. We have also launched/have announced plans to develop digital payments products and services, which may subject us to many of the foregoing risks and additional licensing requirements.

Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our earnings and adversely affect our operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. There may be material adverse effects resulting from the legislation that we have not yet identified. No estimated tax provision has been recorded in the financial statements included herein for tax attributes that are incomplete or subject to change.

The foregoing items could have a material adverse effect on our business, cash flow, financial condition or results of operations. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities. The impact of this tax legislation on holders of our common stock is also uncertain and could be adverse. We urge our stockholders and investors to consult with our legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti- corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

RISKS RELATED TO DOING BUSINESS IN KOREA

Fluctuations in exchange rates could result in foreign currency exchange losses to us.

The value of the Korean Won and other currencies against the U.S. dollar has fluctuated, and may continue to fluctuate and is affected by, among other things, changes in political and economic conditions. It is difficult to predict how market forces or Korean or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the Korean Won and the U.S. dollar in the future.

A substantial percentage of our revenue and costs are denominated in Korean Won, and a significant portion of our financial assets are also denominated in Korean Won, while we anticipate that a substantial portion of any debt incurred will be denominated in U.S. dollars. We are a holding company and we may receive dividends, loans and other distributions on equity paid by our operating subsidiaries in Korea. Any significant fluctuations in the value of the Korean Won may materially and adversely affect our liquidity and cash flows. For example, the depreciation of the Korean Won and other foreign currencies against the U.S. dollar typically results in a material increase in the cost of hosting services and equipment purchased from outside of Korea and the cost of servicing debt denominated in currencies other than the Korean Won. As a result, any significant depreciation of the Korean Won or other major foreign currencies against the U.S. dollar may have a material adverse effect on our results of operations. If we decide to convert our Korean Won into U.S. dollars for the purpose of repaying principal or interest expense on any future U.S. dollar-denominated debt, making payments for dividends on our common stock, or other business purposes, depreciation of the Korean Won or other foreign currencies against the U.S. dollar would have a negative effect on the U.S. dollar amount we would receive. Conversely, to the extent that we need to convert U.S. dollars into Korean Won for our operations, appreciation of the Korean Won against the U.S. dollar would have an adverse effect on the Korean Won amount we would receive.

Tensions with North Korea could have an adverse effect on our business, financial condition, and results of operations, and the price per share of our common stock.

Relations between Korea and North Korea have fluctuated over the years. Tension between Korea and North Korea may increase or change abruptly as a result of current and future events. In particular, there have been heightened security concerns in recent years stemming from North Korea’s nuclear weapon and ballistic missile programs as well as its hostile military actions against Korea.

North Korea’s economy also faces severe challenges, which may further aggravate social and political pressures within North Korea. Since April 2018, North Korea has held a series of bilateral summit meetings with Korea and the United States to discuss peace and denuclearization of the Korean peninsula. However, North Korea has since resumed its missile testing, heightening tensions, and the outlook of such discussions remains uncertain.

Further tensions in North Korean relations could develop due to a leadership crisis, breakdown in high-level inter-Korea contacts or military hostilities. Alternatively, tensions may be resolved through reconciliatory efforts, which may include peace talks, alleviation of sanctions or reunification. We cannot assure you that future negotiations will result in a final agreement on North Korea’s nuclear program, including critical details such as implementation and timing, or that the level of tensions between Korea and North Korea will not escalate. Any increase in the level of tension between Korea and North Korea, an outbreak in military hostilities or other actions or occurrences, could adversely affect our business, prospects, financial condition, and results of operations and could lead to a decline in the price per share of our common stock.

There are special risks involved with investing in Korean companies, including the possibility of restrictions being imposed by the Korean government in emergency circumstances, accounting and corporate disclosure standards that differ from those in other jurisdictions, and the risk of direct or vicarious criminal liability for executive officers of our Korean affiliates.

Our wholly owned subsidiary, Hanryu Bank Co., Ltd. (“HBC”), is a Korean company, and HBC and its Korean affiliates and subsidiaries operate in a business and cultural environment that is different from that of other countries. For example, under the Foreign Exchange Transaction Act of Korea, if the Korean government determines that in certain emergency circumstances, including sudden fluctuations in interest rates or exchange rates, extreme difficulty in stabilizing the balance of payments or substantial disturbance in the Korean financial and capital markets are likely to occur, it may impose any necessary restriction such as requiring Korean or foreign investors to obtain prior approval from the Minister of Economy and Finance of Korea prior to entering into a capital markets transaction, repatriating interest, dividends or sales proceeds arising from Korean securities or from the disposition of such securities or other transactions involving foreign exchange. Although investors will hold shares of our common stock, HBC may experience adverse risks and in turn could adversely impact our business, prospects, financial condition, and results of operations and could lead to a decline in the price per share of our common stock.

In addition, under Korean law, there are circumstances in which certain executive officers of a company may be investigated or held criminally liable either directly or vicariously for the actions of the company and its executives and employees. For example, complaints alleging infringement of intellectual property rights, breaches of certain Korean laws (e.g., labor standards laws and fair trade laws), and product-related claims may be investigated and prosecuted as criminal offenses with both the company and the company’s executive officers being named as defendants in such proceedings. These risks change over time.

As a result of these current and changing risks, HBC and its Korean affiliates’ executive officers may be named in the future in criminal investigations or proceedings stemming from our operations. In Korea, company executive officers being named in such investigations or proceedings is a common occurrence, even though in practice many such cases result in no liability to the individual. If HBC and its Korean affiliates’ executive officers were to be named in such criminal proceedings or held either directly or vicariously criminally liable for the actions of the company and its executives and employees, our business, financial condition, and results of operations may be harmed.

HBC’s transactions with its subsidiaries and affiliates may be restricted under Korean fair trade regulations.

HBC enters into business relationships and transactions with its subsidiaries and affiliates, which are subject to scrutiny by the Korean Fair Trade Commission (“KFTC”) as to, among other things, whether such relationships and transactions constitute undue financial support among companies in the same business group. If, in the future, the KFTC determines that HBC has engaged in transactions that violate the fair trade laws and regulations, it may be subject to an administrative and/or criminal fine, surcharge or other actions, which may have an adverse effect on our business, financial condition, and results of operations.

Our Korean subsidiary, HBC, and a group of companies affiliated with it may be designated an affiliated group under Korean law, which would require that group of companies to make certain disclosures and implement additional corporate governance requirements.

Our Korean subsidiary, HBC, and a group of companies affiliated with it are likely to be designated as a business group subject to disclosure under the Korean Monopoly Regulation and Fair Trade Act. As described in greater detail in the section titled “Government Regulation-The Monopoly Regulation and Fair Trade Act”, such a designation would impose additional corporate governance and public disclosure requirements on this group of affiliated companies. These requirements would create additional costs of compliance and could subject this group of affiliated companies to greater regulatory scrutiny and risk of penalties for any failure to comply with the additional obligations imposed.

HBC is subject to certain requirements and restrictions under Korean law that may, in certain circumstances, require it to act in a manner that may not be in our or our stockholders’ best interest.

Under applicable Korean law, directors of a Korean company, such as HBC, owe a fiduciary duty to the company itself rather than to its stockholders. This fiduciary duty obligates directors of a Korean company to perform their duties faithfully for the good of the company as a whole. As a result, if circumstances arise in which the good of HBC conflicts with the good of Hanryu Holdings or our stockholders, HBC may not be permitted under applicable Korean law to act in a manner that is in the best interest of Hanryu Holdings, as its parent, or our stockholders. For example, providing guarantees or collateral by HBC in favor of Hanryu Holdings, as its parent, without a justifiable cause and on other than arm’s length terms may cause breach of a fiduciary duty of directors to HBC.

Approval by the board of directors of a Korean company is required for, among other things, all transactions between a director or major stockholder (including a 10% or more stockholder) and the company for the director’s or the major stockholder’s account. As a result, intercompany transactions between us and HBC (or any other Korean subsidiary we may own, from time to time), could arise in the future in which the directors of the Korean subsidiary are not able to act in ours or our stockholders’ best interest as a result of competing interests of the subsidiary. Since substantially all of our operations are conducted by HBC, any such occurrence with respect to HBC could adversely affect our business, financial condition, and results of operations.

HBC’s transactions with related parties are subject to close scrutiny by the Korean tax authorities, which may result in adverse tax consequences.

Under Korean tax law, there is an inherent risk that HBC’s transactions with its subsidiaries, affiliates or any other person or company that is related to us may be challenged by the Korean tax authorities if such transactions are viewed as having been made on terms that were not on an arm’s-length basis. If the Korean tax authorities determine that any of its transactions with related parties were on other than arm’s-length terms, it may not be permitted to deduct as expenses, or may be required to include as taxable income, any amount which is found to be undue financial support between related parties in such transaction, which may have adverse tax consequences for us and, in turn, may adversely affect our business, financial condition, and results of operations.

If we are deemed to have a “place of effective management” in Korea, we will be treated as a Korean company for the purpose of Korean corporate income tax with regards to our worldwide income.

Under the Corporate Tax Act (“CTA”), as amended on August 17, 2021, a corporation having a “place of effective management” in Korea will be treated as a Korean company for the purposes of Korean corporate income tax. However, the CTA does not clearly define what constitutes “place of effective management” and, to date, there has not been any court precedent. If we are deemed to have a “place of effective management” in Korea, we will be required to file annual corporate income tax returns with the Korean tax authorities and be subject to Korean corporate income tax. Currently, the applicable rates are 11% (inclusive of local corporate taxes) for taxable income up to 200 million Korean Won, 22% (inclusive of local corporate taxes) for taxable income exceeding 200 million Korean Won and less than 20 billion Korean Won, 24.2% (inclusive of local corporate taxes) for taxable income greater than 20 billion won and less than 300 billion Korean Won, and 27.5% (inclusive of local corporate tax) for taxable income greater than 300 billion Korean Won. Taxable income would include any worldwide income, such as dividends we receive from our Korean operating company and any interest income earned outside of Korea. If we are required to pay Korean corporate income tax, it may reduce our cash flow and negatively impact the returns to investors.

If we are deemed to have a “permanent establishment” in Korea, we will be subject to Korean corporate income tax with regards to any Korean source income attributable to or effectively connected with such permanent establishment.

If we are deemed to have a “permanent establishment” as defined under Korean tax law, we would be required to file annual corporate income tax returns with the Korean tax office and be subject to Korean corporate income tax. the applicable rates are 11% (inclusive of local corporate taxes) for taxable income up to 200 million Korean Won, 22% (inclusive of local corporate taxes) for taxable income exceeding 200 million Korean Won and less than 20 billion Korean Won, 24.2% (inclusive of local corporate taxes) for taxable income greater than 20 billion won and less than 300 billion Korean Won, and 27.5% (inclusive of local corporate tax) for taxable income greater than 300 billion Korean Won. Taxable income includes any Korean source income attributable to or effectively connected with such permanent establishment, such as dividends we receive from our Korean operating company. If we are required to pay Korean corporate income tax, it may reduce our cash flow and negatively impact the returns to investors.

A focus on regulating copyright and patent infringement by the Korean government subjects us to extra scrutiny in our operations and could subject us to sanctions, fines, or other penalties, which could adversely affect our business and operations in Korea.

The Korean government has recently focused on addressing copyright and patent infringement in Korea, particularly with respect to luxury and brand name merchandise. Despite measures we have taken to address copyright and patent infringement, the Korean government may subject us to sanctions, fines, or other penalties, which could adversely affect our business and operations in Korea.

Our business may be adversely affected by developments that negatively impact the Korean economy and uncertainties in economic conditions that impact spending patterns of our customers in Korea.

We have historically generated a substantial majority of our revenue from sales in Korea. Our future performance will depend in large part on Korea’s future economic growth. Adverse developments in Korea’s economy as a result of various factors, including economic, political, legal, regulatory, and social conditions in Korea may have an adverse effect on customer spending, which may not allow us to achieve our desired revenue growth. The economic indicators in Korea in recent years have shown mixed signs of growth and uncertainty, and in 2020, the Korean and global economies were affected as a result of the COVID-19 pandemic. As a result, future growth of the Korean economy is subject to many factors beyond our control, including developments in the global economy.

The Korean economy is closely tied to, and is affected by developments in, the global economy. In recent years, adverse conditions and volatility in the worldwide financial markets, fluctuations in oil and commodity prices, and the COVID-19 pandemic, have contributed to the uncertainty of global economic prospects in general and have adversely affected, and may continue to adversely affect, the Korean economy. Due to liquidity and credit concerns and volatility in the global financial markets, the value of the Korean Won relative to the U.S. dollar and other foreign currencies and the stock prices of Korean companies have fluctuated significantly in recent years. Further declines in the Korea Composite Stock Price Index, and large amounts of sales of Korean securities by foreign investors and subsequent repatriation of the proceeds of such sales may adversely affect the value of the Won, the foreign currency reserves held by financial institutions in Korea, and the ability of Korean companies to raise capital. Any future deterioration of the Korean economy or the global economy could adversely affect our business, financial condition, and results of operations.

New legislative proposals may expose our business to additional risks from litigation, regulation, and government investigations.

We are subject to changing laws and regulations everywhere we do business, including in Korea. For example, on September 28, 2020, the Korean Ministry of Justice announced (i) a proposed amendment to the Korean Commercial Code to adopt a punitive damages system that would apply generally to all areas of business, and (ii) a proposed bill to introduce a class action litigation system in Korea.

Previously, punitive or exemplary damages have been available in Korea only in specific business fields. The proposed legislation would broaden the potential availability of such damages. Similarly, the proposal relating to class actions would make such litigation applicable to a broader scope of cases, would allow for a Korean style discovery process, jury trials in many cases, and would apply to claims whose cause arose before the bill’s enactment.

Additionally, on September 28, 2020, the KFTC introduced a proposed bill entitled the “Fair Online Platform Intermediary Transactions Act.” This proposed act is intended to augment the existing legal framework under the Monopoly Regulation and Fair Trade Act of Korea to regulate competition and fairness issues arising in the business of online platforms. This proposed act would enhance liability of online platform operators to merchants, suppliers, and customers.

Also, on January 8, 2021, the main session of the Korean National Assembly passed a draft Bill on Punishment for Serious Accidents, etc. (the “Serious Accidents Act”), which came into effect January 27, 2022. The Serious Accidents Act imposes enhanced liability (including criminal liability) on businesses, managers, and individuals who are responsible for causing loss of life by failing to fulfill duties relating to workplace safety and health or risk prevention. The Serious Accidents Act provides the potential for criminal punishment, public disclosure of punishment, and monetary damages, including punitive damages up to five times the actual damages suffered. The Serious Accidents Act extends potential liability to a wider group of persons than under existing law, including those who oversee safety and health matters for the business concerned and also general managers of the business.

These are just some examples of how our business could be affected by changing regulations. If these proposals are enacted and implemented, our Korean subsidiary, HBC (and its Korean subsidiaries), could face substantial costs and management could be required to spend significant time and attention on these matters, which would divert our focus from our core business. This could adversely affect our business, financial condition, and results of operations.

As HBC is incorporated in Korea, it may be more difficult to enforce judgments obtained in courts outside Korea.

Our operations are primarily conducted outside of the United States. In addition, all of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

RISKS RELATED TO OUR TECHNOLOGY

Technology changes rapidly in our business and if we fail to anticipate or successfully implement new technologies or adopt new business strategies, technologies or methods, the quality and competitiveness of our service offerings may suffer.

Technology changes rapidly in the social media market which requires us to anticipate which technologies we must develop, implement and take advantage of in order to remain competitive. We have invested, and in the future may invest, in new business strategies including technologies, products, and to continue to persistently deliver the best product. Such endeavours may involve significant risks and uncertainties, and no assurance can be given that the technology we choose to adopt and the features that we pursue will be successful. If we do not successfully implement these new technologies, our reputation may be materially adversely affected and our financial condition and operating results may be impacted. We also may miss opportunities to adopt technology, or develop new technologies, which could adversely affect our financial results. It may take significant time and resources to shift our focus to new technologies, putting us at a competitive disadvantage.

There may be losses or unauthorized access to or releases of confidential information, including personally identifiable information (“PII”), that could subject the Company to significant reputational, financial, legal and operational consequences.

The Company’s business requires it to use and store confidential information including, among other things, PII, with respect to the Company’s customers and employees. The Company devotes significant resources to network and data security, including through the use of encryption and other security measures intended to protect its systems and data. However, these measures cannot provide absolute security, and losses or unauthorized access to or releases of confidential information occur and could materially adversely affect the Company’s reputation, financial condition and operating results.

The Company’s business also requires it to share confidential information with suppliers and other third parties. Although the Company takes steps to secure confidential information that is provided to third parties, such measures are not always effective and losses or unauthorized access to or releases of confidential information occur and could materially adversely affect the Company’s reputation, financial condition and operating results.

For example, the Company may experience a security breach impacting the Company’s information technology systems, which, for the avoidance of doubt, includes the Company’s separate FP database, that compromises the confidentiality, integrity or availability of confidential information. Such an incident could, among other things, impair the Company’s ability to attract and retain customers for its products and services, impact the Company’s stock price, materially damage supplier relationships, and expose the Company to litigation or government investigations, which could result in penalties, fines or judgments against the Company.

The Company has implemented systems and processes intended to secure its information technology systems and prevent unauthorized access to or loss of sensitive data, including through the use of encryption and authentication technologies. As with all companies, these security measures may not be sufficient for all eventualities and may be vulnerable to hacking, employee error, malfeasance, system error, faulty password management or other irregularities.

In addition to the risks relating to general confidential information described above, the Company is also subject to specific obligations relating to payment card data. Under payment card rules and obligations, if cardholder information is potentially compromised, the Company could be liable for associated investigatory expenses and could also incur significant fees or fines if the Company fails to follow payment card industry data security standards. The Company could also experience a significant increase in payment card transaction costs or lose the ability to process payment cards if it fails to follow payment card industry data security standards, which would materially adversely affect the Company’s reputation, financial condition and operating results.

While the Company maintains insurance coverage that is intended to address certain aspects of data security risks, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.

We use third-party services and technologies in connection with our business, and any disruption to the provision of these services and technologies to us could result in negative publicity and a slowdown in the growth of our users, which could materially and adversely affect our business, financial condition and results of operations.

Our business partially depends on services provided by, and relationships with, various third parties, including cloud hosting and broadband providers, among others. To this end, when our cloud hosting and broadband vendors experience outages, our services offered through FANTOO and related applications will be negatively impacted and alternative resources will not be immediately available. We exercise no control over the third-party vendors that we rely upon for cloud hosting, broadband and software service. If such third parties increase their prices, fail to provide their services effectively, terminate their service or agreements or discontinue their relationships with us, we could suffer service interruptions, reduced revenues or increased costs, any of which may have a material adverse effect on our business, financial condition and results of operations.

Growth of our client base depends upon effective interoperability with mobile operating systems, networks, mobile devices and standards that we do not control.

We are dependent on the interoperability of our services with popular mobile devices and mobile operating systems that we do not control, such as Android and iOS. Any changes in such mobile operating systems or devices that degrade the functionality of our services or give preferential treatment to competitive services could adversely affect usage of our services. In order to deliver high quality services, it is important that our services work well across a range of mobile operating systems, networks, mobile devices and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing services that operate effectively with these operating systems, networks, devices and standards. In the event that it is difficult for our users to access and use our services, particularly on their mobile devices, our user growth and user engagement could be harmed, and our business and operating results could be adversely affected.

Security breaches, improper access to or disclosure of our data or user data, other hacking and phishing attacks on our systems, or other cyber incidents could harm our reputation and adversely affect our business.

Our industry is prone to cyber-attacks by third parties seeking unauthorized access to our data or users’ data or to disrupt our ability to provide service. Our products and services involve the collection, storage, processing, and transmission of a large amount of data, including FP stored in the Company’s separate FP database. Any failure to prevent or mitigate security breaches and improper access to or disclosure of our data or user data, including personal information, content, or payment information from users, or information from marketers, could result in the loss, modification, disclosure, destruction, or other misuse of such data, including FP stored in the Company’s separate FP database, which could harm our business and reputation and diminish our competitive position. In addition, computer malware, viruses, social engineering (predominantly spear phishing attacks), scraping, and general hacking have become more prevalent in our industry, have occurred on our systems in the past, and will occur on our systems in the future. Our efforts to protect our company data or the information we receive, and to disable undesirable activities on our platform, may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance, including defects or vulnerabilities in our vendors’ information technology systems or offerings; government surveillance; breaches of physical security of our facilities or technical infrastructure; or

other threats that evolve. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to our data or our users’ data. Cyber-attacks continue to evolve in sophistication and volume, and inherently may be difficult to detect for long periods of time. Although we have developed systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, we cannot assure you that such measures will provide absolute security, that we will be able to react in a timely manner, or that our remediation efforts will be successful.

We may experience such cyber-attacks and other security incidents of varying degrees from time to time, and we may incur significant costs in protecting against or remediating such incidents. In addition, we are subject to a variety of laws and regulations in the United States and abroad relating to cybersecurity and data protection. As a result, affected users or government authorities could initiate legal or regulatory actions against us in connection with any actual or perceived security breaches or improper access to or disclosure of data, which could cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices. Such incidents or our efforts to remediate such incidents may also result in a decline in our active users base or engagement levels. Any of these events could have a material and adverse effect on our business, reputation, or financial results.

We anticipate that our ongoing efforts related to privacy, safety, security, and content review will identify instances of misuse of user data or other undesirable activity by third parties on our platform.

In addition to our efforts to mitigate cybersecurity risks, we are making significant investments in privacy, safety, security, and content review efforts to combat misuse of our services and user data by third parties, including investigations and audits of platform applications. As a result of these efforts, we anticipate that we may discover incidents of misuse of user data or other undesirable activity by third parties. We may not discover all such incidents or activity, whether as a result of our data or technical limitations, including our lack of visibility over our encrypted services, the scale of activity on our platform, challenges related to our personnel working remotely during the COVID-19 pandemic, the allocation of resources to other projects, or other factors, and we may be notified of such incidents or activity by the media or other third parties. Such incidents and activities may, in the future, include the use of user data or our systems in a manner inconsistent with our terms, contracts or policies, the existence of false or undesirable user accounts, improper advertising practices, activities that threaten people’s safety on- or offline, or instances of spamming, scraping, data harvesting, unsecured datasets, or spreading misinformation. We may also be unsuccessful in our efforts to enforce our policies or otherwise remediate any such incidents. Any of the foregoing developments may negatively affect user trust and engagement, harm our reputation and brands, require us to change our business practices in a manner adverse to our business, and adversely affect our business and financial results. Any such developments may also subject us to litigation and regulatory inquiries, which could subject us to monetary penalties and damages, divert management’s time and attention, and lead to enhanced regulatory oversight.

Our products and internal systems rely on software and hardware that is highly technical, and any errors, bugs, or vulnerabilities in these systems, or failures to address or mitigate technical limitations in our systems, could adversely affect our business.

Our products and internal systems rely on software and hardware, including software and hardware developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our products and internal systems depend on the ability of such software and hardware to store, retrieve, process, and manage immense amounts of data. The software and hardware on which we rely may contain, and will in the future may further contain, errors, bugs, or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs, or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects, or technical limitations within the software and hardware on which we rely have in the past led to, and may in the future lead to, outcomes including a negative experience for users and marketers who use our products, compromised ability of our products to perform in a manner consistent with our terms, contracts, or policies, delayed product introductions or enhancements, targeting, measurement, or billing errors, compromised ability to protect the data of our users and/or our intellectual property or other data, or reductions in our ability to provide some or all of our services. For example, we make commitments to our users as to how their data will be used within and across our products, and our systems are subject to errors, bugs and technical limitations that may prevent us from fulfilling these commitments reliably. In addition, any errors, bugs, vulnerabilities, or defects in our systems or the software and hardware on which we rely, failures to properly address or mitigate the technical limitations in our systems, or associated degradations or interruptions of service or failures to fulfil our commitments to our users may in the future lead to outcomes including damage to our reputation, loss of users, loss of marketers, loss of revenue, regulatory inquiries, litigation, or liability for fines, damages, or other remedies, any of which could adversely affect our business and financial results.

RISKS RELATED TO DIGITAL ASSETS

Regulatory changes or actions may restrict the use of digital assets in a manner that adversely affects our business, prospects or operations.

FP may be considered a digital asset. Although FP is not offered on a public blockchain and its value is derived primarily from its utility exclusively within its closed network community, it may also be subject to increasingly restrictive, complex and evolving U.S. and foreign laws and regulations regarding digital assets, including commodities and securities, anti-money laundering and counter-terrorist financing, money transmission, consumer protection, taxation, intellectual property, property rights and other matters (for the purposes of this section, the “Digital Asset Laws”). Many of these laws and regulations are subject to change and uncertain interpretation, and could result in outright bans in certain jurisdictions, sanctions, monetary penalties, claims, increased compliance costs, or declines in adoption that could impede user growth or engagement, or otherwise harm our business.

For example, in the United States, the SEC has been particularly active in pursuing digital asset issuers for unregistered security offerings to U.S. residents. In Korea, the Financial Services Commission has banned initial coin offerings within Korea. We have not offered KDC in jurisdictions where it was be prohibited or in a manner that is prohibited. The initial public offering of KDC was conducted on centralized digital asset exchanges that excluded subscribers from prohibited jurisdictions. Further, we conducted no public solicitation for the offering of KDC in the United States or South Korea. Nonetheless, because KDC is available on the public blockchain it may be possible for residents in such jurisdictions to acquire KDC in peer to peer transactions, as most jurisdictions, including the United States and South Korea, do not prohibit private parties from engaging in peer to peer digital asset transactions. With respect to resales or secondary digital asset transactions, jurisdictions generally regulate intermediaries for such transactions dependent on the extent and nature of an intermediary’s role in a transaction. Decentralized finance (“defi”) applications that are connected to the public blockchain have substantially minimized the role of the intermediary. Given the emerging nature of such defi applications, the regulatory landscape pertaining to such applications is still evolving and consequently, numerous defi applications are available to transaction parties, often irrespective of the physical location of a party and irrespective of the actions or inactions of the issuers of such digital assets. To date, we do not monitor for such defi transactions, nor do we have any prospective plans to do so. Furthermore, given that we would never have access to the personal information of the parties to such transactions, even if we had the ability to restrict private defi transactions we would not have the ability to identify whether any particular transaction should be restricted under the Digital Asset Laws of any given jurisdiction or whether we would be under any obligation to endeavour to enforce such restrictions, to the extent possible. To the extent government enforcement authorities or regulators seek to enforce current or future Digital Asset Laws against us for these transactions, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and negatively impact our business operations.

Regulation of digital assets and digital asset exchanges is currently undeveloped and likely to evolve rapidly, vary significantly among international regulatory agencies, and is subject to significant uncertainty. A failure by the Company to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines imposed by governmental authorities. Under certain circumstances, such failure to comply by the Company could also result in criminal sanctions.

As blockchain networks and digital assets have grown in popularity and in market size, governments and regulatory agencies have begun to take interest in, and in some cases regulate, their use and operation. To the extent that a government or quasi-governmental agency exerts regulatory authority over a blockchain network or asset upon which our business relies, our business could be adversely affected. Blockchain networks currently face an uncertain regulatory landscape in many jurisdictions. The effect of any future legal or regulatory change is impossible to predict, but such laws, regulations or directives may directly and negatively impact our business.

Governments may in the future curtail or outlaw the acquisition, use or redemption of digital assets. Ownership of, holding or trading in digital assets may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject digital asset companies to additional regulation. Judicial determinations may also have an adverse impact on the trading of digital assets.

Users of FANTOO are issued FP for engaging and transacting within the Company’s ecosystem. FP may be subject to various regulations in South Korea that restrict or limit the use of FP on FANTOO.

In addition to the application of the Digital Asset Laws arising as a result of the use of FP in various jurisdictions, our operation of the FANTOO platform within South Korea and the issuance of FP to users engaging with the FANTOO platform may subject us to various regulations in South Korea, including the Financial Investment Services and Capital Markets Act (“FISCM”) and the Act on Reporting and Using Specified Financial Transaction Information (“RSFTI”). The FISCM was enacted to advance the Korean financial market by improving the competitive edge of the nation’s capital market and financial investment industry, and the RSFTI provides for the regulation of matters concerning reporting on and use of specified financial transaction information necessary to regulate money laundering and financing of terrorism through financial transactions, such as foreign exchange transactions, thereby contributing to preventing crimes and further establishing a sound and transparent financial system. Although FP is not currently classified as a financial investment instrument as such term is defined in the FISCM, or a virtual asset, as such term is defined by the RSFTI, any amendments to or interpretations of the FISCM, RSFTI or FP in the future may subject the Company to regulation, including among other requirements, providing financial transaction information in order to, among others, prevent money laundering and financing of terrorism.

We may have security laws exposure relating to the previous issuances of Kingdom Coin.

While we no longer hold or otherwise possess KC, we are subject to compliance with securities laws, which could expose us to potential liabilities, including potential rescission rights. In August of 2021, we issued to certain creditors of HBC an aggregate total of 348,679,380 KDC in exchange for the cancellation of an aggregate value of $9,428,664 in HBC debt (the “KDC Exchange”). KDC was further listed on LBank.com in August, 2021, and XT.com in September 2021 (LBank.com and XT.com are collectively, the “Listing Platforms”). The current market price of KDC ($0.00017) is significantly lower than the valuation of KDC used to extinguish the HBC debt.

At the time of the KDC Exchange, and subsequently at the time of listing of KDC on the Listing Platforms, HBC was operated solely under the jurisdiction of the ROK. During the KDC Exchange, and subsequently upon the listing of KDC on the Listing Platforms, the Company did not direct any sales efforts in the United States or to U.S. Persons. Further, pursuant to the terms and conditions of each Listing Platform, neither Listing Platform permits U.S. Persons as customers. While the Company therefore believes there were no sales of KDC to or by a U.S. person, or efforts to sell KDC to U.S. persons that would be subject to U.S. federal securities laws, we relied on each of the Listing Platforms to prevent offers and sales in the United States and to U.S. persons. As such, the Company may be subject to the risks below in the event that the policies and procedures of the Listing Platforms are not effective and/or sufficient to prevent such offers and sales or that persons may have been able to circumvent such policies and procedures.

While we do not believe that we were subject to U.S. federal securities laws at the time of the KDC Exchange and the listing of KDC on the Listing Platforms, and therefore did not need to conduct the offerings pursuant to an available exemption under the U.S. federal securities laws, the analysis of such jurisdictional question is factual. The applicability of jurisdiction under the Securities Act, and the availability of any exemptions thereunder, depends upon our conduct and that of those persons contacting potential investors and making the offering. We further relied on the terms and conditions of the Listing Platforms to ensure that no offers or sales were made in the United States or to U.S. persons. As such, if the KDC Exchange, the listing of KDC on the Listing Platforms, or any other such offering of securities by the Company is determined by either judicial decision or by the SEC to fall under the jurisdiction of U.S. federal securities laws, and does not qualify for an exemption from registration under the Securities Act, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did in fact fall under the jurisdiction of U.S. federal securities laws, or alternatively, if such offerings do not qualify for an exemption thereunder, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

RISKS RELATED TO INTELLECTUAL PROPERTY

We may be subject to claims of infringement of third-party intellectual property rights.

From time to time, third parties may claim that we have infringed their intellectual property rights. For example, patent holding companies may assert patent claims against us in which they seek to monetize patents they have purchased or otherwise obtained. Although we take steps to avoid knowingly violating the intellectual property rights of others, it is possible that third parties still may claim infringement. Existing or future infringement claims against us, whether valid or not, may be expensive to defend and divert the attention of our employees from business operations. Such claims or litigation could require us to pay damages, royalties, legal fees and other costs. We also could be required to stop offering, distributing or supporting the FANTOO application, or other features or services which incorporate the affected intellectual property rights, redesign products, features or services to avoid infringement, or obtain a license, all of which could be costly and harm our business.

Our technology, content and brands are subject to the threat of piracy, unauthorized copying and other forms of intellectual property infringement.

We regard our technology, content and brands as proprietary and take measures to protect our technology, content and brands and other confidential information from infringement. Piracy and other forms of unauthorized copying and use of our technology, content and brands may become persistent, and policing is difficult. Further, the laws of some countries in which our products are or may be distributed either do not protect our intellectual property rights to the same extent as the laws of the United States, or are poorly enforced. Legal protection of our rights may be ineffective in such countries. In addition, although we take steps to enforce and police our rights, factors such as the proliferation of technology designed to circumvent the protection measures used by our business partners or by us, the availability of broadband access to the Internet, the refusal of Internet service providers or platform holders to remove infringing content in certain instances, and the proliferation of online channels through which infringing product is distributed all have contributed to a general expansion in unauthorized copying of technology, content and brands.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our registered trademark and pending trademarks, service marks, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on trademark law, trade secret protection and confidentiality and license agreements with our employees and others to protect our proprietary rights.

We have invested significant resources to develop our own intellectual property and acquire licenses to use and distribute the intellectual property of others in the operation of the FANTOO platform. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

Policing unauthorized use of proprietary technology is difficult and expensive. We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Further, we require every employee and consultant to execute proprietary information and invention agreements prior to commencing work. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

RISKS RELATED TO OUR COMMON STOCK

There is currently no trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is no current market for any of our shares of common stock and a market may not develop. We intend to list our common stock on the Nasdaq Capital Market if we raise sufficient capital in the offering, but there is no guarantee that we will be able to do so. If we are not successful in listing our shares of common stock on the Nasdaq Capital Market, our common stock may be traded on an over-the-counter market to the extent any demand exists. Even if listed on the Nasdaq Capital Market, a liquid trading market may not develop. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral.

If we successfully list on Nasdaq Capital Market, our shares are likely to be thinly traded for some time and an active market may never develop.

If we successfully list on the Nasdaq Capital Market, it is likely that initially there will be a very limited trading market for our common stock and we cannot ensure that a robust trading market will ever develop or be sustained. Our shares of common stock may be thinly traded, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock in the future. The market liquidity will be dependent on the perception of our operating business, competitive forces, state of the social media platform industry, growth rate and becoming cash flow profitable on a sustainable basis, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows, and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate financial public relations firms with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans.

Our stock price may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following the offering may fluctuate substantially and may be higher or lower than the initial public offering price. This may be especially true for companies with a small public float. The trading price of our common stock following the offering will depend on several factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in the offering.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the offering. If the market price of our common stock after the offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

If securities industry analysts do not publish research reports on us, or publish unfavourable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. We may not obtain any future research coverage by securities industry analysts. In the event we are covered by research analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavourably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

You will experience dilution as a result of future equity offerings.

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Although no assurances can be given that we will consummate a future financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and potentially substantial dilution will occur. In addition, investors purchasing shares or other securities in the future could have rights superior to future investors.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment will likely be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Since we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, stock price appreciation, if any, will be your sole source of gain.

We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, appreciation, if any, in the market price of our common stock will be your sole source of gain for the foreseeable future.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. In the event of a bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock in the future, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any such future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our common stock.

We may need to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements.

Upon becoming subject to reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will be required to comply with a variety of extensive reporting, accounting, and other rules and regulations. Compliance with each of these requirements is expensive, time consuming and intricate. Further requirements may increase our costs and require additional management time and resources. We may need to implement additional finance and accounting systems, procedures and controls to satisfy our reporting requirements. If our internal controls over financial reporting are determined to be ineffective, such failure could cause investors to lose confidence in our reported financial information, negatively affect the market price of our common stock, subject us to regulatory investigations and penalties, cause us to have to restate our financial statements, and adversely impact our business and financial condition.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies,” including:

•        not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•        exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the listing of our common stock on the Nasdaq Market. Our status as an emerging growth company will end as soon as any of the following takes place:

•        the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;

•        the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates as of the prior June 30;

•        the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•        the last day of the fiscal year ending after the fifth anniversary of the listing of our common stock on the Nasdaq Market.

We cannot predict if investors will find our common stock less attractive if we choose to rely on the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of the offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, stockholders of a public company often brought securities class action suits against the Company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future. Subsequent to the time frame above, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act until such time that the Company becomes an “accelerated filer,” as defined by the SEC.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the Nasdaq Capital Market or if the price of our common stock falls below $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements would likely have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, Inc. (“FINRA”), has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares, as well as overall liquidity, of our common stock.

We will incur increased costs as a result of operating as a listed public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

If at some point in the future we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we have not incurred in the past. The Sarbanes-Oxley Act, the JOBS Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies beyond what management has experienced in operating a privately held company. Our management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a listed public company, or the timing of such costs, but such costs will be significant.

We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We may be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

If we fail to maintain an effective system of internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected.

We have historically operated as a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Although management has reviewed our current internal controls over financial reporting and concluded that our internal controls are effective, our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future and we may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our common stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all. Furthermore, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

To grow our business and remain competitive, we may require additional capital from time to time for our daily operation. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•        our market position and competitiveness in the content creation and social media platform market;

•        our future profitability, overall financial condition, results of operations and cash flows; and

•        economic, political and other conditions in the U.S. and internationally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders.

Our existing stockholders have substantial influence over our company and their interests may not be aligned with the interests of our other stockholders, which may discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their securities.

As of the date of this prospectus, MunJoong Kang controls approximately 21.5% of the voting power in the Company. As a result, Mr. Kang may have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of the Company, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of any contemplated sale of our company and may reduce the price of our common stock.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Delaware General Corporation Law. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain the price at which you purchase the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

Substantial future sales or perceived potential sales of our common stock in the public market could cause the price of our common stock to decline.

Immediately after the listing of our common stock on the Nasdaq Capital Market, we will have [•] shares of common stock outstanding. All common stock registered hereby will be freely transferable without restriction or additional registration under the Securities Act. Sales of our common stock in the public market by our Registered Stockholders, or the perception that these sales could occur, could cause the price of our common stock to decline and have a material adverse effect on our business, financial condition and results of operations.

Our certificate of incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our certificate of incorporation and our bylaws, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each case subject to the Court of Chancery of the State of Delaware having jurisdiction over the subject matter and personal jurisdiction over the indispensable parties name as defendants therein, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision. The forum selection clause in our bylaws may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.

These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers, or employees, if any, which may discourage such lawsuits against us and our directors, officers, and employees, if any. Alternatively, if a court were to find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

•        overall strength and stability of general economic conditions and of the social media platform and content creation industry in the United States and globally;

•        changes in consumer demand for, and acceptance of, our services, including our platform, as well as social media platforms in general;

•        changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

•        our expectations regarding our future operating and financial performance;

•        our ability to effectively execute our business plan and continue to expand internationally;

•        our ability to recruit, retain, and motivate skilled personnel, including key members of senior management;

•        changes in the price of equipment, network infrastructure, hosting and maintenance;

•        uncertainties around the successful improvement and modification of our existing applications and development of new products and services, which may require significant expenditures and time;

•        changes in laws or regulations governing our business and operations;

•        our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

•        our ability to effectively market our services;

•        costs and risks associated with litigation brought against us;

•        our ability to obtain and protect our existing intellectual property protections, including trademarks and copyrights;

•        changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

•        our ability to list our shares on the Nasdaq Capital Market or any other exchange and maintain such listing; and

•        other risks described from time to time in periodic and current reports that we file with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the sections entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.

The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have no operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus, the documents referenced herein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

INDUSTRY AND MARKET DATA

In addition to the industry, market and competitive position data referenced in this prospectus from our own internal estimates and research, some market data and other statistical information included in this prospectus are based in part upon information obtained from third-party industry publications, research, surveys and studies, none of which we commissioned. Third-party industry publications, research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

We are responsible for all of the disclosure in this prospectus and while we believe that each of the publications, research, surveys and studies included in this prospectus are prepared by reputable sources, and we have not independently verified market and industry data from third-party sources. In addition, while we believe our internal company research and estimates are reliable, such research and estimates have not been verified by independent sources. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our common stock in the offering will be approximately $[•] million (or approximately $[•] million if the underwriter exercises their option to purchase additional shares of common stock from us in full), based on an assumed initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share would increase (decrease) the net proceeds to us from the offering by approximately $[•] million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from the offering by approximately $[•] million, assuming the assumed initial public offering price stays the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of the offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We currently intend to use the net proceeds we receive from the offering as follows:

•        [    ]% of the net proceeds (approximately $[    ]) for investment in corporate infrastructure;

•        [    ]% of the net proceeds (approximately $[    ]) for the construction of a data center for our AI technology and hiring approximately 23 software engineers;

•        [    ]% of the net proceeds (approximately $[    ]) for increasing our engineering team to staff our planned AI technology data center;

•        [    ]% of the net proceeds (approximately $[    ]) to market and host events such as live K-pop concerts;

•        [    ]% of the net proceeds (approximately $[    ]) to develop services within the FANTOO ecosystem such as the fan shop, digital stickers, Augmented Reality filters, and emojis; and

•        [    ]% of the net proceeds (approximately $[    ]) for general working capital purposes, operating expenses, and/or acquisitions of, or investments in, businesses, products, services or technologies.

We have no present commitments or agreements to enter into any acquisitions or investments. Pending these uses, we may invest the net proceeds from the offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

The amounts and timing of our actual expenditure, including expenditure related to sales and marketing and product development will depend on numerous factors, including the status of our product development efforts, our sales and marketing activities, expansion internationally, the amount of cash generated or used by our operations, competitive pressures and other factors described under “Risk Factors” in this prospectus. We therefore cannot estimate the amount of net proceeds to be used for the purposes described above. As a result, we may find it necessary or advisable to use the net proceeds for other purposes. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from the offering. Investors will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of these proceeds.

DIVIDEND POLICY

We have not declared or paid any dividends on our capital stock to date. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2022:

•        on an actual basis;

•        on a pro forma basis to reflect the sale by us of [•] shares of common stock in the offering at an assumed initial public offering price of $[•] per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is illustrative only, and our capitalization following the closing of the offering will be adjusted based on the actual initial public offering price and other terms of the offering determined at pricing as well as our actual expenses. You should read this table together with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of September 30, 2022
	Actual	Pro Forma
	Unaudited
Cash	$8,172	$

Common stock, par value $0.001 per share, 100,000,000 shares authorized, 44,414,674 shares issued and outstanding, actual; [•] shares issued and outstanding, pro forma	44,415
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized, 0 shares issued and outstanding, actual; [•] shares issued and outstanding, pro forma	—
Additional paid-in capital	26,244,523
Accumulated deficit	(28,266,748)
Accumulated other comprehensive loss	1,123,644

The number of shares of common stock that will be outstanding following the effectiveness of this registration statement is based on 44,414,674 shares of common stock outstanding as of September 30, 2022, and excludes as of such date:

•        8,197,778 shares of common stock issuable upon exercise of warrants to purchase our common stock;

•        1,500,000 shares of common stock reserved for issuance pursuant to our 2022 Omnibus Equity Incentive Plan (as defined herein).

DILUTION

If you invest in our common stock in the offering, your interest will be diluted to the extent of the difference between the assumed initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after the completion of the offering. Net tangible book value per share of our common stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets (total assets, less intangible assets) and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

Our historical net tangible book value (deficit) as of September 30, 2022 was approximately $(678,161), or $(0.02) per share of common stock. Our historical net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2022.

After giving effect to our receipt of approximately $[•] million in estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, from our sale of common stock in the offering at an assumed initial public offering price of $[•] per share, the midpoint of the price range set forth on the cover page of this prospectus, our pro forma net tangible book value as of September 30, 2022, would have been approximately $[•] million, or $[•] per share. This amount represents an immediate increase in net tangible book value of $[•] per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $[•] per share of our common stock to new investors purchasing shares of common stock in the offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share			$
Historical net tangible book value (deficit) per share as of September 30, 2022		$(0.02)
Pro forma increase in net tangible book value per share attributable to the transactions described above	$
Pro forma net tangible book value per share as of September 30, 2022	$
Increase in pro forma net tangible book value per share attributed to new investors purchasing shares from us in the offering	$
Pro forma as adjusted net tangible book value per share after giving effect to the offering			$
Dilution in pro forma as adjusted net tangible book value per share to new investors in the offering			$

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of the offering to be determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share by approximately $[•] million, or by approximately $[•] per share, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) the pro forma as adjusted net tangible book value per share by approximately $[•] million, or approximately $[•] per share, assuming the assumed initial public offering price remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter exercises its option to purchase additional shares in full in the offering, the pro forma net tangible book value after the offering would be approximately $[•] million, or approximately $[•] per share, the increase in pro forma net tangible book value to existing stockholders would be $[•] per share, and the dilution per share to new investors would be $[•] per share, in each case based on an assumed initial public offering price of $[•] per share, the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes as of September 30, 2022, on the pro forma basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by investors purchasing our common stock in the offering at an assumed initial public offering price of $[•] per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Average Price Per Share		Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent
Existing Stockholders		%	$	%	$
New Investors
Total		%	$	%	$

The number of shares of common stock that will be outstanding following the effectiveness of this registration statement is based on 44,414,674 shares of common stock outstanding as of September 30, 2022, and excludes as of such date:

•        8,197,778 shares of common stock issuable upon exercise of warrants to purchase our common stock;

•        1,500,000 shares of common stock reserved for issuance pursuant to our 2022 Omnibus Equity Incentive Plan (as defined herein).

•        [•] shares of common stock issuable upon the exercise of the warrant to be issued to the underwriter, which equates to 5.0% of the number of shares of our common stock to be issued and sold in the offering.

If the underwriter exercises its option to purchase additional shares in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately [•]% of the total number of shares of our common stock outstanding after the offering, and the number of shares held by new investors will increase to [•], or approximately [•]% of the total number of shares of common stock outstanding after the offering.

To the extent that options or warrants are exercised, new options or other securities are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in the offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

Hanryu Holdings, Inc., a Delaware corporation (“Hanryu Holdings”), along with our wholly owned operating subsidiaries, Hanryu Bank Co., Ltd. (“HBC”), FNS Co., Ltd. (“FNS”), Hanryu Times Co., Ltd. (“Hanryu Times”), Marine Island Co., Ltd. (“Marine Island”), FANTOO Entertainment Co., Ltd., and majority owned subsidiary, K-Commerce Co., Ltd. (“K-Commerce”), all incorporated under the laws of the Republic of Korea (collectively, the “Company”, “we”, “us”, or “our”), is the creator of the engaging and innovative social media platform, “FANTOO”. FANTOO connects users around the world that share similar interests by providing distinctive service offerings, technologies, applications, and websites. Through FANTOO, we provide a global multi-media platform for our users to interact with other like-minded users, to share their appreciation of various types of entertainment and cultures, create their own content, enjoy other users’ content, engage in commerce, and experience a “fandom” community unlike any other.

Although we anticipate expanding into additional entertainment genres, currently, the majority of FANTOO’s users are enthusiasts of Korean culture (“K-Culture”), also known as the “Korean Wave.” The growing popularity of the Korean Wave has historically been driven by social networking services and online video sharing platforms. Through these channels, the dispersion and exportation of Korean arts, music and entertainment has grown rapidly from a regional influence into a global appreciation of South Korean culture. The expansion of the Korean Wave into a global phenomenon provides a significant opportunity to unite fans across the globe within the FANTOO platform. We aim to become a leading global platform for fans who are passionate about the Korean Wave, eventually expanding into other areas of fandom. Since the FANTOO platform launch in May, 2021, its user base has exceeded 18.9 million users as of December 31, 2022.

We differentiate ourselves from potential competition through the power of a fully-integrated platform, and established partnerships with leaders in the K-Culture entertainment industry within South Korea. Our core strategy is to pursue initiatives that promote the viral growth of our user base, and in doing so, drive advertising revenue, user-generated revenue, and create other new revenue streams.

FANTOO Business Model

We focus on providing user-centric services to provide a single platform that can address and satisfy all the needs of fans within that platform. FANTOO will enrich users’ fandom experience by providing an all-in-one platform for fandom content, including news, popular culture, discussions, live shows, fan creativity. FANTOO is currently available in 17 languages, with real-time translation services. These real time translation services enable our users to communicate with each other across the globe without language barriers. For languages that are not available for real-time translation, the FANTOO platform provides a solution through the use of translation matching services among users. Through the translation matching services, the FANTOO platform ensures that content is accurately translated and available to a greater number of global fans in their own languages The FANTOO platform further allows users to freely create and monetize their own content, and enables fast and secure user-to-user sales on the FANTOO platform.

We intend to create value for our shareholders through developing multiple revenue streams, including (1) direct sales revenue, driven by advertisement, content and commerce sales; and (2) revenue derived from collecting a percentage of user-to-user sales of emojis, online stickers, web novels, webtoons, translation matching, and other user-to-user transactions.

In the long term, we expect the majority of our revenue will be generated from commissions from user-to-user transactions. Deriving revenue from user-to-user transactions gives our platform an advantage over other existing platforms that primarily rely on advertisement sales. We recognize both the creative power and purchasing power of our users and fans in general, and as such, we designed our platform to maximize the economic effects of FANTOO users. Since May 2021, we have experienced a significant growth in the number of FANTOO users, with our current user base exceeding 18.9 million users as of December 31, 2022.

Due to the surge in popularity of Korean culture (“K-Culture”), we believe that we have great potential to continue growing our user base, while maintaining a high percentage of Monthly Active Users (“MAUs”). According to the Korea Foundation and Korean Ministry of Foreign Affairs, in 2021, Korean culture had 156.6 million fans in 116 countries, and generated approximately $21.5 billion in global revenue in 2019. Furthermore, K-Culture was ranked as the seventh most influential global culture in 2021, and contributed over $10 billion in exports in 2020, as reported by the Korean Foundation for International Cultural Exchange. The global purchasing power of K-Culture was at $124.3 billion in 2020, based on the 2021 report by the Organization for Economic Co-operation and Development.

FANTOO Reward System

Our user base is encouraged to interact with the FANTOO platform based on our user-reward system which rewards users with FP. FP is an in-platform reward-point styled system, only usable within the FANTOO platform, that can be utilized by users to purchase goods and services offered in the FANTOO platform, such as within the FANTOO shop or to purchase in-application content. Users earn FP based on: (i) the level of each user’s activity within the FANTOO platform; and (ii) the revenue we derive from FANTOO’s advertising sales. At midnight of each day, all advertising revenue for that day is accumulated, and 50% of that day’s total net advertising profits are distributed as FP to users, based upon their level of contribution within the FANTOO platform. From the 50% of profits that are distributed to users as FP, approximately 30% of the distribution of rewards will go to users who are content creators, and the remaining 20% will be issued to general users who participate on the platform. By rewarding our users for interacting with the FANTOO platform, we believe we can promote a much more interactive user base, all while increasing our revenue by way of increased in-application purchasing power. For the purposes of calculating advertising profits allocated for user rewards, the amount of FP issued will be exchanged at a ratio of one FP for every 100 KRW. For the avoidance of doubt, the issuance of FP from advertising revenue is limited to advertising revenue generated within the FANTOO platform, and the Company may earn advertising revenue outside of the FANTOO platform that would not result in the issuance of FP. Although the Company has generated revenue from marketing services, product sales and content sales, because there has been no advertising revenue generated from the FANTOO platform, no FP has been issued as of the date of the prospectus. The Company does not intend to repurchase FP from users now or in the future. FP does not expire, and FP that is not redeemed by a user will accumulate in such user’s account unless and until such user deactivates their account, at which time such FP will be forfeited and moved to the Company’s reserve account for redistribution.

The Company initially created and mined Kingdom Coin (“KDC”), a public digital cryptocurrency separate and apart from the FANTOO platform, as a method of onboarding and offboarding FP to and from the FANTOO platform through the Kingdom Wallet. However, on June 22, 2022, the Company entered into a Business Transfer Agreement (the “KDC Agreement”) with Kingdom Coin Holdings, a corporation incorporated in the Cayman Islands (the “KDC Foundation”), pursuant to which the Company transferred all of its KDC to the KDC Foundation, and no longer conducts or controls the operations, issuance, or sales of KDC in order to substantially reduce the Company’s involvement with blockchain technologies. This shift in our business plan was undertaken both to protect our users from potential risks associated with speculation in KDC, and because of the recent market and regulatory conditions surrounding cryptocurrency in general. As such, the Company no longer supports or operates Kingdom Wallet, and no longer allows, nor has the technology to allow, the conversion of FP into KDC, or KDC into FP. The KDC Foundation does not, has not, and will not coordinate any of its activities with the Company or the Company’s operation of FANTOO. Further, KDC will not be marketed to FANTOO users.

Pursuant to the KDC Agreement, in exchange for the Company transferring (a) its then-existing outstanding KDC balance of 299,651,320,620, (b) blockchain mainnet known as the Fandomchain, and (c) the Kingdom Wallet to the KDC Foundation, the KDC Foundation will (y) assume all obligations and liabilities with respect to KDC and Kingdom Wallet, and (z) pay to the Company the following contingent amounts, if, at December 31, 2024:

•        The KDC Foundation generates sales in excess of $74 million from the assets transferred from the Company, the KDC Foundation shall pay 10% of such sales to the Company;

•        The KDC Foundation generates sales in excess of $37 million, but less than $74 million, from the assets transferred from the Company, the KDC Foundation shall pay 15% of such sales to the Company; and

•        The Company will receive no consideration from the KDC Foundation if the assets transferred from the Company generates sales under $37 million.

For the avoidance of doubt, sales generated from the transferred assets do not include any post-transfer newly created KDC. KDC Foundation planned to generate revenue by integrating KDC, FandomChain, and the Kingdom Wallet into mobile games, and monetizing such games. Due to current cryptocurrency-related market conditions, the Company does not expect to receive any payments from KDC Foundation through December 31, 2024 in accordance with the terms of the Business Transfer Agreement.

Key Performance Indicators (“KPIs”)

In addition to the measures presented in our consolidated financial statements, our management regularly monitors certain KPIs for our business. The KPIs used by the Company are: (1) user base; (2) monthly active users; (3) average revenue per user; and (4) user acquisition cost (“UAC”).

User Base

User base is defined by the Company as all registered users, regardless of the frequency they access the FANTOO platform.

Monthly Active User Accounts (“MAUs”)

MAUs is defined by the Company as unique user accounts that access the FANTOO app during the prior 30 days of the period. The number of MAUs does not correspond to the number of unique individuals who actively utilize the FANTOO platform or the number of devices associated with an account. For example, a single account may be used by more than one individual, such as a family, and one account may use multiple devices. We believe that the number of MAUs is a relevant measure to gauge the size of our user base and the opportunity to increase the FANTOO platform’s revenue and gross profit. The table below sets forth the number of users compared to MAUs, and the respective percentage of MAUs to the entire FANTOO user base. MAUs have been growing significantly; however, the Company expects the percentage of MAUs to increase relative to the total FANTOO user base once the company has more capital and is able to increase marketing spend and invest in more technological developments.

	22-Jan	22-Feb	22-Mar	22-Apr	22-May	22-Jun	22-Jul	22-Aug	22-Sep	22-Oct	22-Nov	22-Dec
User Base	371,288	400,968	583,506	756,383	1,768,494	2,805,364	4,147,382	5,383,514	6,849,512	7,929,431	13,233,349	18,973,884
MAU	146,746	94,924	198,122	210,819	1,059,019	1,172,296	1,403,899	1,357,272	1,602,489	1,113,008	2,298,891	6,255,793
%	39.52%	23.67%	33.95%	27.87%	59.88%	41.79%	33.85%	25.21%	23.40%	14.04%	17.37%	32.97%

Average Revenue Per User (“ARPU”)

We use ARPU to evaluate and monitor the amount of revenue generated by FANTOO platform users and analyze growth patterns. ARPU is defined as total revenue generated from the FANTOO platform during a given quarter, divided by the average of the number of MAUs at the beginning and end of the quarter. The average number of MAUs, for purposes of our calculation, is the sum of MAUs for the first month of a given quarter and the MAUs for the last month of the same quarter divided by two. We measure progress in our platform using ARPU because it helps us understand the rate at which we are monetizing our user base.

We believe ARPU is useful to investors in evaluating our operating performance and, more specifically, evaluating the monetization of the FANTOO platform. ARPU and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in our industry, although our measure of ARPU may not be directly comparable to similarly titled measures reported by other companies.

ARPU was zero for the year ended December 31, 2021. For the three month periods ended March 31, 2022, June 30, 2022, and September 30, 2022, respectively, ARPU was zero. The Company intends to use ARPU as a key parameter to measure our FANTOO business performance in the future. The future growth will be attributable to the Company’s organic growth since the launch of the FANTOO platform in May 2021, as well as the results of the Company’s effective marketing and operations.

User Acquisition Cost (“UAC”)

UAC is the total cost to acquire a new user, and is calculated by dividing sales and marketing expense by the number of new users. The Company believes UAC is important in understanding the Company’s effectiveness at acquiring each of its users. UAC was $1.70 for the year ended December 31, 2021. For the three month periods ended March 31, 2022,

June 30, 2022, and September 30, 2022, UAC was $0.17, $0.04, and $0.03, respectively. This decrease is attributable to the Company’s organic growth since the launch of the FANTOO platform in May 2021, as well as the results of the Company’s marketing efforts.

Components of Results of Operations

Revenue

We anticipate that our primary source of revenue will be generated from FANTOO platform operations. Additionally, we have generated limited revenue from the Company’s other subsidiaries’ operations, such as revenue from marketing services, retail sales, and news agency content sales. We anticipate starting generating revenue from FANTOO business in the first half of 2023, and we anticipate earning more steady revenue from the Company’s other businesses by 2024.

Revenue from FANTOO business    We expect that our primary sources of revenue on the FANTOO platform will be derived from (i) direct sales and (ii) commissions from user-to-user sales. We anticipate starting generating revenue from FANTOO platform in the first half of 2023.

(i) Direct Sales    We anticipate generating direct sales revenue through: (i) original content sales, such as FANTOO produced web series that can be purchased by users on our platform or licensed to distributors; (ii) e-commerce goods through FANTOO’s Fanshop, which sells items such as the latest fandom goods and upcoming concert tickets; and (iii) advertising sales, including banner placements, splash advertising, pop-up advertisements within the platform, in-platform promotions, and branded content productions. For advertising sales, we act as an agent in arranging third-party promotions to our users. Our business model provides for the distribution of a percentage of our advertising revenue to FANTOO users in the form of FP as incentives for certain activities within the FANTOO platform. Users can then spend FP within the FANTOO platform to purchase goods and/or services, either directly from us or from other users.

(ii) User-to-User Commissions    We intend to generate commissions on user-to-user transactions when FANTOO users sell their own products, content, and services to other users. Users can sell: (i) items they have created or produced such as emojis, online stickers, web novels, and webtoons; and (ii) tangible goods or other non-FANTOO platform based fandom items, such as concert tickets. For each sale by a user of content and non-tangible goods, we intend to collect a percentage of the gross purchase price. For sales of tangible goods and non-FANTOO platform based fandom goods, transactions are processed through a secure escrow account, for which we will receive a commission based upon the aggregate purchase price of the transaction.

Revenue from Retail Sales    Revenue from retail sales through K-Commerce, which offers a wide variety of products for purchase. Although we have generated limited revenue from such services in the past, we anticipate earning more steady revenue from this business model by 2024.

Revenue from Marketing Services    Revenue from marketing services provided by the Company’s other subsidiaries such as Hanryu Times or Hanryu Bank, which will include activities such as creating and distributing flyers, hosting events and giveaways, producing advertisement videos, and more. Although we have generated limited revenue from such services in the past, we anticipate earning more steady revenue from this business model by 2024.

Revenue from News Agency    Revenue from news agency content sales through Hanryu Times, which provides news articles and original content to other third-party media outlets. Although we have generated a de minimis amount of revenue from such services in the past, we anticipate earning more steady revenue from this business model by 2024.

As we continue to diversify our product and service offerings throughout 2022, we anticipate additional revenue streams, including:

Revenue from Enterprise Resource Planning    Our enterprise resource planning (“ERP”) service provides business management services, such as email, document storage, and inventory management for emerging companies in the entertainment and content creation industries. Currently, ERP clients receive these services for no charge in exchange for participation and engagement in the FANTOO platform. We anticipate the rollout of a premium service option, which will be available to clients for a subscription fee.

Revenue from Entertainment Agency    Our entertainment agency business, FANTOO Entertainment, will assist influencers in growing their influence base both within and outside of the FANTOO platform. As each influencer’s status grows, we expect to monetize their influencer status through entering into advertisement agreements or performance-based contracts. We anticipate earning revenue from this business model by 2024.

While we anticipate generating revenue from sales of ERP and FANTOO Entertainment by the end of the year ended December 31, 2024, no assurances can be given that we will successfully launch such businesses, and if so, whether such businesses will be successful.

Cost of Revenue

Cost of revenue consists primarily of service costs, hosting costs, and production costs such as advertising costs, down payments, and royalty payments to artists under entertainment contracts for original FANTOO platform content, such as web series and concerts. We expect that cost of revenue will increase proportionately with the growth of the user base for the FANTOO platform.

Sales, Marketing and Advertising Expense

Sales and marketing expense consists of compensation and commission costs of the sales and related support teams, as well as travel, trade show, and other marketing related costs. Advertising costs are expensed to operations when incurred. Expense also includes the cost of creating and implementing marketing strategies, conducting market research, and producing advertisements. Those expenses are recognized as incurred based on the accrual basis of accounting. We expect that sales, advertising, and marketing expense will increase on a proportionate basis with user-growth, and will vary from period-to-period as a percentage of revenue for the foreseeable future. This variation is due to our plans to continue to invest in marketing in order to grow both sales and our user-base by way of increasing brand awareness. The trend and timing of our marketing costs will depend in part on the timing of marketing campaigns.

Research and Development Expense

Research and development expense includes costs to maintain and develop the FANTOO platform. Costs incurred for research and product development are expensed as incurred and include salaries, taxes and benefits, contracting, and travel expense related to research and development.

General and Administrative Expense

General and administrative expense consists primarily of personnel-related costs, including salaries and benefits, non-cash stock compensation expense, equipment expense, office and facilities costs, legal, accounting and other professional fees, public relations costs and other corporate and administrative costs.

Results of Operations

Comparisons of the Nine Months Ended September 30, 2022 and 2021

The following table sets forth a summary of our statements of operations for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30, (unaudited)
	2022	2021
Revenue	$904,041	$—
Cost of Revenue	463,585	—
Gross Profit	440,456	—

Operating Expense
Goodwill impairment loss	—	12,028,192
Impairment of Right-Of-Use-Asset		160,155
Marketing and advertising expense	302,688	381,907
Software expense	231,697	480,225
General and administrative expense	5,183,728	3,308,111
Total operating expense	5,718,113	16,358,590
Total Other Income	238,839	5,845,550
Net Loss	$(5,038,818)	$(10,513,040)

Revenue

	Nine Months Ended September 30, (unaudited)
	2022	2021	$ Change	% Change
Product sales	$112,540	$—	$112,540	NA
Service sales	788,084	—	788,084	NA
Content sales	3,417	—	3,417	NA
Total Revenue	$904,041	$—	$904,041	NA

While the Company has not yet generated revenue from the FANTOO platform, the Company has started to generate contents sales from Hanryu Times by providing news articles and original content to third party news agencies. The Company began implementing the business plan and commenced distributing content to build up and raise brand awareness. The Company has also generated revenue from product sales, including sales of general merchandise such as fashion brand products, cosmetics, etc., through K-Commerce. In addition, the Company generated sales from marketing services provided to a South Korean company whereby the Company produced marketing materials such as flyers, administered giveaways, produced videos, hosted events, and helped to distribute the South Korean company’s K-Culture fandom products in exchange for a 1,000,000,000 won marketing fee paid to the Company. The term of the contract for the provision of marketing services was only for one month beginning September 1, 2022 and ending September 30, 2022, and the contract was not renewed. Revenue for the nine months ended September 30, 2022 was $904,041, as compared to revenue of $0 for the nine months ended September 30, 2021. This increase of $904,041 was due to $112,540 in product sales through K-Commerce, $788,084 in marketing service sales provided to a South Korean company through Hanryu Bank and $3,417 in content sales through Hanryu Times and FNS.

Cost of Revenues

	Nine Months Ended September 30, (unaudited)		$ Change	% Change
	2022	2021
Total cost of revenue	$463,585	$—	$463,585	NA

Cost of revenue for the nine months ended September 30, 2022 and 2021 was $463,585, and $0, respectively. The substantial increase in cost of revenue is principally due to the substantial increase in revenue reported during the nine-month period ending September 30, 2022, compared to the corresponding period in 2021.

Operating Expense

Goodwill Impairment Loss

	Nine Months Ended September 30, (unaudited)
	2022	2021	$ Change	% Change
Goodwill Impairment Loss	$—	$12,028,192	$(12,028,192)	NA

Goodwill impairment for the nine months ended September 30, 2022 decreased $12,028,192 due to the Company recognizing goodwill of $12,028,192 as of March 31, 2021 as a result of the merger of RnDeep Co., Ltd. (“RnDeep”) with and into the Company (the “RnDeep Merger”). In 2021, the Company performed an impairment test for the assets acquired in the RnDeep Merger, resulting in recognition of full impairment loss of $12,028,192.

Impairment of Right-Of-Use Asset

	Nine Months Ended September 30, (unaudited)
	2022	2021	$ Change	% Change
Impairment of Right-Of-Use Asset	$—	$160,155	$(160,155)	NA

Impairment of right-of-use asset for the nine months ended September 30, 2022 decreased $160,155 due to the Company recognizing right-of-use-asset of $2,935,658 as of September 30, 2021 as a result of acquiring the right to use and occupy the Seoul Marina. In 2021, the Company performed an impairment test of Right-of-use asset, resulting in recognition of an impairment of $160,155.

Marketing and Advertising

	Nine Months Ended September 30, (unaudited)
	2022	2021	$ Change	% Change
Marketing and Advertising	$302,688	$381,907	$(79,219)	(20.74)%

Marketing and advertising expense for the nine months ended September 30, 2022 was $302,688, as compared to $381,907 for the nine months ended September 30, 2021. The Company expects to increase marketing expenses in order to engage the large base of existing users and attract new users to the FANTOO platform; however, while the Company prepares for its IPO, the Company strives to minimize marketing spend to achieve the best results it can get. The decrease in marketing spending and increase in user base reflects the Company’s such effort.

Research and Development

	Nine Months Ended September 30, (unaudited)
	2022	2021	$ Change	% Change
Research and Development:	$231,697	$480,225	$(248,528)	(51.75)%

Research and development expense for the nine months ended September 30, 2022 was $231,697, as compared to $480,225 for the nine months ended September 30, 2021. The decrease in research and development expense is primarily due to the decrease in the Company’s research personnel as a result of the Company’s substantial reduction of its blockchain related business as of June 22, 2022. As management’s decision to substantially reduce its blockchain related business occurred around December 31, 2021, the corresponding decrease in employee costs related to research and development occurred throughout the nine months ended September 30, 2022.

General and Administrative

General and administrative expense for the periods presented was comprised of the following:

	Nine Months Ended September 30, (unaudited)
	2022	2021	$ Change	% Change
Personnel costs	$2,921,766	$1,567,105	$1,354,661	86.44%
Commissions and Consulting costs	1,494,376	1,018,829	457,547	46.68
Depreciation and Amortization	163,917	48,589	115,328	237.35
Operating lease costs	194,997	72,923	122,074	167.40
Other costs	408,672	600,665	(191,993)	(31.96)
Total General and Administrative Expense	$5,183,728	$3,308,111	$1,875,617	56.70%

General and administrative expense for the nine months ended September 30, 2022 increased $1,875,617, or 56.70%, as compared to the nine months ended September 30, 2021. The increase was primarily due to a $1,354,661 increase in personnel costs, an increase in commissions and consulting costs of $457,547, an increase in depreciation and amortization expense of $115,328, an increase in operating lease expense of $122,074 offset by a $191,993 decrease in other costs. The substantial increase in general and administrative expense is principally attributable to the increase in personnel and associated employee costs as required to support the growth of the FANTOO platform, and an increase in professional fees associated with this proposed offering. Additionally, during the period ended September 30, 2022, the Company began accruing and recognizing severance pay for its employees, as Korean law requires that retiring employees be entitled to severance pay with the exceptions of employees employed less than one year and employees that work less than 15 hours per week, averaged over a period of four weeks.

Other income

Other income for the periods presented was comprised of the following:

	Nine Months Ended September 30, (unaudited)
	2022	2021	$ Change	% Change
Other income	$238,839	$5,845,550	$(5,606,711)	(95.91)%

Other income for the nine months ended September 30, 2022 was $238,839, an decrease of $5,606,711, or (95.91)%, as compared to the nine months ended September 30, 2021, which was primarily driven by $236,425 in deferred revenue recognized due to the extinguishment of debt in exchange for the issuance of an equal amount of KDC during the nine months ended September 30, 2021. KDC was distributed in 2021 although the contract term was on March 31, 2022. The Company also recorded other income of $5,845,550 for the nine months ended September 30, 2021, due primarily to the Company recognizing gain of $7,701,055 from the extinguishment of debt in exchange for the issuance of an equal amount of KDC and incurring finance cost acquiring/issuing bonds with warrants of $1,756,284 during the nine months ended September 30, 2021.

Comparisons of the Years Ended December 31, 2021 and 2020

The following table sets forth a summary of our statements of operations for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Revenue	$480,224	$—
Cost of Revenue	559,419
Gross Profit	(79,195)	—

Operating Expense
Goodwill impairment loss	12,293,276	—
Impairment of Right-Of-Use-Asset	158,278
Marketing and advertising expense	542,671	678
Software expense	561,218	—
General and administrative expense	6,819,335	636,829
Total operating expense	20,374,778	637,507
Total Other Income (Expense)	7,689,311	(8,990,012)
Net Loss	$(12,764,662)	$(9,627,519)

Revenue

	Year Ended December 31,
	2021	2020	$ Change	% Change
Product sales	$480,224	$—	$480,224	NA
Total Revenue	$480,224	$—	$480,224	NA

We are a development stage company and have not generated revenue from our primary business activities. As of December 31, 2021, we generated revenue of $480,224, as compared to $0 for the year ended December 31, 2020, solely through online product sales by our majority-owned subsidiary, K-Commerce.

Cost of Revenues

	Year Ended December 31,
	2021	2020	$ Change	% Change
Total cost of revenue	$559,419	$—	$559,419	NA

Cost of revenue for the years ended December 31, 2021 and 2020 was $559,419 and $0, respectively. The substantial increase in cost of revenue is principally due to the substantial increase in revenue reported during 2021 compared to 2020.

Operating Expense

Goodwill impairment loss

	Year Ended December 31,
	2021	2020	$ Change	% Change
Goodwill impairment loss	$12,293,276	$—	$12,293,276	NA

Goodwill impairment for the years ended December 31, 2021 and 2020 was $12,293,276 and $0, respectively. The increase of $12,293,276 arises primarily from the Company recognizing goodwill of $12,028,192 as of March 31, 2021 due to the RnDeep Merger and goodwill of $265,084 as of October 3, 2021 due to acquisition of its 50.8% ownership in K-Commerce (the “K-Commerce Acquisition”). For the year ended December 31, 2021, the Company performed an impairment test for the assets acquired in the RnDeep Merger and the K-Commerce Acquisition, resulting in recognition of full impairment loss of $12,293,276.

Impairment of Right-Of-Use Asset

	Year Ended December 31,
	2021	2020	$ Change	% Change
Impairment of Right-Of-Use Asset	$158,278	$—	$158,278	NA

Impairment of right-of-use asset for the years ended December 31, 2021 increased $158,278 due to the Company recognizing right-of-use-asset of $2,935,658 as of December 31, 2021 as a result of acquiring the right to use and occupy the Seoul Marina. In 2021, the Company performed an impairment test of Right-of-use asset, resulting in recognition of an impairment of $ $158,278.

Marketing and Advertising

	Year Ended December 31,
	2021	2020	$ Change	% Change
Marketing and Advertising	$542,671	$678	$541,993	799.40%

Marketing and advertising expense for the year ended December 31, 2021 was $542,671, as compared to $678 for the year ended December 31, 2020. The increase is due to the launch of the FANTOO platform, and the costs associated with promoting the newly launched FANTOO platform to targeted users.

Software expense

	Year Ended December 31,
	2021	2020	$ Change	% Change
Research and Development	$561,218	$—	$561,218	NA

Research and development expense for the year ended December 31, 2021 was $561,218, as compared to zero for the year ended December 31, 2020. The increase is primarily due to an increase in employee costs arising from hiring more personnel for research and development.

General and Administrative

General and administrative expense for the periods presented was comprised of the following:

	Year Ended December 31,
	2021	2020	$ Change	% Change
Personnel costs	$2,680,856	$143,860	$2,536,996	1,763.52%
Commissions and Consulting costs	2,819,006	332,170	2,486,836	748.66
Depreciation and amortization	117,609	19,880	97,729	491.59
Operating lease costs	144,138	—	144,138	NA
Other costs	1,057,726	140,919	916,807	650.59
Total general and administrative expense	$6,819,335	$636,829	$6,182,506	970.83%

A summary of the main drivers of the change in general and administrative expense follows:

General and administrative expense for the years ended December 31, 2021 and 2020 was $6,819,335 and $636,829, respectively, an increase of $6,182,506, or 970.83%, as compared to the year ended December 31, 2020. The increase was primarily due to a $2,536,996 increase in personnel costs related to hiring additional personnel to support the growth of the FANTOO platform and professional fees incurred in connection with the proposed offering, an increase in consulting costs of $2,486,836, an increase in depreciation and amortization expense of $97,729, an increase in operating lease expense of $144,138 and a $916,807 increase in other costs due primarily to an increase in payment of taxes and fees to governmental entities within Korea related to the launch of the FANTOO platform.

Other income (expense)

Other income (expense) for the periods presented was comprised of the following:

	Year Ended December 31,
	2021	2020	$ Change	% Change
Other income (expense)	$7,689,311	$(8,990,012)	$16,679,323	185.53%

Other income (expense) for the year ended December 31, 2021 increased $16,679,323, or 185.53%, as compared to the year ended December 31, 2020, which was primarily driven by a $9,428,664 gain on extinguishment of debt in exchange for the issuance of an equal amount of KDC and a $1,756,284 finance cost acquiring/issuing bonds with warrants. The Company also recorded other expense for the year ended December 31, 2020 in the amounts of $8,990,012, due mostly to a $9,811,191 loss on disposal of 1,436,266 shares of Hanryu AI Center Co., Ltd. during the year ended December 31.

Liquidity and Going Concern

We have experienced recurring net losses and negative cash flows from operations since our inception. As of September 30, 2022, we had cash and cash equivalents of approximately $8,172, working capital of approximately $(805,377), and sustained cumulative deficits to common stockholders of approximately $28,266,748, as compared to cash and cash equivalents of $330,448 as of December 31, 2021.

As of December 31, 2021, we had cash and cash equivalents of approximately $330,448, working capital of approximately $(454,483), and sustained cumulative deficits to common stockholders of approximately $23,367,605, as compared to cash and cash equivalents of $25,935 as of December 31, 2020.

As of September 30, 2022, our principal sources of capital used to fund our operations were the net proceeds we received from the issuance by HBC of bonds with warrants. Since the period ended September 30, 2022, the Company has generated approximately (i) $1.2 million from the exercise of warrants to purchase 1,022,268 shares of common stock of Hanryu Holdings by the HBC Warrantholders and (ii) $788,084 from the marketing services provided to a South Korean company. Among the exercise of warrants, the Company received $637,880 for 502,268 shares in cash and the convertible bond issued by Setopia Co., Ltd, with an aggregate value of $635,000 for 500,000 shares.

On January 1, 2021, HBC entered into interest-free loan agreements with related parties, pursuant to which the Company received an aggregate total of $2,785,045, with a maturity date of January 1, 2022.

On March 31, 2021, HBC issued 4,150,000 common shares to the shareholders of RnDeep pursuant to the RnDeep Merger. As the surviving company in the RnDeep Merger, HBC assumed certain bonds with warrants to purchase common shares of RnDeep (“RnDeep Warrants”), therefore allowing the RnDeep Warrants to be exercised for common shares of HBC, in the following amounts:

•        Bonds with warrants, issued by RnDeep on March 17, 2020, for an aggregate purchase price of $2,586,850. The bonds have a maturity date of March 17, 2023 and accrue interest at a rate of 3% annually. The warrants have an exercise price of $ 0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds; and

•        bonds with warrants, issued by RnDeep on April 13, 2020, for an aggregate purchase price of $1,687,052. The bonds have a maturity date of April 13, 2023, and accrue interest at a rate 3% annually. The warrants have an exercise price of $0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds; and

•        bonds with warrants, issued by RnDeep on May 6, 2020, for an aggregate purchase price of $3,880,220. The bonds have a maturity date of May 6, 2023, and accrue interest at a rate of 3% annually. The warrants have an exercise price of $1.27, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

After the RnDeep Merger, HBC and the holders of the RnDeep Warrants (the “Holders”) entered into an agreement that the Holders would waive the interest accruing on the RnDeep Warrants. Therefore, the Company recognized the RnDeep Bond with Warrants acquired at the respective face value of each respective RnDeep Warrant. Furthermore, HBC held an aggregate total of $2,586,850 of the RnDeep Warrants assumed, and offset such value against HBC’s assets.

On April 7, 2021, the Company issued bonds with warrants for an aggregate purchase price of $3,153,714. The bonds accrue interest at an annual rate of 1% and mature on March 31, 2022. The warrants have an exercise price of $0.42 and can be exercised at any time after the date that is three months after the date the bond was issued, and expire if not exercised prior to the maturity date of the bonds.

On July 1, 2021, the Company issued bonds with warrants for an aggregate purchase price of $1,096,584. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42, and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

On July 2, 2021, the Company issued bonds with warrants for an aggregate purchase price of $3,795,867. The bond accrues no annual interest and mature on July 2, 2024. The warrants have an exercise price of $1.27 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

On September 29, 2021, HBC issued 600,000 common shares to investors, for an aggregate purchase price of $253,807.

Since the period ended September 30, 2022, the Company has generated approximately (i) $1.2 million from the exercise of warrants to purchase 1,022,268 shares of common stock of Hanryu Holdings by the HBC Warrantholders. and (ii) $788,084 from the marketing services provided to a South Korean company. Among the exercise of warrants, the Company received $637,880 for 502,268 shares in cash and the convertible bond issued by Setopia Co., Ltd, with an aggregate value of $635,000 for 500,000 shares.

We expect to continue to incur substantial expenditures in the foreseeable future at rates consistent with expenditures incurred during fiscal 2022 for the development of our technologies and platform infrastructure. We will require additional financing to further develop and market our platform business, and otherwise execute our business plan. Our current financial condition raises substantial doubt about our ability to continue as a going concern. Our failure to raise capital as and when needed would have a material adverse impact on our financial condition, our ability to meet our obligations, and our ability to pursue our business strategies. We will seek funds through additional equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. We believe that our cash on hand, along with current financing resources we have, and additional revenue we expect to receive through our business, will sustain our operations until at least June 30, 2023, without regard to the proceeds we expect to receive from this offering.

We are focused on expanding our service offering through internal development, collaborations, and through strategic acquisitions. We are continually evaluating potential asset acquisitions and business combinations. To finance such acquisitions, we might raise additional equity capital, incur additional debt, or both.

Cash Flows for the Nine Months Ended September 30, 2022 and 2021

The following table summarizes changes in cash for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30, (unaudited)
	2022	2021
Net cash used in operating activities	$(3,421,125)	$(4,996,125)
Net cash provided(used) in investing activities	1,445,741	(692,810)
Net cash provided by financing activities	1,715,561	5,774,357
Net increase/decrease in cash	(259,823)	85,422
Effect of exchange rate changes on cash and cash equivalents	(62,453)	26,525
Cash at beginning of period	330,448	25,935
Cash at end of period	$8,172	$137,882

Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2022 was $3,421,125, which primarily reflected our net loss of $5,038,818, net of adjustments to reconcile net loss to net cash used by operating activities of $122,489, which included a depreciation charge of $163,917, lease expense of $194,997, and excluded $236,425 of non-cash other income for a gain on the extinguishment of debt. Changes in working capital primarily reflected increases in receivables and the settlement of payables in the ordinary course. Net cash used in operating activities for the nine months ended September 30, 2021 was $4,996,125, which primarily reflected our net loss of $10,513,040, net of adjustments to reconcile net loss to net cash provided by operating activities of $6,365,087, which included a goodwill impairment charge of $12,028,192, investment impairment charge of $160,154, depreciation charge of $48,589, finance cost acquiring and issuing bonds with warrants of $1,756,284. Changes in working capital primarily reflected increases in receivables and the settlement of payables in the ordinary course.

Cash Flows from Investing Activities

Cash flows from investing activities were comprised of the following for the annual periods presented:

	Nine Months Ended September 30, (unaudited)
	2022	2021
Receipt from collection of short-term loans	$763,518	$131,740
Receipt from collection of short-term loans to related parties	—	17,944
Receipt from collection of long-term loans	1,176,185	—
Sales of investments	729,963	—
Cash acquired from merger	—	5,836
Payment for short-term loans	(1,216,268)	(568,477)
Purchase of investments	—	(17,497)
Purchase of property and equipment	(7,657)	(262,356)
Net cash provided (used) in investing activities	$1,445,741	$(692,810)

Our net cash provided in investing activities was $1,445,741 for the nine months ended September 30, 2022, representing an increase of $2,138,551, or 308,68%, as compared to $692,810 of cash used in investing activities for the nine months ended September 30, 2021. This increase was driven by a $729,963 increase in sales of the Setopia Bonds (defined below), $1,176,185 increase in receipt from collection of long-term loans and partially offset by a

$647,791 decrease in payment for short-term loans. In addition, the Company spent $0 in purchase of investments for the nine months ended September 30, 2022, compared to $17,497 used in purchase of investments for the nine months ended September 30, 2021.

Cash Flows from Financing Activities

Cash flows from financing activities were comprised of the following for the annual periods presented:

	Nine Months Ended September 30, (unaudited)
	2022	2021
Proceeds from short-term borrowings	$219,980	$1,518,421
Proceeds from short-term borrowings from related parties	777,918	69,377
Proceeds from Bonds with Warrants	—	7,284,398
Proceeds from exercising warrants	1,409,489	—
Proceeds from subscription deposits on new stock	—	338,409
Repayment of short-term borrowings	(14,974)	(804,569)
Repayment of short-term borrowings from related parties	(676,852)	(986,663)
Repayment of Bonds with warrants	—	(1,645,016)
Net cash provided by financing activities	$1,715,561	$5,774,357

Our net cash provided by financing activities was $1,715,561 for the nine months ended September 30, 2022, consisting of a $219,980 increase in cash proceeds from short-term borrowing, a $777,918 increase in cash proceeds from short-term borrowing from related parties, a $1,409,489 increase in cash proceeds from exercising warrants, partially offset by a $14,974 and $676,852 decrease in repayments of short-term borrowing and short-term borrowing from related parties respectively. Our net cash provided by financing activities was $5,774,357 for the nine months ended September 30, 2021, consisting of a $7,284,398 increase in cash proceeds from the issuance of bonds with warrants, a $1,518,421 increase in cash proceeds from short-term borrowing, a $338,409 increase in cash proceeds from subscription deposits on new stock, a $69,377 increase in cash proceeds from short-term borrowing from related parties, partially offset by a $1,645,016 decrease in repayments of bonds with warrants, $804,569 and $986,663 decrease in short-term borrowing and short-term borrowing from related parties respectively.

Convertible Debt

As of September 30, 2022, the remaining outstanding principal amount of bonds with warrants was approximately $3,136,326. There was no issuance of bonds with warrants for the nine months ended September 30, 2022. A $659,541 decrease in bonds with warrants compared to the balance of $3,795,867 as of December 31,2021 was due to currency translation adjustment.

On April 28, warrants of $277,096 were exercised to purchase 700,000 common shares of HBC. On May 4, warrants of $47,405 were exercised to purchase 120,000 common shares of HBC.

On August 26, 2022, warrants of $74,800 were exercised into 66,666 Common Shares at approximately $1.27 per share and warrants of $209,440 were exercised into 560,000 Common Shares at approximately $0.42 per share. On September 27, 2022, warrants of $69,945 were exercised into 55,555 Common Shares at approximately $1.27 per share. On September 28, 2022, warrants of $419,353 were exercised into 1,000,000 Common Shares at approximately $0.42 per share. On September 30, 2022, warrants of $209,088 were exercised into 166,667 Common Shares at approximately $1.27 per share.

On October 4, 2022, warrants were exercised with an exercise price of $1.27 to purchase 500,000 shares of Common Stock. The Company received convertible bond issued by Setopia Co., Ltd, with an aggregate value of $635,000. The convertible bonds were initially issued on January 27, 2022, with no annual interest and maturity date of January 27, 2025. On October 14, 2022, warrants were exercised with an exercise price of $1.27 to purchase 27,778 shares of Common Stock. The Company received $35,278 by cash. On November 16, 2022, warrants were exercised with an exercise price of $1.27 to purchase 60,000 shares of Common Stock. The Company received $76,200 by cash. On December 6, 2022, warrants were exercised with an exercise price of $1.27 to purchase 303,030 shares of Common Stock. The Company received $384,848 by cash. On December 30, 2022, warrants were exercised with an exercise price of $1.27 to purchase 111,460 shares of Common stock. The Company received $141,554 by cash.

Cash Flows for the Years Ended December 31, 2021 and 2020

The following table summarizes changes in cash for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(7,814,399)	$(561,966)
Net cash used in investing activities	(1,010,237)	(678,250)
Net cash provided by financing activities	9,022,250	1,251,371
Net increase/decrease in cash	197,614	11,155
Effect of exchange rate changes on cash and cash equivalents	106,899	7,492
Cash at beginning of period	25,935	7,288
Cash at end of period	$330,448	$25,935

Cash Flows from Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 was $7,814,399, which primarily reflected our net loss of $12,764,662, net of adjustments to reconcile net loss to net cash provided by operating activities of $5,385,652, which primarily included a goodwill impairment charge of $12,293,276, impairment Right-Of-Use-Asset charge of $158,278, deprecation charge of $117,609, a finance cost of $1,756,284 and excluded $9,428,664 of non-cash other income for a gain on the extinguishment of debt. Changes in working capital primarily reflected increases in receivables and the settlement of payables in the ordinary course. Net cash used in operating activities for the year ended December 31, 2020 was $561,966, which primarily reflected our net loss of $9,627,519, net of adjustments to reconcile net loss to net cash provided by operating activities of $8,990,499, which included a loss on sale of investments of $8,970,619 and depreciation charge of $19,880. Changes in working capital primarily reflected increases in receivables and the settlement of payables in the ordinary course.

Cash Flows from Investing Activities

Cash flows from investing activities were comprised of the following for the annual periods presented:

	Year Ended December 31,
	2021	2020
Receipt from collection of short-term loans	$322,957	$—
Receipt from collection of short-term loans to related parties	17,944	202,759
Payment for short-term loans	(754,646)	(874,925)
Purchase of investments	(17,281)	—
Purchase of property and equipment	(585,047)	(6,084)
Cash acquired from merger	5,836	—
Net cash used in investing activities	$(1,010,237)	$(678,250)

Our net cash used in investing activities was $1,010,237 for the year ended December 31, 2021, representing a decrease of $331,987, or 48.95%, as compared to $678,250 of cash used in investing activities for the year ended December 31, 2020. This decrease was primarily driven by a $322,957 increase in receiving short-term loans, a $184,815 decrease in receiving short-term loans to related parties, and a $578,963 decrease in cash used to purchase property and equipment.

Cash Flows from Financing Activities

Cash flows from financing activities were comprised of the following for the annual periods presented:

	Year Ended December 31,
	2021	2020
Proceeds from short-term borrowings	$1,708,460	$2,241,897
Proceeds from short-term borrowings from related parties	440,726	—
Proceeds from Bonds with Warrants	7,199,042	—
Proceeds from exercising warrants	1,767,111	—
Proceeds from issuance of common stock	2,030,545	—
Repayment of short-term borrowings	(967,986)	(143,104)
Repayment of short-term borrowings from related parties	(1,429,420)	—
Repayment of Bonds with warrants	(1,726,228)	(847,422)
Net cash provided by financing activities	$9,022,250	$1,251,371

Our net cash provided by financing activities was $9,022,250 for the year ended December 31, 2021, consisting of a $7,199,042 increase in cash proceeds from the issuance of bonds with warrants and a $1,767,111 increase in cash proceeds from exercising warrants, partially offset by a $878,806 and $824,882 decrease in repayments of bonds with warrants and short-term borrowings, respectively, and a $533,437 decrease in proceeds from short-term borrowings, net of issuance costs. Our net cash provided by financing activities was $1,251,371 for the year ended December 31, 2020, consisting primarily of $2,241,897 in proceeds from short-term borrowings, offset by repayment of short-term borrowings and bonds with warrants of $143,104, and $847,422, respectively.

Convertible Debt

As of December 31, 2021, the remaining outstanding principal amount of bonds with warrants was approximately $3,795,867. Bonds with warrants of $8,046,165 were issued and $5,567,272 were acquired from the merger of Rndeep in 2021. On March 31 through December 15, 2021, bonds with warrants of $10,748,257 were converted into common shares of HBC. On February 16 through November 16, 2021, debts of $1,726,228 and $3,319,744 were paid off by cash and cryptocurrency, respectively. On December 14, debts of $268,241 were changed to short-term borrowing. The remaining balance of $3,795,867 is attributable to the bonds with warrants issued on July 2, 2021.

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments for general operating purposes. Changes in our business needs, contractual cancellation provisions, fluctuating interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of these payments. The following table summarizes our fixed contractual obligations and commitments (in millions) as of December 31, 2021:

	Total	Less than 1 year	1 – 3 years	3 – 5 Years	More than 5 years
Payments Due
Unconditional purchase obligations (unrecognized)
Long-term debt and convertible notes (including interest)
Operating leases(a)	226,100	120,800	105,300
Finance leases(b)
Total	$226,100	$120,800	$105,300

The Company has a one-year operating lease agreement, which expires on April 1, 2022. The lease agreement was initially entered into by HBC on April 2, 2020. The future minimum payments under this non-cancelable lease for the year of 2021 were approximately $16,000. The deposit paid at the beginning date of the lease agreement was $42,176, which is recorded as an asset in the consolidated balance sheet as of December 31, 2021.

The Company also has a two-year operating lease agreement, which was initially entered into by HBC on September 15, 2020 and matures on September 14, 2022. The deposit paid on the beginning date of the lease agreement is $126,529 which is recorded as other asset in the consolidated balance sheet as of December 31, 2021.

The Company has an operating lease agreement for a vehicle, which was entered into on September 16, 2021 by HBC, and matures on September 21, 2025. The deposit paid on the beginning date of the lease agreement is $124,302 which is recorded as other asset in the consolidated balance sheet as of December 31, 2021.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our financial statements included elsewhere in this prospectus. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency and credit.

Foreign Currency Risk

We have accounts on our foreign subsidiaries’ ledgers, which are maintained in the respective subsidiary’s local currency and translated into USD for reporting of our condensed consolidated financial statements. As a result, we are exposed to fluctuations in the exchange rates of various currencies against the USD and other currencies, including KRW.

Transactional

We generate the majority of our revenue from customers within Korea. Typically, we aim to align costs with revenue denominated in the same currency, but we are not always able to do so. As a result of the geographic spread of our operations and due to our reliance on certain products and services priced in currencies other than KRW, our business, results of operations, and financial condition have been and will continue to be impacted by the volatility of the KRW against foreign currencies.

Translational

Our functional currency and reporting currency is the USD. The local and functional currency for our Korean subsidiaries, Hanryu Bank, FSN, K-commerce, Marine Island, FANTOO entertainment and Hanryu Times, which are our primary operating subsidiaries, is the KRW. Assets and liabilities of each subsidiary are translated into USD at the exchange rate in effect at the end of each period. Revenue and expenses for these subsidiaries are translated into USD using average rates that approximate those in effect during the period. Consequently, increases or decreases in the value of the USD affect the value of these items with respect to the non-USD-denominated businesses in the condensed consolidated financial statements, even if their value has not changed in their original currency. For example, a stronger USD will reduce the reported results of operations of non-USD-denominated businesses and conversely a weaker USD will increase the reported results of operations of non-USD-denominated businesses. An assumed hypothetical 10% adverse change in average exchange rates used to translate foreign currencies to USD would have resulted in a decline in total net revenues of $48,000 and a change in net loss of $1.27 million for the year ended December 31, 2021. An assumed hypothetical 10% adverse change in average exchange rates used to translate foreign currencies to USD would have resulted in a decline in total net revenues of $90,404 and a change in net loss of $0.50 million for the nine months ended September 30, 2022.

At this time, we do not, but we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Credit Risk

Our cash and cash equivalents, deposits, and loans with banks and financial institutions are potentially subject to concentration of credit risk. We place cash and cash equivalents with financial institutions that management believes are of high credit quality. The degree of credit risk will vary based on many factors including the duration of the transaction and the contractual terms of the agreement. As appropriate, management evaluates and approves credit standards and oversees the credit risk management function related to investments.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Recent Accounting Pronouncements

In February 2016, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASU 2016-02”) which establishes new accounting and disclosure requirements for leases. ASU No. 2016-02 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. ASU 2016-02 requires classification of all cash payments within operating activities in the statement of cash flows. Disclosures are required to provide the amount, timing and uncertainty of cash flows arising from leases. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company will adopt the provisions of ASU 2016-02 in the quarter beginning January 1, 2022.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU 2020-06 also modifies the guidance on diluted earnings per share calculations. ASU 2020-06 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. The Company is currently evaluating the impact of ASU 2020-06 on the consolidated financial statements.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

We expect to become a public reporting company under the Exchange Act, and will be required to publicly report on an ongoing basis. We expect to elect to report as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•        being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•        being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

Our Business

FANTOO
SOCIAL
CONTENT
SHOP
FANTOO 현대미술,
디자인공모전
TRENDING
MORE
#ARTIST Fan Meeting
ARTIST's 3th Fanmeeting in Seoul
Happy Birthday ARTIST

OVERVIEW

Hanryu Holdings, Inc., a Delaware corporation (“Hanryu Holdings”), along with our wholly owned operating subsidiaries, Hanryu Bank Co., Ltd. (“HBC”), FNS Co., Ltd. (“FNS”), Hanryu Times Co., Ltd. (“Hanryu Times”), Marine Island Co., Ltd. (“Marine Island”), FANTOO Entertainment Co., Ltd. (“FANTOO Entertainment”), and our majority owned subsidiary, K-Commerce Co., Ltd. (“K-Commerce”), incorporated under the laws of the Republic of Korea (collectively, the “Company”, “we”, “us”, or “our”), is the creator of the engaging and innovative social media platform, “FANTOO”. FANTOO connects users around the world that share similar interests by providing distinctive service offerings, technologies, applications, and websites. Through FANTOO, we provide a global multi-media platform for our users to interact with other like-minded users, to share their appreciation of various types of entertainment and cultures, create their own content, enjoy other users’ content, engage in commerce, and experience a “fandom” community we believe is unlike any other.

FANTOO leverages the growing groups of fans with similar interests, known as “fandoms,” in order to tap into the “Fandom Economy” and monetize the growing fandom community. Through fandoms, fans have expanded the scope of their spending on their interests in a variety of ways, including purchasing advertisements, manufacturing and/or purchasing merchandise, and enthusiastic social media promotion. With the rise of social media platforms, fans are no longer passive consumers of content, but are actively sharing ideas and acting as producers and content creators. Furthermore, fandom is now easier to access than ever due to connectivity through social media platforms provided by mobile devices and applications. We believe these characteristics of fandoms have opened up the possibility for FANTOO to make an impact in this market, both for the Company and FANTOO’s users.

While the majority of our current users are enthusiasts of Korean culture (“K-Culture”), also known as the “Korean Wave,” or “Hanryu,” we do anticipate expanding into additional entertainment genres as the FANTOO platform grows. The growing popularity of the Korean Wave has historically been driven by social networking services and online video sharing platforms. Through these channels, the dispersion and exportation of Korean arts, music and entertainment has grown rapidly from a regional influence, into a global appreciation of K-Culture. The expansion of the Korean Wave into a global phenomenon provides a significant opportunity to unite fans across the globe within the FANTOO platform. Through FANTOO, we aim to become a leading global platform, connecting fans across the globe, allowing fans to consume, create, and be rewarded for their activity related to their “fandom” within the FANTOO platform.

We believe an opportunity exists for FANTOO to become an industry leader in fandom platforms and content creation by exploiting the current market sentiment that we believe treats fandoms and fans only as a group of passive consumers, despite the fans’ contributions. Other platforms and social networks often fail to meet the needs of their users, as such platforms offer limited products and services. We believe that this failure to meet user needs causes other platform’s users to look elsewhere for products and services that reflect their interests. Furthermore, other platforms and applications either do not provide rewards for user contributions, or do not provide rewards to users simply for being active within the application or platform. FANTOO is an all-in-one platform that fills this void. Through its well-designed ecosystem, FANTOO not only supports fans’ interests in entertainment and entertainers, but also provides in-platform economic rewards in return for users’ contributions. These in-platform rewards, called FP can then be accumulated and used to pay FANTOO or other users for goods and services within the FANTOO platform. We believe the services and offerings within the FANTOO Platform will result a growing “Fandom Economy” that benefits both our Company and fans across the globe.

Corporate History

Since the inception of HBC in 2018, we have accomplished a number of key objectives, as follows:

Date	Event/Milestone
October 18, 2018	HBC is incorporated under the laws of the ROK with the idea of creating an all-in-one product to capture the growing global momentum and popularity of K-Culture.
October 29, 2020	HBC establishes FNS, and begins the initial stages of designing and implementing a platform that can create a fandom networking system.
March 11, 2021

HBC establishes Hanryu Times. Hanryu Times begins operations as HBC’s media outlet, reporting on and providing up-to-date K-Culture news within the FANTOO platform, across a number of languages, including English, Japanese, Chinese (simplified/traditional), Indonesian, Spanish, Russian, and Portuguese.

March 31, 2021

HBC consummates an agreement and plan of merger (the “Merger Agreement”) with RnDeep, Co. Ltd, a Korean corporation (“RnDeep”), pursuant to which RnDeep merged with and into HBC, with HBC continuing as the surviving corporation (the “RnDeep Acquisition”). As consideration for the RnDeep Acquisition, HBC ratably issued a total 4,150,000 HBC common shares, par value $0.45 per share (“Common Shares”), to the former shareholders of RnDeep.

As a result of the RnDeep Acquisition, HBC acquired the underlying technologies that the Company plans on utilizing in the future development of new functions and integrations within the FANTOO platform. Once the FANTOO platform is ready to integrate the technology acquired, this technology will support new functions and integrations including, without limitation, the Company’s enterprise resource planning solution, and its artificial intelligence (“AI”), which the Company plans on using to power many of FANTOO’s upcoming features such as speech synthesis, curated content delivery, deepfake detection and blocking, and nudity detection and blocking.

May 17, 2021	The FANTOO platform is launched and made available to the public.
June 30, 2021

HBC enters into an agreement to acquire all the issued and outstanding common shares of Marine Island (the “Marine Island Acquisition”), which owns the right to use and occupy 19,200 square-feet of office space within the iconic Seoul Marina, located at 160 Yeouiseo-ro, Yeungdeungpo-gu, Seoul, Korea (the “Seoul Marina”) from Sewang Co., Ltd. (“Sewang”), for the purchase price of 3,500,000,000 Korean Won (“KRW”), along with the assumption of all Marine Island’s liabilities.

August 30, 2021

HBC establishes FANTOO Entertainment. FANTOO Entertainment provides a variety of content to the Company’s FANTOO platform, which contributes to the spread of the Korean Wave by promoting new entertainers and artists.

October 3, 2021	HBC consummates the Marine Island Acquisition, making it the owner of 100% of the issued and outstanding common shares of Marine Island.
October 3, 2021

HBC consummates a strategic acquisition of 50.8% of the outstanding common shares of K-Commerce. In consideration for the shares of K-Commerce, HBC forgave a short-term loan of $270,530 (KRW 309,600,000) owed to HBC by K-Commerce.

HBC’s investment into K-Commerce was a strategic acquisition in order to integrate K-Commerce’s retail platform, “SelloveLive” into the FANTOO ecosystem as the FANTOO Fanshop. When launched as the FANTOO Fanshop, K-Commerce’s platform will offer combined services of shopping and live broadcasting, allowing users to easily live-stream travel and share local attractions, local festivals, cultures, and news from around the world.

Prior to HBC’s acquisition of its shares in K-Commerce, K-Commerce was 100% owned by Changhyuk Kang, the Company’s Chief Executive Officer and Donghoon Park, the Company’s Chief Marketing Officer.

Date	Event/Milestone
October 20, 2021	Hanryu Holdings is incorporated in the State of Delaware.
February 25, 2022 through May 10, 2022

Hanryu Holdings, HBC, and the shareholders of HBC (the “HBC Shareholders”) enter into a share exchange agreement (the “Share Exchange Agreement”), pursuant to which the HBC Shareholders agreed to assign, transfer, and deliver, free and clear of all liens, 100% of the issued and outstanding Common Shares, representing 100% of the voting securities in HBC, to the Company in exchange for the Company issuing 42,565,786 restricted shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) to the HBC Shareholders (the “Share Exchange”).

Concurrently with entering into the Share Exchange Agreement, the Company, HBC, and the holders (the “HBC Warrantholders”) of all outstanding warrants to purchase Common Shares (“HBC Warrants”) enter into a warrant exchange agreement, pursuant to which the HBC Warrantholders agreed to assign, transfer, and delivery, free and clear of any liens, 100% of the outstanding HBC Warrants to the Company in exchange for the Company issuing to the HBC Warrantholders 10,046,666 warrants to purchase restricted shares of Common Stock (the “Warrant Exchange”).

The Warrants and Common Shares of HBC transferred to the Company in the Share Exchange and the Warrant Exchange constituted 100% of the outstanding equity securities of HBC.

June 16, 2022

Hanryu Holdings, HBC, the HBC Shareholders, and the HBC Warrantholders consummate the Share Exchange and Warrant Exchange concurrently, pursuant to which HBC became a wholly owned subsidiary of the Company, and the HBC Stockholders and HBC Warrantholders, collectively, acquired a controlling interest in the Company.

June 22, 2022

The Company divests itself of all Kingdom Coin (“KDC”) holdings and terminates all crypto-currency-related activity, including, without limitation, the operation of the MainNet (Fandom Chain) and the Kingdom Wallet pursuant to a Business Transfer Agreement (the “Divestiture Agreement”) between HBC and an unaffiliated and unrelated third party, Kingdom Coin Holdings, a Cayman Islands Foundation Company (the “KDC Foundation”) (the “KDC Divestiture”), to substantially reduce its involvement with blockchain technologies. Pursuant to the Divestiture Agreement, as of June 22, 2022, the Company no longer owns any KDC, and no longer conducts or controls the operations, issuances, or sales of KDC. In connection with the KDC Divestiture, the Company revised its procedures regarding FP and no longer allows, nor has the technology to allow, for the transfer of FP outside of the FANTOO platform or the exchange of FP and KDC.

Corporate Structure

The following diagram depicts our organizational structure following the completion of this offering. This diagram includes the public shareholders that will receive shares in this offering. The interests in our non-wholly owned subsidiaries, including ownership percentage, are also listed.

____________

____________

(1)      The primary business of Hanryu Bank Co., Ltd. is to manage the operations of the FANTOO platform, and provide research and development regarding the FANTOO platform’s future product and service offerings.

(2)      The primary business of Hanryu Times is to act as FANTOO’s media and reporting subsidiary, reporting on and providing up-to-date K-Culture news through both its own website, as well as within the FANTOO platform.

(3)      The primary business of FNS Co., Ltd. is the development and maintaining the social media platform upon which the FANTOO application is built. FNS also operates the FANTOO platform, mainly focusing on marketing activities and distributing content throughout the FANTOO platform.

(4)      The primary business of Marine Island is to maintain the rights to possess and manage the Seoul Marina.

(5)      The primary business of Fantoo Entertainment is to produce original content for distribution and sale within the FANTOO platform.

(6)      The primary business of K-Commerce Co., Ltd. is developing and maintaining the e-commerce platform “SelloveLive.” The minority shareholders, Changhyuk Kang and Donghoon Park, each own 24.6% of K-Commerce’s issued and outstanding common shares. Donghoon Park is also the president and director of K-commerce.

FANTOO

FANTOO was launched in May 2021, with an objective to gather fans with common interests. FANTOO allows fans to interact within their fandoms and discuss these interests, create and share content, and interact through a number of channels, including (i) secure, direct messaging, (ii) open social pages, and (iii) virtual spaces (“FANTOO Clubs” or “Clubs”). FANTOO Clubs concentrate on a specific topic, allowing moderators to control the Club functions, and the Club members to aggregate their FP rewards. Integrated within each FANTOO Club is a “Club Vault,” a service provided by FANTOO that allows the individual members of a Club to donate their personal FP to an account held by the Club. The Club Vault allows the Club’s members to aggregate their FP and increase their purchasing power. This increase in purchasing power allows the Club’s individual users to more rapidly accumulate FP and pool their rewards with other users, in order to purchase services such as fan events or the ability to live stream a concert from their favorite band. Decisions regarding the use of the accumulated FP within the Club Vault are determined by a vote of the Club members.

Our users are the core of our business. We provide our users with customized experiences, including unique interactions within the FANTOO community. FANTOO algorithms curate individual user experiences, recommending content, clubs to join, users to connect with, and enabling users to subscribe to keywords and access automatic content geared toward their interests. Through these services, FANTOO provides the fandom community a way to stay connected and up to date with their fandom communities.

FANTOO further offers each user the ability to freely create, upload, and monetize their own content by earning in-platform rewards of FP. FANTOO removes language barriers, providing live chat ability between users worldwide, and global access to platform content, as the FANTOO platform supports automatic, real-time translation services for 17 languages. FANTOO also offers a fast, secure, and easy-to-use commerce and user-to-user transaction system. These unique features will allow FANTOO to generate user loyalty, maintain user interest in the platform, and attract new users.

THE FANTOO ECOSYSTEM

We designed FANTOO as an ecosystem that is easy for users to adapt and use all features throughout the platform, and for us to develop and roll-out new technologies and functionality. FANTOO’s launch included a rollout of our messenger, community and club technologies, along with our reward system for users, as described below. Since FANTOO’s launch in May 2021, the FANTOO platform has attracted more than 18.9 million users, as of December 31, 2022, from the regions in the chart below:

The main age groups that compose our use base are the 20 to 29 year age group, and 30-39 year age group, as set forth in the chart below:

User Age Groups
4.45%
14.68%
26.59%
54.28%
12 to 19
20 to 29
30 to 39
40 to 49

The combined age groups of 20-39 years have the highest purchasing power among commercial and entertainment industries, and accounts for more than 80% of all FANTOO users, with a median age of 27 years old. FANTOO is available to individuals years 12 and older, and has an age restriction set that will not allow users under the age of 12 to sign up.

User Reward System

Experience FANTOO ecosystem that rewards you based on your activities.

FANTOO
REVIEW EVENT
STORIES
MEDIA

Sign in everyday to get FANIT, the right to vote and HONOR, the right to engage in activities!

My Wallet
23,304

Engage in various activities with in the FANTOO platform and get FP, a reward point

My Wallet
23,304

Spend FP to consume products offered, gift certificates, tickets for shows, and more

The reward system is the basis of FANTOO ecosystem. Users earn FP based on: (i) the level of each user’s activity within the FANTOO platform; and (ii) the revenue we derive from FANTOO’s advertising sales. At midnight of each day, all advertising revenue for that day is accumulated, and 50% of that day’s total net advertising profits are distributed as FP to users, based upon their level of contribution within the FANTOO platform. From the 50% of profits that are distributed to users as FP, approximately 30% of the distribution of rewards will go to users who are content creators, and the remaining 20% will be issued to general users who participate on the platform. For the purposes of calculating advertising profits allocated for user rewards, the amount of FP issued will be exchanged at a ratio of one FP for every 100 Korean Won. For the avoidance of doubt, the issuance of FP from advertising revenue is limited to advertising revenue generated within the FANTOO platform, and the Company may earn revenue from advertising outside of the FANTOO platform that would not result in the issuance of FP.

Fantoo Point (“FP”)

FP is a measurement of reward points within the FANTOO platform. Accruing FP allows users to redeem FP for a wide variety of products and services within FANTOO, including content from other users and artists available on FANTOO, K-Culture merchandise, and more. FP will be stored and quantified as rewards point within the FANTOO platform under the in-platform reward system structure that consists of (i) the Company’s FP reserve account, (ii) the Company’s active account for collected advertising revenue which was converted into FP and ready to distribute to users based on user contributions to the FANTOO platform, (iii) the Company’s recycled FP account, which stores FP after being spent by users to make purchases within the application, and (iv) each user’s individual account stores. The value of FP is set at a fixed ratio of 1:100 FP to Korean Won. The Company does not intend to repurchase FP from users now or in the future. FP does not expire, and FP that is not redeemed by a user will accumulate in such user’s account unless and until such user deactivates their account, at which time such FP will be forfeited and moved to the Company’s reserve account for redistribution.

FP Storage and Security

FP are stored and managed through a database that is separate and apart from other databases used to store and manage other FANTOO app data. The separate FP database is operated to ensure maximum data confidentiality by minimizing access to the database and limiting the number of individuals who are able to access such database. Access to the database is limited to permitted IP bands, and the backup function of the cloud service used to store data can be restored within a few hours in the event of a disaster recovery event such as a server failure.

Kingdom Coin (“KDC”) and Divestiture of KDC Operations

The Company initially created and mined Kingdom Coin (“KDC”), a public digital cryptocurrency separate and apart from the FANTOO platform, as a method of onboarding and offboarding FP to and from the FANTOO platform through the Kingdom Wallet. However, on June 22, 2022, the Company entered into a Business Transfer Agreement (the “KDC Agreement”) with Kingdom Coin Holdings, a corporation incorporated in the Cayman Islands (the “KDC Foundation”), pursuant to which the Company transferred all of its KDC to the KDC Foundation, and no longer conducts or controls the operations, issuance, or sales of KDC in order to substantially reduce the Company’s involvement with blockchain technologies. This shift in our business plan was undertaken both to protect our users from potential risks associated with speculation in KDC, and because of the recent market and regulatory conditions surrounding cryptocurrency in general. As such, the Company no longer supports or operates Kingdom Wallet, and no longer allows the conversion of FP into KDC, or KDC into FP. Neither Hanryu Holdings, nor any of its subsidiaries, have any affiliation with the KDC Foundation. Additionally, and for the avoidance of doubt, the control person of Plus Meta PTE Ltd., KDC Foundation’s management company, is not an affiliate, and is not in any way related to, any officer, director, or shareholder of the Company. The KDC Foundation does not, has not, and will not coordinate any of its activities with the Company or the Company’s operation of FANTOO. Further, KDC will not be marketed to FANTOO users.

Pursuant to the KDC Agreement, in exchange for the Company transferring (a) its then-existing outstanding KDC balance of 299,651,320,620, (b) blockchain mainnet known as the Fandomchain, and (c) the Kingdom Wallet to the KDC Foundation, the KDC Foundation will (y) assume all obligations and liabilities with respect to KDC and Kingdom Wallet, and (z) pay to the Company the following contingent amounts, if, at December 31, 2024:

•        The KDC Foundation generates sales in excess of $74 million from the assets transferred from the Company, the KDC Foundation shall pay 10% of such sales to the Company;

•        The KDC Foundation generates sales in excess of $37 million, but less than $74 million, from the assets transferred from the Company, the KDC Foundation shall pay 15% of such sales to the Company; and

•        The Company will receive no consideration from the KDC Foundation if the assets transferred from the Company generates sales under $37 million.

For the avoidance of doubt, sales generated from the transferred assets do not include any post-transfer newly created KDC. KDC Foundation planned to generate revenue by integrating KDC, FandomChain, and the Kingdom Wallet into mobile games, and monetizing such games. Due to current cryptocurrency-related market conditions, the Company does not expect to receive any payments from KDC Foundation through December 31, 2024 in accordance with the terms of the Business Transfer Agreement.

User-to-User Interactions

We developed FANTOO to include numerous opportunities for our users to engage with the platform, including clubs, community forums, chat functions, and functionality to create user-generated content, each of which are intended to build the FANTOO brand and deepen the loyalty of our users.

FANTOO Clubs

FANTOO Clubs are user-created based upon areas of interest in order to link users across the globe and create friendships. Users have the ability to create clubs based upon topics of their own choosing, such as favorite artists, television series, movies, video games, sports, and more. A club can be customized by its moderator according to various policies and preferences to cultivate a close group of users based upon a shared culture. Integrated within each FANTOO Club is a “Club Vault,” a service provided by FANTOO that allows the individual members of a Club to donate their personal FP to an account held by the Club. The Club uVault allows the Club’s members to aggregate their FP and increase their purchasing power. This increase in purchasing power allows the Club’s users to more rapidly accumulate FP and pool their rewards, in order to purchase services such as fan events or the ability to live stream a concert from their favorite band. Decisions regarding the use of accumulated FP within the Club Vault are determined by a vote of the Club members.

FANTOO Communities

FANTOO communities are open forums where user-generated content is socially promoted and curated by FANTOO users. Once user requests for a community based around a certain topic exceed a pre-determined threshold, the FANTOO platform will create such a community based upon the users submitting the requests.

FANTOO Chats

Real-time multilingual translation capability, currently offered in 17 languages, allows both private messages and open chats via the FANTOO chats function without language barriers. Messages and chats are protected utilizing end-to-end encryption to prevent leakage of personal information. End-to-end encryption is a system of secured communication to prevent third parties from accessing chat messages, increasing the level of security.

Content

User-Created Content.    Core to our business is moving into a user-based content creation model that allows users varying ways to create and sell fandom content to other FANTOO users, including the content types described below:

•        Fanart is artwork created by fans relating to artists, movies, and dramas they like.

•        Web Novels are user written novels, uploaded by users to the FANTOO platform. Readers can make comments at very specific areas within the novel. Novels can be viewed in the language of each user’s choice. If the desired language is not available, users can request or suggest the corresponding language translation. Through the process of “translation matching”, writers can search for translators while translators can ask writers for permissions to obtain the right to translate their stories. Once the writer and translator approve and consent, these translated stories can be sold to users. Any profit will be distributed automatically by FANTOO based on their prior agreement.

•        Webtoons are user-created digital comics, uploaded by users to the FANTOO platform. Users can also buy and sell user-translated copies of these webtoons through the “translation matching” services referenced above, allowing users across the globe to enjoy their favorite webtoons in their own language.

•        User-generated content also includes any other content created and sold by FANTOO users, such as the FANTOO shop offerings described below.

Company-Created Content.    FANTOO original content. Through FANTOO Entertainment, the Company also creates and distributes its own content. Content is distributed within the FANTOO platform both for free and for sale for premium content. The Company currently has 25 key employees broken up into a number of content-creating teams that cast entertainers for creating original video content, primarily uploaded on FANTOO TV within the FANTOO platform. As the business grows, the Company intends to hire more employees and produce high-quality content that engages the users into the FANTOO platform. In addition to the content types similar to the categories listed above for user-generated content, FANTOO original content also includes:

•        FANTOO original shows and web series are shows and web series produced by FANTOO. This original content is exclusively available on the FANTOO platform. From time-to-time, we may sell such content for distribution on other third-party channels and platforms.

•        Concerts are hosted by FANTOO for its users across numerous musical genres, from Korean pop to independent music, in venues of all sizes, from stadiums to small stages. Users that cannot attend these concerts in person can access these concerts on FANTOO via our online streaming service, and tickets can be purchased, using FP or cash, in the FANTOO Shop, also known as the “Fanshop.”

Third Party Content.    Third party content includes content from trusted third-party media companies. Third party content can be uploaded to FANTOO pursuant to certain agreements between the Company and third-party providers. These articles and videos are provided in real time, with automatic translation support in 17 languages.

FANTOO Fanshop

The FANTOO Fanshop is the e-commerce service provided through the FANTOO platform to its users. Through the Fanshop, users can purchase various items directly from FANTOO, such as gifts for artists, pre-paid cards, concert tickets, and other fandom goods using FP or cash. To the extent that items are purchased by the Company to sell within the FANTOO Fanshop, the Company uses cash to purchase the products and then lists the items in the Fanshop. The Fanshop will also offer a video commerce service, intended to be an online version of traditional home shopping networks on cable television. For example, users can purchase items relating to their favorite K-pop artist, such as the artist’s latest album, at the same time such user is streaming the artist’s live event.

Emoticons
Sticker
AirPods Case

Emoticons/AR Sticker

Unique items created and sold by users

Commerce

FANTOO
TODAY
2021 선물 기획전
Artist Gift

Artist Gift

Purchase of gifts for artists by spending collected FP

My Gift

Gift certificates, tickets of shows, FANiT and more can be purchased using FP Rewarded for user activities

AirPods Case
Favorites

Within the Fanshop, FANTOO users can also participate in user-to-user transactions, such as selling or purchasing the following:

•        Emojis used within chats on the FANTOO platform.    Users have the ability to create emojis and register them in the Fanshop to generate sales by selling them to other users, generating FP in such transactions.

•        Augmented reality (“AR”) filters used in videos within the FANTOO platform.    Users have the ability to create and sell registered AR filters within the Fanshop to other users.

•        Digital stickers used within the FANTOO platform.    Users have the ability to create and sell registered digital stickers within the Fanshop to other users.

For both user-to-user transactions and transactions with the Company, payment can be made either by credit card through a secure, third-party payment system built into the FANTOO platform, or by settling the total with the use of FP. Sales settled in FP will be charged a transaction fee based upon the specific item sold, ranging between 7% to 15% of the sale price. For user-to-user transactions, the selling user receives the proceeds upon the purchaser’s confirmation of receipt of the good sold.

If the item sold in the user-to-user transaction requires shipping, the Company intends on partnering with providers such as Qxpress to provide shipping services for which the fee will be bundled into the total transaction cost. Alternatively, users can ship the item directly using another third-party shipping service.

OUR OPPORTUNITY

With the global explosion of the Korean Wave, K-Culture has become widely influential throughout the world, creating a significant and sustainable industry in which the Company operates. According to a study by the Korea Foundation and the Korean Ministry of Foreign Affairs (“KMFA”) regarding the growing economic effects of the K-Culture industry, K-Culture generated approximately $21.5 billion in global revenue in 2019, prior to the occurrence of the COVID-19 pandemic. This study further found that K-Culture influence was ranked No. 7 worldwide in 2021, and that the number of K-Culture fans increased from approximately 35.6 million in 2015 to 156.6 million in 2021. The chart below sets forth the location and approximate growth and numbers of K-Culture fans globally.

Changes in the number of Hallyu community members by region

Asia & Oceania
The Americas
Europe
Africa & the Middle East
(Unit: 100,000 people)
Europe: 2012 7, 2013 12, 2014 21, 2015 16, 2016 62, 2017 65, 2018 68, 2019 149, 2020 106, 2021 96
The Americas: 2012 13, 2013 13, 2014 90, 2015 90, 2016 94, 2017 110, 2018 118, 2019 122, 2020 143, 2021 289
Africa & the Middle East: 2012 0.2, 2013 0.6, 2014 1, 2015 2, 2016 2, 2017 1, 2018 2, 2019 3, 2020 12, 2021 23
Asia & Oceania: 2012 73, 2013 67, 2014 186, 2015 248, 2016 390, 2017 434, 2018 674, 2019 685, 2020 954, 2021 1,158

Currently, China has the largest number of K-Culture fans with 86.32 million, followed by the United States with 16.69 million K-Culture fans. Due to regulatory concerns regarding data protection and privacy within China, the Company will not expand its business into China in order to protect the privacy of the Company’s users. For the avoidance of any doubt, the Company does not have customers in, does not otherwise provide products or services in, and restricts user access to individuals in China (including Hong Kong and Macau). See “Risk Factors — Our decision not to provide products and services and to restrict user access in China (including Hong Kong and Macau) will limit our total addressable market and may limit our ability to grow our business” for additional information. Following China and the United States in K-Culture fans are: Thailand with 14.8 million fans, Russia with 5.69 million fans, Vietnam with 4.12 million fans, Argentina with 2.9 million fans, Canada with 1.96 million fans, India with 1.35 million fans, Chile with 1.12 million fans, Turkey with 0.98 million fans, Jordan with 0.98 million fans, Australia with 0.93 million fans, Italy with 0.75 million fans, France with 0.57 million fans, Egypt with 0.55 million fans, Japan with 0.34 million fans, Saudi Arabia with 0.30 million fans, and other countries spread throughout the globe with a total of 16.2 million fans.

The continued and multifaceted spread of K-Culture is exemplified by the approximately 100 million people that practice the Korean traditional martial arts of Taekwondo. According to a study by the Korean Foundation for International Cultural Exchange (“KOFICE”), K-Culture contributed over $10.0 billion in Korean exports in 2020, representing an increase of 8.8% over 2019, even with the damaging economic effects of the COVID-19 pandemic. The global purchasing power of K-Culture was at $124.3 billion in 2020, based on the 2021 report by Korea Creative Content Agency (“KOCCA”)

Further propelling K-Culture is the significant number of the global population using mobile phones with access to social media platforms. The consistent and ongoing growth of mobile users globally provides an ever-increasing potential user-base for the FANTOO platform. More than two-thirds of the world’s population uses a mobile phone today, with an increase in mobile phone users of 4 million over the past 12 months. Studies by the KMFA and KOFICE show that online and mobile platforms were the most common channels for global fans to access K-Culture content. As such, FANTOO is positioned to capture the opportunity of a market that is both increasing in the number of users and the amount of content each user consumes.

With the ongoing COVID-19 pandemic and associated restrictions on travel and attendance at live performances, the FANTOO platform can provide fandom users access to virtual concerts, for which attendees must pay admission to “attend” by viewing online. Among the virtual concerts held across a number of platforms, BTS’s first online concert, entitled Bang Con: The Live, received 756,000 views from over 107 countries, which according to the Guinness Book of World Records, set a new world-record for the most live-stream attendees at a virtual music concert on a custom social media platform. According to Grand View Research, these remarkable achievements led to the rapid expansion of the global virtual events market, resulting in a global market value of approximately $94.0 billion in 2020, with the market value of the global virtual events expected to reach approximately $504.8 billion by 2028. We believe our strong partnerships with the largest associations within the Korean entertainment industry will increase our visibility and market share within the virtual events market, providing even more value to users of FANTOO.

OUR VALUE

We focus on providing user-centric services to provide a single platform that can address and satisfy the interests of fans within FANTOO. FANTOO will enrich users fandom experience by providing an all-in-one platform for fandom content, including news, popular culture, discussions, live shows, and fan creativity. FANTOO is currently available in 17 languages, with real-time translation services. These real time translation services enable our users to communicate with each other across the globe without language barriers. For languages that are not available for real-time translation, FANTOO provides a solution through the use of translation matching services among users. Through the translation matching services, FANTOO ensures that content is accurately translated and available to a greater number of global fans in their own languages. In addition, FANTOO further allows users to freely create and monetize their own content, enabling fast and secure user-to-user sales.

Within FANTOO, our reward system ensures users are rewarded with FP for staying active and creative within the platform, as well as attracting new users. The more FP a user earns, the more purchasing power the user has within the FANTOO platform, allowing users to purchase goods and/or services within the FANTOO platform either directly from us or from other users.

OUR STRENGTHS

We differentiate ourselves from competing social networks through the power of a fully-integrated platform and established partnerships with leaders in the entertainment industry within South Korea. Our platform and partnerships enable our users to create clubs, communities, and gather over similar fandoms, all while monetizing their content and contributing to the FANTOO platform experience. Our core strengths include the following:

•        Value Creation Through Direct Sales Revenue.    We intend to derive revenue from multiple revenue sources, including: (i) advertising revenue, which includes advertisement sales through the placement of banners, splash advertising, pop-up advertisement within the platform, in-platform promotions, branded content productions, and other FANTOO produced programs; (ii) content sales revenue as FANTOO continues to produce original content, such as web series, sold to FANTOO users or otherwise licensed to other third party media services; and (iii) the sale of e-commerce goods through FANTOO’s Fanshop, including the latest fandom goods and concert tickets.

•        Value Creation Through Revenue Derived From User Activity.    We intend to generate revenue from the sale of goods and/or services within the FANTOO platform from one user to another. Revenue is derived from user-to-user sales as follows: (i) from the sale of emojis and online stickers, from which we will collect 30% of the price paid by the purchaser, with the remaining 70% being remitted to the seller; (ii) from web novels and webtoons. If posted for free, the creator will only receive rewards in FP in relation to the number of views and likes; however, if the creator charges for the content, we intend to collect 30% of the price paid by the user, with the remaining 70% being remitted to the seller; (iii) users can offer the service of translation matching, where a user offers to translate another user’s content for a commission (in either cash or FP), and the parties agree to split the sales revenue from the translated content at a pre-determined ratio, for which we will collect 30% of each sale, and remit the remainder to the creator and translator based on a split determined by the parties; and (iv) for transactions between users involving tangible goods or other non-platform based fandom items (such as concert tickets), we intend to charge a fee of 3.5% of the total value of the transaction at the time of sale.

•        FANTOO’s Direct Advertising Platform.    We intend to directly engage with our advertisers. Without the need for third-party engagement, we can leverage the FANTOO platform to better understand advertisers and their expectations, ensuring we can create highly curated advertising products that will promote high levels of engagement and sales conversions for advertisers. We believe this will increase advertising revenue and build sustainable relationships with advertisers, while concurrently increasing the attractiveness of the FANTOO platform to new advertisers and users interested in the products advertised within the FANTOO platform.

•        Industry Leading Privacy and Safety.    Privacy and safety is provided by the FANTOO platform through the implementation of artificial intelligence (“AI”).

•        High User Engagement.    We intend to drive user engagement by offering a one-stop fandom platform and by offering an in-platform reward system. These features are intended to allow the FANTOO platform to keep and maintain a highly engaged user-base, loyal to the FANTOO platform and its brand. This brand loyalty will assist by reducing the Company’s advertising costs by replacing it with non-paid platform promotion through the word-of-mouth of its current user base.

OUR GROWTH STRATEGY

Our core strategy is to pursue initiatives that promote the viral growth of our user base, and in doing so, drive advertising revenue, user-generated revenue, and create other revenue streams. Our focus on user acquisition and retention provides the primary lens to view our plans for community growth, engagement, and long-term brand equity.

•        Attracting Global Users.    Our core business strategy is to promote the FANTOO platform and grow our global user base, which will drive revenue growth by increasing advertising revenue and user activity-based revenue.

•        Broaden Product and Service Offerings.    Within the FANTOO platform our objective is for users to benefit from a wide range of products and services offered, and we intend to continuously expand our product and service offerings as the user-base and revenue grow. Broadening our product offerings will ensure FANTOO grows along with the fandom community in which it operates, eventually creating a one-stop platform for our users across all fandoms.

•        Continued Research and Development.    We intend to continue to invest in developing and implementing the newest technologies to ensure a better and more secure user experience compared to other social media platforms.

•        Development of Intellectual Property.    We intend to develop our own intellectual property assets based upon user-demand and data analysis from the FANTOO platform. Since the intellectual property developed from user-data will be based on user-demand, we believe that any new intellectual property will facilitate user engagement and growth.

•        Expansion to Other Fandoms.    We intend to expand FANTOO outside of the K-Culture fandom, and into other fandoms across an expansive number of entertainment types and cultures. Users will be able to easily transition between different fandom clubs and communities, and seamlessly access the newest trends and popular cultures. This anticipated expansion is intended to make FANTOO a platform that can evolve with, and fully integrate, all fans utilizing the FANTOO platform, regardless of the continuous rise and fall of popular culture trends.

Our growth strategy, based on the current services offered on FANTOO and scheduled future services, is illustrated as follows:

OUR MARKETING STRATEGY

We intend to market our platform to users through media ads, promotions, campaigns, referrals, and other similar initiatives. Currently, we focus on our core target in K-Culture, and specifically, the K-pop fandom. We intend to achieve user growth by utilizing the following strategies:

•        Localized Marketing Efforts.    As we intend to capture a larger percentage of the global fandom market, we will need to effectively develop marketing for each region’s fandom community. This will require localized marketing efforts for regional marketing to be successful. We believe we can successfully develop regional marketing results by: (i) partnering with local content creators to create regional-specific marketing; and (ii) partnering with local advertising agencies to develop advertising campaigns that will attract regional users. It is important for us to localize our services and marketing strategies in order to expand our business in the U.S. Therefore, we plan to set up branches in the U.S. in the first half of 2023, and plan to hire around 20 developers to localize the services of FANTOO. We also plan to work with U.S. marketing experts and cooperate with marketing agencies to reach U.S. audiences through online marketing, sponsoring advertisements, and holding various user-engagement events and promotions in the major cities in the U.S. When we believe the operation in the U.S. is settled, we will set up a branch office in the United Kingdom for further expansion into Europe. The Company currently has no intention of expanding into China due to the Chinese government’s unofficial ban on K-Culture as well as official ban on all foreign social media platforms. Additionally, due to regulatory concerns regarding data protection and privacy within China, the Company will not expand its business into China in order to protect the privacy of the Company’s users. For the avoidance of any doubt, the Company does not have customers in, does not otherwise provide products or services in, and restricts user access to individuals in China (including Hong Kong and Macau). See “Risk Factors — Our decision not to provide products and services and to restrict user access in China (including Hong Kong and Macau) will limit our total addressable market and may limit our ability to grow our business” for additional information.

•        Global Ambassador Program.    We intend to engage with individuals in various countries (“Global Ambassadors”) that will create theme-specific content aimed at potential users in the Global Ambassador’s region, and further communicate with fans and targeted users within their region, to increase the growth in the user-base, and attract fans of K-Culture within that region to the FANTOO platform. Our Global Ambassadors will focus on users who enjoy K-Culture while simultaneously promoting FANTOO and hosting localized events.

•        Building Strong User-Relationships.    We intend to build strong ties with our existing users to increase their loyalty. We communicate with our users through various channels including social media, surveys, direct messages, focus groups, and similar means of communication to improve our service offerings so that we can exceed current users’ expectations. We believe that our fully engaged and satisfied users will be more likely to promote our platform voluntarily, thereby promoting organic growth through a continuous flow of new users by way of current user referrals. The rate of organic growth that we can achieve will accelerate the growth of FANTOO’s user-base.

•        Special Event Hosting.    In order to provide value to both our current users and targeted users, as well as promote activity within the FANTOO platform, we intend to host special themed events to which both current users and targeted users are invited. These events include K-pop concerts, dance performances, and other live shows. Generally, these events are driven by user input by way of voting for events that our users would prefer to attend. The participation of our users within our platform to determine upcoming events further encourages users to be active within the FANTOO platform.

TECHNOLOGY

FANTOO was designed and developed to connect fans across the globe. As a result, we have been developing and acquiring cutting edge technologies in order to deliver a smooth experience, regardless of location. These technologies include:

•        AI-driven content curation through personalized searches and content delivery recommendations.

•        AI speech synthesis that will allow our AI to learn from voice recordings through specialized vocabulary, that will eventually be able to read unrecorded sentences in the voice of whichever celebrity a user may choose. This will allow various literary works and written content to be spoken to the user in the user’s favorite celebrity’s voice.

•        AI-powered nudity detection that automatically filters and blocks users from exposure to nudity if uploaded on the FANTOO platform.

•        AI-enabled deepfake detection that performs verification services to identify whether images and/or videos uploaded on the FANTOO platform are actually authentic images/videos of the person depicted in the video, or if the image/video was falsified and computer generated through the use of “deepfake” technology.

Infrastructure

Through a wholly owned subsidiary, we currently lease property located on the central bank of the Han River in the Seoul Marina, the largest Korean Wave culture center in Korea. With large outdoor stages, sculpture gardens, and broadcast studios, Seoul Marina is not only used as FANTOO’s headquarters, but is also used by FANTOO to host FANTOO concerts and other user events.

Competition

Our competitors include:

•        Social platforms, such as Facebook, Instagram and Twitter;

•        Community service platforms, such as Reddit;

•        K-pop fandom platforms, such as Lysn, Weverse and Universe;

•        Amateur content creating platforms, such as Whattpad; and

•        eCommerce platforms, such as Amazon, eBay and Ticketmaster.

While many of these platforms have achieved success in growing users and have greater financial resources than the Company, we believe the FANTOO platform is the only all-in-one global fandom platform that also offers a unique user reward system that incentivizes users to participate and engage within the platform. These features were developed to position FANTOO to successfully complete with the more established platforms and facilitate an active fandom experience.

Partnerships

On April 19, 2021, HBC entered into a memorandum of understanding with the Federation of Artistic & Cultural Organization of Korea (“FACO”) (the “MOU”). Pursuant to the MOU, we were granted certain collaborative rights in which we can promote cultural events, while participating and taking advantage of FACO’s infrastructure and network to develop and export South Korea’s popular culture around the globe.

FACO was established as a non-profit business in 1961, organized for the purpose of contributing to the development of Korean art and culture, promoting the international exchange of Korean art and culture, and ensuring the well-being of affiliated artists. FACO’s membership currently consists of over 1.3 million artists from 10 different member associations, spread across 167 branches globally, including two branches in the United States and one in Japan.

We have strategically developed this partnership with FACO due to their substantial contribution to the Korean entertainment and pop-culture industry. The partnership benefits FANTOO users through the synergy between these organizations and the FANTOO platform, such as content creation, hosting K-pop concerts, and much more.

On September 10, 2021, we entered into a partnership with the “Metaverse Alliance,” an initiative led by South Korea’s Ministry of Science and Information and Communication Technology (“MSIT”) (the “MSIT Partnership”), which is intended to facilitate our development of innovative technologies and advancements within the metaverse. The MSIT built the Metaverse Alliance to coordinate and facilitate the development of virtual and augmented reality platforms. Approximately 643 firms have joined MSIT to date, including Samsung, Hyundai Motors and Naver.

We currently registered copyrights of characters as follow:

Registration Date	Registration No.	Copyright	Status	Country
May 18, 2022	021077	(Noraeng)	Registered	Rep. of Korea
May 18, 2022	021078	(Baby Noraeng)	Registered	Rep. of Korea
May 18, 2022	021079	(Koli)	Registered	Rep. of Korea

Intellectual Property

We currently do not have any intellectual property or patents registered with the Korean Intellectual Property Office and/or the Korea Copyright Commission; however, we have applied to register the following trademarks:

Application Date	Application No.	Trademark	Status	Country
July 16, 2021	0147353		Pending	Rep. of Korea
July 16, 2021	0147354		Pending	Rep. of Korea
July 16, 2021	0147355		Pending	Rep. of Korea

Application Date	Application No.	Trademark	Status	Country
July 16, 2021	0147356		Pending	Rep. of Korea
July 16, 2021	0147357		Pending	Rep. of Korea
July 16, 2021	0147358		Pending	Rep. of Korea
August 4, 2021	0160527		Pending	Rep. of Korea
August 4, 2021	0160528		Pending	Rep. of Korea
August 6, 2021	0162818		Pending	Rep. of Korea
August 11, 2021	0166186		Pending	Rep. of Korea
August 17, 2021	0169628		Pending	Rep. of Korea
August 17, 2021	0169629		Pending	Rep. of Korea
August 26, 2021	0177488		Pending	Rep. of Korea
August 26, 2021	0177489		Pending	Rep. of Korea

Application Date	Application No.	Trademark	Status	Country
September 28, 2021	0198015		Pending	Rep. of Korea
February 8, 2022	97257721		Pending	United States of America
February 10, 2022	97261726		Pending	United States of America
July 6, 2022	0125922		Pending	Rep. of Korea

We also own the following domain names for which we plan on renewing on, or prior to, the applicable expiration dates:

Registration Date	Domain Name	Expiration Date
October 12, 2018	Hanryubank.com	October 12, 2023
November 8, 2021	Hanryuholdings.com	November 8, 2023
March 17, 2021	Fantoo.co.kr	March 17, 2024
March 17, 2021	Fantoo.kr	March 17, 2024
July 16, 2021	Fandomchain.io	July 16, 2023
August 27, 2021	Sellove.live	August 27, 2023
September 27, 2021	Edaeri.com	September 13, 2023
January 19, 2022	Hanryutimes.com	January 19, 2024

We intend to continue to expand our brand names, trademarks and designs worldwide as our business grows, and develop intellectual property that increases the value of our technologies and the FANTOO platform.

Employees and Labor Relations

We currently have 61 full-time and 3 full-time equivalent employees. Additionally, we occasionally enter into agreements with contractors, on an as-needed basis, to perform certain services, including contract workers. We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employees are represented by labor unions.

Seasonality

We do not expect to experience any significant seasonality trends. However, seasonality trends may occur in the future.

Governmental Regulation

We are subject to a number of national, state/region, and local laws and regulations in the U.S. and Korea. These laws and regulations involve matters that are central to our business, including our interactions with users, suppliers, and merchants. These laws and regulations involve fair trade, competition, labor and employment, privacy, data protection, intellectual property, consumer protection, import and export regulations, and other subjects. Many of the laws and regulations to which we are subject are evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate. Laws and regulations in each jurisdiction where we do business continue to develop and evolve rapidly. As a result, it is possible that we may not be, or may not have been, compliant with each such applicable law or regulation.

Due to the extensive business we conduct in Korea, below are examples of Korean laws and regulations that govern our business, which include but are not limited to:

Copyright Act

Korea’s Copyright Act provides protections for various types of creative works, including certain copyrightable “computer programs” and “databases.” The Copyright Act provides the creator of such works with rights to the economic benefits flowing from their creation and control over the works’ use and dissemination. The infringement of copyrights protected under the Copyright Act are subject to civil claims as well as criminal penalties.

The Copyright Act implements the Korea U.S. Free Trade Agreement, by recognizing temporary storage as copying, introducing a system for fair use of copyrighted materials, and concept of statutory damages for copyright violations and adding conditions for online-service providers to be exempted from infringement liability and types of prohibited acts of infringement on the rights of copyright holders.

Youth Protection Act

The purpose of Youth Protection Act is to ensure juveniles grow up into persons of sound character by regulating the distribution of media products, drugs, etc. harmful to juveniles and juveniles’ access to harmful business establishments and by protecting and relieving juveniles from harmful environments. The term “media product harmful to juveniles” means any of the media products such as phonorecords, video products or other media products defined in the Music Industry Promotion Act and the Promotion of the Motion Pictures and Videos Products Acts, specified by Presidential Decree as likely to be harmful to the mental or physical health of juveniles. The Commission on Youth Protection shall examine each media product to find whether it is harmful to juveniles and shall determine the media product as harmful to juveniles. If the Commission on Youth Protection or an examining authority finds, as a result of the examination of a media product, that the distribution of content of the media product is prohibited by the Criminal Act or any other statute, it shall request relevant authorities, without delay, to impose criminal punishment or make an administrative disposition; provided, that if an examining authority has a different procedure prescribed by a relevant statute, the procedure shall apply to such cases.

Content Industry Promotion Act

The Content Industry Promotion Act prescribes matters necessary for promoting content industry, thereby contributing to the improvement of the lives of citizens and to the sound development of national economy through the establishment of foundation for the content industry and the reinforcement of its competitiveness. The term “content” means data or information expressed in sign, text, graphic, color, voice, sound, image, video, etc. (including compounds thereof); The term “content industry” means any industry related to the production, distribution, use, etc. of contents creating economic added value or services providing such contents (including compounds thereof).

In order to protect users when contents are transacted, a content business operator shall prepare terms of service including the details of refund of excessively or erroneously paid amount, right to withdraw the subscription of contents or to cancel a contract for the use of contents, compensation for users’ damage occurring from defects in contents, etc., as prescribed by Presidential Decree, and notify users thereof.

Personal Information Protection Act

The Personal Information Protection Act and related legislation, regulations, and orders (“PIPA”) governs the collection, use, dissemination, storage, and destruction of personal information. PIPA specifies the circumstances under which consent must be obtained to collect, use, or disseminate a person’s personal information. PIPA places limits on the circumstances in which personal information can be required and on the collection of some types of personal information (such as identifiers granted by law for identification purposes). PIPA grants an individual right to request perusal, correction, or deletion of one’s own personal information, and specifies the methods to exercise such rights. Additionally, PIPA establishes requirements for information destruction, such as a requirement that personal information should be destroyed if it is no longer necessary to achieve the purpose for which it was collected.

Under PIPA, in the event a leak of personal information is discovered, the processor of personal information is required to promptly notify the affected person(s). PIPA requires notification to the authorities and other measures in certain circumstances.

PIPA imposes monetary remedies, penalties, and statutory damages for violations of its restrictions. Class-action relief for the leakage of personal data is available in certain circumstances, and some conduct, such as collection of personal information without consent, can be subject to criminal punishment.

The Monopoly Regulation and Fair Trade Act

In Korea, the Korean Fair Trade Commission (“KFTC”) designates an affiliated group of companies whose total assets of the preceding fiscal year exceeding 5.0 trillion or more Korean Won as a business group subject to disclosure (Article 14 of the Monopoly Regulation and Fair Trade Act, and Article 21 of the Enforcement Decree of the Act). If a group of companies are designated a business group subject to disclosure, the companies will become subject to, among others, the following obligations under the Monopoly Regulation and Fair Trade Act:

•        Resolutions by Board of Directors on Large-Scale Internal Trading and Disclosure.    When a member company of a business group subject to disclosure wishes to engage in large scale internal trading (meaning either 5% or more of the larger of its total assets or its capital, or KRW 5.0 billion or more Korean Won), with or for a specially related party, the company should obtain a resolution of the board of directors and make certain disclosures.

•        Obligation to Disclose Information About the Business Group:    A business group subject to disclosure must publicly disclose on an annual basis, the general status of the company (such as the company name, certain business details, financial status, changes relating to affiliated companies, etc.), details on its executive employees and shareholders, and on a quarterly basis, cross shareholding between the affiliated companies, debt guarantees between the affiliated companies, and trading with specially related persons.

•        Obligation to Report Shareholding Details:    A business group subject to disclosure must report to the KFTC by May 31 every year certain information such as details about its shareholders, financial status, and holdings of shares in other domestic companies. Violation of the above restrictions may subject the company to a corrective order or an administrative fine of up to 100 million Korean Won imposed by the KFTC or criminal fine of up to 100 million Korean Won.

Cost of Compliance with Environmental Laws

We have not incurred any costs associated with compliance with environmental regulations, nor do we anticipate any future costs associated with environmental compliance; however, no assurances can be given that we will not incur such costs in the future.

Facilities

Marine Island Co., Ltd. (“Marine Island”), a wholly owned subsidiary of the Company, leases approximately 19,200 square feet of office space at the Seoul Marina, located at 160 Yeouiseo-ro, Yeungdeungpo-gu, Seoul, Korea (the “Marina”), for a monthly payment of approximately $20,000. Marine Island subleases the Marina to HBC’s wholly owned subsidiaries Hanryu Times, FNS, and FANTOO entertainment, at no cost. These subleases terminate on August 1, 2023. Prior litigation regarding the rights to the Marina ended on April 1, 2022, as more specifically detailed in the section below entitled “Legal Proceedings.”

We anticipate no difficulty in extending the leases of our facilities or obtaining comparable facilities in suitable locations, as needed, and we consider our facilities to be adequate for our current needs.

Legal Proceedings

On March 3, 2020, Optimus Asset Management Co., Ltd. filed a complaint (the “Complaint”) against Marine Island in the Seoul Southern District Court in Republic of Korea (the “Court”), challenging Marine Island’s right to the use and occupancy of the property located at 160 Yeouiseo-ro, Yeungdeungpo-gu, Seoul, Korea (the “Marina”), captioned “2020 Ka Hab 102991 Ho” (the “Lawsuit”). The lawsuit is based on the facts set forth below.

In 2010, Seoul Marina Co., Ltd. (“SMC”) took out a certain construction loan from Standard Chartered Bank (the “Lender”) (the “Construction Loan”), to fund the development and construction of the building and premises located at the Marina (the “Marina Project”). Shortly thereafter, SMC entered into an agreement with Sewang Co., Ltd (“Sewang”), pursuant to which Sewang was to act as the general contractor and developer of the Marina Project (the “Construction Agreement”). After completion of the Marina Project, SMC: (i) defaulted on the Construction Agreement by failing to pay Sewang approximately $6,000,000 for services rendered in completing the Construction Agreement; and (ii) defaulted on the Construction Loan by failing to pay the Lender under the Construction Loan.

In or around 2016, Sewang incorporated Marine Island for the purposes of transferring to Marine Island the $6,000,000 lien on the Marina Project, including Sewang’s rights to possession and use of the Marina Project. In or around 2020, the Lender sold its rights to any recovery under the Construction Loan to a third party, Optimus Asset Management Co., Ltd. (“Optimus”). On March 3, 2020, Optimus initiated the Lawsuit by filing the Complaint with the Court.

On June 30, 2021, HBC and Sewang entered into a Bond, Stock, and Right Management Contract (the “Sewang Agreement”), pursuant to which HBC acquired: (i) the right to receive SMC’s debt owed to Sewang in the amount of $7,997,851; (ii) 9,777 common shares of SMC owned by Sewang, constituting 24.53% of the issued and outstanding common shares of SMC; (iii) the right receive certain debt of Marine Island owed to Sewang in the amount of $4,330,983; (iv) 100% of the issued and outstanding shares of Marine Island, the ownership of which allowed HBC to obtain the rights of possession and use of the Marina Project. The Complaint was dismissed by the Court on April 1, 2022.

Other than as set forth above, we are not a party to any additional material legal or administrative proceedings. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers, directors and significant employees as of the date of this prospectus.

Name	Age	Position
Executive Officers and Directors:
Chang-Hyuk Kang	41	Chief Executive Officer/Director
Ju-Hyon Shin	47	Chief Financial Officer
David Gregg	60	Chief Communications Officer
Dae-Hwan Son	45	Chief Operating Officer
Dong Hoon Park	37	Chief Marketing Officer
Taehoon Kim	48	Chief Technology Officer/Vice President
Jay Hyong Woo	50	Director
Aram Ahn	53	Director
John S. Morris	58	Director

There are no arrangements or understandings between our Company and any other person pursuant to which he or she was or is to be selected as a director, executive officer or nominee. There are no family relationships among any of our directors or executive officers.

Executive Officers and Directors

Chang-Hyuk Kang Chief Executive Officer and Director

Chang-Hyuk Kang was appointed as Chief Executive Officer of the Company in October 2021. Mr. Kang previously served as the Director of Tax Homea & Out Tax Corporation from November 2007 to July 2020, and as the Auditor at Setopia Co., Ltd. from August 2020 to March 2021. Since 2021, Mr. Kang has served as an executive of our subsidiaries, FNS Co., Ltd., Hanryu Times Co., Ltd., and of Hanryu Bank Co., Ltd since October 2020. Mr. Kang graduated Dankook University with a bachelor’s degree in the Department of Accounting in Seoul, South Korea in February 2007, and Korea University with a Master’s degree in the Department of Tax Law in Seoul, South Korea in August 2019.

The Board of Directors believes that Mr. Kang is well qualified to serve as a member of the Board because of his strong executive and business operations skills.
Ju-Hyon Shin Chief Financial Officer

Ju-Hyon Shin has served as the Chief Financial Officer of the Company since May 2021. Prior to that, he served, in finance management roles at Centralinsight Co., Ltd., a KOSPI listed company, from January 2021 to May 2021 and at EQCELL Co., Ltd., a KOSDAQ listed company, from October 2019 to January 2021 Mr. Shin also served as the Chief Financial Officer of LUXL Co., Ltd, a KOSDAQ listed company, from June 2001 to October 2019. Mr. Shin earned a bachelor’s degree in the Department of Business Administration from SeoHae University in North Jeolla, South Korea in February 1997.

David Gregg Chief Communications Officer

David Gregg was appointed as Chief Communications Officer of the Company in January 2022. Mr. Gregg previously worked as a Social Enterprise Strategist, including as the Chief Executive Officer and co-founder of Socialwise, since 2013. Mr. Gregg earned a bachelor’s degree in Communications from Brigham Young University in Rexburg, Idaho in July 1992.

Dae-Hwan Son Chief Operating Officer

Dae-Hwan Son was appointed as Chief Operating Officer of the Company in October 2021. Mr. Son has served as a director of the Company’s subsidiaries Fantoo Entertainment Co., Ltd. since August 2021, Hanryu Bank Co., Ltd. since March 2021. Mr. Son has also served as a director of Ko-Tech International Co. since November 2019, and a director of Zero Tour since November 2016. Mr. Son earned a bachelor’s degree in the Department of Administration from the Department of Public Administration of SongWon University in Gwangju City, South Korea in February 1997.

Dong Hoon Park Chief Marketing Officer

Dong Hoon Park was appointed as Chief Marketing Officer in October 2021. Mr. Park has served as a director of the Company’s subsidiaries, FNS Co., Ltd., since April 2021, Hanryu Bank Co., Ltd. since October 2020, and K-Commerce Co., Ltd since July 2020. Mr. Park has also served as a director of K-BIO Co., Ltd since April 2014, and K-BIO USA Co., Ltd since March 2021. Mr. Park earned a bachelor’s degree in the Department of Business Administration from Anyang University in Anyang, South Korea, in February 2010.

Taehoon Kim Chief Technology Officer

Taehoon Kim will be appointed Chief Technology Officer and Vice President of Hanryu Holdings as of June 1, 2022. Mr. Kim was the Founder of Rulemaker Inc., and served as CEO from June 2014 to May 2021. He also served as CEO at Webzen Mobile, Inc. from May 2012 to May 2014, as COO at Webzen, Inc. from September 2008 to April 2012, and as Director at NHN Games Corporation from August 2005 to August 2008. Mr. Kim earned a bachelor’s degree in the Department of German Language Education in Seoul National University in February 1997 and received his MBA from Seoul National University in February 2014.

Jay Hyong Woo Director

Jay Hyong Woo was appointed as a director of the Company on February 14, 2022. Mr. Woo has served as the president of Epic Pro, Inc since November 2003. He also served as the Chief Executive Officer of CTK US from August 2017 to December 2021. Prior to that, Mr. Woo served as the President of Crossen, Inc, from August 2009 to March 2018. Mr. Woo earned a Bachelor of Arts in Hotel Management from the University of Nevada Las Vegas.

Mr. Woo was selected to be a director based on his extensive experience operating and advising businesses in a number of different industries. This will benefit the Company as we develop our business, and seek to expand the areas in which we operate.

Aram Ahn Director

Aram Ahn was appointed as a director of the Company on February 14, 2022. Mr. Ahn has served as the Chief Executive Officer of Leverstone Financial Co, Inc. since February 2016. From January 2013 to October of 2015, Mr. Ahn managed the trading department at Maxberry T&I. Mr. Ahn earned a bachelor’s degree in statistics from Korea University in Seoul, South Korea, and a Masters degree in the Department of Financial Law from Korea University in Seoul, South Korea.

Mr. Ahn was selected to be a director based on his extensive experience in the financial services industry.

John S. Morris Director

John S. Morris was appointed as a director of the Company on February 14, 2022. Mr. Morris is the Chief Financial Officer for Metra Commuter Rail and a member of the Chicago Board of Directors for Cents Ability. He has served as the finance leader for Synchrony’s Oil and Gas Programs from 2015 to 2021. Prior to that, Mr. Morris has served as the CFO for US Commercial Cards at J.P. Morgan from 2010 to 2014, as well as serving as the financial leader for programs including Best Buy and Yamaha at HSBC from 2007 to 2009. Mr. Morris is a Certified Public Accountant and earned a bachelor’s degree in nuclear engineering from The United States Military Academy at West Point, MBA from Northwestern University’s Kellogg School, and a Master’s degree in science from University of Southern California’s Viterbi School.

Mr. Morris was selected to be a director based on his background as a financial analysis executive with over 20 years of experience in the financial services industry.

Board Composition

Our Board currently consists of four members. Each of our directors will serve until our next annual meeting of stockholders or until his or her successor is elected and duly qualified. Our Board is authorized to appoint persons to the offices of Chair of the Board of Directors, Vice Chair of the Board of Directors, Chief Executive Officer, President, one or more Vice Presidents, Chief Financial Officer, Treasurer, one or more Assistant Treasurers, Secretary, one or more Assistant Secretaries, and such other officers as may be determined by the Board. The Board may also empower the Chief Executive Officer, or in absence of a Chief Executive Officer, the President, to appoint such other officers and agents as our business may require. Any number of offices can be held by the same person.

Director Independence

Our Board has determined that three members of its directors qualify as independent directors, as determined in accordance with the rules of the Nasdaq Stock Market (“Nasdaq”). Under the applicable Nasdaq listing requirements for the Nasdaq Capital Market, we are permitted to phase in our compliance with the majority independent board requirement of the Nasdaq rules within one year of our listing on the Nasdaq Capital Market. The director independence definition under the Nasdaq rule includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

There are no other family relationships among any of our directors or executive officers.

Role of Board in Risk Oversight Process

Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk. Cybersecurity risk is a key consideration in our operational risk management capabilities. We are in the process of instituting a formal information security management program, which will be subject to oversight by, and reporting to, our Board. Given the nature of our operations and business, cybersecurity risk may manifest itself through various business activities and channels and is thus considered an enterprise-wide risk which is subject to control and monitoring at various levels of management throughout the business. Our Board will oversee and review reports on significant matters of corporate security, including cybersecurity. In addition, we maintain specific cyber insurance through our corporate insurance program, the adequacy of which is subject to review and oversight by our Board.

Our audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, our audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. Matters of significant strategic risk are considered by our Board as a whole.

Board Committees and Independence

Our Board has established the following three standing committees: audit committee, compensation committee, and nominating and governance committee. Our Board has adopted written charters for each of these committees. Upon the listing of our common stock on the Nasdaq Market, we intend to make each committee’s charter available under the Corporate Governance section of our website at www.hanryuholdings.com/en. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus. All members of the Audit and Compensation Committees will meet the criteria for independence.

Board Diversity

Our nominating and governance committee will be responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•        personal and professional integrity, ethics and values;

•        experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•        experience as a board member or executive officer of another publicly-held company;

•        strong finance experience;

•        diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•        diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

•        experience relevant to our business industry and with relevant social policy concerns; and

•        relevant academic expertise or other proficiency in an area of our business operations.

Our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee, at any time, have been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers on our Board of Directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors. Upon completion of the offering, we intend to make our Code of Business Conduct and Ethics available under the Corporate Governance section of our website at www.hanryuholdings.com/en. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus. We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website or in our filings with the SEC under the Exchange Act.

Limitation of Liability and Indemnification

Our Certificate of Incorporation (“Charter”), and our bylaws (“Bylaws”) provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). In addition, the Charter provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As permitted by the DGCL, we have entered into or plan to enter into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

We are an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation table and an Outstanding Equity Awards at Fiscal Year End table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to our “named executive officers,” who are those individuals serving as our principal executive officer and our two other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (the “Named Executive Officers”).

We have identified Chang-Hyuk Kang as our Named Executive Officer. Our Named Executive Officer for the fiscal year ending December 31, 2022 may change, as we may hire or appoint new executive officers.

For the fiscal years ended December 31, 2020, our Named Executive Officers received no compensation.

For the fiscal years ended December 31, 2021, compensation for our three highest-paid executive officers was as follows:

Name and principal position	Compensation	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Chang-Hyuk Kang	Received	$—	$—	$—	$—	$—	$—
Chief Executive Officer	Accrued(3)	$87,060	$—	$—	$—	$—	$87,060
Ju-Hyun Shin	Received	$34,375	$—	$—	$—	$—	$34,375
Chief Financial Officer	Accrued	$—	$—	$—	$—	$—	$—
Dae-Hwan Son	Received	$38,530	$—	$—	$—	$—	$38,530
Chief Operating Officer	Accrued(3)	$9,271	$—	$—	$—	$—	$9,271
Dong Hoon Park	Received	$12,653	$—	$—	$—	$—	$12,653
Chief Marketing Officer	Accrued(3)	$82,996	$—	$—	$—	$—	$82,996
Tae hoon Kim(2)	Received	$—	$—	$—	$—	$—	$—
Chief Technology Officer	Accrued	$—	$—	$—	$—	$—	$—
David Gregg(2)	Received	$—	$—	$—	$—	$—	$—
Chief Communications Officer	Accrued	$—	$—	$—	$—	$—	$—

____________

(1)      This column represents the grant date fair value calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). These amounts do not represent the actual value, if any, that may be realized by the Named Executive Officers.

(2)      All executive officers entered into an employment agreement during the year of 2021. There was no compensation paid in 2020. Since Taehoon Kim, the Company’s Chief Technology Officer, entered into an employment agreement in 2022, there was no compensation paid in 2021 and 2020. David Gregg, the Company’s Chief Communications Officer, entered into an employment agreement in 2022, there was no compensation paid in 2021 and 2020.

(3)      Accrued and unpaid salary expense which was recorded for the year ended December 31, 2021 will be paid during the year of 2022.

Elements of Compensation

Our executive compensation program consisted of the following components of compensation in 2021 and 2020:

Base Salary

Each of our executive officers receives a base salary for the expertise, skills, knowledge and experience he or she offers to our management team. The base salary of each of our executive officers is re-evaluated annually, and may be adjusted to reflect:

•        the nature, responsibilities, and duties of the officer’s position;

•        the officer’s expertise, demonstrated leadership ability, and prior performance;

•        the officer’s salary history and total compensation, including annual equity incentive awards; and

•        the competitiveness of the officer’s base salary.

Equity Incentive Awards

Moving forward, we believe that to attract and retain management, key employees and non-management directors, the compensation paid to these persons should include, in addition to base salary, annual equity incentives. Our Compensation committee will determine the amount and terms of equity-based compensation granted to each individual. In determining whether to grant certain equity awards to our executive officers, the Compensation Committee will assess the level of the executive officer’s achievement of meeting individual goals, as well as the executive officer’s contribution towards goals of the Company. Whenever possible, equity incentive awards will be granted under our equity incentive plan, described below.

Employment Agreements and Potential Payments upon Termination or Change of Control

On May 2, 2021, HBC entered into an employment agreement with Chang Hyuk Kang, HBC’s Chief Executive Officer. The employment agreement provides for an annual base salary of $67,516.25, with a one-year term effective May 2, 2021. Mr. Kang’s salary was initially determined in Korean Won, and was converted to USD at an exchange ratio of 1,184.90 Korean Won to $1.00.

On May 3, 2021, HBC entered into an employment agreement with Ju-Hyon Shin, the HBC’s Chief Financial Officer. The employment agreement provides for an annual base salary of $63,296.48, with a one-year term effective May 3, 2021. Mr. Shin’s salary was initially determined in Korean Won, and was converted to USD at an exchange ratio of 1,184.90 Korean Won to $1.00.

On March 1, 2021, HBC entered into an employment agreement with Dong Hoon Park, the Company’s Chief Marketing Officer. The employment agreement provides for an annual base salary of $63,296.48, with a one-year term effective March 1, 2021. Mr. Park’s salary was initially determined in Korean Won, and was converted to USD at an exchange ratio of 1,184.90 Korean Won to $1.00.

On June 1, 2022, HBC entered into an employment agreement with Taehoon Kim to serve as the Company’s Chief Technology Officer and Vice President. The employment agreement will provide for an annual base salary of $101,274, with a one-year term effective June 1, 2022. Mr. Kim’s salary will be initially determined in Korean Won, and converted to USD at an exchange ratio of 1,184.90 Korean Won to $1.00.

On January 1, 2022, HBC entered into an employment agreement with David Gregg, the HBC’s Chief Communications Officer. The employment agreement provides for a monthly base salary of $3,000, with a one-year term effective January 1, 2022.

None of the aforementioned agreements will require payment, other than wages already earned, upon such individual’s termination or in the event of a change in control.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding stock option awards, or other equity-based awards, held by any of the Named Executive Officers as of December 31, 2021.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2022 Omnibus Equity Incentive Plan	—	$—	1,500,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	1,500,000

Stock Option and Incentive Plan

Hanryu Holdings, Inc. 2022 Omnibus Equity Incentive Plan

Our Board unanimously approved the Hanryu Holdings, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”) on February 14, 2022. The maximum number of shares of common stock issuable under the Plan is currently 1.5 million shares, subject to adjustments for stock, stock dividends or other similar changes in our common stock or our capital structure.

Our Plan provides for the grant of (a) Incentive Stock Options (within the meaning of Section 422 of the Code) to our full-time employees (“Employees”), subject to the requirements of Section 422(c)(6) where an Employee owns 10% or more of our voting stock outstanding; (b) Non-Qualified Options (together with Incentive Stock Options, “Options”); (c) stock awards; and (d) performance shares to any individual who is (i) an Employee, (ii) a member of our Board, or (iii) an independent contractor who provides services for the Company.

Plan Administration

Pursuant to the Plan, our Board has delegated the authority to administer the Plan to the Board’s Compensation Committee (the “Committee”). Subject to the provisions of our Plan, the Committee has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The Committee also has the authority to amend, modify, extend renew or terminate outstanding Options, or may accept the cancellation of outstanding Options, whether or not granted under the Plan, in return for the grant of new Options at the same or a different price. Additionally, the Committee may shorten the vesting period, extend the exercise period, remove any or all restrictions or convert an Incentive Option to a Non-Qualified Option, if, at its sole discretion, it determines that such action is in the best interest of the Company; provided, however, that any modification made to outstanding Options requires the prior consent of the holder(s) of such Options, unless the Committee determines that the action would not materially and adversely affect such holder(s).

Incentive Stock Options

The exercise price of Incentive Stock Options granted under our Plan must at least be equal to 100% of the fair market value of our common stock on the date of grant. The term of an Incentive Stock Option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

Non-Qualified Stock Options

The exercise price of Non-Qualified Options granted under our Plan must at least be equal to 85% of the fair market value of our common stock on the date of grant. The term of a Non-Qualified Stock Option may not exceed ten years.

Stock Awards or Sales

Eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services. The purchase price for the shares shall not be less than 100% of the fair market value of the shares on the date of issuance, and payment may be in the form of cash or past services rendered. Eligible individuals shall have no stockholder rights with respect to any unvested restricted shares or restricted share units issued to them under the stock award or sales program, however, eligible individuals shall have the right to receive any regular cash dividends paid on such shares.

Termination of Relationship

Except as the Committee may otherwise determine with respect to a Non-Qualified Stock Option, if the holder of an Option ceases to have a Relationship (as defined in the Plan) with the Company for any reason other than death or permanent disability, any Options granted to him shall terminate 90 days from the date on which such Relationship terminates; provided, however, that no Option may be exercised or claimed by the holder of an Option following the termination of his Relationship for Cause (as defined in the Plan). In the event that the Relationship terminates as a result of the death or permanent disability of the Option holder, any Options granted to him shall terminate one year from the date of his death or termination due to permanent disability. In no event may an option be exercised later than the expiration of its term.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Plan, the administrator will adjust the number and class of shares available for future grants under the Plan, the exercise price of outstanding Options, the number of shares covered by each outstanding award, or the purchase price of each outstanding award.

Reorganization

In the event we are a party to a merger or other corporate reorganization, all outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide for the assumption of the outstanding Options by the surviving corporation or its parent or for their continuation by the Company (if the Company is a surviving corporation); provided, however, that if the assumption or continuation is not [provided by/used in] such agreement, then the Committee, in its sole discretion, shall have the option of offering the payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement and the exercise price.

Change of Control

Under the Plan, a Change of Control is generally defined as: (i) the sale of all or substantially all of the assets of the Company, or (ii) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or third party, the result of which is a change in the ownership of more than 50% of the voting capital stock of the Company.

In the event of a Change of Control, all restrictions on all awards or sales of shares will accelerate and vesting on all unexercised and unvested Options will occur on the Change of Control date.

Director Compensation

Each of our non-employee directors are entitled to receive a monthly retainer of $3,000 for serving on the Board, which fee may be paid either in cash, options or shares of common stock. Prior to the consummation of this offering, we have paid no compensation to non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions in which we were, or are to be, a participant, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above).

Common Ownership of K-Commerce Co., Ltd.

K-Commerce Co., Ltd. (“K-Commerce”), is a majority owned subsidiary under common ownership with Changhyuk Kang and Donghoon Park, the Company’s Chief Executive Officer and Chief Marketing Officer, respectively, for which HBC owns a controlling interest of 50.8%, and Messrs. Kang and Park each respectively own a minority interest of 24.6%.

Short-Term Loans.

On May 14, 2020, Siyoung Jang, one of our co-founders agreed to assume the obligations of an unrelated third-party, Sungmin Hon, under an interest-free, short-term loan agreement with an aggregate principal amount of $459,559, and a maturity date of May 13, 2021. On January 29, 2021, $440,410 in principal under the short-term loan agreement was forgiven in exchange for the forgiveness of an equal amount of short-term borrowings owed by the Company to Munjoong Kang, and $19,149 was paid back to the company in the form of cash. As of December 31, 2021, the balance of the short-term loan agreement was paid in full.

On October 12, 2020, the Company and Munjoong Kang, one of our co-founders, entered into an interest-free, short-term loan agreement with a principal of $45,956 and a maturity date of October 11, 2021. On January 1, 2021, the entire balance of $45,956 was forgiven in exchange for the forgiveness of an equal amount of short-term borrowings owed by the Company to Mr. Kang. As of December 31, 2021, the balance of the short-term loan agreement was paid in full.

Short-Term Borrowings

Siyoung Jang

On December 8, 2021, the Company and Siyoung Jang, one of our co-founders, entered into an interest-free, short-term borrowing agreement with a principal of $84,352, which matures on December 7, 2022. The company received the amount of $84,352 in cash.

There was no transaction during the nine months ended September 30, 2022. $14,655 change in outstanding balance was currency translation adjustment.

Donghoon Park

On July 1, 2021, Changhyuk Kang, the Company’s Chief Executive Officer, agreed to sell Donghoon Park, the Company’s Chief Marketing Officer, Mr. Kang’s interest-free, short-term borrowing agreement with the Company in the principal amount of $506,116, with a maturity date of October 6, 2021. The conditions were short-term borrowings, interest-free and maturity date as October 6, 2021.

On July 1, 2021, the Company exchanged $506,116 in short-term borrowings held by Mr. Park, for bonds with warrants in an equal amount. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

On October 3, 2021, in connection with HBC’s acquisition of a portion its common shares of K-Commerce from Mr. Park, the Company assumed certain debt of K-Commerce owed to Mr. Park, in the form of interest-free, short-term borrowing agreements with an aggregate principal amount of $312,113. Of the aggregate principal amount of $312,113, $59,055 matures on September 9, 2022 and the remaining $253,058 matures on September 28, 2022. On November 11, 2021, the Company made a payment of $25,306 in the form of cash, against the $59,055 of principal that matures on September 28, 2022.

On October 6, 2021, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $71,700, which matures on October 5, 2022.

On January 19, 2022, through January 24, 2022, the Company repaid short-term borrowings in the aggregate amount of $344,560 to Mr. Park, in cash.

On April 29, 2022, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $16,030, which matures on April 28, 2023. The Company received the amount of $16,030 in cash.

On July 27, 2022 and on August 8, 2022, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with a principal amount of $3,374, which matures on July 26, 2023 and on August 7, 2023. The company assigned the short-term borrowings from Mr. Park to offset non-trade payables in the amount of $3,374. On August 16, 2022, the Company repaid the full amount of $3,374 to Mr. Park in the form of cash.

On August 29, 2022 through September 26, 2022, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with a principal amount of $5,044, which matures on August 28, 2023 through September 25, 2023. The company assigned the short-term borrowings from Mr. Park to offset non-trade payables in the amount of $5,044.

Changhyuk Kang

On September 11, 2020, the Company and Changhyuk Kang, now the Company’s Chief Executive Officer, entered into interest-free, short-term borrowing agreement with a principal of $183,824, and a maturity date of September 10, 2021. The Company fully repaid the short-term borrowing on April 8, 2021.

On October 7, 2020, the Company and Mr. Kang entered into interest-free, short-term borrowing agreement with an aggregate principal amount of $643,382, and a maturity date of October 6, 2021. On April 8, 2021, the Company repaid $137,266 of the principal in cash. On July 1, 2021, Donghoon Park purchased Mr. Kang’s rights to receive the remaining principal of $506,116 under the short-term borrowing agreement.

On December 4, 2020, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $55,147, and aa maturity date of December 3, 2021. On February 17, 2021, the Company repaid $25,221 of principal in cash, with the remaining principal of $29,926 repaid in cash on April 8, 2021.

On January 15, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $31,970, which matured on January 14, 2022. The Company fully repaid the principal in cash on July 6, 2021.

On June 1, 2021, Changhyuk Kang bought amount of $674,821 short-term borrowings from Sangcheol Seo. Its conditions were short-term borrowings, interest-free and maturity date as May 31, 2022. On July 1, 2021, $590,468 of short-term borrowings were offset to issue bonds with warrants. On July 6, remaining balance was paid back in cash by the Company.

On June 1, 2021, Changhyuk Kang bought $434,416 short-term borrowing originally owed to a non-controlling entity, SA corporation with interest-free and maturity as May 31, 2022. On July 6, 2021, $389,771 were paid back by cash. On December 20, 2021 remaining balance of $44,645 were paid back by cash.

On July 1, 2021, the Company exchanged $590,468 in short-term borrowings held by Mr. Kang, for bonds with warrants in an equal amount. Th bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42, and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

On October 27, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $168,705, which matured on October 26, 2021. The company received the amount of $168,705 in cash. On December 21, the Company partially repaid the short-term borrowing in the amount of $130,746, in the form of cash.

On January 28, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $16,221, which matures on January 27, 2023. The company received the amount of $16,221 in cash. On February 15, 2022, the Company repaid the short-term borrowing of $16,221 in full, in the form of cash.

On April 5, 2022, the Company and Mr. Kang, entered into an interest-free, short-term borrowing agreement with a principal amount of $21,282, which matures on April 4, 2023. The Company received the amount of $21,282 in cash.

Munjoong Kang

On December 15, 2020, the Company and Munjoong Kang, one of our co-founders, entered into an interest-free, short-term borrowing agreement with a principal of $11,994, which matured on December 14, 2021. The Company received the amount of $11,994 in cash.

On December 31, 2020, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $18,383, which matured on December 30, 2021. The company received the amount of $18,383 in cash.

On January 1, 2021, Mr. Kang, bought the rights to receive $2,783,636 from the Company in the form of an interest-free, short-term borrowing from an unrelated third-party, Dongwook Lee, and $12,653 in the form of an interest-free, short-term borrowing from an unrelated third-party, Daepil Seo. Both borrowings’ maturity date was on December 31,2021. On January 1, 2021, the Company assigned non-trade receivables in the amount of $1,114 to offset a portion of the short-term borrowings. The Company and Mr. Kang agreed to reduce the amount of the short-term borrowings by an additional $486,366 as an offset against debt owed to the Company by Mr. Kang Munjoong of $45,956, and Ms. Siyoung Kang of $440,410.

On January 1,2021, $326,755 of Munjoon Kang’s short-term borrowings were offset to a short-term loan owed by Mr. Kang to other creditors based on the agreements made by parties.

During the year ended December 31, 2021, the Company repaid short-term borrowings owed to Mr. Kang in the aggregate amount of $331,479, in cash.

On January 13, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $16,871, which matured on January 12, 2022. The company received the amount of $16,871 in cash. On November 23, 2021, the Company repaid the principal of $16,871 in full, by cash.

On March 31, 2021, pursuant to the RnDeep Merger, the Company assumed certain interest-free, short-term borrowings of RnDeep owed to Mr. Kang in the amount of $107,469, which matured on May 29, 2022.

On October 18, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $42,176, and a maturity date of October 17, 2022. The company received the amount of $42,176 in cash. On December 10, 2021, the Company repaid the principal of $42,176 in full, by cash.

On November 15, 2021, Mr. Kang bought interest free, short-term borrowings of $124,420 from an unrelated third party. The short-term borrowings have a maturity date of November 14, 2022.

On December 13, 2021, December 14, 2021, and December 20, 2021, Mr. Kang sold his rights to receipt of debt obligations of HBC of $337,410, $1,518,347, and $200,905, respectively, to unrelated third parties.

On December 14, 2021, Munjoong Kang entered into interest-free, short-term borrowing agreement with a principal of $268,241 and a maturity date of December 13, 2021, for which the Company received by way of forgiveness of debt owed by the Company in an equal amount, in the form of bonds with warrants held by Siyoung Jang. offsetting $268,241 bonds with warrants owned by Siyoung Jang, one of co-founders.

On December 21, 2021, the Company issued Mr. Kang 295,000 common shares of HBC as payment in full for certain short-term borrowings held by Mr. Kang in the aggregate amount of $124,420.

On January 25, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $309,478, and which matures on January 24, 2023. The Company received the amount of $309,478 in cash. On dates from January 26, 2022 through May 31, 2022, the Company repaid the short-term borrowings in full in cash.

On March 4, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal amount of $209,088, which matures on March 3, 2023. The Company received the amount of $209,088 in cash. On June 29, 2022, through August 23, 2022, the Company made a repayment on the principal in the amount of $11,094.

On May 11, 2022 through August 8, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $133,120, which mature on dates between May 10, 2023 through August 7, 2023. The Company received the amount of $133,120 in cash.

Bonds with Warrants

On November 21, 2018, Siyoung Jang, one of our co-founders, purchased approximately $919,118, in bonds with warrants with the bonds accruing interest annually at a rate of 3%, and a maturity date of November 21, 2021. The warrants carried an exercise price of $0.42 and expired on November 19, 2021. The company received the funds in cash. On March 31, 2021, the Company repaid the principal of $919,118 in full, in the form of the issuance of 2,000,000 common shares of HBC. The warrants expired prior to being exercised.

On December 17, 2018, Ms. Jang purchased approximately $643,382 in bonds with warrants, with the bonds accruing interest annually at a rate of 3%, and a maturity date of December 18, 2020. The warrants carried an exercise price of $0.42 and expired on December 16, 2020 prior to being exercised. The Company received the funds from the bonds in cash. The Company repaid $375,141 of the bonds with cash, and, on December 14, 2021, the remaining principal balance of $268,241 was forgiven in exchange for the issuance of debt in the same amount to Munjoong Kang in the form an of interest-free, short-term borrowing agreement, with a maturity date of December 13, 2022.

On December 18, 2018, Ms. Jang purchased $919,118, in bonds with warrants, with the bonds accruing interest annually at a rate of 3%, and a maturity date of December 18, 2020. The warrants carried an exercise price of $0.42 and expired on December 17, 2020. The Company received the funds from the bonds in cash. On March 31, 2021, the Company repaid the principal of $919,118 in full, in the form of the issuance of 2,000,000 common shares of HBC

On July 1, 2021, $506,116 in short-term borrowings owed to Donghoon Park, and $590,468 in short-term borrowings owed to Changhyuk Kang, was exchanged for the issuance of bonds with warrants for an aggregate purchase price of $1,096,584. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42 and can be exercised at any time after the issuance date and expire the month preceding the maturity date of the bonds.

On July 2, 2021, the Company issued bonds with warrants for an aggregate purchase price of $3,795,867 to Setopia. The bond accrues no annual interest and mature on July 2, 2024. The warrants have an exercise price of $1.27 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds. The Company received the funds from the bonds in cash.

On October 6, 2021, the Company redeemed bonds with an aggregate face value of $1,096,584 by issuing 1,200,000 common shares of HBC to Donghoon Park at approximately $0.42 per share, and 1,400,000 common shares of HBC to Changhyuk Kang at approximately $ 0.42 per share.

On October 11, 2021, Munjoong Kang, one of our co-founders bought $3,154,512 in bonds with warrants from a non-controlling party. The bonds were issued on April 1, 2021 to La Primera Capital Investement LLC with no annual interest and maturity date of March 31, 2022. On November 8, 2021, the Company repaid the principal of $3,154,512 in full, in the form of the issuance of 7,477,455 common shares of HBC to Munjoong Kang.

On April 13, 2020, Setopia purchased RnDeep warrants issued on April 13, 2020, for an aggregate purchase price of $1,687,052. After RnDeep Merger, the Company assumed RnDeep warrants. Balance of bonds was $1,747,610 as of January 1, 2021 including translation adjustment. On November 15, 2021, the Company redeemed bonds with an aggregate face value of $1,747,610 by giving the existing 33,333,333 KDC for the price of $873,805 and issuing 666,666 common shares of HBC to Setopia for the price of $873,805.

Investments

The Company purchased bonds with warrants issued by Setopia, for total consideration of $1,687,052 (the “Setopia Bonds”) from a non-related party. The form of consideration was a mix of: (i) warrants to purchase 666,666 Common Shares of HBC, valued at $873,805; and (ii) distribution of 100,000,000 KDC valued at $873,805.

Related Party Transaction Policy

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Accordingly, our Board has adopted a written policy addressing the approval of transactions with related persons, in conformity with the requirements for issuers having publicly held common stock listed on the Nasdaq Capital Market. Pursuant to our Related Persons Transactions Policy (the “Policy”), any related-person transaction, and any material amendment or modification of a related-person transaction, is required to be reviewed and approved or ratified by the Board’s audit committee, which shall be composed solely of independent directors who are disinterested, or in the event that a member of the audit committee is a Related Person, as defined below, then by the disinterested members of the audit committee; provided, however, that in the event that management determines that it is impractical or undesirable to delay the consummation of a related person transaction until a meeting of the audit committee, then the Chair of the audit committee may approve such transaction in accordance with this policy; such approval must be reported to the audit committee at its next regularly scheduled meeting. In determining whether to approve or ratify any related person transaction, the audit committee must consider all of the relevant facts and circumstances and shall approve only those transactions that are deemed to be in the best interests of the Company.

Pursuant to our Policy and SEC rules, a “related person transaction” includes any transaction, arrangement or relationship which: (i) the Company is a participant; (ii) the amount involved exceeds $120,000; and (iii) an executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our common stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, had or will have a direct or indirect material interest (each a “Related Person”).

In connection with the review and approval or ratification of a related person transaction:

•        Management shall be responsible for determining whether a transaction constitutes a related person transaction subject to the Policy, including whether the Related Person has a material interest in the transaction, based on a review of all of the facts and circumstances; and

•        Should management determine that a transaction is a related person transaction subject to the Policy, it must disclose to the audit committee all material facts concerning the transaction and the Related Person’s interest in the transaction.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of October 27, 2022 for (i) each of our executive officers and directors individually, (ii) all of our executive officers and directors as a group, and (iii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our capital stock. The percentage of beneficial ownership in the table below is based on 45,416,942 shares of our common stock deemed to be outstanding as of January 16, 2023.

Name, address and title of beneficial owner(1)	Shares of Common Stock	Total Number of Shares Beneficially Owned		Percentage of Voting Common Stock Outstanding(2)
Officers and Directors
Chang-Hyuk Kang
Chief Executive Officer and Director	1,400,000	1,400,000		2.66%
Jay Hyong Woo
Director		—
Aram Ahn
Director		—
John S. Morris
Director		—
Ju-Hyon Shin
Chief Financial Officer	100,000	100,000	*	*
David Gregg
Chief Communications Officer	—	—		—
Dae-Hwan Son
Chief Operating Officer	400,000	400,000		*
Dong Hoon Park(3)
Chief Marketing Officer	1,200,000	1,220,000		2.32%
Taehoon Kim
Chief Technology Officer and Vice President	150,000	150,000		*
Executive Officers and Directors as a Group (9 persons)	3,250,000	3,830,000

Greater than 5% Stockholders
Mun Joong Kang
#2403-302 (Dasan i-park), 325, Dasansoonhwan-ro, Namyangju-si, Gyeonggi-do, Republic of Korea	8,972,455	8,972,455		17.05%
Paxnet Co., Ltd.(4)
63, 1-gil, Dooksum-ro, Seongdong-gu, Seoul, Republic of Korea	3,066,666	6,133,332		11.66%
Kamaleswaran A. Kanapathy(5)
B3-28-1, MK28, Jalan Kiara, 50480
Kuala Lumpur, Malaysia	1,600,000	4,000,000		7.60%
Si Young Jang
#301, 28-gil 2, Donggwang-ro, Seocho-gu, Seoul, Republic of Korea	2,900,000	2,900,000		5.51%

____________

*        Less than 1.0%

(1)      Unless otherwise indicated, the business address for each of the executive officers and directors is c/o Hanryu Holdings, Inc., 160, Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07231.

(2)      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership by that person, shares of voting common stock subject to outstanding rights to acquire shares of voting common stock held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage of ownership by any other person.

(3)      Includes 20,000 shares issuable upon the exercise of warrants within 60 days of October 27, 2022.

(4)      Includes 3,066,666 shares issuable upon the exercise of warrants within 60 days of October 27, 2022. Sungwoong Ko as executive director of Paxnet Co., Ltd. may be deemed to hold voting and dispositive power over the shares identified herein.

(5)      Includes 2,400,000 shares issuable upon the exercise of warrants within 60 days of October 27, 2022.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our Charter and our Bylaws. For more detailed information, please see our Charter and Bylaws, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Summary of Securities

The following description summarizes certain terms of our capital stock. Our Charter was filed with the State of Delaware on October 22, 2021. The following description summarizes the provisions of the Charter, including the number of shares of common stock that are authorized for issuance under the Charter, and the authorization of shares of preferred stock. Because the foregoing is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our Charter and Bylaws, which are included as exhibits to this prospectus, and to the applicable provisions of Delaware law.

Common Stock

Our Charter currently authorizes 100,000,000 shares of common stock, par value $0.001 per share, for issuance. As of January [•], 2023, there were 42,565,786 shares of our common stock issued and outstanding, which were held by approximately 140 stockholders of record, approximately 10,046,666 shares of common stock issuable upon exercise of warrants to purchase our common stock, and 1,500,000 shares of common stock authorized and available for issuance pursuant to our 2022 Omnibus Equity Incentive Plan. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Bylaws and the Charter do not and will not provide for cumulative voting rights.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under our Charter, our Board of Directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock, par value $0.001 per share, in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

As of October 27, 2022, no shares of our authorized preferred stock are outstanding. Because our Board of Directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Warrants

Warrants to purchase a total of 10,046,666 shares of common stock at a weighted average exercise price of $0.93 per share, exercisable over a weighted average life of 1.38 years were outstanding as of October 27, 2022. The warrants may not be sold, transferred, assigned, pledged or hypothecated during this offering.

Anti — Takeover Matters

Charter and Bylaw Provisions

The provisions of Delaware law, our Charter, and our Bylaws include a number of provisions that may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non- negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our Bylaws provide that any vacancy on our Board may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. Further, any directorship vacancy resulting from an increase in the size of our Board of Directors, may be filled by election of the Board of Directors, but only for a term continuing until the next election of directors by our stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless certificate of incorporation of the Company in which they own stock provides otherwise. Neither our Charter nor our Bylaws provide that our stockholders shall be entitled to cumulative voting.

Delaware Anti-Takeover Statute

Upon listing of our common stock on the Nasdaq Market., we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Choice of Forum

Our Bylaws provide that Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Charter or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Listing

In connection with this offering, we have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “HRYU”. There is no assurance, however, that our common stock will ever be listed on the Nasdaq Capital Market or any other national securities exchange.

Transfer Agent and Registrar

Our transfer agent is Colonial Stock Transfer whose address is 66 Exchange Place, Ste. 100, Salt Lake City, Utah 84111 and its telephone number is (801) 355-5740.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service (the “IRS”), has been, or will be, sought with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This discussion does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies or other financial institutions;

•        partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•        tax-exempt organizations or tax-qualified retirement plans;

•        controlled foreign corporations or passive foreign investment companies;

•        dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•        certain former citizens or former long-term residents of the United States;

•        persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•        persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•        persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds, or is a beneficial owner of, our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this discussion does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is not a “U.S. person”, a partnership, or an entity disregarded from its owner, in each case, for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•        an estate whose income is subject to U.S. income tax regardless of source.

Dividends

[We do not expect to declare or make any distributions on our common stock in the foreseeable future.] If we do make distributions on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “Sale of Common Stock” below.

Subject to the discussion below on effectively connected income, any dividend paid to a non-U.S. holder will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate, however, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing an IRS Form W-8BEN or Form W-8BEN-E (or any successor of such forms) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence so provides, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are generally exempt from the withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale of Common Stock

Subject to the discussions below regarding backup withholding and FATCA (defined below), non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our common stock unless:

•        the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence so provides, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be provided by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•        our common stock constitutes a “United States real property interest” (“USRPI”) by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five year period preceding the disposition and the non-U.S. holder’s holding period of our common stock.

In general, we would be a USRPHC if the fair market value of our USRPIs comprised at least half of the sum of the fair market value of our worldwide real property interests and our other business assets. [We do not believe that we are a USRPHC and we do not anticipate becoming one in the future.] Even if we become a USRPHC, as long as our common stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder (and with respect to that non-U.S. holder) that actually or constructively owned more than 5% of our outstanding common stock at any time during the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period. Prospective investors are encouraged to consult their own tax advisers regarding the possible tax consequences to them if we become a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at the same U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. A non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 24%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to non-U.S. holders of dividends on common stock generally will not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “Dividends” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

•        a U.S. person (including a foreign branch or office of such person);

•        a “controlled foreign corporation” for U.S. federal income tax purposes;

•        a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•        a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (“FATCA”)

A U.S. federal withholding tax of 30% may be imposed under FATCA on certain payments made to a “foreign financial institution” (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock and would have applied also to payments of gross proceeds from the sale or other disposition of our common stock. The U.S. Treasury Department has released proposed regulations under FATCA providing for the elimination of the withholding tax applicable to gross proceeds of a sale or other disposition stock. Under these proposed Treasury Regulations (which may be relied upon by taxpayers prior to finalization), FATCA will not apply to gross proceeds from sales or other dispositions of our common stock.

Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

KOREAN TAX CONSIDERATIONS

The information provided below does not purport to be a complete summary of Korean tax law and practice currently applicable. Prospective investors who are in any doubt as to their tax position would have to consult with their own tax advisors.

Under the Corporate Income Tax Law (“CTA”), as amended on December 31, 2005, a foreign corporation having a “place of effective management” in the ROK will be treated as a Korean company for the purposes of Korean corporate income tax. However, it is not clear under which circumstances a foreign company would be deemed to have a “place of effective management” in the ROK since the CTA does not clearly define this, nor is there any court precedent to date.

Unless we are deemed to have a “place of effective management” in the ROK and thereby treated as a Korean company under the CTA, dividends and capital gains earned by a non-resident individual or a foreign corporation with regard to our ordinary shares or warrants will not be subject to Korean taxation.

If we are deemed to have a “place of effective management” in the ROK and thereby treated as a Korean company under the CTA, the tax implications will be as follows: When a foreign corporate shareholder receives dividends from us, such dividends will be subject to the Korean withholding tax at the rate of 22% or a reduced rate if there is an applicable tax treaty. Dividends paid by us to a U.S. corporate shareholder will be subject to Korean withholding tax at the rate of 11% or 16.5% under the ROK-U.S. Tax Treaty. If a foreign corporate shareholder that does not have a permanent establishment in Korea sells our ordinary shares, any capital gains from such transfer would be subject to Korean withholding tax at the lesser of 11% of sale proceeds or 22% of capital gains, unless exempt under an applicable tax treaty or the Restriction of Special Taxation Act in Korea (“RSPTA”). Under the RSPTA, if the shares of a Korean company are listed on a qualified foreign securities market which is similar in functionality to the Korean Stock Market or the KOSDAQ Market of the Korea Exchange, any capital gains earned from such transfer through such securities market by a non-resident individual or foreign corporation shareholder will be exempt from Korean withholding tax. It is likely that the Nasdaq Capital Market would be regarded as a qualified foreign securities market pursuant to the RSPTA, although there are no clear guidelines regarding the definition or meaning of the phrase “similar in functionality” as referenced in Korean tax law. If a foreign corporate holder of our warrants that does not have a permanent establishment in Korea sells its warrants, capital gains from such transfer would be subject to Korean withholding tax at the lesser of 11% of the sale proceeds or 22% of the capital gains, unless exempt under an applicable tax treaty or the CTA. Under the CTA, if the foreign corporate holder transfers the warrants to a non- resident individual or foreign corporation having no permanent establishment in Korea, capital gains earned from such transfer by the foreign corporate holder will be exempt from Korean withholding tax. Capital gains earned by a U.S. corporate shareholder from the transfer of shares or warrants issued by us will be exempt from Korean withholding tax subject to certain exceptions under the ROK-U.S. Tax Treaty.

Even if we are deemed to have a “place of effective management” in the ROK under the CTA, non-resident individuals would not be subject to Korean income taxes on its dividends and capital gains from our ordinary shares under the Income Tax Act (“ITA”). Therefore, non-resident individual shareholders will not likely have similar Korean tax implications, with regard to dividends and capital gains, as those of foreign corporate shareholders as discussed above. However, the ITA may be amended in the future to address the current inconsistency in the definition of a Korean company between the CTA and the ITA and, in such case, non-resident individual shareholders may have similar tax implications as discussed above for foreign corporate shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

The shares of our common stock sold in the offering will be freely tradable in the public market, except to the extent they are acquired by an “affiliate” of ours, as such term is defined in Rule 405 under the Securities Act. Under Rule 405, an affiliate of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. Any affiliate of ours that acquires our common stock can only further transact in such common stock in compliance with Rule 144 under the Securities Act, which imposes sales volume limitations and other restrictions on such further transactions. See “Rule 144,” below.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of common stock that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding; or

•        the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Lock-Up Agreements

Our officers, directors, and current stockholders holding at least 10% of our outstanding common stock have agreed, or will agree, with the underwriter, subject to certain exceptions, that, without the prior written consent of the underwriter, we and they will not, directly or indirectly, during the period ending 180 days after the closing date of the offering:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock or any securities convertible into or exchangeable or exercisable for the common stock, whether now owned or hereafter acquired by the aforementioned or with respect to which any of the aforementioned has or hereafter acquires the power of disposition; or

•        enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of the common stock or other securities, in cash or otherwise.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Statements on Form S-8

Following the effectiveness of this Registration Statement, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding stock options and the shares of our common stock reserved for issuance under our equity incentive plans. We expect to file these registration statements as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.

UNDERWRITING

Aegis Capital Corp. (“Aegis”) is the underwriter of the offering. We have entered into an underwriting agreement dated January [•], 2023 with Aegis. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter named below and the underwriter named below has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of shares of our common stock:

Underwriter	Number of Shares
Aegis Capital Corp.	[•]

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•        the representations and warranties made by us to the underwriter are true;

•        there is no material change in our business or the financial markets; and

•        we deliver customary closing documents to the underwriter.

Underwriting Commissions and Discounts and Expenses

The following table shows the per share and total underwriting discounts and commissions we will pay to Aegis. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us (7.0%)	$	$	$
Non-accountable expense allowance (1.0%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      We have agreed to pay a non-accountable expense allowance to the underwriter equal to 1.0% of the gross proceeds received in the offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $[•], including a 1.0% non-accountable expense allowance. We have also agreed to reimburse the underwriter for certain accountable expenses, including “roadshow”, diligence, and reasonable legal fees and disbursements for the underwriter’s legal counsel, in an amount not to exceed $125,000 in the aggregate.

As additional compensation to Aegis, upon consummation of the offering, we will issue to Aegis or its designees warrants to purchase an aggregate number of shares of our common stock equal to 5.0% of the number of shares of common stock issued in the offering, at an exercise price per share equal to 125% of the public offering price (the “Underwriter Warrants”). The Underwriter Warrants and the underlying shares of common stock will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days beginning on the date of commencement of sales of the offering in compliance with FINRA Rule 5110(e)(1).

The Underwriter Warrants will be exercisable from the date that is six months from the commencement of the sales of the offering, and will expire five years from the commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(A). In addition, such Underwriter Warrants shall be exercisable on a cash basis, provided that if a registration statement registering the common stock underlying the Underwriter’s Warrants is not effective, the Underwriter’s Warrants may be exercised on a cashless basis. Furthermore, (i) the Underwriter Warrants do not have more than one demand registration right at our Company’s expense in compliance with FINRA Rule 5110(g)(8)(B); (ii) the Underwriter Warrants do not have a demand registration right with a duration of more than five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(C); (iii) the Underwriter

Warrants do not have piggyback registration rights with a duration of more than seven years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D); and (iv) the Underwriter Warrants have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F).

Over-Allotment Option

We have granted to the underwriter an option to purchase up to [•] additional shares of our common stock (15.0% of the shares sold in the offering) at the public offering price less underwriting discounts and commissions. The underwriter may exercise this option in whole or in part at any time within 45 days after the date of the offering. To the extent the underwriter exercise this option, it will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional shares.

Right of First Refusal

If, for the period ending eighteen (18) months after the closing of the offering, we or any of our subsidiaries (a) decides to finance or refinance any indebtedness, the underwriter (or any affiliate designated by the underwriter) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering or a private placement or any other capital raising financing of equity, equity-linked or debt securities, the underwriter (or any affiliate designated by the underwriter) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If the underwriter or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

•        Short positions involve sales by the underwriter of shares in excess of the number of shares the underwriter are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriter may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

•        Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

•        Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriter’s option to purchase additional shares. If the underwriter sell more shares than could be covered by the underwriter’s option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•        In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Offering Price Determination

The public offering price was negotiated between Aegis and us. In determining the public offering price of our common stock, Aegis considered:

•        the history and prospects for the industry in which we compete;

•        our financial information;

•        the ability of our management and our business potential and earning prospects;

•        the prevailing securities markets at the time of the offering; and

•        the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our Company’s common stock.

Indemnification

We have agreed to indemnify Aegis, its affiliates and each person controlling Aegis against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Discretionary Accounts

The underwriter has informed us that they do not expect to make sales to accounts over which it exercises discretionary authority in excess of [•]% of the shares of our common stock being offered in the offering.

Lock-Up Agreements

All of our directors, executive officers and holders of 10% or more our outstanding common stock have agreed that, for a period of one hundred eighty (180) days after the closing date of the offering, subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of the underwriter, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

The prior sentence will not apply to (i) the shares to be sold pursuant to the Underwriting Agreement, (ii) any shares of common stock issued upon the exercise of an option or other security outstanding on the date of the Offering, (iii) such issuances of options or grants of restricted stock or other equity-based awards under the Company’s equity plan and the issuance of shares issuable upon exercise of any such equity-based awards, (iv) the filing of registration statements on Form S-8, (v) the issuance of securities to affiliates and subsidiaries of the Company, and, (vi) the issuance of securities in connection with mergers, acquisitions, joint ventures, licensing arrangements or any other similar non-capital raising transactions.

The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Company Standstill

The Underwriting Agreement will provide, among other items, that the Company will agree, for a period of one hundred eighty (180) days after the closing date of the offering, that without the prior written consent of Aegis, it will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters referred to as the Standstill). So long none of such equity securities shall be saleable in the public market until the expiration of the one hundred eighty (180) period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities; (iii) the issuance of securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of the Underwriting Agreement; and (iv) the issuance of securities to affiliates and subsidiaries of the Company.

Tail Financing

Aegis shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind to the extent that such financing or capital is provided to us by funds whom Aegis had contacted during the engagement period or introduced to us during the engagement period, if such tail financing is consummated at any time within the 6-month period following the expiration or termination of the letter of engagement between Aegis and us dated November 16, 2021, as amended.

Other Relationships

Aegis may in the future provide us and our affiliates with investment banking and financial advisory and other services. Aegis may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in the offering.

LEGAL MATTERS

The validity of our shares of our common stock offered by this prospectus will be passed upon for us by K&L Gates LLP. Certain legal matters as to Korean law will be passed upon for us by Shin & Yoo. Certain legal matters related to the offering will be passed upon for the underwriter by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

Our financial statements as of and for the years ended December 31, 2021 and 2020, have been included herein in reliance upon the report of BF Borgers, CPA, PC, of Lakewood, Colorado, an independent registered public accounting firm, appearing elsewhere herein, and given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at http://www.hanryuholdings.com/en. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

HANRYU HOLDINGS, INC.

HANRYU HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
September 30, 2022 and December 31, 2021
(Unaudited)

	September 30, 2022	December 31, 2021
	(As restated)	(As restated)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$8,172	$330,448
Short-term loans	523,123	132,012
Accounts receivable, net of allowance	766,908	330,336
Non-trade receivables	897,748	312,867
Prepaid expenses	24,402	362,438
Total current assets	2,220,353	1,468,101

INVESTMENTS	6,814	1,695,299
LONG-TERM LOANS	—	1,258,930
PROPERTY AND EQUIPMENT, NET	384,680	633,096
OPERATING LEASE RIGHT-OF-USE ASSETS	2,011,919	2,643,722
OTHER ASSETS	446,467	582,531
Total Assets	$5,070,233	$8,281,679

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$194,025	$—
Short-term borrowings from related parties	495,073	480,818
Account Payable	327,851	404,312
Non-trade accounts payable	1,959,148	754,265
Deferred Revenue	—	253,058
Accrued expenses and other current liabilities	49,633	30,131
Total current liabilities	3,025,730	1,922,584

BONDS WITH WARRANTS, NET	3,136,326	3,795,867
OTHER LIABILITY	—	—
Total Liabilities	6,162,056	5,718,451
Commitments and contingencies

STOCKHOLDER’S DEFICIENCY:
Common Stock, $0.001 par value.
Authorized 110,000,000 (common:100,000,000, preferred:10,000,000) shares; Issued and outstanding 44,414,674 common shares as of September 30, 2022	44,415	17,800,682
Common Stock, $0.44 par value.
Authorized 500,000,000 common shares; Issued and outstanding 41,745,786 common shares as of December 31, 2021
Additional paid-in and other capital	26,244,523	7,581,936
Accumulated deficit	(28,266,748)	(23,367,605)
Accumulated other comprehensive income (loss)	1,123,644	646,197
Equity attributable to owners of the Company	(854,166)	2,661,210
Non-controlling interests	(237,657)	(97,982)
Total Stockholders’ Equity	(1,091,823)	2,563,228
Total Liabilities and Stockholders’ Equity	$5,070,233	$8,281,679

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Nine Months Ended September 30, 2022 and 2021
(Unaudited)

	September 30, 2022	September 30, 2021
	(As restated)	(As restated)
Sales	$904,041	$—
Cost of Revenue	463,585	—
Gross profit (Loss)	440,456	—

Goodwill impairment loss	—	(12,028,192)
Impairment of Right-Of-Use-Asset		(160,155)
Operating cost and expenses	(5,718,113)	(4,170,243)
OPERATING LOSS	(5,277,657)	(16,358,590)

OTHER INCOME (EXPENSE):
Gain on sale of warrants	—	44,208
Gain on exemption of debt	236,425	7,701,055
Interest income (expense), net	80	(185,325)
Finance expenses	—	(1,756,284)
Gain and Loss on foreign currency transactions	695	(2,153)
Other income (expense), net	1,639	44,049
Net other expense	238,839	5,845,550

Profit attributable to:
Owners of the Company	(4,899,143)	(10,513,040)
Non-controlling interests	(139,675)	—
NET INCOME (LOSS)	$(5,038,818)	$(10,513,040)

Earning (Loss) per share:
Basic and Diluted	$(0.12)	$(2.23)

Weighted average number of shares outstanding:
Basic and Diluted	42,306,771	4,720,147

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders’ Equity
For the Nine Months Ended September 30, 2022 and 2021
(Unaudited)

	Common Stock		Additional Paid-in and Other Capital	Accumulated Deficit	Accumulated other Comprehensive Gain (Loss)	Non-controlling interests	Total Stockholder’s Equity (Deficiency)
	Shares	Amount
Balance at December 31, 2020	150,000	$66,272	$1,991,327	$(10,700,925)	$(586,630)	$—	$(9,229,956)
Capital increase	8,750,000	3,877,572	—	—	—	—	3,877,572
Subscription deposits on new stock	—	—	84,602	—	—	—	84,602
Currency translation adjustment (As restated)	—	—	—	—	1,024,358	—	1,024,358
Net loss (As restated)	—	—	—	(10,513,040)	—	—	(10,513,040)
Balance at September 30, 2021 (As restated)	8,900,000	$3,943,844	$2,075,929	$(21,213,965)	$437,728	—	$(14,756,464)

Balance at December 31, 2021	41,745,786	$17,800,682	$7,581,936	$(23,367,605)	$646,197	$(97,982)	$2,563,228
Capital increase	2,668,888	326,350	—	—	—		326,350
Share Exchange	—	(18,082,617)	17,681,811	—	—	—	(400,806)
Additional paid-in Capital	—	—	980,776	—	—	—	980,776
Currency translation adjustment (As restated)	—	—	—	—	477,447	—	477,447
Net loss (As restated)	—	—	—	(4,899,143)	—	(139,675)	(5,038,818)
Balance at September 30, 2022 (As restated)	44,414,674	$44,415	$26,244,523	$(28,266,748)	$1,123,644	$(237,656)	$(1,091,823)

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2022 and 2021
(Unaudited)

	September 30, 2022	September 30, 2021
	(As restated)	(As restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,038,818)	$(10,513,040)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	163,917	12,236,935
Non cash other Income	(236,425)	(7,701,055)
Non cash expense	194,997	72,923
Finance cost	—	1,756,284
Changes in operating assets and liabilities:
Accounts receivable	(456,089)	181,254
Non-trade receivables	144,618	(87,327)
Prepaid expenses and other current assets	311,024	(488,188)
Other assets	39,404	(1,258,189)
Accounts payable	1,428,275	624,934
Accrued expenses and other current liabilities	27,972	(85,906)
Deferred revenue	—	265,250
Net cash used in operating activities	(3,421,125)	(4,996,125)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt from collection of short-term loans	763,518	131,740
Receipt from collection of short-term loans to related parties	—	17,944
Receipt from collection of long-term loans	1,176,185	—
Sales of investments	729,963	—
Payment for short-term loans	(1,216,268)	(568,477)
Purchase of property and equipment	(7,657)	(262,356)
Purchase of investments	—	(17,497)
Cash acquired from merger	—	5,836
Net cash used in investing activities	1,445,741	(692,810)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	219,980	1,518,421
Proceeds from short-term borrowings from related parties	777,918	69,377
Proceeds from Bonds with Warrants	—	7,284,398
Proceeds from exercising warrants	1,409,489	—
Proceeds from subscription deposits on new stock	—	338,409
Repayment of short-term borrowings	(14,974)	(804,569)
Repayment of short-term borrowings from related parties	(676,852)	(986,663)
Repayment of Bonds with Warrants	—	(1,645,016)
Net cash provided by financing activities	1,715,561	5,774,357

NET INCREASE IN CASH AND CASH EQUIVALENTS	(259,823)	85,422

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(62,453)	26,525

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	330,448	25,935
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$8,172	$137,882

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash receipt (paid) during the period for interest	$80	$(185,675)

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
For the Nine Months Ended September 30, 2022 and 2021
(Unaudited)

	September 30, 2022	September 30, 2021
	(As restated)	(As restated)
NET LOSS	$(5,038,818)	$(10,513,040)
Other comprehensive income (loss):
Change in foreign currency translation adjustment	477,447	1,024,358
COMPREHENSIVE LOSS	$(4,561,371)	$(9,488,682)

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Business

Hanryu Holdings, Inc., a Delaware corporation (“Hanryu Holdings”), together with its wholly owned subsidiaries Hanryu Bank Co., Ltd (“HBC”), FNS Co., Ltd. (“FNS”), Hanryu Times Co., Ltd. (“Hanryu Times”), Fantoo Entertainment Co. Ltd (“Fantoo Entertainment”), Marine Island Co., Ltd (“Marine Island”), and its majority owned subsidiary, K-Commerce Co. Ltd (“K- Commerce”) all incorporated under the laws of the Republic of Korea (“Korea” or “ROK”) (collectively, the “Company”, “we”, or “us”), aims to be the leader in the global Korean entertainment market, also known as “Hanryu” or “K-Culture”, through its engaging social-media platform, FANTOO. The FANTOO platform is an all-inclusive global playground for fans, where they can consume, create, and get rewarded for all things related to their interests, and interact with other like-minded fans.

Corporate History

Since the inception of HBC in 2018, we have accomplished a number of key objectives, as follows:

Date	Event/Milestone
October 18, 2018	HBC is incorporated under the laws of the ROK with the idea of creating an all-in-one product to capture the growing global momentum and popularity of K-Culture.
October 29, 2020	HBC establishes FNS, and begins the initial stages of designing and implementing a platform that can create a fandom networking system.
March 11, 2021

HBC establishes Hanryu Times. Hanryu Times begins operations as HBC’s media outlet, reporting on and providing up-to-date K-Culture news within the FANTOO platform, across a number of languages, including English, Japanese, Chinese (simplified/traditional), Indonesian, Spanish, Russian, and Portuguese.

March 31, 2021

HBC consummates an agreement and plan of merger (the “Merger Agreement”) with RnDeep, Co. Ltd, a Korean corporation (“RnDeep”), pursuant to which RnDeep merged with and into HBC, with HBC continuing as the surviving corporation (the “RnDeep Acquisition”). As consideration for the RnDeep Acquisition, HBC ratably issued a total 4,150,000 HBC common shares, par value $0.45 per share (“Common Shares”), to the former shareholders of RnDeep.

As a result of the RnDeep Acquisition, HBC acquired the underlying technologies that the Company plans on utilizing in the future development of new functions and integrations within the FANTOO platform. Once the FANTOO platform is ready to integrate the technology acquired, this technology will support new functions and integrations including, without limitation, the Company’s enterprise resource planning solution, and its artificial intelligence (“AI”), which the Company plans on using to power many of FANTOO’s upcoming features such as speech synthesis, curated content delivery, deepfake detection and blocking, and nudity detection and blocking.

May 17, 2021	The FANTOO platform is launched and made available to the public.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND BASIS OF PRESENTATION (cont.)

Date	Event/Milestone
June 30, 2021

HBC enters into an agreement to acquire all the issued and outstanding common shares of Marine Island (the “Marine Island Acquisition”), which owns the right to use and occupy 19,200 square-feet of office space within the iconic Seoul Marina, located at 160 Yeouiseo-ro, Yeungdeungpo-gu, Seoul, Korea (the “Seoul Marina”) from Sewang Co., Ltd. (“Sewang”), for the purchase price of 3,500,000,000 Korean Won (“KRW”), along with the assumption of all Marine Island’s liabilities.

August 30, 2021

HBC establishes FANTOO Entertainment. FANTOO Entertainment provides a variety of content to the Company’s FANTOO platform, which contributes to the spread of the Korean Wave by promoting new entertainers and artists.

October 3, 2021	HBC consummates the Marine Island Acquisition, making it the owner of 100% of the issued and outstanding common shares of Marine Island.
October 3, 2021

HBC consummates a strategic acquisition of 50.8% of the outstanding common shares of K-Commerce. In consideration for the shares of K-Commerce, HBC forgave a short-term loan of $270,530 (KRW 309,600,000) owed to HBC by K-Commerce.

HBC’s investment into K-Commerce was a strategic acquisition in order to integrate K-Commerce’s retail platform, “SelloveLive” into the FANTOO ecosystem as the FANTOO Fanshop. When launched as the FANTOO Fanshop, K-Commerce’s platform will offer combined services of shopping and live broadcasting, allowing users to easily live-stream travel and share local attractions, local festivals, cultures, and news from around the world.

Prior to HBC’s acquisition of its shares in K-Commerce, K-Commerce was 100% owned by Changhyuk Kang, the Company’s Chief Executive Officer and Donghoon Park, the Company’s Chief Marketing Officer.

October 20, 2021	Hanryu Holdings is incorporated in the State of Delaware.
February 25, 2022 through May 10, 2022

Hanryu Holdings, HBC, and the shareholders of HBC (the “HBC Shareholders”) enter into a share exchange agreement (the “Share Exchange Agreement”), pursuant to which the HBC Shareholders agreed to assign, transfer, and deliver, free and clear of all liens, 100% of the issued and outstanding Common Shares, representing 100% of the voting securities in HBC, to the Company in exchange for the Company issuing 42,565,786 restricted shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) to the HBC Shareholders (the “Share Exchange”).

Concurrently with entering into the Share Exchange Agreement, the Company, HBC, and the holders (the “HBC Warrantholders”) of all outstanding warrants to purchase Common Shares (“HBC Warrants”) enter into a warrant exchange agreement, pursuant to which the HBC Warrantholders agreed to assign, transfer, and delivery, free and clear of any liens, 100% of the outstanding HBC Warrants to the Company in exchange for the Company issuing to the HBC Warrantholders 10,046,666 warrants to purchase restricted shares of Common Stock (the “Warrant Exchange”).

The Warrants and Common Shares of HBC transferred to the Company in the Share Exchange and the Warrant Exchange constituted 100% of the outstanding equity securities of HBC.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1 — NATURE OF OPERATIONS AND BASIS OF PRESENTATION (cont.)

Date	Event/Milestone
June 16, 2022

Hanryu Holdings, HBC, the HBC Shareholders, and the HBC Warrantholders consummate the Share Exchange and Warrant Exchange concurrently, pursuant to which HBC became a wholly owned subsidiary of the Company, and the HBC Stockholders and HBC Warrantholders, collectively, acquired a controlling interest in the Company.

June 22, 2022

The Company divests itself of all Kingdom Coin (“KDC”) holdings and terminates all crypto-currency-related activity, including, without limitation, the operation of the MainNet (FandomChain) and the Kingdom Wallet, pursuant to a Business Transfer Agreement (the “Divestiture Agreement”) between HBC and an unaffiliated and unrelated third party, Kingdom Coin Holdings, a Cayman Islands Foundation Company (the “KDC Foundation”) (the “KDC Divestiture”), to substantially reduce its involvement with blockchain technologies. Pursuant to the Divestiture Agreement, as of June 22, 2022, the Company no longer owns any KDC, and no longer conducts or controls the operations, issuances, or sales of KDC. In connection with the KDC Divestiture, the Company revised its procedures regarding FP and no longer allows, nor has the technology to allow, for the transfer of FP outside of the FANTOO platform or the exchange of FP and KDC.

Risks and Uncertainties

The Company is subject to a number of risks similar to other companies in its industries, including rapid technological change and transitions in Hanryu trends. The extent of the impact of the COVID-19 pandemic on the Company’s business continues to be highly uncertain and difficult to predict, as the responses that the Company, other businesses and governments are taking continue to evolve. Furthermore, capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that it could cause a lasting national and/or global economic recession. Policymakers around the globe have responded with fiscal policy actions to support the entertainment industry and economy as a whole.

To date, the Company has experienced significant changes in the business as a result of the COVID-19 pandemic. The impact has delayed the Company’s ability to generate revenue as result of the diversification of potential customer budgets towards the COVID-19 pandemic. The extent to which the COVID-19 pandemic may in the future materially impact the Company’s financial condition, liquidity or results of operations is uncertain.

Going Concern

The Company has experienced recurring losses from operations and has a stockholders’ deficit and negative working capital of $27,769,335 and $(805,377) respectively, as of September 30, 2022. We expect to incur additional losses and negative cash flow from operations until such time, if ever, we can generate significant sales. These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern for twelve (12) months after the issuance date of these condensed financial statements. The accompanying condensed financial statements have been prepared under the assumption that we will continue as a going concern. The condensed financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern.

Our future operations are dependent upon multiple factors, including (i) the success of our FANTOO platform business; (ii) competition from existing and future services from other companies; and (iii) securing new sources of capital to fund operations and develop markets. We maintain an ongoing effort to increase user base with respect to our FANTOO platform to generate funds for our operations. In addition, we maintain an ongoing effort to raise funds for our operations from current investors and new sources of capital through the issuance of additional common stock and/or short-term notes. However, there can be no assurance as to the outcome of these factors or that future funding efforts will generate sufficient capital to maintain our operations.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the accompanying condensed consolidated financial statements follows:

Principles of Consolidation

The condensed consolidated financial statements of the Company include the condensed financial statements of Hanryu Holdings, and its four wholly owned subsidiaries, HBC, FNS, Hanryu Times, and Marine Island, and majority-owned subsidiary (50.8%), K-Commerce. All significant intercompany transactions and balances have been eliminated in consolidation.

Non-controlling interests are measured at their proportionate share of the acquiree’s identifiable net assets at the acquisition date.

Changes in the consolidated group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

The ownership of non-controlling interests of K-Commerce, our significant consolidated subsidiary as of December 31, 2021, is 49.2%. The book value of the K-Commerce’s net assets attributable to the Company’s controlling interest is ($110,432), and the book value attributable the non-controlling interests of K-Commerce is ($97,981). The Company’s 50.8% ownership interest in K-Commerce represents the percentage of voting equity interests owned by the Company. No minority-interest holders of K-Commerce controls K-Commerce through contract, lease, or other agreement.

Foreign Currency

The Company’s functional currency for all operations is the KRW. The Company’s accounting records are maintained in KRW, and translated into U.S. Dollars at year-end for the purposes of presentation. During the translation process, the year-end closing exchange rate is used for the valuation of all assets and liabilities, historical exchange rate is used to value stockholder’s equity, and the average exchange rate for the year is used for the calculation of the condensed consolidated financial statements. The net impact of the translation into the U.S. Dollar is included in the accumulated other comprehensive income (loss) of the Company’s condensed consolidated balance sheet as of September 30, 2022 and December 31, 2021.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements and related disclosures in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management evaluates its estimates on an ongoing basis. Although estimates are based on the Company’s historical experience, knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federal insurance limit.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the condensed consolidated statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

current market conditions and customers’ financial condition in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts quarterly. Past-due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company recorded the allowance of $0 on the accompanying condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021. The Company does not have any off-balance-sheet credit exposure related to its customers.

Non-Trade Receivables

Non-trade receivables are recorded at the invoiced amount and do not bear interest. Amounts collected on non-trade receivables are included in net cash provided by operating activities in the condensed consolidated statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its non-trade receivables portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts quarterly. Past-due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company recorded the allowance of $12,685 and $13,834 on the accompanying condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers.

Revenue Recognition

The Company anticipates generating revenues from (i) FANTOO platform through advertising, direct sales, and user to user commissions, and (ii) other businesses. Revenue billed or collected in advance will be recorded as deferred revenue until the event occurs or until applicable performance obligations are satisfied.

Revenue is recognized when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. In this regard, revenue is recognized when: (i) the parties to the contract have approved the contract (in writing, orally, or in accordance with other customary business practices) and are committed to perform their respective obligations; (ii) the entity can identify each party’s rights regarding the goods or services to be transferred; (iii) the entity can identify the payment terms for the goods or services to be transferred; (iv) the contract has commercial substance (that is, the risk, timing, or amount of the entity’s future cash flows is expected to change as a result of the contract); and (v) it is probable that the entity will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

Transaction prices are based on the amount of consideration to which we expect to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties, if any. We consider the explicit terms of the revenue contract, which are typically written and executed by the parties, our customary business practices, the nature, timing, and the amount of consideration promised by a customer in connection with determining the transaction price for our revenue arrangements. Refunds and sales returns historically have not been material.

For the nine months ended September 30, 2022, the Company recognized online product sales revenue amounting to $112,540 from its majority-owned subsidiary, K-Commerce. K-Commerce’s revenue is derived primarily through sales on its website and sales of merchandise through other channels. Revenue is derived at the point in time when merchandise is sold and shipped to customers. Merchandise sales are fulfilled with inventory sourced from our owned inventory. Although the Company does not currently have any inventory as of the balance sheet date, the Company, from time to time, may hold products in inventory for an abbreviated amount of time before shipping such inventory and recognizing the corresponding revenue.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue is recognized when control of the product passes to the customer, typically at the date of delivery of the merchandise to the customer, or the date a service is provided and is recognized in an amount that reflects the expected consideration to be received in exchange for such goods or services. As such, customer orders are recorded as unearned revenue prior to delivery of products or services ordered. If the Company ships high volumes of packages through multiple carriers, the Company will use estimates to determine which shipments are to be delivered and, therefore, recognized as revenue at the end of the period. Delivery date estimates are based on average shipping transit times, which are calculated using the following factors: (i) the type of shipping carrier (as carriers have different in-transit times); (ii) the fulfilment source; (iii) the delivery destination; and (iv) actual transit time experience, which shows that delivery date is typically one to eight business days from the date of shipment. The Company reviews and updates our estimates on a quarterly basis based on our actual transit time experience. However, actual shipping times may differ from our estimates.

Generally, the Company requires authorization from credit card or other payment vendors whose services the Company offers to customers or verification of receipt of payment, before the Company ships products to purchasers. The Company generally receives payments from our customers before our payments to our suppliers are due. The Company does not recognize assets associated with costs to obtain or fulfill a contract with a customer.

Shipping and handling is considered a fulfillment activity, as it takes place prior to the customer obtaining control of the merchandise, and fees charged to customers are included in net revenue upon completion of our performance obligations. The Company presents revenue net of sales taxes, discounts, and expected refunds.

Merchandise sales contracts include terms that could cause variability in the transaction price for items such as discounts, credits, or sales returns. Accordingly, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. At the time of sale, the Company estimates a sales return liability for the variable consideration based on historical experience, which is recorded within “Accrued Liabilities” in the consolidated balance sheet. The Company records an allowance for returns based on current period revenues and historical returns experience. The Company analyzes actual historical returns, current economic trends and changes in order volume, and acceptance of our products when evaluating the adequacy of the sales returns allowance in any accounting period.

The Company evaluates the criteria outlined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of merchandise sales and related costs or the net amount earned as commissions. When the Company is the principal in a transaction and controls the specific good or service before it is transferred to the customer, revenue is recorded gross; otherwise, revenue is recorded on a net basis. Through contractual terms with our partners, we have the ability to control the promised goods or services and as a result record the majority of the revenue on a gross basis.

For the nine months ended September 30, 2022, the Company recognized marketing service revenue amounting to $788,084. The amount of marketing revenue recognized reflects the consideration that the Company expects to receive in exchange for the marketing services provided. To achieve this principle, the Company applies the following five-step approach under the guidelines of ASC 606:

1.      Identify the contract with the customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to performance obligations in the contract; and

5.      Recognize revenue when or as the Company satisfies a performance obligation.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

All of the Company’s marketing services provided to its clients are governed by written contracts. The Company bills its clients based upon service fee arrangements. Revenues under service fee arrangements are recognized when the service is performed.

The Company records revenue from marketing service contracts with its customers through the execution of a written Service Agreement (“SA”) that are effectuated through Individual Statements of Work (“ISOW”) and with the applicable SA collectively a (“Contract”). The SA specifically defines the financial, service, and communication obligations between the client and the Company, while the ISOWs state the project objective, scope of work, and time frame in which the Company will be paid.

All of the Company’s marketing service contracts with customers have a duration of one (1) year or less, with over 90% being completed in less than 30 days. Revenue is recognized when the Company documents to the client via email with attached invoices, copies of ad runs, and other detail necessary to prove to the client that the performance obligation under the contract has been met. Since the vast majority of the Company’s marketing contracts are less than 30 days in duration, Company has elected the right-to-invoice practical expedients method allowed under the ASC 606 revenue standard.

Cost of Revenue

Cost of revenue is recognized at the time the products or services are delivered to the customers. Cost of revenue includes all direct labor, material, shipping and handling cost and other direct costs such as travel, postage, telecommunication, vehicle charge, printing, and training, and allocated indirect costs related to revenue such as supplies, utilities, office equipment rental, and computers.

Property and Equipment

Property and equipment are carried at cost (see Note 8). Depreciation expense is provided over the estimated useful lives of the assets using the declining-balance method. A summary of the estimated useful lives is as follows:

Classification	Estimated Useful Life in Years
Vehicles	5
Fixtures	5
Equipment	5

Maintenance and repairs are charged to expense as incurred, while any additions or improvements are capitalized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value.

The Company performed the impairment test during 2022 and 2021, no impairment loss was recognized for the nine months ended September 30, 2022 and 2021.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets with indefinite lives are not subject to amortization. Instead, the carrying amount of our goodwill and indefinite-lived intangibles is tested for impairment at least annually, in December, and between annual tests if events or significant changes in circumstances indicate that the carrying value may not be recoverable.

Concentrations of Credit Risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentrations of credit risk. The Company may maintain deposits in financial institutions in excess of government insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held at financial institutions that management believes to be of high credit quality and the Company has not experienced any losses on these deposits. The Company is also potentially subject to concentrations of credit risk in its accounts receivable and loans. Credit risk with respect to receivables is limited due to the number of companies comprising the Company’s customer base. Credit risk with respect to loans is limited since they are made principally related to the collaborative activities between the Company and loan holders. Also, there were no significant concentrations in loans of credit risk to any companies and individuals. Although the Company is directly affected by the financial condition of its customers and loan holders, management does not believe significant credit risks exist. Generally, the Company does not require collateral or other securities to support its accounts receivable and loans.

Fair Value of Financial Instruments

The fair value of Company’s financial instruments, consisting of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, debt receivables, debt payables approximate their recorded amounts due to their relatively short settlement terms.

Fair Value Measurements

The Company applies a three-level valuation hierarchy for fair value measurements. The categorization of assets and liabilities within the valuation hierarchy is based on the lowest level of input that is significant to the measurement of fair value.

Level 1	Inputs to the valuation methodology utilize unadjusted quoted market prices in active markets for identical assets and liabilities.
Level 2

Inputs to the valuation methodology are other observable inputs, including quoted market prices for similar assets and liabilities, quoted prices for identical and similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3

Inputs to the valuation methodology are unobservable inputs based on management’s best estimate of the inputs that market participants would use in pricing the asset or liability at the measurement date, including assumptions about risk.

A change to the level of an asset or liability within the fair value hierarchy is determined at the end of a reporting period.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments

The Company’s investments are carried at historical cost. As of September 30, 2022 and December 31, 2021, the carrying amounts of these instruments were approximated at their fair values because of the short-term nature of these instruments.

Earning (Loss) Per Share

Basic earning (loss) per share is computed by dividing the income or loss by the weighted-average number of outstanding shares of Common Stock for the applicable period. Diluted earning (loss) per share is computed by dividing the income or loss by the weighted-average number of outstanding shares of Common Stock for the applicable period, including the dilutive effect of Common Stock equivalents. Potentially dilutive Common Stock equivalents primarily consist of warrants issued in connection with financings. For purposes of computing both basic and diluted earning (loss) per share, income or loss shall exclude the income or loss attributable to the non-controlling interest. The Company calculates net loss per share in accordance with FASB ASC Topic 260, Earnings Per Share. Basic net loss per share amounts have been computed by dividing net loss excluded loss attributable to the non-controlling interest by the weighted-average number of common shares outstanding during the period. For the nine months ended September 30, 2022 and 2021, the Company reported net losses and, accordingly, potential common shares were not included since such inclusion would have been anti-dilutive. As a result, our basic and diluted net loss per share are the same because the Company generated a net loss in all periods presented.

Income Taxes

Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. We have determined that all of our deferred tax benefits are not likely to be realized due to our historical and expected future taxable losses. Accordingly, we have maintained a full valuation allowance.

The Company applies the provisions of FASB ASC Topic 740-10, Uncertainty in Income Taxes. The Company has evaluated our tax positions, and there are none as of September 30, 2022 and December 31, 2021.

Income taxes on the Company’s taxable income from operating activities are subject to various tax laws and determinations of the authority in the ROK. Regarding taxes payable in the ROK, if a certain portion of taxable income is not used for investments or for increases in wages or dividends, in accordance with the Tax System for Recirculation of Corporate Income, the Company is liable to pay additional income tax calculated based on Korean tax law.

The Company assesses uncertainty over a tax treatment. When the Company concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the Company will reflect the effect of uncertainty for each uncertain tax treatment by using either of the following methods, depending on which method the Company expects to better predict the resolution of the uncertainty;

•        The most likely amount: The single most likely amount in a range of possible outcomes.

•        The expected value: The sum of the probability-weighted amounts in a range of possible outcomes.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lease

Under ASC 842, the determination of whether an arrangement is a lease is made at the lease’s inception and a contract is (or contains) a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is defined under the standard as having both the right to obtain substantially all of the economic benefits from use of the asset and the right to direct the use of the asset. Management only reassesses its determination if the terms and conditions of the contract are changed. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when it is readily determinable. Since most of the Company’s leases do not provide an implicit rate, to determine the present value of lease payments, management uses the Company’s incremental borrowing rate based on the information available at lease commencement. Operating lease ROU assets also includes any lease payments made and excludes any lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

The Company has lease agreements with lease and non-lease components, which are generally accounted for separately with amounts allocated to the lease and non-lease components based on stand-alone prices or for which it has made an accounting policy election to account for these as a single lease component. For certain equipment leases, like vehicles, the Company accounts for the lease and non-lease components as a single lease. Refer to Note 9 for additional disclosures required as a result of the adoption of this new standard.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU 2020-06 also modifies the guidance on diluted earnings per share calculations. ASU 2020-06 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. The Company is currently evaluating the impact of ASU 2020-06 on the condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), that requires lessees to recognize most leases on their balance sheets related to the rights and obligations created by those leases. The accounting treatment for finance leases and lessors remains relatively unchanged. The accounting standards update also requires additional qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. The Company adopted the standard using the modified retrospective approach on January 1, 2022.

The Company elected the transition package of practical expedients that is permitted by the standard. The package of practical expedients allows the Company to not reassess previous accounting conclusions regarding whether existing arrangements are or contain leases, the classification of existing leases, and the treatment of initial direct costs. The Company elected the hindsight transition practical expedient allowed for by the new standard, which allows entities to use hindsight when determining lease term and impairment of ROU assets. Additionally, the Company elected certain other practical expedients offered by the new standard which it will apply to all asset classes, including the option not to

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

separate lease and non-lease components and instead to account for them as a single lease component and the option not to recognize ROU assets and related liabilities that arise from short-term leases (i.e., leases with terms of twelve months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise).

The standard had material impacts on the consolidated balance sheets but did not have material impacts on the consolidated statement of operations or the consolidated statements of changes in stockholders’ equity. The most significant impacts of the standard on the balance sheets on the date of adoption was the recognition of approximately $2.7 million operating lease right-of-use assets.

As part of its adoption of the new lease accounting standard, the Company also updated accounting policies and procedures, operational processes and documentation practices to enable the preparation of financial information on adoption. Refer to Note 9 Lease for additional disclosures required as a result of the adoption of this new standard.

Acquisitions

Acquisitions that meet the definition of a business under FASB ASC Topic 805, Business Combinations (“ASC 805”), are accounted for using the acquisition method of accounting. Under the acquisition method of accounting, assets acquired, liabilities assumed, contractual contingencies, and contingent consideration, when applicable, are recorded at fair value at the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The application of the acquisition method of accounting requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in connection with the allocation of the purchase price consideration to the assets acquired and liabilities assumed. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the condensed consolidated statements of operations. Contingent consideration, if any, is recognized and measured at fair value as of the acquisition date.

Acquisitions that do not meet the definition of a business under ASC 805 are accounted for as an asset acquisition, utilizing a cost accumulation model. Assets acquired and liabilities assumed are recognized at cost, which is the consideration the acquirer transfers to the seller, including direct transaction costs, on the acquisition date. The cost of the acquisition is then allocated to the assets acquired based on their relative fair values. Goodwill is not recognized in an asset acquisition. Direct transaction costs include those third-party costs that can be directly attributable to the asset acquisition and would not have been incurred absent the acquisition transaction.

Contingent consideration, representing an obligation of the acquirer to transfer additional assets or equity interests to the seller if future events occur or conditions are met, is recognized when probable and reasonably estimable. Contingent consideration recognized is included in the initial cost of the assets acquired, with subsequent changes in the recorded amount of contingent consideration recognized as an adjustment to the cost basis of the acquired assets. Subsequent changes are allocated to the acquired assets based on their relative fair value. Depreciation and/or amortization of adjusted assets are recognized as a cumulative catch-up adjustment, as if the additional amount of consideration that is no longer contingent had been accrued from the outset of the arrangement.

Contingent consideration that is paid to sellers that remain employed by the acquirer and linked to future services is generally considered compensation cost and recorded in the statement of operations in the post-combination period.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — RESTATEMENT

The following presents a reconciliation of the Balance Sheets, Statements of Operations, and Statements of Cash Flows from the prior period as previously reported to the restated amounts:

HANRYU HOLDINGS AND SUBSIDIARY

Condensed Consolidated Balance Sheets

September 30, 2022

(Unaudited)

	September 30, 2022
	As Reported	Restatement Adjustments	As Restated
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$8,172	$—	$8,172
Short-term loans	523,123	—	523,123
Accounts receivable, net of allowance	766,908	—	766,908
Non-trade receivables	897,748	—	897,748
Prepaid expenses	24,402	—	24,402
Total current assets	2,220,353	—	2,220,353

INVESTMENTS	2,432,395	(2,425,581)	6,814
LONG-TERM LOANS	—	—	—
OPERATING LEASE RIGHT-OF-USE ASSETS	384,680	—	384,680
RIGHT OF USE	—	2,011,919	2,011,919
OTHER ASSETS	446,467	—	446,467
Total Assets	$5,483,895	$(413,662)	$5,070,233

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$194,025	$—	$194,025
Short-term borrowings from related parties	495,073	—	495,073
Accounts payable	327,851	—	327,851
Non-trade accounts payable	1,959,148	—	1,959,148
Deferred Revenue	—	—	—
Accrued expenses and other current liabilities	49,633	—	49,633
Total current liabilities	3,025,730	—	3,025,730

BONDS WITH WARRANTS, NET	3,136,326	—	3,136,326
OTHER LIABILITY	—	—	—
Total Liabilities	6,162,056	—	6,162,056
Commitments and contingencies

STOCKHOLDER’S DEFICIENCY:
Common Stock, $0.001 par value.
Authorized 110,000,000(common:100,000,000, preferred:10,000,000) shares;	44,415	—	44,415
Issued and outstanding 44,414,764 as of September 30, 2022
Additional paid-in and other capital	26,244,523	—	26,244,523
Accumulated deficit	(27,769,335)	(497,413)	(28,266,748)
Accumulated other comprehensive income(loss)	1,039,892	83,752	1,123,644
Equity attributable to owners of the Company	(440,505)	(413,661)	(854,166)
Non-controlling interests	(237,656)	(1)	(237,657)
Total Stockholders’ Equity	(678,161)	(413,662)	(1,091,823)
Total Liabilities and Stockholders’ Equity	$5,483,895	$(413,662)	$5,070,233

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — RESTATEMENT (cont.)

HANRYU HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2022

(Unaudited)

	September 30, 2022
	As Reported	Restatement Adjustments	As Restated
Sales	$904,041	$—	$904,041
Cost of Good Solds	$48,816	$414,769	$463,585
Gross profit (Loss)	855,225	(414,769)	440,456

Goodwill impairment loss	—		—
Impairment Right-Of-Use-Asset	—	—
Operating cost and expenses	(5,937,885)	219,772	(5,718,113)
OPERATING LOSS	(5,082,660)	(194,997)	(5,277,657)

OTHER INCOME (EXPENSE):
Gain on sale of warrants	—	—	—
Loss on sale of investments, net		—
Gain on exemption of debt	236,425		236,425
Gain on Bargain Purchase	—	—	—
Interest expense, net	80	0	80
Finance expenses	—	—	—
Rent income	—	—	—
Loss on foreign currency transactions	695	—	695
Other income (expense), net	1,639	(0)	1,639
Net other expense	238,839	—	238,839

Profit attributable to:
Owners of the Company	(4,704,146)	(194,997)	(4,899,143)
Non-controlling interests	(139,675)	—	(139,675)
NET INCOME (LOSS)	$(4,843,821)	$(194,997)	$(5,038,818)

Earning (Loss) per share:
Basic and Diluted	$(0.11)	$(0.01)	$(0.12)

Weighted average number of shares outstanding:
Basic and Diluted	42,306,771	—	42,306,771

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — RESTATEMENT (cont.)

HANRYU HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2022

(Unaudited)

	September 30, 2022
	As Reported	Restatement Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,843,821)	$(194,997)	$(5,038,818)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	163,917	—	163,917
Non cash consulting fee		—
Non cash other Income (Gain on exemption of debt)	(236,425)	—	(236,425)
Loss on sale of investments		—	—
Non cash expense		194,997	194,997
Finance cost	—	—	—

Changes in operating assets and liabilities:		—
Accounts receivable	(456,089)	—	(456,089)
Non-trade receivables	144,618	—	144,618
Prepaid expenses and other current assets	311,024	—	311,024
Other assets	39,404	—	39,404
Accounts payable	1,428,275	—	1,428,275
Accrued expenses and other current liabilities	27,972	—	27,972
Deferred Revenue	—	—	—
Net cash used in operating activities	(3,421,125)	—	(3,421,125)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt from collection of short-term loans	763,518	—	763,518
Receipt from collection of short-term loans to related parties	—	—	—
Receipt from collection of long-term loans	1,176,185	—	1,176,185
Sales of investments	729,963	—	729,963
Payment for short-term loans	(1,216,268)	—	(1,216,268)
Purchase of investments		—
Purchase of property and equipment	(7,657)	—	(7,657)
Cash acquired from merger	—	—
Net cash provided (used) by investing activities	1,445,741	—	1,445,741

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	219,980	—	219,980
Proceeds from short-term borrowings from related parties	777,918	—	777,918
Proceeds from Bonds with Warrants		—
Proceeds from exercising warrants	1,409,489	—	1,409,489
Proceeds from subscription deposits on new stock		—
Proceeds from issuance of common stock		—
Repayment of short-term borrowings	(14,974)	—	(14,974)
Repayment of short-term borrowings from related parties	(676,852)	—	(676,852)
Repayment of Bonds with Warrants	—	—	—
Net cash provided by financing activities	1,715,561	—	1,715,561

NET INCREASE IN CASH AND CASH EQUIVALENTS	(259,823)	—	(259,823)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(62,453)	—	(62,453)

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	330,448	—	330,448

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$8,172	$—	$8,172

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash receipt (paid) during the period for interest	$80	$—	$80

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — RESTATEMENT (cont.)

HANRYU HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2021

(Unaudited)

	September 30, 2021
	As Reported	Restatement Adjustments	As Restated
REVENUE	$—	$—	$—

OPERATING EXPENSES:
Goodwill impairment loss	(12,028,192)	—	(12,028,192)
Impairment of Right-Of-Use-Asset	—	(160,155)	(160,155)
Other operating cost and expenses	(4,097,320)	(72,923)	(4,170,243)
OPERATING LOSS	(16,125,512)	(233,078)	(16,358,590)

OTHER INCOME (EXPENSE):
Gain on sale of warrants	44,208	—	44,208
Gain on exemption of debt	7,701,055		7,701,055
Interest income (expense), net	(185,325)	—	(185,325)
Loss on foreign currency transactions	(2,153)	—	(2,153)
Financing costs (warrant issuance)	(1,756,284)	—	(1,756,284)
Other income (expense), net	44,049	—	44,049
Net other expense	5,845,550	—	5,845,550
NET INCOME (LOSS)	$(10,279,962)	$(233,078)	$(10,513,040)

Earning (Loss) per share:
Basic and Diluted	$(3.55)	$1.32	$(2.23)

Weighted average number of shares outstanding:
Basic and Diluted	4,720,147	—	4,720,147

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3 — RESTATEMENT (cont.)

HANRYU HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2021

(Unaudited)

	September 30, 2021
	As Reported	Restatement Adjustments	As Reported
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,279,962)	$(233,078)	$(10,513,040)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,076,781	160,154	12,236,935
Non cash other Income (Gain on exemption of debt)	(7,701,055)	—	(7,701,055)
Non cash expense		72,923	72,923
Finance cost	1,756,284	0	1,756,284
Loss on sale of investments	—	—	—

Changes in operating assets and liabilities:
Accounts receivable	181,254	—	181,254
Non-trade receivables	(87,327)	—	(87,327)
Prepaid expenses and other current assets	(488,188)	—	(488,188)
Other assets	(214,021)	(1,044,168)	(1,258,189)
Accounts payable	624,934	—	624,934
Accrued expenses and other current liabilities	(85,906)	—	(85,906)
Deferred Revenue	265,250	—	265,250
Net cash provided by (used in) operating activities	(3,951,956)	(1,044,169)	(4,996,125)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt from collection of short-term loans	131,740	—	131,740
Receipt from collection of short-term loans to related parties	17,944	—	17,944
Payment for short-term loans	(568,477)	—	(568,477)
Purchase of investments	(1,061,665)	1,044,168	(17,497)
Purchase of property and equipment	(262,356)	—	(262,356)
Cash acquired from merger	5,836	—	5,836
Net cash used in investing activities	(1,736,978)	1,044,168	(692,810)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	1,518,421	—	1,518,421
Proceeds from short-term borrowings from related parties	69,377	—	69,377
Proceeds from Bonds with Warrants	7,284,398	—	7,284,398
Proceeds from subscription deposits on new stock	338,409	—	338,409
Repayment of short-term borrowings	(804,569)	—	(804,569)
Repayment of short-term borrowings to related parties	(986,663)	—	(986,663)
Cancellation of stocks	—	—	—
Repayment of Bonds with Warrants	(1,645,016)	—	(1,645,016)
Net cash provided by financing activities	5,774,357	—	5,774,357

NET INCREASE IN CASH AND CASH EQUIVALENTS	85,423	(1)	85,422

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	26,524	1	26,525

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	25,935	—	25,935
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$137,882	$—	$137,882

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$(185,675)	$—	$(185,675)

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 4 — ACQUISITIONS

Acquisition of RnDeep Co., Ltd

On February 4, 2021, HBC entered into an agreement and plan of merger, as amended on March 2, 2021 (the “Merger Agreement”), with RnDeep, Co., Ltd., a South Korean corporation (“RnDeep”), pursuant to which RnDeep agreed to merge with and into HBC, and for HBC to continue as the surviving corporation (the “RnDeep Merger”).

On March 31, 2021 (the “Closing Date”), HBC consummated the RnDeep Merger (the “Closing”) pursuant to which HBC acquired all of the issued and outstanding common shares of RnDeep. The Closing Date on which the Company obtained control of RnDeep on March 31, 2021, is the date on which the company legally transferred consideration, acquired assets, and assumed the liabilities of RnDeep. In accordance with the terms and subject to the conditions of the Merger Agreement: (A) each outstanding common share of RnDeep, par value $0.43 per share, was canceled and converted into the right to receive (i) 11.862 common shares HBC, as determined in the Merger Agreement, and (ii) any cash in lieu of fractional common shares otherwise issuable under the Merger Agreement. At Closing, the Company issued to the former shareholders of RnDeep an aggregate total of 4,150,000 Common Shares of HBC and reserved an aggregate total of 12,066,666 Common Shares of HBC for outstanding warrants to purchase common shares of RnDeep (“warrants”) assumed by HBC pursuant to the Merger Agreement, resulting in a total of 16,216,666 Common Shares of HBC issued and reserved as consideration for the RnDeep Merger. The RnDeep Merger was approved by the board of directors of each of HBC and RnDeep, and was approved by the stockholders of RnDeep. Due to the Chief Executive Officer of HBC also serving concurrently as the Chief Executive Officer of RnDeep, the Company performed an analysis of the RnDeep Merger under ASC 805-50-15 to determine if it would be a transaction of entities under common control, and concluded that the RnDeep Merger was not a transaction of entities under common control.

The Company determined that the RnDeep Merger constitutes a business acquisition as defined by ASC 805. Accordingly, the assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition date fair values, while transaction costs associated with the acquisition were expensed as incurred pursuant to the acquisition method of accounting in accordance with ASC 805. The Company’s preliminary purchase price allocation was based on an evaluation of the appropriate fair values of the assets acquired and liabilities assumed and represents management’s best estimate based on available data. Fair values are determined based on the requirements of FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”).

The following table summarizes the determination of the fair value of the purchase price consideration paid in connection with the RnDeep Merger:

Equity Consideration at Closing – HBC Common Shares	4,150,000
HBC price per share on the Closing Date	$0.45
Fair value of Common Shares issued	$1,859,319

For purposes of the RnDeep Merger, management determined the fair value of the Common Shares of HBC to be $0.45 per common share, based on the share price of the most recent financing round and the most recently issued warrant price.

Management is primarily responsible for determining the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed as of the Closing Date. Management considered a number of factors, including reference to a preliminary independent analysis of estimated fair values solely for the purpose of allocating the purchase price to the assets acquired and liabilities assumed. The analysis included a preliminary discounted cash flow analysis which estimated the future net cash flows expected to result from the respective assets acquired as of the Closing Date. A discount rate consistent with the risks associated with achieving the estimated net cash flows was used to estimate the present value of future estimated net cash flows.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 4 — ACQUISITIONS (cont.)

The purchase price allocation was based upon a preliminary estimate of the fair value of the assets acquired and the liabilities assumed by the Company in connection with the RnDeep Merger, as follows:

Consideration
Equity instruments	1,859,319
RnDeep common shares owned by HBC	1,032,819
Acquired treasury stock by RnDeep’s shares owned by HBC	(917,080)
Fair value of total consideration transferred	$1,975,058

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	5,835
Short-Term Loan	74,373
Non-Trade Receivables	8,228
Prepaids	789
Lease Deposit	216,605
Short-Term Borrowings	(2,016,054)
Non-Trade Payables	(167,685)
Deferred Revenue	(21,103)
Bonds with Warrants	(8,154,122)
Goodwill	12,028,192
$1,975,058

The primary purpose for the Company merging with RnDeep was to obtain certain blockchain technologies that would facilitate the Company’s operation of FandomChain and the associated technology for KDC. The Company further obtained the enterprise resource planning solution (“ERPS”) and artificial intelligence (“AI”) technology. However, due to a shift in the Company’s business plan due to market and regulatory conditions, management determined it was in the best interests of the Company to complete the KDC Divestiture (See Note 17). Furthermore, no portion of the purchase price was allocated to technologies acquired from RnDeep as the Company could not utilize the technology at the time it was purchased, but planned on utilizing such technology in the future when more of the platform design/architecture could be completed. At the time of the acquisition, the Company was not able to integrate the acquired technology and was unsure of when such technology would be able to be integrated into the Company’s service offerings. As such, the Company believed the value of the technology (intangible assets) acquired to be $0 as it has uncertain cash flows at the time of acquisition, and therefore did not allocate any of the purchase price to such technologies. For these reasons, management has determined that no value is derived or allocated to the underlying technologies acquired in the RnDeep Merger.

The following sets forth the bonds with warrants assumed in the RnDeep Merger (“RnDeep Warrants”):

•        RnDeep Warrants issued on March 17, 2020, for an aggregate purchase price of $2,586,850. The bonds have a maturity date of March 17, 2023 and accrue interest at a rate of 3% annually. The warrants have an exercise price of $ 0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

•        RnDeep Warrants issued on April 13, 2020, for an aggregate purchase price of $1,687,052. The bonds have a maturity date of April 13, 2023, and accrue interest at a rate 3% annually. The warrants have an exercise price of $0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

•        RnDeep Warrants issued on May 6, 2020, for an aggregate purchase price of $3,880,220. The bonds have a maturity date of May 6, 2023, and accrue interest at a rate of 3% annually. The warrants have an exercise price of $1.27, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 4 — ACQUISITIONS (cont.)

After the RnDeep Merger, HBC and the holders of the RnDeep Warrants (the “RnDeep Holders”) entered into an agreement that the RnDeep Holders would waive the interest accruing on the RnDeep Warrants. Therefore, the Company recognized the RnDeep Warrants acquired at the respective face value of each respective RnDeep Warrant. Furthermore, HBC held RnDeep Warrants with an aggregate value of $2,586,850 assumed by HBC, and offset such value against HBC’s assets.

Goodwill represents the excess of the purchase price of the acquired business over the acquisition date fair value of the net assets acquired. Goodwill recorded in connection with the RnDeep Merger is primarily attributable to expected synergies from combining the operations of HBC and RnDeep, and also includes residual value attributable to the assembled and trained workforce acquired in the RnDeep Merger.

In accordance with FASB ASC Topic 350, Intangibles — Goodwill and Other (“ASC 350”), the Company conducted and completed its annual goodwill impairment test as of December 31, 2021. The Company determined the amount of the total goodwill impairment following a two-step process outlined in ASC 350 and recorded $ 12,028,192 goodwill impairment loss.

Treasury stock is included in the assets acquire due to HBC holding common shares of RnDeep prior to the RnDeep Merger, which upon the Closing of the RnDeep Merger, effectively would have caused HBC to issue Common Shares to itself, and therefore retained such Common Shares as treasury shares. The following table sets forth the distribution of the 4,150,000 Common Shares issued as consideration to the former shareholders of RnDeep.

Shareholders	%	Distributed HBC shares	Remark
Hanryu Bank Co., Ltd	49.32	2,046,922	Treasury Stock
Sports Seoul Co., Ltd (formerly Hanryu Times Co., Ltd.)(1)	45.65	1,894,302
Kye Sook Kim	2.00	83,036
Haeng Su Yoe	1.03	42,704
Byong Soo Kim	2.00	83,036
Total	100.00	4,150,000

____________

(1)      Except for the status of Sports Seoul Co., Ltd. (“Sports”), formerly Hanryu Times Co., Ltd. (“Sports”), as a shareholder of the Company, Sports is not related to Hanryu Times, the Company’s wholly owned subsidiary. Before the RnDeep Merger, Sports amended its governing documentation and changed its name from Hanryu Times Co., Ltd., to Sports Seoul Co., Ltd. The Company then established Hanryu Times after Sports’ name change. Sports and the Company (including Hanryu Times), have different principal owners, do not share any members of management, and no familial relationships with members of management of either Sports and the Company exist.

Acquisition of K-commerce

On October 3, 2021 (the “KC Closing Date”), the Company acquired 619,200 common shares of K-Commerce, constituting 50.8% of K-commerce’s issued and outstanding common shares, in exchange for the extinguishment of $270,530 (KRW 309,600,000) in debt in the form of a short-term loan made to K-Commerce by HBC in the same amount (the “KC Acquisition”). The KC Acquisition was undertaken pursuant to that certain Share Assignment and Management Right Transfer Agreement dated as of the KC Closing Date, by and between K-Commerce and HBC (the “KC Purchase Agreement”). The KC Acquisition was undertaken as part of the Company’s business strategy in order to strengthen the e-commerce business within FANTOO Platform. The Company made the determination that it acquired a controlling interest in K-Commerce based on the Company owning a majority of the issued and outstanding voting securities of K-Commerce, and the minority shareholders not having control by any other methods such as by contract, lease, agreement with other stockholders, or by court decree. Prior to the Company’s acquisition of its controlling interest of K-Commerce, K-Commerce was 100% owned by Changhyuk Kang, the Company’s Chief Executive Officer, and Donghoon Park, the Company’s Chief Marketing Officer.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 4 — ACQUISITIONS (cont.)

The Company accounted for the KC Acquisition under the acquisition method, and were required to measure K-Commerce’s identifiable assets acquired and liabilities assumed at the fair values on the KC Closing Date. The Company made an initial allocation of the purchase price on the KC Closing Date based upon its understanding of the fair value of the acquired assets and assumed liabilities. The fair values of acquired intangibles were determined based on estimates and assumptions deemed reasonable by the Company. The fair value of the asset acquired and liabilities assumed are set forth in the table below.

Consideration
Amount of consideration:	$270,530

Identifiable assets acquired and liabilities assumed at fair value
Cash	58,164
Short Term Loan	131,366
Account Receivables	42,043
Non-Trade Receivables	13,330
Prepaid Expense	35,486
PP&E	76,193
Lease Deposit	13,314
Short-Term Borrowings	(164,213)
Account Payables	(40,850)
Non-Trade Account Payable	(159,387
Total Identifiable Tangible Assets	$5,446

Total net assets acquired	$5,446
Consideration paid	$270,530
Goodwill	$265,084

Acquisition of Marine Island Co., Ltd

On October 3, 2021 (the “MI Closing Date”), the Company consummated the Marine Island Acquisition, pursuant to that certain Receivables and Right Management Contract (the “Contract”), between HBC and Sewang Co., Ltd. (“Sewang”), dated June 30, 2021, and that certain Share Assignment Agreement, dated October 3, 2021, between HBC and Sewang (the “Share Agreement”), pursuant to which HBC acquired: (i) 20,000 common shares of Marine Island, constituting all the issued and outstanding common shares of Marine Island (the “Marine Island Shares”), including Marine Island’s lien against Seoul Marina Co., Ltd. (“SMC”) arising from debt obligations assigned to Marine Island from Sewang in the amount of approximately $6.0 million, arising from the construction of the Seoul Marina (the “Lien”), giving Marine Island the right to use and occupy the Seoul Marina until the Lien is repaid; (ii) 9,777 common shares of SMC, constituting 24.53% of the issued and outstanding common shares of SMC (the “SMC Shares”); (iii) Sewang’s right to certain debt owed to Sewang by SMC in the amount of (A) $4,108,855 in principal and default interest that accrued pursuant to a default under a long-term borrowing agreement between SMC and Sewang, entered into on September 24, 2014, and matured on December 31, 2019, for which SMC failed to repay (the “Borrowing Agreement”), and (B) $3,888,996 arising from SMC’s default under a construction loan agreement with Standard Chartered Bank (the “Bank Loan”), guaranteed by Sewang, pursuant to which Sewang made the payment as guarantor and in turn received a claim against SMC for $3,888,996 (the Borrowing Agreement and the Bank Loan are collectively, the “SMC Receivable”). The purchase price allocated to the acquisition of the Marine Island Shares for purposes of the Contract and Share Agreement was cash consideration in the amount of $8,738.

The fair value of the purchase consideration was allocated to the net tangible assets acquired. The Company accounted for this acquisition as the purchase of a business under US GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 4 — ACQUISITIONS (cont.)

The fair value of the net assets acquired was $231,095. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of Marine Island’s business. The valuation process included discussion with management regarding the history and business operations of Marine Island, a study of the economic and industry conditions and an analysis of the historical and projected financial statements and other records and documents.

The Company reviewed the assets and liabilities acquired and the assumptions utilized in estimating their fair values. Further revisions to the estimates were not deemed necessary and after identifying and valuing all assets and liabilities of the business, the Company concluded that recording a bargain purchase gain was appropriate and required under US GAAP.

The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it were reasonable for a bargain purchase to occur. Factors that contributed to the bargain purchase price were:

•        The transaction was completed with a motivated seller, Sewang, who gave up on acting as the general contractor and developer of building located at Marina as well as a creditor to SMC in order to concentrate on growing their original business. As a strategic decision, Sewang intended to sell off its subsidiary, Marine Island.

•        The Company took advantage of business downturn to negotiate a favorable price which was less than the value of the assets acquired for a total purchase consideration of $8,738.

Based upon these factors, the Company concluded that the occurrence of a bargain purchase was reasonable.

Consideration
Amount of consideration:	$8,738

Identifiable assets acquired and liabilities assumed at fair value
Cash	619
Accrued revenue	65,535
Lease Deposit	218,451
Short-Term Borrowings	(16,114)
Non-Trade Payables	(37,396)
Total Identifiable Tangible Assets	$231,095

Total net assets acquired	$231,095
Consideration paid	$8,738
Gain on Bargain purchase	$222,357

NOTE 5 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill was recorded on Consolidated Balance Sheet in the aggregate amount of $12,293,276, of which $12,028,192 was recognized at March 31, 2021, from the AI business segment acquired in the RnDeep Merger (see Note 4), and $265,084 recognized at October 3, 2021, from the e-commerce business segment acquired through the KC Acquisition. Each of two operating segments constitutes a reporting unit.

In accordance with ASC 350, the Company conducts its interim goodwill impairment test as of June 30, 2021 on which significant changes for AI business indicated that the carrying value may not be recoverable and it required an interim test at this date. The Company conducted and completed its annual goodwill impairment test as of December 31, 2021. The Company did identify significant qualitative factors and indicate an impairment when completed testing.

The Company concluded that it was more likely than not that the fair values of these two reporting units were below their carrying amounts. The factors that led to this triggering event conclusion included: (i) changes in management structure which triggered the reorganization of AI business reporting units; (ii) changes in business strategy business

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 5 — GOODWILL AND OTHER INTANGIBLE ASSETS (cont.)

whereby the Company decided to substantially reduce its involvement with blockchain technologies; and (iii) new management in certain reporting units coupled with the development of assumptions for our five-year operating plan for these reporting units, which established revised expectations and priorities for the coming years in response to current internal situations, such as high research and development costs and margin expectations.

The Company determined the amount of the total goodwill impairment following a two-step process outlined in ASC 350. In the first step, the Company compared the carrying value of each of the reporting units to its fair value. In the first step, estimated the fair value of each of our reporting units based on the income approach also known as the discounted cash flow (“DCF”) method, which utilizes the present value of cash flows to estimate fair value. For those reporting units with goodwill for which the reporting unit’s carrying value exceeded its fair value, we proceeded to the second step of the impairment test.

The discounted cash flow valuations involve the use of certain key assumptions, including projection of future operating results, profitability, and working capital levels as well as market-based discount rates. Considering the expected higher volatility of AI technology and a highly competitive e-commerce marketplace, an applied discount rate commensurate with the first stage or early development stage was selected. A discount rate of 50.0% was used for all reporting units in the test, based on a market-based weighted-average cost of capital for the technology and global e-commerce industry. In performing these valuations, we relied on our internal forecasts trended toward long-term averages that vary by reporting unit based on a combination of historical performance and our expectations for the future. Due to uncertainties in the estimation process and the significant volatility in development progress for AI technology and a highly competitive e-commerce marketplace could differ significantly from such estimates. As a result of step one of the goodwill impairment test, we determined that the carrying value exceeded the fair value for our reporting units.

The second step involved comparing the implied value of goodwill (based on the difference between the fair value of the reporting unit and the fair value of its net assets) to the reporting unit’s recorded goodwill balance. Any deficiency of the implied value of goodwill versus its recorded value resulted in an impairment of the recorded goodwill.

The carrying amount of goodwill by segment as of September 30, 2022 is as follows:

	RnDeep Acquisition	K-commerce Acquisition	Total
Goodwill	12,028,192	265,084	$12,293,276
Goodwill impairment recorded as of December 31, 2021	(12,028,192)	(265,084)	(12,293,276)
Balance	—	—	$—

NOTE 6 — SHORT-TERM LOANS

The Company made no interest, short-term loans with various maturity dates in 2022 with no interest rate. The following table summarizes information with regard to short-term loans outstanding as of September 30, 2022 and December 31, 2021.

	September 30, 2022	December 31, 2021
AVAJAR	$104,544	$126,529
Marina Entertainment	418,579	5,483
Total short-term loans	$523,123	$132,012

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 7 — LONG-TERM LOANS

The Company made no interest, long-term loans, which have maturity dates on December 31, 2024 with no interest rate, to its 65 employees from August 2021 through December 2021.

The outstanding balance of the long-term loans is $0 as of September 30, 2022 and $1,258,930 as of December 31, 2021, as set forth in the accompanying condensed consolidated balance sheet. The outstanding balance of the long-term loans was repaid on January 25, 2022 by cash.

NOTE 8 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30, 2022	December 31, 2021
Vehicles	$222,272	$269,014
Fixtures	205,933	241,312
Equipment	268,407	324,850
	696,612	835,176

Less accumulated depreciation	(311,932)	(202,080)
Property and equipment, net	$384,680	$633,096

Total depreciation expense for the nine months ended September 30, 2022 is $163,917 and for the nine months ended September 30, 2021 was $48,589. Depreciation expense is reflected in operating cost and expenses in the condensed consolidated statements of operations.

NOTE 9 — INVESTMENTS

The following table summarizes information with regard to investments outstanding as of September 30, 2022 and December 31, 2021.

(1)    Changes in investments, for the nine months ended September 30, 2022 and year ended December 31, 2021, are as follows

	September 30, 2022	December 31, 2021
Beginning	$1,695,299	$3,357,193
Increase	—	1,695,299
Decrease(1)	(1,687,052)	(3,081,085)
Translation Adjustment	(1,433)	(276,108)
Total Investments	$6,814	$1,695,299

____________

(1)      On January 25, 2022, the Company sold the Setopia Bonds (defined below) to an unaffiliated and unrelated third party in exchange for the consideration of cash totaling $729,963 and a non-trade receivable for $846,205, which resulted in a decrease of the investment balance of $1,687,052 which included the currency translation adjustment of $110,884 as of September 30, 2022.

(2)    Details of investments as September 30, 2022 and December 31, 2021, are as follows:

Companies	Ownership %	September 30, 2022	Ownership %	December 31, 2021
Seoul Marina (Stocks)(1)	24.53%	6,814	24.53%	8,247
Setopia AI (Convertible bond)		—		1,687,052
Total Investments		$6,814		$1,695,299

____________

(1)      Represents the SMC Shares acquired pursuant to the Contract.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 9 — INVESTMENTS (cont.)

The Company purchased bonds with warrants issued by Setopia Co., Ltd. (“Setopia”), for total consideration of $1,687,052 (the “Setopia Bonds”). The form of consideration was a mix of: (i) warrants to purchase 666,666 Common Shares of HBC, valued at $873,805; and (ii) distribution of 100,000,000 KDC. The transaction with Setopia, as a beneficial owner of more than 10% of the Company’s outstanding securities, is a related-party transaction. However, neither Setopia nor the Company control the other by any methods including, without limitation, contract, lease, agreements between shareholders, or court decree. Further, each of Setopia and HBC have different principal owners, management, and there have been no transactions between any members of the principal owners’ or managements’ immediate families.

The Company accounted for the investment in Setopia at fair value. The Company determined this investment to be a “debt security” classified into trading debt securities under ASC 320-10-20, as the Company intended to sell it in the near term at the time of acquisition. There has been no unrealized holding gains and losses for trading securities included in earnings since the value of the Setopia Bonds did not change until it is sold to the third party for the nine months ended September 30, 2022. Prior to the acquisition of the Setopia Bonds, the Company owned no interest in Setopia. After the acquisition the Setopia Bonds, the Company become the owner of record or known beneficial owner of 2.06% of the voting interest of Setopia.

The acquisition of the Setopia Bonds is a related-party transaction under ASC 850-10-05-3(d). On January 25, 2022, the Company sold the acquired Setopia Bonds to the third party in exchange for the consideration of cash totaling $729,963 and a non-trade receivable for $846,205 due by December 30, 2022, which resulted in a decrease of the investment balance of $1,687,052 including the currency translation adjustment of $110,884 as of September 30, 2022.

On June 30, 2021, HBC and Sewang entered into the Contract and Share Assignment, pursuant to which HBC acquired: (i) the Marine Island Shares, and thereby the Lien, which gave Marine Island the right to use and occupy the Seoul Marina until the Lien is repaid; (ii) the SMC Shares; and (iii) the SMC Receivable.

The aggregate consideration paid to Sewang for the rights and assets under the Contract was $2,943,905, initially allocated as follows: (1) $8,247 to the purchase SMC Shares at a price of $0.87 per share, constituting 24.53% of the issued and outstanding common shares of SMC; and (2) $2,935,658 to SMC Receivable and the Lien, calculated by determining the present value of leasing the Seoul Marina facilities for free over 10 years. Sewang received $2,009,752 in the form of 23,000,000 KDC, and the remaining $934,153 in the form of cash.

The Company recorded the Marine Island Shares as affiliated stocks, and the SMC Shares as an investment, and the remaining SMC Receivable and Lien as Operating Lease Right-Of-Use Asset which is being amortized over a ten year period under the guidelines of ASC 842. See Note 10 “Lease”. The SMC Shares and the Marine Island Shares were calculated by the number of shares multiplied by the par value of $0.87 and $0.44. The value of SMC Receivable and the Lien was calculated by determining the present value of the Lien on the assumption the Company would lease the Seoul Marina facilities for free for at least 10 years.

The Company is not a principal owner of SMC. In addition, neither SMC nor the Company control the other by any methods including, without limitation, contract, lease, agreements between shareholders, or court decree. Further, each of SMC and HBC have different principal owners, management, and there have been no transactions between any members of the principal owners’ or managements’ immediate families.

For the Marine Island Shares, the Company applied ASC 805 as the Company owns more than 50% of the issued and outstanding shares of Marine Island, and the Company consolidates the financial statements. For the SMC Shares, the Company applies ASC Topic 321-10-20 and 321-10-35-2, and it is recorded as an equity investment by the cost method. For SMC right, the Company recorded these rights as Operating Lease Right-Of-Use Asset-see Note 10.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 10 — LEASE

The Company uses approximately 19,200 square feet of office space at the Seoul Marina described in Note 3 — Acquisitions and in Note 8 — Investments, at no cost. Although no formal lease exists, the Company believes that ASC 842 accounting guidelines apply to determine the fair market value of ten years of free rent as well as recording rent expense on its Statement of Operations. Using the following variables:

Annual lease cost — 300,000,000 Korean Won

10-year present value calculation

Assumed annual rent increase -4.96%

Interest cost -3%

10-year bond rate on Korean Bonds 2.11%

Exchange rate: 1188.5 Korean Won to the US dollar

the Company determined that the present value of ten years of free rent amount to $2,775,512 which was recorded as a long-term ROU asset as of June 30, 2021. Since there were no liabilities associated with this asset since the Company is receiving free rent, the ROU assets is being amortized at a rate of approximately $23,000 per month over a ten year term. Since the Company had initially allocated a value of $2,935,658 to SMC Receivable and the Lien, the Company recorded an impairment of $160,155 on its Right-of-Use Asset during the nine months ended September 30, 2021.

As of September 30, 2022 and December 31, 2021, the balances of the Right-of-Use-Asset was $2,011,919 and $2,643,722.

Lease cost consists of approximately $194,997 and $72,923, for the nine months ended September 30, 2022 and September 30, 2021, respectively. The weighted average remaining lease term in years for operating leases is 8.8 years and the weighted average discount rate for operating leases is 3%.

NOTE 11 — SHORT-TERM BORROWINGS

The following table summarizes information with regard to short-term borrowings outstanding as of September 30, 2022 and December 31, 2021.

	September 30, 2022	December 31, 2021
Short-term borrowings from Chan Hyeon Jo maturing in May 2023 and July 2023	$22,442	$—
Short-term borrowings from Junwoo Choi maturing in April 2023	34,848	—
Short-term borrowings from Hyun A Kim maturing in June 2023	34,848
Short-term borrowings from Hyunwook Kim maturing in September 2023	130
Short-term borrowings from Seorin Partners Co., Ltd maturing in December 2022	69,696
Short-term borrowings from Taeshin Tax Accounting Corporation maturing in April 2023 and May 2023	32,061	—
Total short-term borrowings	$194,025	$—

These borrowings have no interest and financial covenants.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 12 — SHORT-TERM BORROWINGS FROM RELATED PARTIES

The following table summarizes information with regard to short-term borrowings from related parties outstanding as of September 30, 2022 and December 31, 2021. Donghoon Park serves as Chief Marketing Officer of Hanryu Holdings and HBC, SiYoung Jang and Munjoong Kang are HBC’s co-founders and shareholders of Hanryu Holdings, and Changhyuk Kang serves as Chief Executive Officers and Director of Hanryu Holdings and HBC.

	September 30, 2022	December 31, 2021
Short-term borrowings from Munjoong Kang maturing in March 2023 through August 2023	331,114	—
Short-term borrowings from Donghoon Park maturing in October 2022 through September 2023	35,021	358,507
Short-term borrowings from Siyoung Jang maturing in December 2022	69,697	84,352
Short-term borrowings from Changhyuk Kang maturing in October 2022 and April 2023	59,241	37,959
Total short-term borrowings from related parties	$495,073	$480,818

These borrowings have no interest and financial covenants.

NOTE 13 — BONDS WITH WARRANTS

Bonds with warrants were issued by HBC from December 17, 2018 through July 2, 2021. The terms and conditions of the bonds with warrants at the time of acquiring bonds and issuance of such bonds are set forth below. Currently, the Company and all bondholders have entered into an agreement that the bondholders will waive all interest payments due for the life of the bonds.

The entire face amount of the bonds is the maximum number of Common Shares for which the attached warrants can be exercised by each bondholder, with exercise prices from $0.42 to $1.27 per common share.

On March 31, 2021, HBC issued 4,150,000 Common Shares to the shareholders of RnDeep pursuant to the RnDeep Merger. As the surviving company in the RnDeep Merger, HBC assumed the RnDeep Warrants, therefore allowing the RnDeep Warrants to be exercised for Common Shares of HBC, in the following amounts:

•        RnDeep Warrants issued on March 17, 2020, for an aggregate purchase price of $2,586,850. The bonds have a maturity date of March 17, 2023 and accrue interest at a rate of 3% annually. The warrants have an exercise price of $ 0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

•        RnDeep Warrants issued on April 13, 2020, for an aggregate purchase price of $1,687,052. The bonds have a maturity date of April 13, 2023, and accrue interest at a rate 3% annually. The warrants have an exercise price of $0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

•        RnDeep Warrants issued on May 6, 2020, for an aggregate purchase price of $3,880,220. The bonds have a maturity date of May 6, 2023, and accrue interest at a rate of 3% annually. The warrants have an exercise price of $1.27, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

After the RnDeep Merger, HBC and the RnDeep Holders entered into an agreement that the RnDeep Holders would waive the interest accruing on the RnDeep Warrants. Therefore, the Company recognized the RnDeep Warrants acquired at the respective face value of each respective RnDeep Warrant. Furthermore, HBC held RnDeep Warrants an aggregate value of $2,586,850, and offset such value against HBC’s assets.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 13 — BONDS WITH WARRANTS (cont.)

On April 7, 2021, HBC issued bonds with warrants for an aggregate purchase price of $3,153,714. The bonds accrue interest at an annual rate of 1% and mature on March 31, 2022. The warrants have an exercise price of $0.42 and can be exercised at any time after the date that is three months after the date the bond was issued, and expire if not exercised prior to the maturity date of the bonds.

On July 1, 2021, HBC issued bonds with warrants for an aggregate purchase price of $1,096,584. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42, and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

On July 2, 2021, HBC issued bonds with warrants for an aggregate purchase price of $3,795,867. The bond accrues no annual interest and mature on July 2, 2024. The warrants have an exercise price of $1.27 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

HBC has the right to make early repayments before maturity for these bonds with warrants and has exercised its right to do so in the amounts of $11,420,268 and $919,118 for the Year ended December 31, 2021 and the year ended December 31, 2020, respectively.

On March 31, 2021, holders of certain bonds and warrants with an aggregate value of $1,687,906 exercised their warrants to purchase common shares of HBC. As of December 31, 2021 and 2020, the fair value of bonds with warrants was $3,795,867 and $6,709,559, respectively.

The following two tables summarizes information with regard to bonds with warrant outstanding as of September 30, 2022 and December 31, 2021.

Amount as of December 31, 2019	$7,168,768
Issued	—
Paid in cash	(919,118)
Translation adjustment	459,909
Amount as of December 31, 2020	$6,709,559
Issued	8,046,165
Acquired from the RnDeep Merger	5,567,272
Converted to Common Shares	(10,748,257)
Changed to Short-term borrowings	(268,241)
Paid in cash	(1,726,228)
Paid in cryptocurrency	(3,724,567)
Translation adjustment	(59,836)
Amount as of December 31, 2021	$3,795,867
Translation adjustment	(659,541)
Amount as of September 30, 2022	$3,136,326

Terms and conditions of bonds with warrants at the inception are as follows:

No.	Issue Date	Maturity	Amount	Nominal Interest Rate	Interest Rate of Return
11	7/2/2021	7/2/2024	$3,136,326	0%	3%
Total			$3,136,326

____________

*        Nominal interest rate and interest rate of return are waived by the separate agreements between the Company and the bondholders.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 13 — BONDS WITH WARRANTS (cont.)

Warrants

The following table summarizes information with respect to outstanding warrants to purchase the Company’s Common Stock of the Company, all of which were exercisable, as of September 30, 2022:

Exercise Price	Number Outstanding	Expiration Date
$0.42	2,420,000	March 2022 to June 2024
$1.27	5,777,778	May 2023 to June 2024
	8,197,778

There is not a viable market for the Company’s Common Stock to determine its fair value, therefore management is required to estimate the fair value to be utilized in the determining warrant costs and value. In estimating the fair value, management considers the comparable value of public companies from the same industry. Considerable management judgment is necessary to estimate the fair value. Accordingly, actual results could vary significantly from management’s estimates.

Option valuation models require the input of highly subjective assumptions. The fair value of warrants was estimated using the Black-Scholes option model with a volatility figure derived from public companies in the same industry. Management determined this assumption to be a more accurate indicator of value. The Company accounts for the expected life of warrants based on the maturity of warrants. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options. The fair value of warrants during the years ended December 31, 2021 and December 31, 2020 was estimated using the Black-Scholes pricing model.

On March 31 2021, HBC acquired an aggregate of 12,066,666 warrants to purchase HBC Common Shares in connection with RnDeep Merger at the exercise prices of $0.42 (9,000,000 warrants) and $1.27 (3,666,666 warrants) per share for a term of one to two years, exercisable immediately.

The fair value of the issued warrants were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	0%
Volatility	43.36%
Risk free rate:	0.08%
Expected life:	1 – 2 years
Estimated fair value of the Company’s Common Stock	$0.47

The fair value of $691,267 was charged to operations as financing costs for the nine months ended September 30, 2021.

On July 1, 2021 and July 2, 2021, HBC issued an aggregate of 13,077,455 warrants to purchase HBC Common Shares at the exercise prices of $0.42 (10,077,455 warrants) and $1.27 (3,000,000 warrants) per share for a term of nine months to three years exercisable immediately.

The fair value of the issued warrants were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	0%
Volatility	43.36%
Risk free rate:	0.05 – 0.07%
Expected life:	0.5 – 3 years
Estimated fair value of the Company’s Common Stock	$0.47

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 13 — BONDS WITH WARRANTS (cont.)

The fair value of $1,065,018 was charged to operations as financing costs for the year ended December 31, 2021.

A summary of the warrant activity for the nine months ended September 30, 2022 and December 31, 2021 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term

Outstanding at December 31, 2019	18,400,000	$0.42	1.07
Canceled	16,400,000	0.42
Outstanding at December 31, 2020	2,000,000	$0.42	0.88
Issued	13,077,455	0.61	1.43
Acquired	12,066,666	0.64	1.52
Exercised	15,740,000	0.42
Outstanding at December 31, 2021	11,404,121	$0.87	1.72
Expired	537,455	0.42
Exercised	2,668,888	0.51
Outstanding at September 30, 2022	8,197,778	$1.02	0.94

NOTE 14 — FAIR VALUE MEASUREMENTS

Fair value has been determined on a basis consistent with the requirements of FASB ASC Topic 825, Financial Instruments, and the Company adopted on a prospective basis required provisions of FASB ASC Topic 820, Fair Value Measurement.

Financial Items Measured at Fair Value on a Recurring Basis

The carrying amounts reported in the condensed consolidated balance sheet for short-term financial instruments, including cash and cash equivalents, short-term loans, accounts receivable, prepaid expenses, short-term borrowings, accrued expense and other current liabilities due to the short maturities of these instruments.

Assets and liabilities measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021 are summarized in the table below.

	September 30, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments	$—	$—	$2,699,358	$2,699,358
Liabilities
Bonds with warrants	$—	$—	$3,480,548	$3,480,548
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments	$—	$—	$4,630,957	$4,630,957
Liabilities
Bonds with warrants	$—	$—	$3,795,867	$3,795,867

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 14 — FAIR VALUE MEASUREMENTS (cont.)

Financial Items Measured at Fair Value on a Nonrecurring Basis

There are no financial assets or liabilities measured at fair value on a nonrecurring basis as of September 30, 2022 and December 31, 2021.

Nonfinancial Items Measured at Fair Value on a Recurring Basis

There are no nonfinancial assets measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021.

Nonfinancial Items Measured at Fair Value on a Nonrecurring Basis

The fair value of long-lived assets is measured whenever the carrying value of long-lived asset or asset group is not recoverable on an undiscounted cash flow basis. No impairment is recognized for long-lived assets as of as of September 30, 2022 and December 31, 2021.

NOTE 15 — SIGNIFICANT NON-CASH TRANSACTION

The company engaged in the following significant non-cash investing and financing activities for the nine months ended September 30, 2022 and 2021.

	September 30, 2022	September 30, 2021
Reduction of short-term loans by offsetting short-term borrowings	$—	$935,597
Conversion to 4,000,000 common shares in bond with warrants	—	1,789,341
Sales of investment by receiving a non-trade receivable due by December 30, 2022	846,205	—

For the nine months ended September, 2021, short-term loans of $935,597 were reduced by offsetting short-term borrowings, and bonds with warrants with an aggregate value of $1,789,341 were converted into 4,000,000 Common Shares. For the nine months ended September 30, 2022, investments of $846,205 were reduced by receiving non-trade receivables with an aggregate value of $846,205.

NOTE 16 — OTHER INCOME

In 2021, the Company entered into an agreement with a creditor of HBC to pay such creditor 3,000,000 KDC in exchange for the extinguishment of $243,321 in debt. The Company accounts for such non-cash consideration at the effective date of agreement in accordance with the non-cash consideration guidance included in FASB ASC Topic 470, Debt (“ASC 470”), and FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). As a result, the Company recognized gain of settlement of debt of $243,321 for the nine months ended September 30, 2022.

In 2021, the Company entered into agreements with holders of HBC debt with an aggregate value of $9,428,664 to extinguish such debt in exchange for an aggregate total of 348,679,380 KDC (See Note 17). In each transaction, the number of KDC to be issued to each debt holder in exchange for the extinguishment of the respective debt was determined by individual negotiations with each debt holder, as opposed to each KDC being exchanged at a fixed value across all debt holders. The Company accounts for such non-cash consideration at the time the Company entered into transactions in accordance with the non-cash consideration guidance included in the ASC 470 and ASC 606. As a result, the Company recognized gain of settlement of debt of $9,428,664. The current market price of KDC ($0.00017) is significantly lower than the valuation of KDC used to extinguish the HBC debt.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 17 — OTHER

The Company believes that KDC meets the definition of indefinite-lived intangible assets under ASC 350, as it is nonfinancial asset that lacks physical substance. Therefore, KDC was recognized and measured at historical cost. In addition, the Company determined that KDC has an indefinite life since there is no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of KDC, in accordance with ASC 350-30-35-4.

In August of 2021, the Company issued 300,000,000,000 KDC at no cost, and did not record its value on its balance sheet at the time of issuance because the Company had no acquisition cost associated with the KDC. From August 9, 2021 through November 16, 2021, the Company entered into agreements with holders of HBC debt with an aggregate value of $9,428,664 to extinguish such debt in exchange for an aggregate total of 348,679,380 KDC (the “KDC Exchange”). In each transaction, the number of KDC to be issued to each debt holder in exchange for the extinguishment of the respective debt was determined by individual negotiations with each debt holder, as opposed to each KDC being exchanged at a fixed value across all debt holders. The Company accounts for such non-cash consideration at the time the Company entered into these transactions in accordance with the non-cash consideration guidance included in the ASC 470 and ASC 606. As a result, the Company recognized gain of settlement of debt of $9,428,664. The exchange with Setopia is a related party transaction. The current market price of KDC ($0.00017) is significantly lower than the valuation of KDC used to extinguish the HBC debt.

The following table sets forth the details of the KDC Exchange for the year ended December 31, 2021. As of December 31, 2021, the Company possessed 299,651,320,620 KDC.

Counterparty	Account	Beginning Balance of Debts	Incurred Debts	Number of KDC Given	Debt Extinguished	Paid in Other Methods	Ending Balance of Debt
JOHN&PERRY., LTD	Non-trade payables	$—	$524,283	6,000,000	$262,142	$—	$262,142
Jungsin Gong	Bonds with warrants	611,664	—	4,250,000	355,175	256,489	—
Setopia Co., Ltd	Bonds with warrants	1,747,610	3,795,867	33,333,333	873,805	873,805	3,795,867
	Interest expenses	—	70,238	2,679,387	70,238	—	—
Gyoungnam Park	Bonds with warrants	223,694	—	25,000,000	223,694	—	—
Kisung Park	Bonds with warrants	699,044	—	26,666,667	699,044	—	—
	Interest expenses	—	87,381	3,333,333	87,381	—	—
Donwook Lee	Short-term borrowings	3,844,742	—	60,000,000	961,186	2,883,557	—
Jinsook Jeong	Short-term borrowings	1,002,691	—	12,750,000	1,002,691	—	—
Hanoh Jeong	Bonds with warrants	2,271,893	—	35,000,000	1,572,849	699,044	—
Sewang Co., Ltd	Non-trade payables	—	—	23,000,000	2,009,752	1,048,566	—
Junwoo Choi	Short-term borrowings	—	410,688	15,666,660	410,688	—	—
	Interest expenses	—	87,380	1,000,000	26,214	61,166	—
Chanhee Choi	Non-trade payables	—	1,747,610	100,000,000	873,805	873,805	—

The Company initially created KDC, a public digital cryptocurrency separate and apart from the FANTOO platform, as a method of onboarding and offboarding FP to and from the FANTOO platform through the Kingdom Wallet. However, on June 22, 2022, the Company entered into a Business Transfer Agreement (the “KDC Agreement”) with Kingdom Coin Holdings, a corporation incorporated in the Cayman Islands (the “KDC Foundation”), pursuant to which the Company transferred all of its KDC to the KDC Foundation, and no longer conducts or controls the operations, issuance, or sales of KDC in order to substantially reduce our involvement with blockchain technologies. This shift in our business plan was undertaken both to protect our users from potential risks associated with speculation in KDC, and because of the recent market and regulatory conditions surrounding cryptocurrency in general. As such, the Company no longer supports or operates Kingdom Wallet, and no longer allows the conversion of FP into KDC (and vice-versa). Neither Hanryu Holdings, nor any of its subsidiaries, have any affiliation with the KDC Foundation.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 17 — OTHER (cont.)

Additionally, and for the avoidance of doubt, the control person of Plus Meta PTE Ltd., KDC Foundation’s management company, is not an affiliate, and is not in any way related to, any officer, director, or shareholder of the Company. The KDC Foundation does not, has not, and will not coordinate any of its activities with the Company or the Company’s operation of FANTOO. Further, KDC will not be marketed to FANTOO users.

Pursuant to the KDC Agreement, in exchange for the Company transferring (a) its then-existing outstanding KDC balance of 299,651,320,620, (b) blockchain mainnet known as the Fandomchain, and (c) the Kingdom Wallet to the KDC Foundation, the KDC Foundation will (y) assume all obgliations and liabilities with respect to KDC and Kingdom Wallet, and (z) pay to the Company the following contingent amounts, if, at December 31, 2024:

•        The KDC Foundation generates sales in excess of $74 million from the assets transferred from the Company, the KDC Foundation shall pay 10% of such sales to the Company;

•        The KDC Foundation generates sales in excess of $37 million, but less than $74 million, from the assets transferred from the Company, the KDC Foundation shall pay 15% of such sales to the Company; and

•        The Company will receive no consideration from the KDC Foundation if the assets transferred from the Company generates sales under $37 million.

For the avoidance of doubt, sales generated from the transferred assets do not include any post-transfer newly created KDC. KDC Foundation planned to generate revenue by integrating KDC, FandomChain, and the Kingdom Wallet into mobile games, and monetizing such games. Due to current cryptocurrency-related market conditions, the Company does not expect to receive any payments from KDC Foundation through December 31, 2024 in accordance with the terms of the Business Transfer Agreement.

The KDC agreement included contingent earn-out consideration, the fair value of which was estimated on June 22, 2022, as the present value of the expected future contingent receivables which the Company determined using a probability-weighted discounted cash flow model for probabilities of possible future receivables. The Company determined the fair value of contingent consideration as zero on June 22, 2022. Contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved, with changes in fair value recognized in profit or loss in most circumstances. The Company recorded zero value of the contingent consideration on the accompanying condensed consolidated balance sheets as of September 30, 2022.

The Company believes that the transfer of KDC meets the definition of a “Component of an Entity” under FASB ASC Topic 205-20, Discontinued Operations, and as such can be disposed of by a means other than sale. The divestiture of KDC and its associated operations does not represent a strategic shift, nor has (and will not have), a major effect on the Company’s operations and financial results because the blockchain/KDC operations did not represent:

•   15% of the Company’s total revenue;

•   Geographical area that represents 20% of the Company’s total assets; or

•   30% of the Company’s historic net income and 15% of the current period’s income.

The Company did not present the divestiture of its holdings of KDC and KDC-related activity as discontinued operations because there was no revenue, asset value, or net income from the divestiture of KDC and the related operations.

NOTE 18 — SHARE CAPITAL

As of September 30, 2022, Hanryu Holdings’ total authorized capital stock is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of December 31, 2021, HBC’s total number of authorized shares is 500,000,000 Common Shares, par value $0.42 per share.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 18 — SHARE CAPITAL (cont.)

On February 25, 2022, 41,745,876 Common Shares were exchanged for 41,745,876 shares of Common Stock. As a result of this transaction, the Common Shares of $17,800,682 and the additional paid in capital of $7,581,936 was changed to $41,746 of Common Stock and $24,942,969 of additional paid in capital.

On April 28, 2022, warrants of $277,096 were exercised into 700,000 Common Shares at approximately $0.42 per share. On May 4, 2022, warrants of $47,405 were exercised into 120,000 Common Shares at approximately $0.42 per share.

On May 10, 2022, the 820,000 Common Shares issued pursuant to the exercise of warrants were exchanged for 820,000 shares of Common Stock. As a result of this transaction, common shares of $366,247 and the additional paid in capital of $24,942,969 was changed to $42,566 of Common Stock and $25,263,818 of additional paid in capital.

On August 26, 2022, warrants of $74,800 were exercised into 66,666 Common Shares at approximately $1.27 per share and warrants of $209,440 were exercised into 560,000 Common Shares at approximately $0.42 per share. On September 27, 2022, warrants of $69,945 were exercised into 55,555 Common Shares at approximately $1.27 per share. On September 28, 2022, warrants of $419,353 were exercised into 1,000,000 Common Shares at approximately $0.42 per share. On September 30, 2022, warrants of $209,088 were exercised into 166,667 Common Shares at approximately $1.27 per share.

As a result, the total number of issued and outstanding shares of Common Stock issued increased from 41,745,876 to 44,414,674. Each holder of Common Stock is entitled to one vote for each share of Common Stock held at all meetings of stockholders.

NOTE 19 — COMMITMENTS AND CONTINGENCIES

Operating Leases

On April 2, 2020, HBC entered into a one-year operating lease agreement, which expired on April 1, 2022. Upon entering into the lease, the Company paid a $42,198 deposit, which was recorded as Other Assets in the consolidated balance sheet as of December 31, 2021. On March 31, 2022, the full cash deposit of $42,198 was returned to the Company and the lease agreement terminated.

On September 15, 2020, the Company entered into a two-year lease agreement which expired on September 14, 2022. Upon entering into the lease, the Company paid a deposit, which is recorded as Other Assets in the consolidated balance sheet in the amount of $126,593 as of December 31, 2021, and $116,018 as of September 30, 2022.

The Company has an operating lease agreement for a vehicle which was initially made on September 16, 2021, and matures on September 21, 2025. The deposit paid on the beginning date of the lease agreement is recorded as other asset in the consolidated balance sheet in the amount of $124,365 as of December 31, 2021, and $113,976 as of September 30, 2022.

The minimum payments under these leases for future periods are approximately as follows:

Year ending December 31, 2022	$120,800
Year ending December 31, 2023	38,300
Year ending December 31, 2024	38,300
Year ending December 31, 2025	28,700
$226,100

Expense related to these leases totaled approximately $78,490 for the nine months ended September 30, 2022.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 19 — COMMITMENTS AND CONTINGENCIES (cont.)

Legal Matters

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the condensed consolidated financial position or results of operations of the Company.

Other Matters

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 Outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.

The management of the Company is actively monitoring its financial condition, liquidity, operations, suppliers, industry, and workforce. Although the Company cannot estimate the length or gravity of the impacts of this event at this time, if the pandemic continues, it may have an adverse effect on the Company’s condensed consolidated financial condition, liquidity, and future results of operations.

NOTE 20 — RELATED PARTY TRANSACTIONS

The Company is affiliated with several individuals that have common ownership, and transacts a portion of its business with related parties.

Short-Term Borrowings

	September 30, 2022	December 31, 2021
Munjoong Kang maturing in March 2023 through August 2023	$331,114	$—
Donghoon Park maturing in October 2022 through September 2023	35,021	358,507
Siyoung Jang maturing in December 2022	69,697	84,352
Changhyuk Kang maturing in October 2022 and April 2023	59,241	37,959
Total	495,073	480,818

Siyoung Jang

On December 8, 2021, the Company and Siyoung Jang, one of our co-founders, entered into an interest-free, short-term borrowing agreement with a principal of $84,352, which matures on December 7, 2022. The Company received the amount of $84,352 in the form of cash.

There was no transaction during the nine months ended September 30, 2022. $14,655 change in outstanding balance was currency translation adjustment.

Donghoon Park

On July 1, 2021, Changhyuk Kang, the Company’s Chief Executive Officer, agreed to sell Donghoon Park, the Company’s Chief Marketing Officer, Mr. Kang’s interest-free, short-term borrowing agreement with the Company in the principal amount of $506,116, with a maturity date of October 6, 2021. The conditions were short-term borrowings, interest-free and maturity date as October 6, 2021.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 20 — RELATED PARTY TRANSACTIONS (cont.)

On July 1, 2021, the Company exchanged $506,116 in short-term borrowings held by Mr. Park, for bonds with warrants in an equal amount. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds

On October 3, 2021, in connection with HBC’s acquisition of a portion its common shares of K-Commerce from Mr. Park, the Company assumed certain debt of K-Commerce owed to Mr. Park, in the form of interest-free, short-term borrowing agreements with an aggregate principal amount of $312,113. Of the aggregate principal amount of $312,113, $59,055 matures on September 9, 2022 and the remaining $253,058 matures on September 28, 2022. On November 11, 2021, the Company made a payment of $25,306 in the form of cash, against the $59,055 of principal that matures on September 28, 2022.

On October 6, 2021, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $71,700, which matures on October 5, 2022. The Company received the amount of $71,700 in cash.

On January 19, 2022, through January 24, 2022, the Company repaid short-term borrowings in the aggregate amount of $344,560 to Mr. Park, in cash.

On April 29, 2022, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $16,030, which matures on April 28, 2023. The Company received the amount of $16,030 in cash.

On July 27, 2022 and on August 8, 2022, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with an principal amount of $3,374, with matures on July 26, 2023 and on August 7, 2023. The company assign the short-term borrowings from Mr. Park to offset non-trade payables in the amount of $3,374. On August 16, 2022, the Company repaid the full amount of $3,374 to Mr. Park in the form of cash.

On August 29, 2022 through September 26, 2022, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with an principal amount of $5,044, with matures on August 28, 2023 through September 25, 2023. The company assign the short-term borrowings from Mr. Park to offset non-trade payables in the amount of $5,044.

The following table shows Donghoon Park’s borrowing balance in detail:

	September 30, 2022	December 31, 2021
Assumed Borrowing maturing in September 9, 2022	$—	$33,749
Assumed Borrowing maturing in September 28, 2022	—	253,058
Borrowing maturing in October 5, 2022	13,947	71,700
Borrowing maturing in April 28, 2023	16,030
Borrowing maturing in August 28, 2023 through September 25, 2023	5,044	—
Total	35,021	358,507

Changhyuk Kang

On September 11, 2020, the Company and Changhyuk Kang, now the Company’s Chief Executive Officer, entered into interest-free, short-term borrowing agreement with a principal of $183,824, and a maturity date of September 10, 2021. The Company fully repaid the short-term borrowing on April 8, 2021.

On October 7, 2020, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $643,382, and a maturity date of October 6, 2021. On April 8, 2021, the Company repaid $137,266 principal in cash. On July 1, 2021, Donghoon Park purchased Mr. Kang’s rights to receive the remaining principal of $506,116 under the short-term borrowing agreement.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 20 — RELATED PARTY TRANSACTIONS (cont.)

On December 4, 2020, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $55,147, and a maturity date of December 3, 2021. On February 17, 2021, the Company repaid $25,221 of principal in cash, with the remaining principal of $ 29,926 repaid in cash on April 8, 2021.

On January 15, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $31,970, which matured on January 14, 2022. The Company fully repaid the principal in cash on July 6, 2021.

On June 1, 2021, Changhyuk Kang purchased short-term, interest borrowings of $674,821 from Sangcheol Seo. These short-term borrowings had a maturity date of May 31, 2022. On July 1, 2021, $590,468 in principal of the short-term borrowings were exchanged for the issuance of bonds with warrants. On July 6, 2021, the Company repaid the remaining balance of $84,353 in the form of cash.

On June 1, 2021, Changhyuk Kang purchased short-term, interest free borrowings of $434,416 from a non-controlling entity, SA Corporation. The short-term borrowings had a maturity date of May 31, 2022. On July 6, 2021, the Company repaid $389,771 of the principal in the form of cash. On December 20, 2021, the Company repaid the remaining balance of $44,645 in cash.

On July 1, 2021, the Company exchanged $590,468 in short-term borrowings held by Mr. Kang, for bonds with warrants in an equal amount. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42, and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds

On October 27, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $168,705, which matured on October 26, 2021. The Company received the amount of $168,705 in cash. On December 21, the Company partially repaid the short-term borrowing in the amount of $130,746, in the form of cash.

On January 28, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $16,221, which matures on January 27, 2023. The Company received the amount of $16,221 in cash. On February 15, 2022, the Company repaid the short-term borrowing of $16,221 in full, in the form of cash.

On April 5, 2022, the Company and Mr. Kang, entered into an interest-free, short-term borrowing agreement with a principal of $21,282, which matures on April 4, 2023. The Company received the amount of $21,282 in cash.

The following table shows Changhyuk Kang’s borrowing balance in detail:

	September 30, 2022	December 31, 2021
Borrowing maturing in October 26, 2022	$37,959	$37,959
Borrowing maturing in April 4, 2023	21,282	—
Total	59,241	37,959

Munjoong Kang

On December 15, 2020, the Company and Munjoong Kang, one of our co-founders, entered into an interest-free, short-term borrowing agreement with a principal of $11,994, which matured on December 14, 2021. The Company received the amount of $11,994 in cash.

On December 31, 2020, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $18,383, which matured on December 30, 2021. The Company received the amount of $18,383 in cash.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 20 — RELATED PARTY TRANSACTIONS (cont.)

On January 1, 2021, Mr. Kang, bought the rights to receive $2,783,636 from the Company in the form of an interest-free, short-term borrowing from an unrelated third-party, Dongwook Lee, and $12,653 in the form of an interest-free, short-term borrowing from an unrelated third-party, Daepil Seo. Both borrowings’ maturity date was December 31, 2021. On January 1, 2021, the Company assigned non-trade receivables in the amount of $1,114 to offset a portion of the short-term borrowings purchased by Mr. Kang. The Company and Mr. Kang agreed to reduce the amount of the short-term borrowings by an additional $486,366 as an offset against debt owed to the Company by Mr. Kang Munjoong of $45,956, and Ms. Siyoung Jang of $440,410.

On January 1, 2021, $326,755 of Munjoon Kang’s short-term borrowings were exchanged for a short-term loan owed by Mr. Kang to other creditors based on the agreements made by parties.

During the year ended December 31, 2021, the Company repaid short-term borrowings owed to Mr. Kang in the aggregate amount of $331,479, in cash.

On January 13, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $16,871, which matured on January 12, 2022. The Company received the amount of $16,871 in cash. On November 23, 2021, the Company repaid the principal of $16,871 in full, in cash.

On March 31, 2021, pursuant to the RnDeep Merger, the Company assumed certain interest-free, short-term borrowings of RnDeep owed to Mr. Kang in the amount of $107,469, which matured on May 29, 2022.

On October 18, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $42,176, and a maturity date of October 17, 2022. The Company received the amount of $42,176 in cash. On December 10, 2021, the Company repaid the principal of $42,176 in full, by cash.

On November 15, 2021, Mr. Kang bought interest free, short-term borrowings of $124,420 from an unrelated third party. The short-term borrowings have a maturity date of November 14, 2022.

On December 13, 2021, December 14, 2021, and December 20, 2021, Mr. Kang sold his rights to receipt of debt obligations of HBC of $337,410, $1,518,347, and $200,905, respectively, to unrelated third parties.

On December 14, 2021, Munjoong Kang entered into an interest-free, short-term borrowing agreement with a principal of $268,241 and a maturity date of December 13, 2021, for which the Company received by way of forgiveness of debt owed by the Company in an equal amount, in the form of bonds with warrants held by Siyoung Jang, one of HBC’s cofounders.

On December 21, 2021, the Company issued Mr. Kang 295,000 common shares of HBC as payment in full for certain short-term borrowings held by Mr. Kang in the aggregate amount of $124,420.

On January 25, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $309,478, and which matures on January 24, 2023. The Company received the amount of $309,478 in cash. On dates from January 26, 2022 through May 31, 2022, the Company repaid the short-term borrowings in full in cash.

On March 4, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $209,088, which matures on March 3, 2023. The Company received the amount of $209,088 in cash. On June 29, 2022, through August 23, 2022, the Company made a repayment on the principal in the amount of $11,094.

On May 11, 2022 through August 8, 2022, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreements with an aggregate principal amount of $133,120, which mature on dates between May 10, 2023 through August 7, 2023. The Company received the amount of $133,120 in cash.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 20 — RELATED PARTY TRANSACTIONS (cont.)

The following table shows Munjoong Kang’s borrowing balance in detail:

	September 30, 2022	December 31, 2021
Borrowing maturing in March 3, 2023	$197,994	$—
Borrowing maturing in May 10, 2023 through May 30, 2023	101,060	—
Borrowing maturing in July 29, 2023	697	—
Borrowing maturing in August 7, 2023	31,363	—
Total	331,114	—

Bonds with Warrants

On November 21, 2018, Siyoung Jang, one of HBC’s co-founders, purchased approximately $919,118, in bonds with warrants with the bonds accruing interest annually at a rate of 3%, and a maturity date of November 21, 2021. The warrants carried an exercise price of $0.42 and expired on November 19, 2021. The Company received the funds in cash. On March 31, 2021, the Company repaid the principal of $919,118 in full, in the form of the issuance of 2,000,000 Common Shares. The warrants expired prior to being exercised.

On December 17, 2018, Ms. Jang purchased approximately $643,382 in bonds with warrants, with the bonds accruing interest annually at a rate of 3%, and a maturity date of December 18, 2020. The warrants carried an exercise price of $0.42 and expired on December 16, 2020 prior to being exercised. The Company received the funds from the bonds in cash. The Company repaid $375,141 of the bonds with cash, and, on December 14, 2021, the remaining principal balance of $268,241 was forgiven in exchange for the issuance of debt in the same amount to Munjoong Kang in the form an of interest-free, short-term borrowing agreement, with a maturity date of December 13, 2022.

On December 18, 2018, Ms. Jang purchased $919,118, in bonds with warrants, with the bonds accruing interest annually at a rate of 3%, and matured on December 18, 2020. The warrants carried an exercise price of $0.42 and expired on December 17, 2020. The Company received the funds from the bonds in cash. On March 31, 2021, the Company repaid the principal of $919,118 in full, in the form of the issuance of 2,000,000 common shares of HBC

On July 1, 2021, $506,116 in short-term borrowings owed to Donghoon Park, and $590,468 in short-term borrowings owed to Changhyuk Kang, were exchanged for the issuance of bonds with warrants for an aggregate purchase price of $1,096,584. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42 and can be exercised at any time after the issuance date and expire the month preceding the maturity date of the bonds.

On July 2, 2021, the Company issued bonds with warrants for an aggregate purchase price of $3,795,867 to Setopia. The bond accrues no annual interest and mature on July 2, 2024. The warrants have an exercise price of $1.27 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds. The Company received the funds from the bonds in cash.

On October 6, 2021, the Company redeemed bonds with an aggregate face value of $1,096,584 by issuing 1,200,000 common shares of HBC to Donghoon Park at approximately $0.42 per share, and 1,400,000 common shares of HBC to Changhyuk Kang at approximately $ 0.42 per share.

On October 11, 2021, Munjoong Kang, one of our co-founders bought $3,154,512 in bonds with warrants from a non-controlling party. The bonds were initially issued on April 1, 2021 to La Primera Capital Investement LLC with no annual interest and maturity date of March 31, 2022. On November 8, 2021, the Company repaid the principal of $3,154,512 in full, in the form of the issuance of 7,477,455 common shares of HBC to Munjoong Kang.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 20 — RELATED PARTY TRANSACTIONS (cont.)

On April 13, 2020, Setopia purchased RnDeep warrants issued on April 13, 2020, for an aggregate purchase price of $1,687,052. After RnDeep Merger, the Company assumed RnDeep warrants. Balance of bonds was $1,747,610 as of January 1, 2021 including translation adjustment. On November 15, 2021, the Company redeemed bonds with an aggregate face value of $1,747,610 by giving the existing 33,333,333 KDC for the price of $873,805 and issuing 666,666 common shares of HBC to Setopia for the price of $873,805.

Investments

The Company purchased bonds with warrants issued by Setopia, for total consideration of $1,687,052 (the “Setopia Bonds”) from a non-related party. The form of consideration was a mix of: (i) warrants to purchase 666,666 Common Shares of HBC, valued at $873,805; and (ii) distribution of 100,000,000 KDC valued at $873,805.

NOTE 21 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred subsequent to September 30, 2022 through January 19, 2023 at which the condensed consolidated financial statements were prepared.

On October 4, 2022, warrants were exercised with an exercise price of $1.27 to purchase 500,000 shares of Common Stock. The Company received convertible bond issued by Setopia Co., Ltd, with an aggregate value of $635,000. The convertible bonds were initially issued on January 27, 2022, with no annual interest and maturity date of January 27, 2025.

On October 14, 2022, warrants were exercised with an exercise price of $1.27 to purchase 27,778 shares of Common Stock. The Company received $35,278 by cash.

On November 16, 2022, warrants were exercised with an exercise price of $1.27 to purchase 60,000 shares of Common Stock. The Company received $76,200 by cash.

On December 6, 2022, warrants were exercised with an exercise price of $1.27 to purchase 303,030 shares of Common Stock. The Company received $384,848 by cash.

On December 30, 2022, warrants were exercised with an exercise price of $1.27 to purchase 111,460 shares of Common stock. The Company received $141,554 by cash.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of
Hanryu Bank Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hanryu Holdings, Inc. as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company’s auditor since 2021

Lakewood, CO

August 24, 2022, except for the effects on the financial statements of the restatement described in Note 3, as to which the date is January 25, 2023

HANRYU HOLDINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2021 and December 31, 2020

	December 31, 2021	December 31, 2020
	(As restated)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$330,448	$25,935
Short-term loans	132,012	1,084,518
Short-term loans to related parties	—	505,515
Accounts receivable, net of allowance	330,336	9,191
Non-trade receivables	312,867	6,752
Prepaid expenses	362,438	8,575
Total current assets	1,468,101	1,640,486

INVESTMENTS	1,695,299	3,357,193
LONG-TERM LOANS	1,258,930	—
PROPERTY AND EQUIPMENT, NET	633,096	33,095
OPERATING LEASE RIGHT-OF-USE ASSETS	2,643,722
OTHER ASSETS	582,531	46,232
Total Assets	$8,281,679	$5,077,006

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$—	$6,525,735
Short-term borrowings from related parties	480,818	912,730
Account Payable	404,312	—
Non-trade accounts payable	754,265	9,246
Deferred Revenue	253,058	—
Accrued expenses and other current liabilities	30,131	85,354
Total current liabilities	1,922,584	7,533,065

BONDS WITH WARRANTS, NET	3,795,867	6,709,559
OTHER LIABILITY	—	64,338
Total Liabilities	5,718,451	14,306,962
Commitments and contingencies

STOCKHOLDER’S DEFICIENCY:
Common Stock, $0.44 par value.
Authorized 500,000,000 common shares;	17,800,682	66,272
Issued and outstanding 41,745,786 and 150,000 common shares as of December 31, 2021 and December 31, 2020
Additional paid-in and other capital	7,581,936	1,991,327
Accumulated deficit	(23,367,605)	(10,700,925)
Accumulated other comprehensive income (loss)	646,197	(586,630)
Equity attributable to owners of the Company	2,661,210	—
Non-controlling interests	(97,982)	—
Total Stockholders’ Equity	2,563,228	(9,229,956)
Total Liabilities and Stockholders’ Equity	$8,281,679	$5,077,006

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
	(As restated)
Sales	$480,224	$—
Cost of Revenue	559,419	—
Gross profit (Loss)	(79,195)

Goodwill impairment loss	(12,293,276)	—
Impairment Right-Of-Use-Asset	(158,278)
Operating cost and expenses	(7,923,224)	(637,507)
OPERATING LOSS	(20,453,973)	(637,507)

OTHER INCOME (EXPENSE):
Gain on sale of warrants	43,690	—
Loss on sale of investments, net	(4,882)	(8,970,619)
Gain on exemption of debt	9,428,664	—
Gain on Bargain Purchase	222,357	—
Interest expense, net	(266,039)	(42,340)
Finance expenses	(1,756,284)
Rent income	—	8,051
Loss on foreign currency transactions	(2,678)	—
Other income (expense), net	24,484	14,896
Net other expense	7,689,311	(8,990,012)

Profit attributable to:
Owners of the Company	(12,656,620)	—
Non-controlling interests	(108,042)	—
NET INCOME (LOSS)	$(12,764,662)	$(9,627,519)

Earning (Loss) per share:
Basic and Diluted	$(1.33)	$(11.83)

Weighted average number of shares outstanding:
Basic and Diluted	9,605,025	813,934

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2021 and 2020

	Common stock		Additional Paid-in and Other Capital	Accumulated Deficit	Accumulated Other Comprehensive Gain (Loss)	Non- controlling interests	Total Stockholder’s Equity (Deficiency)
	Shares	Amount
Balance at December 31, 2019	1,500,000	$662,715	$1,991,327	$(1,073,406)	$(10,779,452)	$—	$(9,198,816)
						—
Reduction of capital	(1,350,000)	(596,443)	—	—	—	—	(596,443)
Realization of holding loss on Investment	—	—	—	—	10,714,927	—	10,714,927
Currency translation adjustment	—	—	—	—	(522,105)	—	(522,105)
Net loss	—	—	—	(9,627,519)	—		(9,627,519)
Balance at December 31, 2020	150,000	$66,272	$1,991,327	$(10,700,925)	$(586,630)	$—	$(9,229,956)

Capital increase	41,595,786	17,734,410	—	(10,060)	—	10,060	17,734,410
Additional paid-in Capital	—	—	3,834,325	—	—	—	3,834,325
Paid-in capital for Warrants			1,756,284				1,756,284
Currency translation adjustment (As restated)	—	—	—		1,232,827		1,232,827
Net loss (As restated)	—	—	—	(12,656,620)	—	(108,042)	(12,764,662)
Balance at December 31, 2021 (As restated)	$41,745,786	$17,800,682	$7,581,936	$(23,367,605)	$646,197	$(97,982)	$2,563,228

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
	(As restated)	(As restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,764,662)	$(9,627,519)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,568,655	19,880
Non cash other Income (Gain on exemption of debt)	(9,694,711)	—
Non cash expense	750,034	—
Loss on sale of investments	4,882	8,970,619
Finance cost	1,756,284	—
Changes in operating assets and liabilities:
Accounts receivable	(258,915)	(4,091)
Non-trade receivables	(191,065)	(1,991)
Prepaid expenses and other current assets	290,420	(7,905)
Other assets	(1,052,995)	85,522
Accounts payable	968,902	(9,911)
Accrued expenses and other current liabilities	(375,061)	13,430
Deferred Revenue	183,833	—
Net cash used in operating activities	(7,814,399)	(561,966)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt from collection of short-term loans	322,957	—
Receipt from collection of short-term loans to related parties	17,944	202,759
Payment for short-term loans	(754,646)	(874,925)
Purchase of investments	(17,281)	—
Purchase of property and equipment	(585,047)	(6,084)
Cash acquired from merger	5,836	—
Net cash used in investing activities	(1,010,237)	(678,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	1,708,460	2,241,897
Proceeds from short-term borrowings from related parties	440,726	—
Proceeds from Bonds with Warrants	7,199,042	—
Proceeds from exercising warrants	1,767,111	—
Proceeds from issuance of common stock	2,030,545	—
Repayment of short-term borrowings	(967,986)	(143,104)
Repayment of short-term borrowings from related parties	(1,429,420)	—
Repayment of Bonds with Warrants	(1,726,228)	(847,422)
Net cash provided by financing activities	9,022,250	1,251,371

NET INCREASE IN CASH AND CASH EQUIVALENTS	197,614	11,155

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	106,899	7,492

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	25,935	7,288
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$330,448	$25,935

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash receipt (paid) during the period for interest	$483	$31

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
	(As restated)
NET LOSS	$(12,764,662)	$(9,627,519)
Other comprehensive income (loss):
Change in unrealized loss on investments	—	10,714,927
Change in foreign currency translation adjustment	1,232,827	(522,105)
COMPREHENSIVE INCOME (LOSS)	$(11,531,835)	$565,303

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Business

Hanryu Holdings, Inc., a Delaware corporation (“Hanryu Holdings”), together with its wholly owned subsidiaries Hanryu Bank Co., Ltd (“HBC”), FNS Co., Ltd. (“FNS”), Hanryu Times Co., Ltd. (“Hanryu Times”), Fantoo Entertainment Co. Ltd (“Fantoo Entertainment”), Marine Island Co., Ltd (“Marine Island”), and its majority owned subsidiary, K-Commerce Co. Ltd (“K- Commerce”) all incorporated under the laws of the Republic of Korea (“Korea” or “ROK”) (collectively, the “Company”, “we”, or “us”), aims to be the leader in the global Korean entertainment market, also known as “Hanryu” or “K-Culture”, through its engaging social-media platform, FANTOO. The FANTOO platform is an all-inclusive global playground for fans, where they can consume, create, and get rewarded for all things related to their interests, and interact with other like-minded fans.

Corporate History

Since the inception of HBC in 2018, we have accomplished a number of key objectives, as follows:

Date	Event/Milestone
October 18, 2018	HBC is incorporated under the laws of the ROK with the idea of creating an all-in-one product to capture the growing global momentum and popularity of K-Culture.
October 29, 2020	HBC establishes FNS, and begins the initial stages of designing and implementing a platform that can create a fandom networking system.
March 11, 2021

HBC establishes Hanryu Times. Hanryu Times begins operations as HBC’s media outlet, reporting on and providing up-to-date K-Culture news within the FANTOO platform, across a number of languages, including English, Japanese, Chinese (simplified/traditional), Indonesian, Spanish, Russian, and Portuguese.

March 31, 2021

HBC consummates an agreement and plan of merger (the “Merger Agreement”) with RnDeep, Co. Ltd, a Korean corporation (“RnDeep”), pursuant to which RnDeep merged with and into HBC, with HBC continuing as the surviving corporation (the “RnDeep Acquisition”). As consideration for the RnDeep Acquisition, HBC ratably issued a total 4,150,000 HBC common shares, par value $0.45 per share (“Common Shares”), to the former shareholders of RnDeep.

As a result of the RnDeep Acquisition, HBC acquired the underlying technologies that the Company plans on utilizing in the future development of new functions and integrations within the FANTOO platform. Once the FANTOO platform is ready to integrate the technology acquired, this technology will support new functions and integrations including, without limitation, the Company’s enterprise resource planning solution, and its artificial intelligence (“AI”), which the Company plans on using to power many of FANTOO’s upcoming features such as speech synthesis, curated content delivery, deepfake detection and blocking, and nudity detection and blocking.

May 17, 2021	The FANTOO platform is launched and made available to the public.
June 30, 2021

HBC enters into an agreement to acquire all the issued and outstanding common shares of Marine Island (the “Marine Island Acquisition”), which owns the right to use and occupy 19,200 square-feet of office space within the iconic Seoul Marina, located at 160 Yeouiseo-ro, Yeungdeungpo-gu, Seoul, Korea (the “Seoul Marina”) from Sewang Co., Ltd. (“Sewang”), for the purchase price of 3,500,000,000 Korean Won (“KRW”), along with the assumption of all Marine Island’s liabilities.

August 30, 2021

HBC establishes FANTOO Entertainment. FANTOO Entertainment provides a variety of content to the Company’s FANTOO platform, which contributes to the spread of the Korean Wave by promoting new entertainers and artists.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND BASIS OF PRESENTATION (cont.)

Date	Event/Milestone
October 3, 2021	HBC consummates the Marine Island Acquisition, making it the owner of 100% of the issued and outstanding common shares of Marine Island.
October 3, 2021

HBC consummates a strategic acquisition of 50.8% of the outstanding common shares of K-Commerce. In consideration for the shares of K-Commerce, HBC forgave a short-term loan of $270,530 (KRW 309,600,000) owed to HBC by K-Commerce.

HBC’s investment into K-Commerce was a strategic acquisition in order to integrate K-Commerce’s retail platform, “SelloveLive” into the FANTOO ecosystem as the FANTOO Fanshop. When launched as the FANTOO Fanshop, K-Commerce’s platform will offer combined services of shopping and live broadcasting, allowing users to easily live-stream travel and share local attractions, local festivals, cultures, and news from around the world.

Prior to HBC’s acquisition of its shares in K-Commerce, K-Commerce was 100% owned by Changhyuk Kang, the Company’s Chief Executive Officer and Donghoon Park, the Company’s Chief Marketing Officer.

October 20, 2021	Hanryu Holdings is incorporated in the State of Delaware.
February 25, 2022 through May 10, 2022

Hanryu Holdings, HBC, and the shareholders of HBC (the “HBC Shareholders”) enter into a share exchange agreement (the “Share Exchange Agreement”), pursuant to which the HBC Shareholders agreed to assign, transfer, and deliver, free and clear of all liens, 100% of the issued and outstanding Common Shares, representing 100% of the voting securities in HBC, to the Company in exchange for the Company issuing 42,565,786 restricted shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) to the HBC Shareholders (the “Share Exchange”).

Concurrently with entering into the Share Exchange Agreement, the Company, HBC, and the holders (the “HBC Warrantholders”) of all outstanding warrants to purchase Common Shares (“HBC Warrants”) enter into a warrant exchange agreement, pursuant to which the HBC Warrantholders agreed to assign, transfer, and delivery, free and clear of any liens, 100% of the outstanding HBC Warrants to the Company in exchange for the Company issuing to the HBC Warrantholders 10,046,666 warrants to purchase restricted shares of Common Stock (the “Warrant Exchange”).

The Warrants and Common Shares of HBC transferred to the Company in the Share Exchange and the Warrant Exchange constituted 100% of the outstanding equity securities of HBC.

June 16, 2022

Hanryu Holdings, HBC, the HBC Shareholders, and the HBC Warrantholders consummate the Share Exchange and Warrant Exchange concurrently, pursuant to which HBC became a wholly owned subsidiary of the Company, and the HBC Stockholders and HBC Warrantholders, collectively, acquired a controlling interest in the Company.

June 22, 2022

The Company divests itself of all Kingdom Coin (“KDC”) holdings and terminates all crypto-currency-related activity, including, without limitation, the operation of the MainNet (FandomChain) and the Kingdom Wallet, pursuant to a Business Transfer Agreement (the “Divestiture Agreement”) between HBC and an unaffiliated and unrelated third party, Kingdom Coin Holdings, a Cayman Islands Foundation Company (the “KDC Foundation”) (the “KDC Divestiture”), to substantially reduce its involvement with blockchain technologies. Pursuant to the Divestiture Agreement, as of June 22, 2022, the Company no longer owns any KDC, and no longer conducts or controls the operations, issuances, or sales of KDC. In connection with the KDC Divestiture, the Company revised its procedures regarding FP and no longer allows, nor has the ability to allow, for the transfer of FP outside of the FANTOO platform or the exchange of FP and KDC.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND BASIS OF PRESENTATION (cont.)

Risks and Uncertainties

The Company is subject to a number of risks similar to other companies in its industries, including rapid technological change and transitions in Hanryu trends. The extent of the impact of the COVID-19 pandemic on the Company’s business continues to be highly uncertain and difficult to predict, as the responses that the Company, other businesses and governments are taking continue to evolve. Furthermore, capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that it could cause a lasting national and/or global economic recession. Policymakers around the globe have responded with fiscal policy actions to support the entertainment industry and economy as a whole.

To date, the Company has experienced significant changes in the business as a result of the COVID-19 pandemic. The impact has delayed the Company’s ability to generate revenue as result of the diversification of potential customer budgets towards the COVID-19 pandemic. The extent to which the COVID-19 pandemic may in the future materially impact the Company’s financial condition, liquidity or results of operations is uncertain.

Going Concern

The Company has experienced recurring losses from operations and has a stockholders’ deficit and negative working capital of $23,367,605 and $(454,483) respectively, as of December 31, 2021. We expect to incur additional losses and negative cash flow from operations until such time, if ever, we can generate significant sales. These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern for twelve (12) months after the issuance date of these financial statements. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern.

Our future operations are dependent upon multiple factors, including (i) the success of our FANTOO platform business; (ii) competition from existing and future services from other companies; and (iii) securing new sources of capital to fund operations and develop markets. We maintain an ongoing effort to increase user base with respect to our FANTOO platform to generate funds for our operations. In addition, we maintain an ongoing effort to raise funds for our operations from current investors and new sources of capital through the issuance of additional common stock and/or short-term notes. However, there can be no assurance as to the outcome of these factors or that future funding efforts will generate sufficient capital to maintain our operations.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements follows

Principles of Consolidation

The consolidated financial statements of the Company include the financial statements of Hanryu Holdings, and its four wholly owned subsidiaries, HBC, FNS, Hanryu Times, and Marine Island, and majority-owned subsidiary (50.8%), K-Commerce. All significant intercompany transactions and balances have been eliminated in consolidation.

Non-controlling interests are measured at their proportionate share of the acquiree’s identifiable net assets at the acquisition date.

Changes in the consolidated group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The ownership of non-controlling interests of K-Commerce, our significant consolidated subsidiary as of December 31, 2021, is 49.2%. The book value of the K-Commerce’s net assets attributable to the Company’s controlling interest is ($110,432), and the book value attributable the non-controlling interests of K-Commerce is ($97,981). The Company’s 50.8% ownership interest in K-Commerce represents the percentage of voting equity interests owned by the Company. No minority-interest holders of K-Commerce controls K-Commerce through contract, lease, or other agreement.

Foreign Currency

The Company’s functional currency for all operations is the KRW. The Company’s accounting records are maintained in KRW and translated into U.S. Dollars at year-end for the purposes of presentation. During the translation process, the year-end closing exchange rate is used for the valuation of all assets and liabilities, historical exchange rate is used to value stockholder’s equity, and the average exchange rate for the year is used for the calculation of the consolidated financial statements. The net impact of the translation into the U.S. Dollar is included in the accumulated other comprehensive income (loss) of the Company’s consolidated balance sheet as of December 31, 2021 and 2020.

Use of Estimates

The preparation of the Company’s consolidated financial statements and related disclosures in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management evaluates its estimates on an ongoing basis. Although estimates are based on the Company’s historical experience, knowledge of current events and actions it may undertake in the future, actual results may materially differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federal insurance limit.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts quarterly. Past-due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company recorded the allowance of $0 and $5,216 on the accompanying consolidated balance sheet as of December 31, 2021 and 2020, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers.

Non-Trade Receivables

Non-trade receivables are recorded at the invoiced amount and do not bear interest. Amounts collected on non-trade receivables are included in net cash provided by operating activities in the consolidated statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its non-trade receivables portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts quarterly. Past-due balances over 90 days and over a specified

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

amount are reviewed individually for collectability. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company recorded the allowance of $13,38 and $0 on the accompanying consolidated balance sheets as of December 31, 2021 and December 31, 2020, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers.

Revenue Recognition

The Company anticipates generating revenues from (i) FANTOO platform by direct sales and user to user commissions, (ii) other businesses. Revenue billed or collected in advance will be recorded as deferred revenue until the event occurs or until applicable performance obligations are satisfied.

Revenue is recognized when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. In this regard, revenue is recognized when: (i) the parties to the contract have approved the contract (in writing, orally, or in accordance with other customary business practices) and are committed to perform their respective obligations; (ii) the entity can identify each party’s rights regarding the goods or services to be transferred; (iii) the entity can identify the payment terms for the goods or services to be transferred; (iv) the contract has commercial substance (that is, the risk, timing, or amount of the entity’s future cash flows is expected to change as a result of the contract);and (v) it is probable that the entity will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

Transaction prices are based on the amount of consideration to which we expect to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties, if any. We consider the explicit terms of the revenue contract, which are typically written and executed by the parties, our customary business practices, the nature, timing, and the amount of consideration promised by a customer in connection with determining the transaction price for our revenue arrangements. Refunds and sales returns historically have not been material.

During the fourth quarter of 2021, the Company recognized online product sales revenue amounting to $480,224 from its majority-owned subsidiary, K-Commerce. K-Commerce’s revenue is derived primarily through sales on its website and sales of merchandise through other channels. Revenue is derived at the point in time when merchandise is sold and shipped to customers. Merchandise sales are fulfilled with inventory sourced from our owned inventory. Although the Company does not currently have any inventory as of the balance sheet date, the Company, from time to time, may hold products in inventory for an abbreviated amount of time before shipping such inventory and recognizing the corresponding revenue.

Revenue is recognized when control of the product passes to the customer, typically at the date of delivery of the merchandise to the customer, or the date a service is provided and is recognized in an amount that reflects the expected consideration to be received in exchange for such goods or services. As such, customer orders are recorded as unearned revenue prior to delivery of products or services ordered. If the Company ships high volumes of packages through multiple carriers, the Company will use estimates to determine which shipments are to be delivered and, therefore, recognized as revenue at the end of the period. Delivery date estimates are based on average shipping transit times, which are calculated using the following factors: (i) the type of shipping carrier (as carriers have different in-transit times); (ii) the fulfilment source; (iii) the delivery destination; and (iv) actual transit time experience, which shows that delivery date is typically one to eight business days from the date of shipment. The Company reviews and updates our estimates on a quarterly basis based on our actual transit time experience. However, actual shipping times may differ from our estimates.

Generally, the Company requires authorization from credit card or other payment vendors whose services the Company offers to customers or verification of receipt of payment, before the Company ships products to purchasers. The Company generally receives payments from our customers before our payments to our suppliers are due. The Company does not recognize assets associated with costs to obtain or fulfil a contract with a customer.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Shipping and handling is considered a fulfilment activity, as it takes place prior to the customer obtaining control of the merchandise, and fees charged to customers are included in net revenue upon completion of our performance obligations. The Company presents revenue net of sales taxes, discounts, and expected refunds.

Merchandise sales contracts include terms that could cause variability in the transaction price for items such as discounts, credits, or sales returns. Accordingly, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. At the time of sale, the Company estimates a sales return liability for the variable consideration based on historical experience, which is recorded within “Accrued Liabilities” in the consolidated balance sheet. The Company records an allowance for returns based on current period revenues and historical returns experience. The Company analyzes actual historical returns, current economic trends and changes in order volume, and acceptance of our products when evaluating the adequacy of the sales returns allowance in any accounting period.

The Company evaluates the criteria outlined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of merchandise sales and related costs or the net amount earned as commissions. When the Company is the principal in a transaction and controls the specific good or service before it is transferred to the customer, revenue is recorded gross; otherwise, revenue is recorded on a net basis. Through contractual terms with our partners, we have the ability to control the promised goods or services and as a result record the majority of the revenue on a gross basis.

Cost of Revenue

Cost of revenue is recognized at the time the products or services are delivered to the customers. Cost of revenue includes all direct labor, material, shipping and handling cost and other direct costs such as travel, postage, telecommunication, vehicle charge, printing, and training, and allocated indirect costs related to revenue such as supplies, utilities, office equipment rental, and computers.

Property and Equipment

Property and equipment are carried at cost (see Note 9). Depreciation expense is provided over the estimated useful lives of the assets using the declining-balance method. A summary of the estimated useful lives is as follows:

Classification	Estimated Useful Life in Years
Vehicles	5
Fixtures	5
Equipment	5

Maintenance and repairs are charged to expense as incurred, while any additions or improvements are capitalized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value.

The Company performed the impairment test during 2021 and 2020, no impairment loss was recognized for the years ended December 31, 2021 and 2020.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets with indefinite lives are not subject to amortization. Instead, the carrying amount of our goodwill and indefinite-lived intangibles is tested for impairment at least annually, in December, and between annual tests if events or significant changes in circumstances indicate that the carrying value may not be recoverable.

Concentrations of Credit Risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentrations of credit risk. The Company may maintain deposits in financial institutions in excess of government insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held at financial institutions that management believes to be of high credit quality and the Company has not experienced any losses on these deposits. The Company is also potentially subject to concentrations of credit risk in its accounts receivable and loans. Credit risk with respect to receivables is limited due to the number of companies comprising the Company’s customer base. Credit risk with respect to loans is limited since they are made principally related to the collaborative activities between the Company and loan holders. Also, there were no significant concentrations in loans of credit risk to any companies and individuals. Although the Company is directly affected by the financial condition of its customers and loan holders, management does not believe significant credit risks exist. Generally, the Company does not require collateral or other securities to support its accounts receivable and loans.

Fair Value of Financial Instruments

The fair value of Company’s financial instruments, consisting of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, debt receivables, debt payables approximate their recorded amounts due to their relatively short settlement terms.

Fair Value Measurements

The Company applies a three-level valuation hierarchy for fair value measurements. The categorization of assets and liabilities within the valuation hierarchy is based on the lowest level of input that is significant to the measurement of fair value.

Level 1	Inputs to the valuation methodology utilize unadjusted quoted market prices in active markets for identical assets and liabilities.
Level 2

Inputs to the valuation methodology are other observable inputs, including quoted market prices for similar assets and liabilities, quoted prices for identical and similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3

Inputs to the valuation methodology are unobservable inputs based on management’s best estimate of the inputs that market participants would use in pricing the asset or liability at the measurement date, including assumptions about risk.

A change to the level of an asset or liability within the fair value hierarchy is determined at the end of a reporting period.

Investments

The Company’s investments are carried at historical cost. As of December 31, 2021 and 2020, the carrying amounts of these instruments were approximated at their fair values because of the short-term nature of these instruments.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Earning (Loss) Per Share

Basic earning (loss) per share is computed by dividing the income or loss by the weighted-average number of outstanding shares of Common Stock for the applicable period. Diluted earning (loss) per share is computed by dividing the income or loss by the weighted-average number of outstanding shares of Common Stock for the applicable period, including the dilutive effect of Common Stock equivalents. Potentially dilutive Common Stock equivalents primarily consist of warrants issued in connection with financings. For purposes of computing both basic and diluted earning (loss) per share, income or loss shall exclude the income or loss attributable to the non-controlling interest. The Company calculates net loss per share in accordance with FASB ASC Topic 260, Earnings Per Share. Basic net loss per share amounts have been computed by dividing net loss excluded loss attributable to the non-controlling interest by the weighted-average number of common shares outstanding during the period. For the years ended December 31, 2021 and 2020, the Company reported net losses and, accordingly, potential common shares were not included since such inclusion would have been anti-dilutive. As a result, our basic and diluted net loss per share are the same because the Company generated a net loss in all periods presented.

Income Taxes

Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. We have determined that all of our deferred tax benefits are not likely to be realized due to our historical and expected future taxable losses. Accordingly, we have maintained a full valuation allowance.

The Company applies the provisions of FASB ASC Topic 740-10, Uncertainty in Income Taxes. The Company has evaluated our tax positions, and there are none as of June 30, 2022 and December 31, 2021.

Income taxes on the Company’s taxable income from operating activities are subject to various tax laws and determinations of the authority in the ROK. Regarding taxes payable in the ROK, if a certain portion of taxable income is not used for investments or for increases in wages or dividends, in accordance with the Tax System for Recirculation of Corporate Income, the Company is liable to pay additional income tax calculated based on Korean tax law.

The Company assesses uncertainty over a tax treatment. When the Company concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the Company will reflect the effect of uncertainty for each uncertain tax treatment by using either of the following methods, depending on which method the Company expects to better predict the resolution of the uncertainty:

•        The most likely amount: The single most likely amount in a range of possible outcomes.

•        The expected value: The sum of the probability-weighted amounts in a range of possible outcomes.

Lease

Under ASC 842, the determination of whether an arrangement is a lease is made at the lease’s inception and a contract is (or contains) a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is defined under the standard as having both the right to obtain substantially all of the economic benefits from use of the asset and the right to direct the use of the asset. Management only reassesses its determination if the terms and conditions of the contract are changed. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when it is readily determinable. Since most of the Company’s leases do not provide an implicit rate, to determine the present value of lease payments, management uses the Company’s incremental borrowing rate based on the information available at lease commencement. Operating lease ROU assets also includes any lease payments made and excludes any lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

The Company has lease agreements with lease and non-lease components, which are generally accounted for separately with amounts allocated to the lease and non-lease components based on stand-alone prices or for which it has made an accounting policy election to account for these as a single lease component. For certain equipment leases, like vehicles, the Company accounts for the lease and non-lease components as a single lease. Refer to Note 10 for additional disclosures required as a result of the adoption of this new standard.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU 2020-06 also modifies the guidance on diluted earnings per share calculations. ASU 2020-06 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. The Company is currently evaluating the impact of ASU 2020-06 on the condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), that requires lessees to recognize most leases on their balance sheets related to the rights and obligations created by those leases. The accounting treatment for finance leases and lessors remains relatively unchanged. The accounting standards update also requires additional qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. The Company adopted the standard using the modified retrospective approach on January 1, 2022.

The Company elected the transition package of practical expedients that is permitted by the standard. The package of practical expedients allows the Company to not reassess previous accounting conclusions regarding whether existing arrangements are or contain leases, the classification of existing leases, and the treatment of initial direct costs. The Company elected the hindsight transition practical expedient allowed for by the new standard, which allows entities to use hindsight when determining lease term and impairment of ROU assets. Additionally, the Company elected certain other practical expedients offered by the new standard which it will apply to all asset classes, including the option not to separate lease and non-lease components and instead to account for them as a single lease component and the option not to recognize ROU assets and related liabilities that arise from short-term leases (i.e., leases with terms of twelve months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise).

The standard had material impacts on the consolidated balance sheets but did not have material impacts on the consolidated statement of operations or the consolidated statements of changes in stockholders’ equity. The most significant impacts of the standard on the balance sheets on the date of adoption was the recognition of approximately $2.7 million operating lease right-of-use assets.

As part of its adoption of the new lease accounting standard, the Company also updated accounting policies and procedures, operational processes and documentation practices to enable the preparation of financial information on adoption. Refer to Note 10 for additional disclosures required as a result of the adoption of this new standard.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Acquisitions

Acquisitions that meet the definition of a business under FASB ASC Topic 805, Business Combinations (“ASC 805”), are accounted for using the acquisition method of accounting. Under the acquisition method of accounting, assets acquired, liabilities assumed, contractual contingencies, and contingent consideration, when applicable, are recorded at fair value at the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. The application of the acquisition method of accounting requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in connection with the allocation of the purchase price consideration to the assets acquired and liabilities assumed. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the consolidated statements of operations. Contingent consideration, if any, is recognized and measured at fair value as of the acquisition date.

Acquisitions that do not meet the definition of a business under ASC 805 are accounted for as an asset acquisition, utilizing a cost accumulation model. Assets acquired and liabilities assumed are recognized at cost, which is the consideration the acquirer transfers to the seller, including direct transaction costs, on the acquisition date. The cost of the acquisition is then allocated to the assets acquired based on their relative fair values. Goodwill is not recognized in an asset acquisition. Direct transaction costs include those third-party costs that can be directly attributable to the asset acquisition and would not have been incurred absent the acquisition transaction.

Contingent consideration, representing an obligation of the acquirer to transfer additional assets or equity interests to the seller if future events occur or conditions are met, is recognized when probable and reasonably estimable. Contingent consideration recognized is included in the initial cost of the assets acquired, with subsequent changes in the recorded amount of contingent consideration recognized as an adjustment to the cost basis of the acquired assets. Subsequent changes are allocated to the acquired assets based on their relative fair value. Depreciation and/or amortization of adjusted assets are recognized as a cumulative catch-up adjustment, as if the additional amount of consideration that is no longer contingent had been accrued from the outset of the arrangement.

Contingent consideration that is paid to sellers that remain employed by the acquirer and linked to future services is generally considered compensation cost and recorded in the statement of operations in the post-combination period.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RESTATEMENT

The following presents a reconciliation of the Balance Sheets, Statements of Operations, and Statements of Cash Flows from the prior period as previously reported to the restated amounts:

HANRYU HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2021

	December 31, 2021
	As Reported	Restatement Adjustments	As Restated
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$330,448	$—	$330,448
Short-term loans	132,012	—	132,012
Short-term loans to related parties	—	—	—
Accounts receivable, net of allowance	330,336	—	330,336
Non-trade receivables	312,867	—	312,867
Prepaid expenses	362,439	(1)	362,438
Total current assets	1,468,102	(1)	1,468,101

INVESTMENTS	4,630,957	(2,935,658)	1,695,299
LONG-TERM LOANS	1,258,930	—	1,258,930
PROPERTY AND EQUIPMENT, NET	633,096	—	633,096
OPERATING LEASE RIGHT-OF-USE ASSETS		2,643,722	2,643,722
OTHER ASSETS	582,531	—	582,531
Total Assets	$8,573,616	$(291,937)	$8,281,679

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$—	$—	$—
Short-term borrowings from related parties	480,818		480,818
Accounts payable	404,312	—	404,312
Non-trade accounts payable	754,265	—	754,265
Deferred Revenue	253,058	—	253,058
Accrued expenses and other current liabilities	30,131	—	30,131
Total current liabilities	1,922,584	0	1,922,584

BONDS WITH WARRANTS	3,795,867	—	3,795,867
OTHER LIABILITY	—	—	—
Total Liabilities	5,718,451	0	5,718,451

STOCKHOLDER’S DEFICIENCY:
Common Stock, $0.44 par value.
Authorized 500,000,000 shares;	17,800,682	—	17,800,682
Issued and outstanding 41,745,786 as of December 31, 2021
Additional paid-in and other capital	7,581,936	—	7,581,936
Accumulated deficit	(23,065,189)	(302,416)	(23,367,605)
Accumulated other comprehensive income (loss)	635,717	10,480	646,197
Equity attributable to owners of the Company	2,953,146	(291,936)	2,661,210
Non-controlling interests	(97,981)	(1)	(97,982)
Total Stockholders’ Equity	2,855,165	(291,937)	2,563,228
Total Liabilities and Stockholders’ Equity	$8,573,616	$(291,937)	$8,281,679

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RESTATEMENT (cont.)

HANRYU HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

For the Years Ended December 31, 2021

	December 31, 2021
	As Reported	Restatement Adjustments	As Restated
Sales	$480,224	$—	$480,224
Cost of Good Solds	$559,419	$—	$559,419
Gross profit (Loss)	(79,195)	—	(79,195)

OPERATING EXPENSES:
Goodwill impairment loss	(12,293,276)	—	(12,293,276)
Impairment Right-Of-Use-Asset	—	(158,278)	(158,278)
Other operating cost and expenses	(7,779,086)	(144,138)	(7,923,224)
OPERATING LOSS	(20,151,557)	(302,416)	(20,453,973)

OTHER INCOME (EXPENSE):
Gain on sale of warrants	43,690	—	43,690
Loss on sale of investments, net	(4,882)	—	(4,882)
Gain on exemption of debt	9,428,664	—	9,428,664
Gain on Bargain Purchase	222,357	—	222,357
Interest expense, net	(266,039)	—	(266,039)
Finance expenses	(1,756,284)	—	(1,756,284)
Rent income	—	—	—
Loss on foreign currency transactions	(2,679)	—	(2,679)
Other income (expense), net	24,484	—	24,484
Net other expense	7,689,311	—	7,689,311

Profit attributable to:
Owners of the Company	(12,354,204)	(302,416)	(12,656,620)
Non-controlling interests	(108,042)	—	(108,042)
NET INCOME (LOSS)	$(12,462,246)	$(302,416)	$(12,764,662)

Earning(Loss) per share:
Basic and Diluted	$(1.29)	$(0.04)	$(1.33)

Weighted average number of shares outstanding:
Basic and Diluted	9,605,025	—	9,605,025

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RESTATEMENT (cont.)

HANRYU HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021

	December 31, 2021
	As Reported	Restatement Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,462,246)	$(302,416)	$(12,764,662)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,176,175	392,988	12,569,163
Non cash other Income	(9,694,711)	0	(9,694,711)
Non cash expense		750,034	750,034
Loss on sale of investments	4,882	—	4,882
Finance cost	1,756,284	—	1,756,284

Changes in operating assets and liabilities:
Accounts receivable	(258,915)	$—	(258,915)
Non-trade receivables	(191,065)	—	(191,065)
Prepaid expenses and other current assets	290,420	—	290,420
Other assets	(179,988)	(873,515)	(1,053,503)
Accounts payable	968,902	—	968,902
Accrued expenses and other current liabilities	(375,061)	—	(375,061)
Deferred Revenue	—	183,833	183,833
Net cash provided by (used in) operating activities	(7,965,323)	150,924	(7,814,399)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt from collection of short-term loans	322,957	—	322,957
Receipt from collection of short-term loans to related parties	17,944	—	17,944
Payment for short-term loans	(754,646)	—	(754,646)
Purchase of investments	(1,061,665)	1,044,384	(17,281)
Purchase of property and equipment	(585,047)	—	(585,047)
Cash acquired from merger	5,836		5,836
Investment to affiliated company	(87,381)	93,217
Net cash used in investing activities	(2,142,002)	1,131,765	(1,010,237)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	1,708,460	—	1,708,460
Proceeds from short-term borrowings from related parties	259,062	181,664	440,726
Proceeds from Bonds with Warrants	7,199,042	—	7,199,042
Proceeds from exercising Warrants	1,767,111	—	1,767,111
Proceeds from issuance of common stock	2,115,064	(84,519)	2,030,545
Repayment of short-term borrowings	(967,986)	—	(967,986)
Repayment of short-term borrowings from related parties	(173,836)	(1,255,584)	(1,429,420)
Repayment of Bonds with Warrants	(1,726,228)	—	(1,726,228)
Net cash provided by financing activities	10,180,689	(1,158,439)	9,022,250

NET INCREASE IN CASH AND CASH EQUIVALENTS	73,364	124,250	197,614

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	37,841	69,058	106,899

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	25,935	0	25,935
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$137,139	$193,309	$330,448

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$483	$—	$483

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RESTATEMENT (cont.)

HANRYU HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020

	December 31, 2020
	As Reported	Restatement Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,425,487)	$(202,032)	$(9,627,519)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	19,880	—	19,880
Loss on sale of investments	8,768,588	202,031	8,970,619
Finance cost	—	—	—

Changes in operating assets and liabilities:
Accounts receivable	(4,091)	$—	(4,091)
Non-trade receivables	(1,991)	—	(1,991)
Prepaid expenses and other current assets	(7,905)	—	(7,905)
Other assets	85,522	—	85,522
Accounts payable	(9,911)	—	(9,911)
Accrued expenses and other current liabilities	13,430	—	13,430
Deferred Revenue	—	—	—
Net cash provided by (used in) operating activities	(561,965)	(1)	(561,966)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt from collection of short-term loans	—	—	—
Receipt from collection of short-term loans to related parties	202,759	—	202,759
Payment for short-term loans	(874,925)	—	(874,925)
Purchase of investments	—	—	—
Purchase of property and equipment	(6,084)	—	(6,084)
Cash acquired from merger	—		—
Investment to affiliated company	—	—	—
Net cash used in investing activities	(678,250)	—	(678,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	2,241,897	—	2,241,897
Proceeds from short-term borrowings from related parties	—	—	—
Proceeds from Bonds with Warrants	—	—	—
Proceeds from exercising Warrants	—	—	—
Proceeds from issuance of common stock	—	—	—
Repayment of short-term borrowings	(143,104)	—	(143,104)
Repayment of short-term borrowings from related parties	—	—	—
Repayment of Bonds with Warrants	(847,422)	—	(847,422)
Net cash provided by financing activities	1,251,371	—	1,251,371

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,156	(1)	11,155

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7,490	2	7,492

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	7,288	0	7,288
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$25,935	$—	$25,935

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$31	$—	$31

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACQUISITION

Acquisition of RnDeep Co.,Ltd

On February 4, 2021, HBC entered into an agreement and plan of merger, as amended on March 2, 2021 (the “Merger Agreement”), with RnDeep, Co., Ltd., a South Korean corporation (“RnDeep”), pursuant to which RnDeep agreed to merge with and into HBC, and for HBC to continue as the surviving corporation (the “RnDeep Merger”).

On March 31, 2021 (the “Closing Date”), HBC consummated the RnDeep Merger (the “Closing”) pursuant to which HBC acquired all of the issued and outstanding common shares of RnDeep. The Closing Date on which the Company obtained control of RnDeep on March 31, 2021, is the date on which the company legally transferred consideration, acquired assets, and assumed the liabilities of RnDeep. In accordance with the terms and subject to the conditions of the Merger Agreement: (A) each outstanding common share of RnDeep, par value $0.43 per share, was canceled and converted into the right to receive (i) 11.862 common shares HBC, as determined in the Merger Agreement, and (ii) any cash in lieu of fractional common shares otherwise issuable under the Merger Agreement. At Closing, the Company issued to the former shareholders of RnDeep an aggregate total of 4,150,000 Common Shares of HBC and reserved an aggregate total of 12,066,666 Common Shares of HBC for outstanding warrants to purchase common shares of RnDeep (“warrants”) assumed by HBC pursuant to the Merger Agreement, resulting in a total of 16,216,666 Common Shares of HBC issued and reserved as consideration for the RnDeep Merger. The RnDeep Merger was approved by the board of directors of each of HBC and RnDeep, and was approved by the stockholders of RnDeep. Due to the Chief Executive Officer of HBC also serving concurrently as the Chief Executive Officer of RnDeep, the Company performed an analysis of the RnDeep Merger under ASC 805-50-15 to determine if it would be a transaction of entities under common control, and concluded that the RnDeep Merger was not a transaction of entities under common control.

The Company determined that the RnDeep Merger constitutes a business acquisition as defined by ASC 805. Accordingly, the assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition date fair values, while transaction costs associated with the acquisition were expensed as incurred pursuant to the acquisition method of accounting in accordance with ASC 805. The Company’s preliminary purchase price allocation was based on an evaluation of the appropriate fair values of the assets acquired and liabilities assumed and represents management’s best estimate based on available data. Fair values are determined based on the requirements of FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”).

The following table summarizes the determination of the fair value of the purchase price consideration paid in connection with the RnDeep Merger:

Equity Consideration at Closing – HBC Common Shares	4,150,000
HBC price per share on the Closing Date	$0.45
Fair value of Common Shares issued	$1,859,319

For purposes of the RnDeep Merger, management determined the fair value of the Common Shares to be $0.45 per common share, based on the share price of the most recent financing round and the most recently issued warrant price.

Management is primarily responsible for determining the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed as of Closing Date. Management considered a number of factors, including reference to a preliminary independent analysis of estimated fair values solely for the purpose of allocating the purchase price to the assets acquired and liabilities assumed. The analysis included a preliminary discounted cash flow analysis which estimated the future net cash flows expected to result from the respective assets acquired as of the Closing Date. A discount rate consistent with the risks associated with achieving the estimated net cash flows was used to estimate the present value of future estimated net cash flows.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACQUISITION (cont.)

The purchase price allocation was based upon a preliminary estimate of the fair value of the assets acquired and the liabilities assumed by the Company in connection with the Rndeep Merger, as follows:

Consideration
Equity instruments	1,859,319
RnDeep common shares owned by HBC	1,032,819
Acquired treasury stock by RnDeep common shares owned by HBC	(917,080)
Fair value of total consideration transferred	$1,975,058

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	5,835
Short-Term Loan	74,373
Non-Trade Receivables	8,228
Prepaids	789
Lease Deposit	216,605
Short-Term Borrowings	(2,016,054)
Non-Trade Payables	(167,685)
Deferred Revenue	(21,103)
Bonds with Warrants	(8,154,122)
Goodwill	12,028,192
$1,975,058

The primary purpose for the Company merging with RnDeep was to obtain certain blockchain technologies that would facilitate the Company’s operation of FandomChain and the associated technology for KDC. The Company further obtained the enterprise resource planning solution (“ERPS”) and artificial intelligence (“AI”) technology. However, due to a shift in the Company’s business plan due to market and regulatory conditions, management determined it was in the best interests of the Company to complete the KDC Divestiture (See Note 19). Furthermore, no portion of the purchase price was allocated to technologies acquired from RnDeep as the Company could not utilize the technology at the time it was purchased, but planned on utilizing such technology in the future when more of the platform design/architecture could be completed. At the time of the acquisition, the Company was not able to integrate the acquired technology and was unsure of when such technology would be able to be integrated into the Company’s service offerings. As such, the Company believed the value of the technology (intangible assets) acquired to be $0 as it has uncertain cash flows at the time of acquisition, and therefore did not allocate any of the purchase price to such technologies. For these reasons, management has determined that no value is derived or allocated to the underlying technologies acquired in the RnDeep Merger.

The following sets forth the bonds with warrants assumed in the RnDeep Merger (“RnDeep Warrants”):

•        RnDeep Warrants issued on March 17, 2020, for an aggregate purchase price of $2,586,850. The bonds have a maturity date of March 17, 2023 and accrue interest at a rate of 3% annually. The warrants have an exercise price of $ 0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

•        RnDeep Warrants issued on April 13, 2020, for an aggregate purchase price of $1,687,052. The bonds have a maturity date of April 13, 2023, and accrue interest at a rate 3% annually. The warrants have an exercise price of $0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

•        RnDeep Warrants issued on May 6, 2020, for an aggregate purchase price of $3,880,220. The bonds have a maturity date of May 6, 2023, and accrue interest at a rate of 3% annually. The warrants have an exercise price of $1.27, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACQUISITION (cont.)

After the RnDeep Merger, HBC and the holders of the RnDeep Warrants (the “RnDeep Holders”) entered into an agreement that the RnDeep Holders would waive the interest accruing on the RnDeep Warrants. Therefore, the Company recognized the RnDeep Warrants acquired at the respective face value of each respective RnDeep Warrant. Furthermore, HBC held RnDeep Warrants with an aggregate value of $2,586,850 assumed by HBC, and offset such value against HBC’s assets.

Goodwill represents the excess of the purchase price of the acquired business over the acquisition date fair value of the net assets acquired. Goodwill recorded in connection with the RnDeep Merger is primarily attributable to expected synergies from combining the operations of HBC and RnDeep, and also includes residual value attributable to the assembled and trained workforce acquired in the RnDeep Merger.

In accordance with FASB ASC Topic 350, Intangibles — Goodwill and Other (“ASC 350”), the Company conducted and completed its annual goodwill impairment test as of December 31, 2021. The Company determined the amount of the total goodwill impairment following a two-step process outlined in ASC 350 and recorded $ 12,028,192 goodwill impairment loss.

Treasury stock is included in the assets acquire due to HBC holding common shares of RnDeep prior to the RnDeep Merger, which upon the Closing of the RnDeep Merger, effectively would have caused HBC to issue Common Shares to itself, and therefore retained such Common Shares as treasury shares. The following table sets forth the distribution of the 4,150,000 Common Shares issued as consideration to the former shareholders of RnDeep.

Shareholders	%	Distributed HBC shares	Remark
Hanryu Bank Co., Ltd	49.32	2,046,922	Treasury Stock
Sports Seoul Co., Ltd (formerly Hanryu Times Co., Ltd.)(1)	45,65	1,894,302
Kye Sook Kim	2.00	83,036
Haeng Su Yoe	1.03	42,704
Byong Soo Kim	2.00	83,036
Total	100.00	4,150,000

____________

(1)      Except for the status of Sports Seoul Co., Ltd. (“Sports”), formerly Hanryu Times Co., Ltd. (“Sports”), as a shareholder of the Company, Sports is not related to Hanryu Times, the Company’s wholly owned subsidiary. Before the RnDeep Merger, Sports amended its governing documentation and changed its name from Hanryu Times Co., Ltd., to Sports Seoul Co., Ltd. The Company then established Hanryu Times after Sports’ name change. Sports and the Company (including Hanryu Times), have different principal owners, do not share any members of management, and no familial relationships with members of management of either Sports and the Company exist.

Acquisition of K-commerce

On October 3, 2021 (the “KC Closing Date”), the Company acquired 619,200 common shares of K-Commerce, constituting 50.8% of K-commerce’s issued and outstanding common shares, in exchange for the extinguishment of $270,530 (KRW 309,600,000) in debt in the form of a short-term loan made to K-Commerce by HBC in the same amount (the “KC Acquisition”). The KC Acquisition was undertaken pursuant to that certain Share Assignment and Management Right Transfer Agreement dated as of the KC Closing Date, by and between K-Commerce and HBC (the “KC Purchase Agreement”). The KC Acquisition was undertaken as part of the Company’s business strategy in order to strengthen the e-commerce business within FANTOO Platform. The Company made the determination that it acquired a controlling interest in K-Commerce based on the Company owning a majority of the issued and outstanding voting securities of K-Commerce, and the minority shareholders not having control by any other methods such as by contract, lease, agreement with other stockholders, or by court decree. Prior to the Company’s acquisition of its controlling interest of K-Commerce, K-Commerce was 100% owned by Changhyuk Kang, the Company’s Chief Executive Officer, and Donghoon Park, the Company’s Chief Marketing Officer.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACQUISITION (cont.)

The Company accounted for the KC Acquisition under the acquisition method, and were required to measure K-Commerce’s identifiable assets acquired and liabilities assumed at the fair values on the KC Closing Date. The Company made an initial allocation of the purchase price on the KC Closing Date based upon its understanding of the fair value of the acquired assets and assumed liabilities. The fair values of acquired intangibles were determined based on estimates and assumptions deemed reasonable by the Company. The fair value of the asset acquired and liabilities assumed are as set forth in the table below.

Consideration
Amount of consideration:	$270,530

Identifiable assets acquired and liabilities assumed at fair value
Cash	58,164
Short Term Loan	131,366
Account Receivables	42,043
Non-Trade Receivables	13,330
Prepaid Expense	35,486
PP&E	76,193
Lease Deposit	13,314
Short-Term Borrowings	(164,213)
Account Payables	(40,850)
Non-Trade Account Payable	(159,387
Total Identifiable Tangible Assets	$5,446
Total net assets acquired	$5,446
Consideration paid	$270,530
Goodwill	$265,084

Acquisition of Marine Island Co.,Ltd

On October 3, 2021 (the “MI Closing Date”), the Company consummated the Marine Island Acquisition, pursuant to that certain Receivables and Right Management Contract (the “Contract”), between HBC and Sewang Co., Ltd. (“Sewang”), dated June 30, 2021, and that certain Share Assignment Agreement, dated October 3, 2021, between HBC and Sewang (the “Share Agreement”), pursuant to which HBC acquired: (i) 20,000 common shares of Marine Island, constituting all the issued and outstanding common shares of Marine Island (the “Marine Island Shares”), including Marine Island’s lien against Seoul Marina Co., Ltd. (“SMC”) arising from debt obligations assigned to Marine Island from Sewang in the amount of approximately $6.0 million, arising from the construction of the Seoul Marina (the “Lien”), giving Marine Island the right to use and occupy the Seoul Marina until the Lien is repaid; (ii) 9,777 common shares of SMC, constituting 24.53% of the issued and outstanding common shares of SMC (the “SMC Shares”); (iii) Sewang’s right to certain debt owed to Sewang by SMC in the amount of (A) $4,108,855 in principal and default interest that accrued pursuant to a default under a long-term borrowing agreement between SMC and Sewang, entered into on September 24, 2014, and matured on December 31, 2019, for which SMC failed to repay (the “Borrowing Agreement”), and (B) $3,888,996 arising from SMC’s default under a construction loan agreement with Standard Chartered Bank (the “Bank Loan”), guaranteed by Sewang, pursuant to which Sewang made the payment as guarantor and in turn received a claim against SMC for $3,888,996 (the Borrowing Agreement and the Bank Loan are collectively, the “SMC Receivable”). The purchase price allocated to the acquisition of the Marine Island Shares for purposes of the Contract and Share Agreement was cash consideration in the amount of $8,738.

The fair value of the purchase consideration was allocated to the net tangible assets acquired. The Company accounted for this acquisition as the purchase of a business under US GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — ACQUISITION (cont.)

The fair value of the net assets acquired was $231,095. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of Marine Island’s business. The valuation process included discussion with management regarding the history and business operations of Marine Island, a study of the economic and industry conditions and an analysis of the historical and projected financial statements and other records and documents.

The Company reviewed the assets and liabilities acquired and the assumptions utilized in estimating their fair values. Further revisions to the estimates were not deemed necessary and after identifying and valuing all assets and liabilities of the business, the Company concluded that recording a bargain purchase gain was appropriate and required under US GAAP.

The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it were reasonable for a bargain purchase to occur. Factors that contributed to the bargain purchase price were:

•        The transaction was completed with a motivated seller, Sewang, who gave up on acting as the general contractor and developer of building located at Marina as well as a creditor to SMC in order to concentrate on growing their original business. As a strategic decision, Sewang intended to sell off its subsidiary, Marine Island.

•        The Company took advantage of business downturn to negotiate a favorable price which was less than the value of the assets acquired for a total purchase consideration of $8,738.

Based upon these factors, the Company concluded that the occurrence of a bargain purchase was reasonable.

Consideration
Amount of consideration:	$8,738

Identifiable assets acquired and liabilities assumed at fair value
Cash	619
Accrued revenue	65,535
Lease Deposit	218,451
Short-Term Borrowings	(16,114)
Non-Trade Payables	(37,396)
Total Identifiable Tangible Assets	$231,095

Total net assets acquired	$231,095
Consideration paid	$8,738
Gain on Bargain purchase	$222,357

NOTE 5 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill was recorded on Consolidated Balance Sheet in the aggregate amount of $12,293,276, of which $12,028,192 arises from the AI business segment acquired in the RnDeep Merger (see Note 4), and $265,084 arises from the e-commerce business segment, acquired through the K-Commerce Acquisition. Each of two operating segments constitutes a reporting unit.

In accordance with ASC 350, the Company conducts its interim goodwill impairment test as of June 30, 2021 on which significant changes for AI business indicated that the carrying value may not be recoverable and it required an interim test at this date. The Company conducted and completed its annual goodwill impairment test as of December 31, 2021. The Company did identify significant qualitative factors and indicate an impairment when completed testing.

The Company concluded that it was more likely than not that the fair values of these two reporting units were below their carrying amounts. The factors that led to this triggering event conclusion included: (i) changes in management structure which triggered the reorganization of AI business reporting units; (ii) changes in strategic business which

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — GOODWILL AND OTHER INTANGIBLE ASSETS (cont.)

the Company decided to substantially reduce its involvement with blockchain technologies and (iii) new management in certain reporting units coupled with the development of assumptions for our five-year operating plan for these reporting units, which established revised expectations and priorities for the coming years in response to current internal situations, such as high research and development costs and margin expectations.

The Company determined the amount of the total goodwill impairment following a two-step process outlined in ASC 350. In the first step, the Company compared the carrying value of each of the reporting units to its fair value. In the first step, estimated the fair value of each of our reporting units based on the income approach also known as the discounted cash flow (“DCF”) method, which utilizes the present value of cash flows to estimate fair value. For those reporting units with goodwill for which the reporting unit’s carrying value exceeded its fair value, we proceeded to the second step of the impairment test.

The DCF valuations involve the use of certain key assumptions, including projection of future operating results, profitability, and working capital levels as well as market-based discount rates. Considering the expected higher volatility of AI technology and a highly competitive e-commerce marketplace, an applied discount rate commensurate with the first stage or early development stage was selected. A discount rate of 50.0% was used for all reporting units in the test, based on a market-based weighted-average cost of capital for the technology and global e-commerce industry. In performing these valuations, we relied on our internal forecasts trended toward long-term averages that vary by reporting unit based on a combination of historical performance and our expectations for the future. Due to uncertainties in the estimation process and the significant volatility in development progress for AI technology and a highly competitive e-commerce marketplace could differ significantly from such estimates. As a result of step one of the goodwill impairment test, we determined that the carrying value exceeded the fair value for our reporting units.

The second step involved comparing the implied value of goodwill (based on the difference between the fair value of the reporting unit and the fair value of its net assets) to the reporting unit’s recorded goodwill balance. Any deficiency of the implied value of goodwill versus its recorded value resulted in an impairment of the recorded goodwill.

The carrying amount of goodwill by segment as of December 31, 2021 is as follows:

	RnDeep Acquisition	K-commerce Acquisition	Total
Goodwill	12,028,192	265,084	$12,293,276
Goodwill impairment recorded	(12,028,192)	(265,084)	(12,293,276)
Balance	—	—	$—

NOTE 6 — SHORT-TERM LOANS

The Company made no interest, short-term loans with various maturity dates in 2022. The following table summarizes information with regard to short-term loans outstanding at as of December 31, 2021 and 2020.

	December 31, 2021	December 31, 2020
AVAJAR	$126,529	$—
Marina Entertainment	5,483	—
Ticketnara	—	135,570
Sellove Live	—	160,846
RnDeep	—	465,993
Individuals	—	322,109
Total short-term loans	$132,012	$1,084,518

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — SHORT-TERM LOANS TO RELATED PARTIES

The Company made no interest, short-term loans to related parties with various maturity dates in 2020. Siyoung Jang and Munjoong Kang are co-founders of the Company. Short-term loans to related parties were offset against borrowings of the same related parties in January 2021. The following table summarizes information with regard to short-term loans outstanding at as of December 31, 2021 and 2020.

	December 31, 2021	December 31, 2020
Siyoung Jang	$—	$459,559
Munjoong Kang	—	45,956
Total short-term loans to related parties	$—	$505,515

NOTE 8 — LONG-TERM LOANS

The Company made no interest, long-term loans, which have maturity dates on December 31, 2024, to its 65 employees from August 2021 through December 2021.

The outstanding balance of the long-term loans is $1,258,930 as of December 31, 2021, as set forth in the accompanying consolidated balance sheet. The outstanding balance of the long-term loans was repaid on January 25, 2022.

NOTE 9 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2021	December 31, 2020
Vehicles	$269,014	$—
Fixtures	241,312	55,103
Equipment	324,850	39,522
	835,176	94,625

Less accumulated depreciation	(202,080)	(61,530)
Property and equipment, net	$633,096	$33,095

Total depreciation expense for the years ended December 31, 2021 and 2020 was $117,630 and $19,880, respectively. Depreciation expense is reflected in operating cost and expenses in the consolidated statements of operations.

NOTE 10 — INVESTMENTS

The following table summarizes information with regard to investments outstanding as of December 31, 2021 and 2020.

(1)    Changes in investments, for the years ended December 31, 2021 and 2020, are as follows

	December 31, 2021	December 31, 2020
Beginning	$3,357,193	$1,376,669
Increase	1,695,299	11,402,337
Decrease	(3,081,085)	(9,510,452)
Translation Adjustment	(276,108)	88,339
Total Investments	$1,695,299	$3,357,193

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — INVESTMENTS (cont.)

(2)    Details of investments as of December 31, 2021 and 2020, are as follows:

Companies	Ownership %	December 31, 2021	Ownership %	December 31, 2020
RnDeep (Stocks)		$—	33.95%	$1,059,399
RnDeep (Bonds with warrants)		—		2,297,794
Seoul Marina (Stocks)(1)	24.53%	8,247
Setopia (Convertible bond)		1,687,052		—
Total Investments		$1,695,299		$3,357,193

____________

(1)      Represents the SMC Shares acquired pursuant to the Contract.

The Company purchased bonds with warrants issued by Setopia Co., Ltd. (“Setopia”), for total consideration of $1,687,052 (the “Setopia Bonds”). The form of consideration was a mix of: (i) warrants to purchase 666,666 Common Shares of HBC, valued at $873,805; and (ii) distribution of 100,000,000 KDC. The transaction with Setopia, as a beneficial owner of more than 10% of the Company’s outstanding securities, is a related-party transaction. However, neither Setopia nor the Company control the other by any methods including, without limitation, contract, lease, agreements between shareholders, or court decree. Further, each of Setopia AI and HBC have different principal owners, management, and there have been no transactions between any members of the principal owners’ or managements’ immediate families.

The Company accounted for the investment in Setopia at fair value. The Company determined this investment to be a “debt security” classified into trading debt securities under ASC 320-10-20, as the Company intended to sell it in the near term at the time of acquisition. There has been no unrealized holding gains and losses for trading securities included in earnings since the value of the Setopia Bonds did not change until it is sold to the third party for the six months ended June 30, 2022. Prior to the acquisition of the Setopia Bonds, the Company owned no interest in Setopia. After the acquisition the Setopia Bonds, the Company become the owner of record or known beneficial owner of 2.06% of the voting interest of Setopia.

The acquisition of the Setopia Bonds is a related-party transaction under ASC 850-10-05-3(d). On January 25, 2022, the Company sold the acquired Setopia Bonds to the third party in exchange for the consideration of cash totaling $729,963 and a non-trade receivable for $846,205 due by December 30, 2022, which resulted in a decrease of the investment balance of $1,687,052 including the currency translation adjustment of $110,884 as of September 30, 2022.

HBC consummated the RnDeep Merger on the Closing Date, pursuant to which RnDeep merged with and into HBC, with the Company continuing as the surviving corporation.

On June 30, 2021, HBC and Sewang entered into the Contract and Share Assignment, pursuant to which HBC acquired: (i) the Marine Island Shares, and thereby the Lien, which gave Marine Island the right to use and occupy the Seoul Marina until the Lien is repaid; (ii) the SMC Shares; and (iii) the SMC Receivable.

The aggregate consideration paid to Sewang for the rights and assets under the Contract was $2,943,905 initially, allocated as follows: (1) $8,247 to the purchase SMC Shares at an approximate price of $0.87 per share, constituting 24.53% of the issued and outstanding common shares of SMC; and (2) $2,935,658 to the Lien, calculated by determining the present value of leasing the Seoul Marina facilities for free over 10 years. Sewang received $2,009,752 in the form of 23,000,000 KDC, and the remaining $934,153 in the form of cash.

The Company recorded the Marine Island Shares as affiliated stocks, and the SMC Shares as an investment, and the remaining Lien as Operating Lease Right-Of-Use Asset which is being amortized over a ten-year period under the guidelines of ASC 842. See Note 11 “Lease”. The SMC Shares and the Marine Island Shares were calculated by the number of shares multiplied by the par value of $0.87 and $0.44 The value of the Lien was calculated by determining the present value of the Lien on the assumption the Company would lease the Seoul Marina facilities for free for at least 10 years.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — INVESTMENTS (cont.)

The Company is not a principal owner of SMC. In addition, neither SMC nor the Company control the other by any methods including, without limitation, contract, lease, agreements between shareholders, or court decree. Further, each of SMC and HBC have different principal owners, management, and there have been no transactions between any members of the principal owners’ or managements’ immediate families.

For the Marine Island Shares, the Company applied ASC 805 as the Company owns more than 50% of the issued and outstanding shares of Marine Island, and the Company consolidates the financial statements. For the Seoul Marina Shares, the Company applies ASC Topic 321-10-20 and 321-10-35-2, and it is recorded as an equity investment by the cost method. For SMC right, the Company recorded these rights as Operating Lease Right-Of-Use Asset-see Note 11.

NOTE 11 — LEASE

The Company uses approximately 19,200 square feet of office space at the Seoul Marina described in Note 3 — “Acquisitions and in Note 9 — “Investments”, at no cost. Although no formal lease exists, the Company believes that ASC 842 accounting guidelines apply to determine the fair market value of ten years of free rent as well as recording rent expense on its Statement of Operations. Using the following variables:

Annual lease cost — 300,000,000 Korean Won

10-year present value calculation

Assumed annual rent increase -4.96%

Interest cost -3%

10-year bond rate on Korean Bonds 2.11%

Exchange rate: 1188.5 Korean Won to the US dollar

the Company determined that the present value of ten years of free rent amount to $2,775,512 which was recorded as a long-term right-of -use asset (“ROU”) as of June 30, 2021. Since there were no liabilities associated with this asset since the Company is receiving free rent, the ROU asset is being amortized at a rate of approximately $23,000 per month over a ten year term. Since the Company had initially allocated a value of $2,935,658 to the SMC Receivable and the Lien, the Company recorded an impairment of $158,278 on its ROU assets during the year ended December 31, 2021.

As of December 31 and December 31, 2020, the balances of the Right-of-Use-Asset was $2,643,722 and $-0-, respectively

The Company leases approximately 19,200 square feet of office space at the Seoul Marina described in Note 3 — Acquisitions. Lease cost consists of approximately $144,318 and $0, for the year ended December 31, 2021 and December 31, 2020, respectively. The weighted average remaining lease term in years for operating leases is 9.5 years and the weighted average discount rate for operating leases is 3%.

NOTE 12 — SHORT-TERM BORROWINGS

The following table summarizes information with regard to short-term borrowings outstanding as of December 31, 2021 and 2020.

	December 31, 2021	December 31, 2020
Short-term borrowing from New Pride; initial principal maturity was March 19, 2021, and interest rate is 5.00%, secured by the Company’s investments	$—	$919,118
Short-term borrowings from RnDeep were offset against short-term loans on March 31, 2021	—	64,338
Short-term borrowing from eight individuals as of December 31, 2020	—	5,542,279
Total short-term borrowings	$—	$6,525,735

These borrowings have no interest and financial covenants.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SHORT-TERM BORROWINGS FROM RELATED PARTIES

The following table summarizes information with regard to short-term borrowings from related parties outstanding as of December 31, 2021 and 2020. Donghoon Park serves as Chief Marketing Officer of Hanryu Holdings and HBC, SiYoung Jang and Munjoong Kang are HBC’s co-founders and co-founders and shareholders of Hanryu Holdings, and Changhyuk Kang serves as Chief Executive Officers and Director of Hanryu Holdings and HBC.

	December 31, 2021	December 31, 2020
Short-term borrowings from Munjoong Kang maturing in December 2021	30,377	—
Short-term borrowings from Changhyuk Kang maturing in September, October and December 2021	882,353	—
Short-term borrowings from Donghoon Park maturing in September and October 2022	358,507	—
Short-term borrowings from Siyoung Jang maturing in December 2022	84,352	—
Short-term borrowings from Changhyuk Kang maturing in October 2022	37,959	—

Total short-term borrowings from related parties	$480,818	$912,730

These borrowings have no interest and financial covenants.

NOTE 14 — BONDS WITH WARRANTS

Bonds with warrants were issued by HBC from December 17, 2018 through July 2, 2021. The terms and conditions of the bonds with warrants at the time of acquiring bonds and issuance of such bonds are set forth below. Currently, the Company and all bondholders have entered into an agreement that the bondholders will waive all interest payments due for the life of the bonds.

The entire face amount of the bonds is the maximum number of Common Shares for which the attached warrants can be exercised by each bondholder, with exercise prices from $0.42 to $1.27 per Common Share.

On March 31, 2021, HBC issued 4,150,000 Common Shares to the shareholders of RnDeep pursuant to the RnDeep Merger. As the surviving company in the RnDeep Merger, HBC assumed the RnDeep Warrants, therefore allowing the RnDeep Warrants to be exercised for Common Shares of HBC, in the following amounts:

•        RnDeep Warrants issued on March 17, 2020, for an aggregate purchase price of $2,586,850. The bonds have a maturity date of March 17, 2023 and accrue interest at a rate of 3% annually. The warrants have an exercise price of $ 0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

•        RnDeep Warrants issued on April 13, 2020, for an aggregate purchase price of $1,687,052. The bonds have a maturity date of April 13, 2023, and accrue interest at a rate 3% annually. The warrants have an exercise price of $0.42, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

•        RnDeep Warrants issued on May 6, 2020, for an aggregate purchase price of $3,880,220. The bonds have a maturity date of May 6, 2023, and accrue interest at a rate of 3% annually. The warrants have an exercise price of $1.27, and can be exercised at any time after the date that is four months after the date the bond was issued, and expire the day immediately preceding the maturity date of the bonds.

After the RnDeep Merger, HBC and the RnDeep Holders entered into an agreement that the RnDeep Holders would waive the interest accruing on the RnDeep Warrants. Therefore, the Company recognized the RnDeep Warrants acquired at the respective face value of each respective RnDeep Warrant. Furthermore, HBC held RnDeep Warrants an aggregate value of $2,586,850, and offset such value against HBC’s assets.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — BONDS WITH WARRANTS (cont.)

On April 7, 2021, HBC issued bonds with warrants for an aggregate purchase price of $3,153,714. The bonds accrue interest at an annual rate of 1% and mature on March 31, 2022. The warrants have an exercise price of $0.42 and can be exercised at any time after the date that is three months after the date the bond was issued, and expire if not exercised prior to the maturity date of the bonds.

On July 1, 2021, HBC issued bonds with warrants for an aggregate purchase price of $1,096,584. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42, and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

On July 2, 2021, HBC issued bonds with warrants for an aggregate purchase price of $3,795,867. The bond accrues no annual interest and mature on July 2, 2024. The warrants have an exercise price of $1.27 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds.

HBC has the right to make early repayments before maturity for these bonds with warrants and has exercised its right to do so in the amounts of $11,420,268 and $919,118 for the Year ended December 31, 2021 and the year ended December 31, 2020, respectively.

On March 31, 2021, holders of certain bonds and warrants with an aggregate value of $1,687,906 exercised their warrants to purchase common shares of HBC. As of December 31, 2021 and 2020, the fair value of bonds with warrants was $3,795,867 and $6,709,559, respectively.

The following two tables summarizes information with regard to bonds with warrant outstanding as of December 31, 2021 and 2020.

Amount as of December 31, 2019	$7,168,768
Issued	—
Paid in cash	(919,118)
Translation adjustment	459,909
Amount as of December 31, 2020	$6,709,559
Issued	8,046,165
Acquired from the RnDeep Merger	5,567,272
Converted to Common Shares	(10,748,257)
Changed to Short-term borrowings	(268,241)
Paid in cash	(1,726,228)
Paid in cryptocurrency	(3,724,567)
Translation adjustment	(59,836)
Amount as of December 31, 2021	$3,795,867

Terms and conditions of bonds with warrants at the inception are as follows:

No.	Issue Date	Maturity	Amount	Nominal Interest Rate	Interest Rate of Return
11th	7/2/2021	7/2/2024	$3,795,867	0%	3%
Total			$3,795,867

____________

*        Nominal interest rate and interest rate of return are waived by the separate agreements between the Company and the bondholders.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — BONDS WITH WARRANTS (cont.)

Warrants

The following table summarizes information with respect to outstanding warrants to purchase Common Shares of the Company, all of which were exercisable, as of December 31, 2021:

Exercise Price	Number Outstanding	Expiration Date
$0.42	5,337,455	March 2022 to June 2024
$1.27	6,066,666	May 2023 to June 2024
	11,404,121

There is not a viable market for the Company’s Common Stock to determine its fair value, therefore management is required to estimate the fair value to be utilized in the determining warrant costs and value. In estimating the fair value, management considers the comparable value of public companies from the same industry. Considerable management judgment is necessary to estimate the fair value. Accordingly, actual results could vary significantly from management’s estimates.

Option valuation models require the input of highly subjective assumptions. The fair value of warrants was estimated using the Black-Scholes option model with a volatility figure derived from public companies in the same industry. Management determined this assumption to be a more accurate indicator of value. The Company accounts for the expected life of warrants based on the maturity of warrants. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options. The fair value of warrants during the years ended December 31, 2021 and December 31, 2020 was estimated using the Black-Scholes pricing model.

On March 31 2021, HBC acquired an aggregate of 12,066,666 warrants to purchase HBC Common Shares in connection with RnDeep Merger at the exercise prices of $0.42 (9,000,000 warrants) and $1.27 (3,666,666 warrants) per share for a term of one to two years, exercisable immediately.

The fair value of the issued warrants were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	0%
Volatility	43.36%
Risk free rate:	0.08%
Expected life:	1 – 2 years
Estimated fair value of the Company’s Common Shares	$0.47

The fair value of $691,267 was charged to operations as financing costs for the year ended December 31, 2021

On July 1, 2021 and July 2, 2021, HBC issued an aggregate of 13,077,455 warrants to purchase Common Shares at the exercise prices of $0.42 (10,077,455 warrants) and $1.27 (3,000,000 warrants) per share for a term of six months to three years exercisable immediately.

The fair value of the issued warrants were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	0%
Volatility	43.36%
Risk free rate:	0.05 – 0.07%
Expected life:	0.5 – 3 years
Estimated fair value of the Company’s Common Shares	$0.47

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — BONDS WITH WARRANTS (cont.)

The fair value of $1,065,018 was charged to operations as financing costs for the year ended December 31, 2021.

A summary of the warrant activity for the years ended December 31, 2021 and 2020 is as follows:

	Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at December 31, 2019	18,400,000	$0.42	1.07
Canceled	16,400,000	0.42
Outstanding at December 31, 2020	2,000,000	$0.42	0.88
Issued	13,077,455	0.61	1.43
Acquired	12,066,666	0.64	1.52
Exercised	15,740,000	0.42
Outstanding at December 31, 2021	11,404,121	$0.87	1.72

NOTE 15 — FAIR VALUE MEASUREMENTS

Fair value has been determined on a basis consistent with the requirements of FASB ASC Topic 825, Financial Instruments, and the Company adopted on a prospective basis required provisions of FASB ASC Topic 820, Fair Value Measurement.

Financial Items Measured at Fair Value on a Recurring Basis

The carrying amounts reported in the consolidated balance sheet for short-term financial instruments, including cash and cash equivalents, short-term loans, accounts receivable, prepaid expenses, short-term borrowings, accrued expense and other current liabilities due to the short maturities of these instruments.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020 are summarized in the table below.

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments	$—	$—	$4,630,957	$4,630,957
Liabilities
Bonds with warrants			3,795,867	3,795,867
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments	$—	$—	$3,357,193	$3,357,193
Liabilities
Bonds with warrants	$—	$—	$6,709,559	$6,709,559

Financial Items Measured at Fair Value on a Nonrecurring Basis

There are no financial assets or liabilities measured at fair value on a nonrecurring basis as of December 31, 2021 and 2020.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — FAIR VALUE MEASUREMENTS (cont.)

Nonfinancial Items Measured at Fair Value on a Recurring Basis

There are no nonfinancial assets measured at fair value on a recurring basis as of December 31, 2021 and 2020.

Nonfinancial Items Measured at Fair Value on a Nonrecurring Basis

The fair value of long-lived assets is measured whenever the carrying value of long-lived asset or asset group is not recoverable on an undiscounted cash flow basis.

No impairment is recognized for long-lived assets as of December 31, 2021 and 2020.

NOTE 16 — SIGNIFICANT NON-CASH TRANSACTION

The Company engaged in the following significant non-cash investing and financing activities during the year ended December 31, 2021.

December 31, 2021
Recognition of long-term loan in consideration for the sale of 2,046,922 treasury shares	$894,305
Recognition of long-term loans by exercising warrants to purchase 938,000 common shares	409,815
Reduction of short-term loans by offsetting short-term borrowings	935,597
Redemption of bonds with warrants in exchange for 124,250,000 KDC	3,724,567
Converting bonds with warrants into short-term borrowings	268,241
Conversion to 17,810,787 Common Shares in bond with warrants	10,748,257
Conversion to 1,094,999 Common Shares by offsetting short-term borrowings	1,177,452

Recognition of long-term loan in consideration for the sale of treasury stock was $894,305, which reflected the sale of 2,046,922 shares of treasury stock and a decrease of $894,305 in long-term loans. Recognition of long-term loans by exercising warrants was $409,815, which reflected 938,000 warrants exercised and $409,815 of long-term loans decreased. Conversion to equity in bonds with warrants was $10,748,257, which reflected 17,810,787 warrants exercised and a decrease of bonds with warrants of $10,748,257. An aggregate total of $3,724,567 in bonds with warrants were repaid with 124,250,000 KDC. Conversion to equity by offsetting short-term borrowings was $1,177,452, which reflected 1,094,999 shares issued and a decrease of $1,177,452 in short-term borrowings.

NOTE 17 — INCOME TAX

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets as of December 31, 2021 and 2020 are summarized below:

	As of December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforward	$760,235	$292,118
Stock-based compensation	0
Accrued liabilities	360,180
Fixed assets and intangibles	2,034,373
Total gross deferred tax assets	3,154,788	292,118
Valuation allowance	(3,154,788)	(292,118)
Net deferred tax assets	$—	$—

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — INCOME TAX (cont.)

In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon us attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2021 and 2020, management was unable to determine if it is more likely than not that our deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

A reconciliation of South Korea statutory local income tax rate and the effective income tax rate is as follows:

	Year Ended December 31,
	2021	2020
Statutory local tax rate	(22.0)%	(22.0)%
State income tax, net of federal benefit	(0)%	(0)%
Non-deductible expenses	—%	—
Change in valuation allowance	22.0%	22.0%
Effective tax rate	0%	0%

As of December 31, 2021, we had ROK operating loss carryforward of approximately $3,455,618, expiring thorough 2036.

We have evaluated our income tax positions and have determined that we do not have any uncertain tax positions. Our net operating loss carryforward may be subject to certain limitations contained within Section 382 of the Code. We may in the future become subject to federal, state, and ROK local income taxation though it has not been since the Conversion. We are not presently subject to any income tax audit in any taxing jurisdiction. Our policy is to record interest and penalties on uncertain tax positions as income tax expense.

We have U.S. federal, the state of Delaware, and ROK as our “major” tax jurisdictions. U.S. federal, state, and ROK local tax returns for the years ended December 31, 2021 and 2020 are still subject to tax examination; however, we do not currently have any ongoing tax examinations.

NOTE 18 — OTHER INCOME

In 2021, the Company entered into agreements with holders of HBC debt with an aggregate value of $9,428,664 to extinguish such debt in exchange for an aggregate total of 348,679,380 KDC (See Note 19). In each transaction, the number of KDC to be issued to each debt holder in exchange for the extinguishment of the respective debt was determined by individual negotiations with each debt holder, as opposed to each KDC being exchanged at a fixed value across all debt holders. The Company accounts for such non-cash consideration at the time the Company entered into transactions in accordance with the non-cash consideration guidance included in the ASC 470 and ASC 606. As a result, the Company recognized gain of settlement of debt of $9,428,664.

NOTE 19 — OTHER

The Company believes that KDC meets the definition of indefinite-lived intangible assets under ASC 350, as it is nonfinancial asset that lacks physical substance. Therefore, KDC was recognized and measured at historical cost. In addition, the Company determined that KDC has an indefinite life since there is no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of KDC, in accordance with ASC 350-30-35-4.

In August of 2021, the Company issued 300,000,000,000 KDC at no cost, and did not record its value on its balance sheet at the time of issuance because the Company had no acquisition cost associated with the KDC. From August 9, 2021 through November 16, 2021, the Company entered into agreements with holders of HBC debt with an aggregate value of $9,428,664 to extinguish such debt in exchange for an aggregate total of 348,679,380 KDC (the “KDC Exchange”). In each transaction, the number of KDC to be issued to each debt holder in exchange for the extinguishment of the respective debt was determined by individual negotiations with each debt holder, as opposed to each KDC being exchanged at a fixed value across all debt holders. The Company accounts for such non-cash consideration at the time

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — OTHER (cont.)

the Company entered into these transactions in accordance with the non-cash consideration guidance included in the ASC 470 and ASC 606. As a result, the Company recognized gain of settlement of debt of $9,428,664. Setopia was the only shareholder, director, or officer of HBC to which KDC was issued in exchange for debt, although, as stated above, management does not believe the exchange to be a related-party transaction. The current market price of KDC ($0.00017) is significantly lower than the valuation of KDC used to extinguish the HBC debt.

The following table sets forth the details of the KDC Exchange for the year ended December 31, 2021. As of December 31, 2021, the Company possessed 299,651,320,620 KDC.

Counterparty	Account	Beginning balance of debts	Incurred debts	number of KDC given	Extinguishing debts	paid in other methods	Ending balance of debts
JOHN&PERRY., LTD	Non-trade payables	$—	$524,283	6,000,000	$262,142	$—	$262,142
Jungsin Gong	Bonds with warrants	611,664	—	4,250,000	355,175	256,489	—
Setopia Co., Ltd	Bonds with warrants	1,747,610	3,795,867	33,333,333	873,805	873,805	3,795,867
	Interest expenses	—	70,238	2,679,387	70,238	—	—
Gyoungnam Park	Bonds with warrants	223,694	—	25,000,000	223,694	—	—
Kisung Park	Bonds with warrants	699,044	—	26,666,667	699,044	—	—
	Interest expenses	—	87,381	3,333,333	87,381	—	—
Donwook Lee	Short-term borrowings	3,844,742	—	60,000,000	961,186	2,883,557	—
Jinsook Jeong	Short-term borrowings	1,002,691	—	12,750,000	1,002,691	—	—
Hanoh Jeong	Bonds with warrants	2,271,893	—	35,000,000	1,572,849	699,044	—
Sewang Co., Ltd	Non-trade payables	—	3,058,318	23,000,000	2,009,752	1,048,566	—
Junwoo Choi	Short-term borrowings	—	410,688	15,666,660	410,688	—	—
	Interest expenses	—	87,380	1,000,000	26,214	61,166	—
Chanhee Choi	Non-trade payables	—	1,747,610	100,000,000	873,805	873,805	—

The Company initially created KDC, a public digital cryptocurrency separate and apart from the FANTOO platform, as a method of onboarding and offboarding FP to and from the FANTOO platform through the Kingdom Wallet. However, on June 22, 2022, the Company entered into a Business Transfer Agreement (the “KDC Agreement”) with Kingdom Coin Holdings, a corporation incorporated in the Cayman Islands (the “KDC Foundation”), pursuant to which the Company transferred all of its KDC to the KDC Foundation, and no longer conducts or controls the operations, issuance, or sales of KDC in order to substantially reduce our involvement with blockchain technologies. This shift in our business plan was undertaken both to protect our users from potential risks associated with speculation in KDC, and because of the recent market and regulatory conditions surrounding cryptocurrency in general. As such, the Company no longer supports or operates Kingdom Wallet, and no longer allows the conversion of FP into KDC (and vice-versa). Neither Hanryu Holdings, nor any of its subsidiaries, have any affiliation with the KDC Foundation. Additionally, and for the avoidance of doubt, the control person of Plus Meta PTE Ltd., KDC Foundation’s management company, is not an affiliate, and is not in any way related to, any officer, director, or shareholder of the Company. The KDC Foundation does not, has not, and will not coordinate any of its activities with the Company or the Company’s operation of FANTOO. Further, KDC will not be marketed to FANTOO users.

Pursuant to the KDC Agreement, in exchange for the Company transferring (a) its then-existing outstanding KDC balance of 299,651,320,620, (b) blockchain mainnet known as the Fandomchain, and (c) the Kingdom Wallet to the KDC Foundation, the KDC Foundation will (y) assume all obgliations and liabilities with respect to KDC and Kingdom Wallet, and (z) pay to the Company the following contingent amounts, if, at December 31, 2024:

•        The KDC Foundation generates sales in excess of $74 million from the assets transferred from the Company, the KDC Foundation shall pay 10% of such sales to the Company;

•        The KDC Foundation generates sales in excess of $37 million, but less than $74 million, from the assets transferred from the Company, the KDC Foundation shall pay 15% of such sales to the Company; and

•        The Company will receive no consideration from the the KDC Foundation if the assets transferred from the Company generates sales under $37 million.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — OTHER (cont.)

For the avoidance of doubt, sales generated from the transferred assets do not include any post-transfer newly created KDC. KDC Foundation planned to generate revenue by integrating KDC, FandomChain, and the Kingdom Wallet into mobile games, and monetizing such games. Due to current cryptocurrency-related market conditions, the Company does not expect to receive any payments from KDC Foundation through December 31, 2024 in accordance with the terms of the Business Transfer Agreement.

The KDC agreement included contingent earn-out consideration, the fair value of which was estimated on June 22, 2022, as the present value of the expected future contingent receivables which the Company determined using a probability-weighted discounted cash flow model for probabilities of possible future receivables. The Company determined the fair value of contingent consideration as zero on June 22, 2022. Contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved, with changes in fair value recognized in profit or loss in most circumstances. The Company recorded zero value of the contingent consideration on the accompanying condensed consolidated balance sheets as of September 30, 2022.

The Company believes that the transfer of KDC meets the definition of a “Component of an Entity” under FASB ASC Topic 205-20, Discontinued Operations, and as such can be disposed of by a means other than sale. The divestiture of KDC and its associated operations does not represent a strategic shift, nor has (and will not have), a major effect on the Company’s operations and financial results because the blockchain/KDC operations did not represent:

•        15% of the Company’s total revenue;

•        Geographical area that represents 20% of the Company’s total assets; or

•        30% of the Company’s historic net income and 15% of the current period’s income.

The Company did not present the divestiture of its holdings of KDC and KDC-related activity as discontinued operations because there was no revenue, asset value, or net income from the divestiture of KDC and the related operations.

NOTE 20 — SHARE CAPITAL

As of December 31, 2021, HBC’s total number of authorized shares was 500,000,000 Common Shares, par value $0.42 per share.

In 2021, warrants with an aggregate exercise price of $5,787,949 were exercised into 13,740,000 Common Shares at approximately $0.42 per share, and warrants with an aggregate exercise price oof $882,223 were exercised into 2,000,000 Common Shares at $0.44 per share in exchange for forgiveness of an equal amount of debt owed by HBC.

Debt of $9,866,034 were converted into 15,810,787 Common Shares at approximately $0.62 per share as well as short-term borrowings of $ 1,141,264 were converted into 1,094,999 Common Shares at approximately $1.04 per share for the year ended December 31, 2021. In addition, 4,150,000 Common Shares were newly issued at the time of the RnDeep Merger on March 31, 2021 with an aggregate purchase price of $1,859,319. Over the year ended December 31, 2021, 4,800,000 Common Shares were issued to investors, for an aggregate purchase price of $ 2,031,946.

The Company recorded $1,756,284 paid-in capital when acquiring warrants to purchase 12,066,666 shares of HBC and issuing warrants to purchase 13,077,455 shares of HBC in 2021.

As a result, for the year ended December 31, 2021, the total number of shares issued increased from 150,000 to 41,745,876, and the amount of paid-in-capital also increased from $1,991,327 to $7,581,936. Each holder of Common Shares is entitled to one vote for each Common Share held at all meetings of stockholders.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has a one-year operating lease agreement for HBC, which was initially made on April 2, 2020, and matures on April 1, 2022. The deposit paid on the beginning date of the lease agreement is $42,198 which is recorded as other asset in the consolidated balance sheet as of December 31, 2021.

The Company also has a two-year operating lease agreement, which was initially made on September 15, 2020 and matures on September 14, 2022. The deposit paid on the beginning date of the lease agreement is $126,593 which is recorded as other asset in the consolidated balance sheet as of December 31, 2021.

The Company has an operating lease agreement for a vehicle which was initially made on September 16, 2021, and matures on September 21, 2025. The deposit paid on the beginning date of the lease agreement is $124,365 which is recorded as other asset in the consolidated balance sheet as of December 31, 2021.

The minimum payments under these leases for future periods are approximately as follows:

Year ending December 31, 2022	$120,800
Year ending December 31, 2023	38,300
Year ending December 31, 2024	38,300
Year ending December 31, 2025	28,700
$226,100

Expense related to these leases totaled approximately $145,400 for the year ended December 31, 2021.

Legal Matters

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

Other Matters

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 Outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.

The management of the Company is actively monitoring its financial condition, liquidity, operations, suppliers, industry, and workforce. Although the Company cannot estimate the length or gravity of the impacts of this event at this time, if the pandemic continues, it may have an adverse effect on the Company’s consolidated financial condition, liquidity, and future results of operations.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — RELATED PARTY TRANSACTIONS

The Company is affiliated with several individuals that have common ownership and transacts a portion of its business with related parties.

Short-Term Loan

	December 31, 2021	December 31, 2020
Siyoung Jang maturing in May, 2021	$—	$459,559
Munjoon Kang maturing in October, 2021	—	45,956
Total	—	505,515

On May 14, 2020, Siyoung Jang, one of our co-founders agreed to assume the obligations of an unrelated third-party, Sungmin Hon, under an interest-free, short-term loan agreement with an aggregate principal amount of $459,559, and a maturity date of May 13, 2021. On January 29, 2021, $440,410 in principal under the short-term loan agreement was forgiven in exchange for the forgiveness of an equal amount of short-term borrowings owed by the Company to Munjoong Kang, and $19,149 was paid back to the company in the form of cash. As of December 31, 2021, the balance of the short-term loan agreement was paid in full.

On October 12, 2020, the Company and Munjoong Kang, one of our co-founders, entered into an interest-free, short-term loan agreement with a principal of $45,956 and a maturity date of October 11, 2021. On January 1, 2021, the entire balance of $45,956 was forgiven in exchange for the forgiveness of an equal amount of short-term borrowings owed by the Company to Mr. Kang. As of December 31, 2021, the balance of the short-term loan agreement was paid in full.

Short-Term Borrowings

	December 31, 2021	December 31, 2020
Mungjoon Kang	$—	$30,377
Siyoung Jang maturing in December 7,2022	84,352	—
Donghoon Park maturing in October 5, 2022	358,507	—
Changhyuk Kang	37,959	882,353
Total	480,818	912,730

Siyoung Jang

On December 8, 2021, the Company and Siyoung Jang, one of our co-founders, entered into an interest-free, short-term borrowing agreement with a principal of $84,352, which matures on December 7, 2022. The Company received the amount of $84,352 in cash.

Donghoon Park

On July 1, 2021 Changhyuk Kang, the Company’s Chief Executive Officer, agreed to sell Donghoon Park, the Company’s Chief Marketing Officer, Mr. Kang’s interest-free, short-term borrowing agreement with the Company in the principal amount of $ 506,116, with a maturity date of October 6, 2021 . The conditions were short-term borrowings, interest-free and maturity date as October 6, 2021.

On July 1, 2021, the Company exchanged $506,116 in short-term borrowings held by Mr. Park, for bonds with warrants in an equal amount. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — RELATED PARTY TRANSACTIONS (cont.)

On October 3, 2021, in connection with HBC’s acquisition of a portion its common shares of K-Commerce from Mr. Park, the Company assumed certain debt of K-Commerce owed to Mr. Park, in the form of interest-free, short-term borrowing agreements with an aggregate principal amount of $312,113. Of the aggregate principal amount of $312,113, $59,055 matures on September 9, 2022 and the remaining $253,058 matures on September 28, 2022. On November 11, 2021, the Company made a payment of $25,306 in the form of cash, against the $59,055 of principal that matures on September 28, 2022.

On October 6, 2021, the Company and Mr. Park entered into an interest-free, short-term borrowing agreement with an aggregate principal amount of $71,700, which matures on October 5, 2022.

The following table shows Donghoon Park’s borrowing balance in detail:

	December 31, 2021	December 31, 2020
Assumed Borrowing maturing in September 9, 2022	$33,749	$—
Assumed Borrowing maturing in September 28, 2022	253,058	—
Borrowing maturing in October 5, 2022	71,700	—
Total	358,507	—

Changhyuk Kang

On September 11, 2020, the Company and Changhyuk Kang, now the Company’s Chief Executive Officer, entered into interest-free, short-term borrowing agreement with a principal of $183,824, and a maturity date of September 10, 2021. The Company fully repaid the short-term borrowing on April 8, 2021.

On October 7, 2020, the Company and Mr. Kang entered into interest-free, short-term borrowing agreement with an aggregate principal amount of $643,382, and a maturity date of October 6, 2021. On April 8, 2021, the Company repaid $137,266 of the principal in cash. On July 1, 2021, Donghoon Park purchased Mr. Kang’s rights to receive the remaining principal of $506,116 under the short-term borrowing agreement.

On December 4, 2020, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $55,147, and aa maturity date of December 3, 2021. On February 17, 2021, the Company repaid $25,221 of principal in cash, with the remaining principal of $ 29,926 repaid in cash on April 8, 2021.

On January 15, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $31,970, which matured on January 14, 2022. The Company fully repaid the principal in cash on July 6, 2021.

On June 1, 2021, Changhyuk Kang bought amount of $674,821 short-term borrowings from Sangcheol Seo. Its conditions were short-term borrowings, interest-free and maturity date as May 31, 2022. On July 1, 2021, $590,468 of short-term borrowings were offset to issue bonds with warrants. On July 6, remaining balance was paid back in cash by the Company.

On June 1, 2021, Changhyuk Kang bought $434,416 short-term borrowing originally owed to a non-controlling entity, SA corporation with interest-free and maturity as May 31, 2022. On July 6, 2021, $389,771 were paid back by cash. On December 20, 2021 remaining balance of $44,645 were paid back by cash.

On July 1, 2021, the Company exchanged $590,468 in short-term borrowings held by Mr. Kang, for bonds with warrants in an equal amount. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42, and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds

On October 27, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $168,705, which matured on October 26, 2021. The company received the amount of $168,705 in cash. On December 21, the Company partially repaid the short-term borrowing in the amount of $130,746, in the form of cash.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — RELATED PARTY TRANSACTIONS (cont.)

The following table shows Changhyuk Kang’s borrowing balance in detail:

	December 31, 2021	December 31, 2020
Borrowing maturing in September 10, 2021	$—	$183,824
Borrowing maturing in October 6, 2021	—	643,382
Borrowing maturing in December 3, 2021	—	55,147
Borrowing maturing in October 26, 2022	37,959	—
Total	37,959	882,353

Munjoong Kang

On December 15, 2020, the Company and Munjoong Kang, one of our co-founders, entered into an interest-free, short-term borrowing agreement with a principal of $11,994, which matured on December 14, 2021. The Company received the amount of $11,994 in cash.

On December 31, 2020, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $18,383, which matured on December 30, 2021. The company received the amount of $18,383 in cash.

On January 1, 2021, Mr. Kang, bought the rights to receive $2,783,636 from the Company in the form of an interest-free, short-term borrowing from an unrelated third-party, Dongwook Lee, and $12,653 in the form of an interest-free, short-term borrowing from an unrelated third-party, Daepil Seo. Both borrowings’ maturity date was on December 31, 2021. On January 1, 2021, the Company assigned non-trade receivables in the amount of $1,114 to offset a portion of the short-term borrowings. The Company and Mr. Kang agreed to reduce the amount of the short-term borrowings by an additional $486,366 as an offset against debt owed to the Company by Mr. Kang of $45,956, and Ms. Siyoung Jang of $440,410.

On January 1,2021, $326,755 of Munjoon Kang’s short-term borrowings were offset to a short-term loan owed by Mr. Kang to other creditors based on the agreements made by parties.

During the year ended December 31, 2021, the Company repaid short-term borrowings owed to Mr. Kang in the aggregate amount of $331,479, in cash.

On January 13, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $16,871, which matured on January 12, 2022. The company received the amount of $16,871 in cash. On November 23, 2021, the Company repaid the principal of $16,871 in full, by cash.

On March 31, 2021, pursuant to the RnDeep Merger, the Company assumed certain interest-free, short-term borrowings of RnDeep owed to Mr. Kang in the amount of $107,469, which matured on May 29, 2022.

On October 18, 2021, the Company and Mr. Kang entered into an interest-free, short-term borrowing agreement with a principal of $42,176, and a maturity date of October 17, 2022. The company received the amount of $42,176 in cash. On December 10, 2021, the Company repaid the principal of $42,176 in full, by cash.

On November 15, 2021, Mr. Kang bought interest free, short-term borrowings of $124,420 from an unrelated third party. The short-term borrowings have a maturity date of November 14, 2022.

On December 13, 2021, December 14, 2021, and December 20, 2021, Mr. Kang sold his rights to receipt of debt obligations of HBC of $337,410, $1,518,347, and $200,905, respectively, to unrelated third parties.

On December 14, 2021, Munjoong Kang entered into interest-free, short-term borrowing agreement with a principal of $268,241 and a maturity date of December 13, 2021, for which the Company received by way of forgiveness of debt owed by the Company in an equal amount, in the form of bonds with warrants held by Siyoung Jang. offsetting $268,241 bonds with warrants owned by Siyoung Jang, one of co-founders.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — RELATED PARTY TRANSACTIONS (cont.)

On December 21, 2021, the Company issued Mr. Kang 295,000 common shares of HBC as payment in full for certain short-term borrowings held by Mr. Kang in the aggregate amount of $124,420.

The following table shows Munjoong Kang’s borrowing balance in detail:

	December 31, 2021	December 31, 2020
Borrowing maturing in December 14, 2021	$—	$11,994
Borrowing maturing in December 30, 2021	—	18,383
Total	—	30,377

Bonds with Warrants

On November 21, 2018, Siyoung Jang, one of our co-founders, purchased approximately $919,118, in bonds with warrants with the bonds accruing interest annually at a rate of 3%, and a maturity date of November 21, 2021. The warrants carried an exercise price of $0.42 and expired on November 19, 2021. The company received the funds in cash. On March 31, 2021, the Company repaid the principal of $919,118 in full, in the form of the issuance of 2,000,000 common shares of HBC. The warrants expired prior to being exercised.

On December 17, 2018, Ms. Jang purchased approximately $643,382 in bonds with warrants, with the bonds accruing interest annually at a rate of 3%, and a maturity date of December 18, 2020. The warrants carried an exercise price of $0.42 and expired on December 16, 2020 prior to being exercised. The Company received the funds from the bonds in cash. The Company repaid $375,141 of the bonds with cash, and, on December 14, 2021, the remaining principal balance of $268,241 was forgiven in exchange for the issuance of debt in the same amount to Munjoong Kang in the form an of interest-free, short-term borrowing agreement, with a maturity date of December 13, 2022.

On December 18, 2018, Ms. Jang purchased $919,118, in bonds with warrants, with the bonds accruing interest annually at a rate of 3%, and a maturity date of December 18, 2020. The warrants carried an exercise price of $0.42 and expired on December 17, 2020. The Company received the funds from the bonds in cash. On March 31, 2021, the Company repaid the principal of $919,118 in full, in the form of the issuance of 2,000,000 common shares of HBC

On July 1, 2021, $506,116 in short-term borrowings owed to Donghoon Park, and $590,468 in short-term borrowings owed to Changhyuk Kang, was exchanged for the issuance of bonds with warrants for an aggregate purchase price of $1,096,584. The bond accrues no annual interest and matures on July 1, 2024. The warrants have an exercise price of $0.42 and can be exercised at any time after the issuance date and expire the month preceding the maturity date of the bonds.

On July 2, 2021, the Company issued bonds with warrants for an aggregate purchase price of $3,795,867 to Setopia Co., Ltd. The bond accrues no annual interest and mature on July 2, 2024. The warrants have an exercise price of $1.27 and can be exercised at any time after the issuance date, and expire the month preceding the maturity date of the bonds. The Company received the funds from the bonds in cash.

On October 6, 2021, the Company redeemed bonds with an aggregate face value of $1,096,584 by issuing 1,200,000 common shares of HBC to Donghoon Park at approximately $0.42 per share, and 1,400,000 common shares of HBC to Changhyuk Kang at approximately $ 0.42 per share.

On October 11, 2021, Munjoong Kang, one of our co-founders bought $3,154,512 in bonds with warrants from a non-controlling party. The bonds were issued on April 1, 2021 to La Primera Capital Investement LLC with no annual interest and maturity date of March 31, 2022. On November 8, 2021, the Company repaid the principal of $3,154,512 in full, in the form of the issuance of 7,477,455 common shares of HBC to Munjoong Kang.

HANRYU HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — RELATED PARTY TRANSACTIONS (cont.)

On April 13, 2020, Setopia Co., Ltd purchased RnDeep warrants issued on April 13, 2020, for an aggregate purchase price of $1,687,052. After RnDeep Merger, the Company assumed RnDeep warrants. Balance of bonds was $1,747,610 as of January 1, 2021 including translation adjustment. On November 15, 2021, the Company redeemed bonds with an aggregate face value of $1,747,610 by giving the existing 33,333,333 KDC for the price of $873,805 and issuing 666,666 common shares of HBC to Setopia AI Co., Ltd for the price of $873,805.

Investments

The Company purchased bonds with warrants issued by Setopia Co., Ltd. (“Setopia”), for total consideration of $1,687,052 (the “Setopia Bonds”) from a non-related party. The form of consideration was a mix of: (i) warrants to purchase 666,666 Common Shares of HBC, valued at $873,805; and (ii) distribution of 100,000,000 KDC valued at $873,805.

NOTE 23 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred subsequent to January 1, 2022 through June 30, 2022 at which the consolidated financial statements were prepared.

On February 25, 2022, Hanryu Holdings, HBC, and the shareholders of HBC (the “HBC Shareholders”) enter into a share exchange agreement (the “Share Exchange Agreement”), pursuant to which the HBC Shareholders agreed to assign, transfer, and deliver, free and clear of all liens, 100% of the issued and outstanding shares of HBC, representing 100% of the voting securities in HBC, to the Company in exchange for the Company issuing 42,565,786 restricted shares of the Company’s common stock to the HBC Shareholders (the “Share Exchange”).

Concurrently with entering into the Share Exchange Agreement, the Company, HBC, and the holders (the “HBC Warrantholders”) of all outstanding warrants to purchase common shares of HBC (“HBC Warrants”) enter into a warrant exchange agreement, pursuant to which the HBC Warrantholders agreed to assign, transfer, and delivery, free and clear of any liens, 100% of the outstanding HBC Warrants to the Company in exchange for the Company issuing to the HBC Warrantholders 10,046,666 warrants to purchase restricted shares of the Company’s common stock (the “Warrant Exchange”).

From April 28 to May 4, warrants were exercised with an exercise price of $0.42 to purchase common 820,000 shares of HBC.

On May 10, 2022 Hanryu Holdings, HBC, and new shareholders of HBC (the “New Holders”) who exercised warrants to purchase common 820,000 shares of HBC this year, become parties to the Share Exchange Agreement, pursuant to which the New Holders agreed to assign, transfer, and deliver, free and clear of all liens, the entirety of their issued and outstanding shares of HBC, representing 820,000 common shares, to the Company in exchange for the Company issuing 820,000 restricted shares of the Company’s common stock to the New Holders.

On June 16, 2022, Hanryu Holdings, HBC, the HBC Shareholders (collectively with the New Holders), and the HBC Warrantholders consummate the Share Exchange and Warrant Exchange concurrently, pursuant to which HBC became a wholly owned subsidiary of the Company, and the HBC Stockholders and HBC Warrantholders, collectively, acquired a controlling interest in the Company.

On June 22, 2022 (the “Divestiture Date”), the Company divested itself of KDC and terminated all cryptocurrency- related activity (the “KDC Divestiture”) in order to substantially reduce its involvement with blockchain technologies. The Company transferred all of its KDC to Kingdom Coin Holdings, a Cayman Islands Foundation Company (the “KDC Foundation”), and no longer conducts or controls the operations, issuance, or sales of KDC.

There have been no other material subsequent events that occurred during such period that would be required to be recognized or disclosed in the consolidated financial statements.

Shares

Common Stock

____________________

PROSPECTUS

____________________

The date of this prospectus is             , 2023

Aegis Capital Corp.

Until [•], 2023 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in the offering, may be required to deliver a prospectus.

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PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this registration statement and the listing of our common stock. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the Nasdaq Capital Market listing fee.

Amount
SEC registration fee	$	[•]
FINRA filing fee		[•]
Nasdaq Capital Stock Market listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

____________

*        To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation (“Charter”), and our bylaws (“Bylaws”) provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We also expect to enter into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our Charter and Bylaws. These indemnification agreements will provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the Company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold by Hanryu Holdings and HBC within the last three years which were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. Prior to the Share Exchange (as defined below), HBC did not offer or sell any securities to U.S. Person or within the United States, and therefore was not subject to Federal securities regulations nor did it need to rely on an exemption from registration under the Securities Act or rule of the SEC.

Share Exchange Agreement

On February 25, 2022, the Company entered into a share exchange agreement (the “Exchange Agreement”) with Hanryu Bank Co., Ltd., a corporation formed under the laws of South Korea (“HBC”), and the shareholders of HBC (the “HBC Shareholders”), pursuant to which the HBC Shareholders agreed to assign, transfer and deliver, free and clear of all liens, 100% of the issued and outstanding common shares of HBC, representing 100% of the equity interest in HBC (the “HBC Shares”) to the Company, in exchange for the Company issuing the HBC Shareholders 42,565,786 restricted shares of the Company’s common stock (the “Exchange Shares”).

As a result, HBC will become wholly owned subsidiary of the Company, and the HBC Shareholders will acquire a controlling interest in the Company (the “Share Exchange”). For accounting purposes, the Share Exchange will be treated as an acquisition of the Company and a recapitalization of HBC. HBC will be the accounting acquirer, and the results of its operations will carryover. Accordingly, the operations of Hanryu Holdings are not carried over and will be adjusted to $0.

On August 26, 2022, warrants were exercised with an exercise price of $1.27 to purchase 66,666 shares of common stock, and warrants were exercised with an exercise price of $0.42 to purchase 560,000 shares of common stock. The Company received $319,866 by cash.

On September 28, 2022, warrants were exercised with an exercise price of $0.42 to purchase 1,000,000 shares of common stock. The Company received $420,000 by cash.

On September 30, 2022, warrants were exercised with an exercise price of $1.27 to purchase 250,000 shares of common stock. The Company received $317,500 in cash.

In issuing the Exchange Shares to the HBC Shareholders, and the issuance of the shares of common stock pursuant to the exercise of the aforementioned warrants, the Company relied upon the exemptions from registration provided by both (i) Section 4(a)(2) of the Securities Act, as, among other things, the transaction did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and (ii) Regulation S, promulgated under the Securities Act, as offers or sales made in an offshore transaction.

HBC Issuances

In October 2018, HBC sold an aggregate of 1,000,000 shares of common stock at a price of $0.42 per share in private placement transactions, for an aggregate purchase price of approximately $422,000.

On December 19, 2018, HBC sold 500,000 shares of common stock at a price of $4.22 per share in a private placement transaction, for a purchase price of approximately $2,110,000.

On March 31, 2021, HBC issued 4,000,000 shares of common stock at a price of $0.42 per share in consideration of the exercise of certain warrants issued with bonds.

On March 31, 2021, HBC issued 4,150,000 shares of common stock at a price of $0.42 per share as consideration for the RnDeep Merger.

On September 29, 2021, HBC sold 600,000 shares of common stock at a price of $0.42 per share in a private placement transaction, for a purchase price of approximately $253,000.

On October 6, 2021, HBC issued 2,600,000 shares of common stock at a price of $0.42 per share in consideration of the exercise of certain warrants issued with bonds.

In October 2021, HBC sold an aggregate of 4,200,000 shares of common stock at a price of $0.42 per share in a private placement transaction, for an aggregate purchase price of approximately $1,772,300.

In November and December 2021, HBC issued and aggregate of 21,512,455 shares of common stock at a price of $0.42 per share in consideration of the exercise of certain warrants issued with bonds.

In November and December 2021, HBC issued and aggregate of 4,533,331 shares of common stock at a price of $1.27 per share in consideration of the exercise of certain warrants issued with bonds.

Grants of Restricted Common Stock

The offers, sales and issuances of the securities described in Item 15 were deemed to be exempt from registration under the Securities Act under (i) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701, (ii) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering, or (iii) Regulation S, promulgated under the Securities Act, as offers or sales of securities made in an offshore transaction. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.    The list of exhibits is set forth below and is incorporated by reference herein.

1.1#	Form of Underwriting Agreement
2.1#	Merger Agreement dated February 4, 2021, by and between RnDeep Co., Ltd. and Hanryu Bank Co., Ltd.
2.2#	Amendment Agreement to Merger Agreement, dated March 2, 2021, by and between RnDeep Co., Ltd. and Hanryu Bank Co., Ltd.
2.3#	Share Assignment and Management Right Transfer Agreement, dated October 3, 2021, by and between Hanryu Bank Co., Ltd., and K-Commerce Co., Ltd.
2.4#	Share Assignment Agreement, dated October 3, 2021, by and between Sewang Co., Ltd., and Hanryu Bank Co., Ltd.
2.5#	Bond, Stock and Management Right Transfer Contract by and between Sewang Co., Ltd. and Hanryu Bank Co., Ltd., dated June 30, 2021.
3.1#	Form of Amended and Restated Certificate of Incorporation of Hanryu Holdings, Inc.
3.2#	Bylaws of Hanryu Holdings, Inc.
4.1#	Form of Common Stock Certificate.
4.2#	Form of Underwriter Warrant.
5.1#	Form of Opinion of K&L Gates LLP.
10.1#	Lease Agreement dated March 27, 2020.
10.2†#	Employment Agreement by and between DongHoon Park and Hanryu Bank Co., Ltd., dated March 2, 2021.
10.3#	Memorandum of Understanding by and between FNS Co., Ltd. and The Federation of Artistic & Cultural Organization of Korea, dated April 19, 2021.
10.4†#	Employment Agreement by and between Chang Hyuk Kang and Hanryu Bank Co., Ltd., dated May 2, 2021.
10.5†#	Employment Agreement by and between JuHyon Shin and Hanryu Bank Co., Ltd., dated May 3, 2021.
10.6#	Form of Bond with Warrant Purchase Agreement.
10.7#	Bond with Warrant Purchase Agreement, by and between La Primera Capital Investments, LLC and Hanryu Bank Co., Ltd, dated May 18, 2021.
10.8#	Hanryu Holdings, Inc. 2022 Omnibus Equity Incentive Plan.
10.9#	Bond with Warrant Purchase Agreement, by and between Midas AI Co., Ltd. and Hanryu Bank Co., Ltd, dated July 2, 2021.
10.10#	Bond with Warrant Purchase Agreement, by and between Changhyuk Kang and Donghoono Park, and Hanryu Bank Co., Ltd, dated July 2, 2021.
10.11#	Sublease Contract by and between Marine Island Co., Ltd. and Hanryu Times, Co., Ltd., dated August 1, 2021.
10.12#	Sublease Contract by and between Marine Island Co., Ltd. and Fantoo Entertainment Co., Ltd., dated September 1, 2021.
10.13#	Sublease Contract by and between Marine Island Co., Ltd. and FNS Co., Ltd., dated September 1, 2021.
10.14†#	Employment Agreement by and between DaeHwan Son and Fantoo Entertainment Co., Ltd., dated October 1, 2021.
10.15†#	Employment Agreement by and between Taehoon Kim and Hanryu Bank Co., Ltd., dated June 1, 2022.
10.16†#	Employment Agreement by and between David Gregg and Hanryu Bank Co., Ltd., dated January 1, 2022
10.17#	Business Transfer Agreement, dated June 22, 2022, by and between Hanryu Bank Co., Ltd., and Kingdom Coin Holdings, a corporation incorporated in the Cayman Islands.
10.18#	Form of Lock-up Agreement.
14.1#	Hanryu Holdings, Inc. Code of Business Conduct and Ethics.
21.1#	Subsidiaries of the Registrant
23.1#	Consent of BF Borgers, CPA, PC.
23.2#	Consent of K&L Gates LLP (included in Exhibit 5.1).
24.1#	Power of attorney (to be included on signature page to the filed Registration Statement).
107#	Filing Fee Table (to be filed as an exhibit to the filed Registration Statement)

____________

*        To be filed by amendment.

#        Filed herewith.

†        Identifies exhibits that consist of a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Securities Act.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seoul, Republic of Korea, on this 25th day of January, 2023.

Hanryu Holdings, Inc.
By:	/s/ Chang Hyuk Kang
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Hanryu Holdings, Inc., hereby severally constitute and appoint Changhyuk Kang, our true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Chang Hyuk Kang	Chief Executive Officer and Director	January 25, 2023
(Principal Executive Officer)
/s/ Ju Hyon Shin	Chief Financial Officer	January 25, 2023
(Principal Accounting Officer)
/s/ Jay Hyong Woo	Director	January 25, 2023
/s/ Aram Ahn	Director	January 25, 2023
/s/ John S. Morris	Director	January 25, 2023